     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             (Exact Name of Registrant as Specified in Its Charter)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STYLECLICK, INC.

                  DELAWARE                                 5961                                13-4106745
       (State or Other Jurisdiction of         (Primary Standard Industrial                   (IRS Employer
       Incorporation or Organization)           Classification Code Number)                Identification No.)

                         ------------------------------

                               152 W. 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ------------------------------

                              THOMAS J. KUHN, ESQ.
                                   SECRETARY
                                STYLECLICK, INC.
                             C/O USA NETWORKS, INC.
                               152 W. 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 314-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

           ROBERT B. SCHUMER, ESQ.                   MAURIZIO VECCHIONE                   JOHN A. ST. CLAIR, ESQ.
  Paul, Weiss, Rifkind, Wharton & Garrison          Styleclick.com Inc.                      Coudert Brothers
         1285 Avenue of the Americas              3861 Sepulveda Boulevard              950 17th Street, Suite 1800
          New York, New York 10019             Culver City, California 90230              Denver, Colorado 80202
               (212) 373-3000                          (310) 751-2100                         (303) 607-0888

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the effective time of the merger discussed in this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH CLASS                                             PROPOSED MAXIMUM
                       OF SECURITIES                             AMOUNT TO BE      AGGREGATE OFFERING        AMOUNT OF
                      TO BE REGISTERED                           REGISTERED(1)          PRICE(2)         REGISTRATION FEE
Class A common stock, par value $0.01 per share                7,980,000 shares        $92,268,750          $24,359.00

(1) Based on the maximum number of shares of Styleclick Class A common stock to be delivered pursuant to the merger agreement.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the sum of
    (a) the product of (1) $11.5625 (the average of the high and low prices of shares of Styleclick.com Inc. common stock on March 22, 2000 on the Nasdaq National Market) times (2) 7,750,000 (the total number of outstanding shares of Styleclick.com Inc. common stock and the number of shares of Styleclick.com Inc. common stock issuable prior to the effective time of the merger) and (b) the product of (1) $11.5625 (the average of the high and low prices of shares of Styleclick.com Inc. common stock on March 22, 2000 on the Nasdaq National Market) times (2) 0.601 (the conversion ratio of the limited liability company units of Internet Shopping Network LLC) times
    (iii) 382,696 (the total number of outstanding limited liability company units of Internet Shopping Network LLC convertible into Styleclick, Inc. Class A common stock and the number of limited liability company units of Internet Shopping Network LLC convertible into Styleclick, Inc. Class A common stock issuable prior to the effective time of the merger).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               STYLECLICK.COM INC
                            3861 SEPULVEDA BOULEVARD
                         CULVER CITY, CALIFORNIA 90230
                           PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Styleclick.com Inc. Shareholder:

    As a shareholder of Styleclick.com Inc., you are being asked to approve a merger and merger agreement. If the merger is completed, each of your shares of Styleclick.com Inc. will be converted into the right to receive one share of Class A Common stock of Styleclick, Inc., a newly-formed Delaware corporation that will be an indirect subsidiary of USA Networks, Inc.

    In the accompanying proxy statement/prospectus, the existing Styleclick.com in which you hold shares is referred to as Old Styleclick, and the new entity Styleclick, Inc. is referred to as New Styleclick. The indirect subsidiary of USA Networks, Inc. that will be the majority shareholder of New Styleclick is USANi Sub LLC, referred to as USANi Sub. An additional party to the merger agreement is Internet Shopping Network LLC, referred to as ISN.

    Under the terms of the merger agreement, following the merger New Styleclick will include both Old Styleclick and ISN as wholly-owned subsidiaries, and USANi Sub will be the majority shareholder of New Styleclick. USAi will contribute approximately $40 million in cash and agree to provide $10 million in advertising and promotional services to New Styleclick in exchange for an issuance of approximately 2,700,000 shares of New Styleclick Class B common stock to USANi Sub. Class B common stock of New Styleclick will be convertible into Class A common stock and will have 10 votes per share. Class A common stock will have one vote per share.

    The Board of Directors of Old Styleclick has unanimously approved the merger agreement; however, the merger cannot be completed without the approval of the holders of a majority of the outstanding shares of Old Styleclick. The Old Styleclick Board unanimously recommends that you vote in favor of the merger. In arriving at its decision, the Board considered several factors that are described in detail in the accompanying proxy statement/prospectus, which you are urged to read carefully.

    There is no existing public market for any class of New Styleclick common stock, but New Styleclick has applied to have its shares of Class A common stock approved for listing on the Nasdaq National Market under the symbol "IBUY," which is the ticker symbol currently used by Old Styleclick.

    BEFORE YOU MAKE A DECISION, YOU SHOULD CAREFULLY CONSIDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, WHICH GIVES YOU MORE DETAILED INFORMATION CONCERNING THE MERGERS AND THE RELATED TRANSACTIONS. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE "RISK FACTORS" SECTION, BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT/PROSPECTUS.

                                          Sincerely,
                                          Joyce Freedman
                                          Chairman and Co-Chief Executive
                                          Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement/prospectus is dated [ ], 2000, and was first mailed to Old Styleclick's shareholders on or about [ ], 2000.

                              STYLECLICK.COM INC.
                            3861 SEPULVEDA BOULEVARD
                         CULVER CITY, CALIFORNIA 90230

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON [      ], 2000

                                                                  [      ], 2000

    TO SHAREHOLDERS OF STYLECLICK.COM INC.:

    NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of
Styleclick.com Inc., referred to as Old Styleclick, will be held on [      ],
2000, at [      ] p.m., Pacific Standard Time, at Old Styleclick's principal executive offices at 3861 Sepulveda Boulevard, Culver City, California 90230, for the following purposes, each as more fully described in the attached proxy statement/prospectus:

        1. To approve the Amended and Restated Agreement and Plan of Merger entered into by Old Styleclick, Internet Shopping Network LLC, referred to as ISN, and USANi Sub LLC, referred to as USANi Sub, as of March 21, 2000 and the transactions contemplated by the merger agreement, including the merger of a subsidiary of Styleclick, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of USANi Sub, referred to as New Styleclick, with and into Old Styleclick. Following the merger, each outstanding share of common stock of Old Styleclick will be converted into one share of Class A common stock of New Styleclick, par value $0.01 per share, and Old Styleclick will become a wholly-owned subsidiary of New Styleclick.

        2. To act upon any other matters which may properly be brought before the special meeting and any adjournments or postponements of the meeting.

    The close of business on [      ], 2000 has been fixed by the Board of
Directors of Old Styleclick as the record date for determining shareholders entitled to notice of and to vote at the special meeting or at any adjournment(s) of the meeting.

    All shareholders are cordially invited to attend the special meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, IN ORDER TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any shareholder attending the special meeting may vote in person even if such shareholder has returned a proxy.

    Please do not send your Old Styleclick common stock certificates at this time. If the proposed transactions are approved, you will be given instructions on how to exchange your certificates.

                                          By Order of the Board of Directors

                                          Joyce Freedman
                                          Chairman and Co-Chief Executive
                                          Officer

Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the special meeting. If you attend the special meeting, you may vote in person even if you have previously returned your proxy card. Failure to return the proxy card or vote in person will be the same as a vote against the proposed transactions.

                      WHERE TO FIND ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Old Styleclick from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Old Styleclick at 3861 Sepulveda Blvd., Culver City, California 90230, Attention: Investor Relations, (310) 751-2100.

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [      ], 2000 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

                               TABLE OF CONTENTS

Questions and Answers About the Merger......................     1
Who Can Help Answer Your Questions..........................     3
Summary.....................................................     4
New Styleclick Summary Unaudited Pro Forma Financial Data...     9
Old Styleclick Selected Historical Financial Data...........    10
ISN Selected Historical Financial Data......................    11
Risk Factors................................................    12
Special Note Regarding Forward-Looking Statements...........    19
New Styleclick Unaudited Pro Forma Combined Condensed
  Financial Statements......................................    20
New Styleclick Unaudited Pro Forma Combined Condensed
  Balance Sheet.............................................    21
New Styleclick Unaudited Pro Forma Combined Condensed
  Statement of Operations...................................    22
New Styleclick Notes to Unaudited Pro Forma Combined
  Condensed Financial Statements............................    23
New Styleclick Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    24
Old Styleclick Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............    25
ISN Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    32
Market Price and Dividend Information.......................    35
Special Meeting of Old Styleclick Shareholders..............    36
The Proposed Transactions...................................    39
The Merger Agreement........................................    58
Description of Related Agreements...........................    64
New Styleclick's Business...................................    67
Management of New Styleclick Following Transactions.........    73
Security Ownership of Management and Principal Stockholders
  of New Styleclick.........................................    76
Old Styleclick Business.....................................    78
ISN Business................................................    82
Comparison of the Rights of New Styleclick Shareholders and
  Old Styleclick Shareholders...............................    86
Future Shareholder Proposals................................    95
Experts.....................................................    95
Where You Can Find More Information.........................    96
Index to Financial Statements...............................   F-1
Appendices to the Proxy Statement/Prospectus................   A-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT ARE THE PROPOSED TRANSACTIONS?

    A: Styleclick.com Inc., referred to as Old Styleclick, is proposing to merge with a wholly-owned subsidiary of Styleclick, Inc., a newly formed Delaware corporation, referred to as New Styleclick, with Old Styleclick surviving the transaction. At the same time and as part of the proposed transactions, Internet Shopping Network, referred to as ISN, also will merge with a wholly-owned subsidiary of New Styleclick with ISN surviving the transaction. Following the mergers, Old Styleclick and ISN will be separate wholly-owned subsidiaries of New Styleclick.

Q: WHAT ARE OLD STYLECLICK SHAREHOLDERS VOTING ON?

    A: Old Styleclick shareholders are voting on the proposed merger between Old
       Styleclick and a wholly-owned subsidiary of New Styleclick. In order to complete the mergers, Old Styleclick needs to obtain the approval of holders of a majority of its common stock.

Q: WHAT WILL OLD STYLECLICK SHAREHOLDERS RECEIVE IF THE PROPOSED MERGERS ARE COMPLETED?

    A: For each share of Old Styleclick common stock par value $0.01 per share, Old Styleclick shareholders will receive one share of New Styleclick Class A common stock par value $0.01 per share.

Q: WHAT WILL UNITHOLDERS OF ISN RECEIVE IF THE PROPOSED MERGERS ARE COMPLETED?

    A: All holders of limited liability company units of ISN, other than USANi
       Sub LLC, referred to as USANi Sub, will receive 0.601 shares of New Styleclick Class A common stock for each unit they hold. USANi Sub will receive 0.601 shares of New Styleclick Class B common stock par value $0.01 per share for each limited liability company unit of ISN that it holds. ISN and USANi Sub are indirect subsidiaries of USA Networks, Inc., referred to as USAi.

Q: WHAT ARE USAI AND ITS AFFILIATES CONTRIBUTING IN CONNECTION WITH THE TRANSACTION?

    A: Immediately prior to the mergers, USAi, or its affiliates, will contribute approximately $40 million in cash and will agree to provide $10 million of advertising and promotional services over a three year period to New Styleclick in exchange for an issuance of approximately 2,700,000 shares of New Styleclick Class B common stock to USANi Sub.

Q: WHAT WILL THE NEW STYLECLICK BUSINESS BE AFTER THE TRANSACTION?

    A: New Styleclick will continue to be in the Internet e-commerce business.
       Immediately following the closing of the mergers, New Styleclick will have:

       - Old Styleclick's business, including its web services business and websites: Styleclick.com and Fashiontrip.com.

       - ISN's business, including its websites: FirstJewelry.com and FirstAuction.com.

       - Syndication relationships with approximately 13 websites, including AOL, iVillage.com, Women.com, Oxygen.com, Excite@Home and CollegeBroadcast.com.

       - Relationships with more than 750 manufacturers and vendors representing approximately 500 brands.

       - Relationships with more than 5,000 affiliate websites.

       - Access to USAi's fulfillment and customer service operations.

        See "New Styleclick's Business."

Q: ARE OLD STYLECLICK SHAREHOLDERS ENTITLED TO DISSENTERS' APPRAISAL RIGHTS?

    A: You will only be entitled to dissenters' appraisal rights if you vote against the merger proposal and a demand for appraisal is filed by holders of 5% or more of Old Styleclick's outstanding common stock on or before the special meeting. However, if holders of more than 10% of Old Styleclick's shares exercise their dissenters' appraisal rights, ISN and USANi Sub each have the right to terminate the proposed transactions.

Q: WHAT DO OLD STYLECLICK SHAREHOLDERS NEED TO DO NOW?

    A: After carefully reading the information contained in this document, simply vote your shares. To vote, follow the instructions in this document and the proxy card included with it. By voting, your shares will be represented at the special meeting. If you do not vote your shares in connection with the proposed transactions, it will have the same effect as voting against the proposed merger and related transactions.

Q: IF OLD STYLECLICK SHARES ARE HELD IN STREET NAME BY A BROKER, WILL THE BROKER VOTE THOSE SHARES?

    A: No. Your broker can vote your shares only if you provide the broker with instructions on how to vote. You should instruct your broker on how to vote your shares following the directions provided by your broker. Your failure to instruct your broker on how to vote your shares will be the equivalent of voting against the proposed merger and related transactions.

Q: WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

    A: New Styleclick, Old Styleclick and ISN are working toward completing the mergers as soon as possible and expect to complete them shortly after the Old Styleclick special meeting if Old Styleclick's shareholders approve the proposed merger. However, it is possible that delays in satisfying other conditions to closing could postpone completion of the proposed transactions.

Q: SHOULD OLD STYLECLICK SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

    A: No. If the proposed transactions are approved, you will receive instructions for exchanging your stock certificates for certificates representing shares of New Styleclick Class A common stock after the merger of Old Styleclick with a subsidiary of New Styleclick is complete.

Q: CAN OLD STYLECLICK SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THE PROXY CARD OR
   PROVIDED INSTRUCTIONS TO THEIR BROKERS?

    A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. This document contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions. See "Special Meeting of Old Styleclick Shareholders."

Q: DO OLD STYLECLICK SHAREHOLDERS NEED TO ATTEND THE OLD STYLECLICK SPECIAL MEETING IN PERSON?

    A: No. It is not necessary for you to attend the special meeting to vote your shares, although you are welcome to attend.

Q: WHEN AND WHERE IS THE OLD STYLECLICK SPECIAL MEETING?

    A: The special meeting will take place on [                    ], 2000 at
       [ ] p.m., Pacific Standard Time, at Old Styleclick's principal executive offices at 3861 Sepulveda Boulevard, Culver City, California 90230. See "Special Meeting of Old Styleclick Shareholders."

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If Old Styleclick shareholders have more questions about the proposed transactions after reading this document, they should contact:

Styleclick.com Inc.                            MacKenzie Partners, Inc.
3861 Sepulveda Boulevard                       156 Fifth Avenue
Culver City, California 90230                  New York, New York 10010
Attention: Investor Relations                  Telephone: (800) 322-2885 or (212) 929-5500
Telephone: (310) 751-2100                      Facsimile: (212) 929-0308
Facsimile: (310) 751-2120                      Email: proxy@mackenziepartners.com
Email: glaguna@styleclick.com

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED TRANSACTIONS FULLY, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTIONS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT. REFER TO "WHO CAN HELP ANSWER YOUR QUESTIONS" FOR ADDITIONAL SOURCES OF INFORMATION.

THE COMPANIES (SEE PAGES 67, 78, AND 82)

                           New Styleclick
                           c/o USA Networks, Inc.
                           152 W. 57(th) Street
                           New York, New York 10019
                           (212) 314-7300

    New Styleclick is a newly formed Delaware corporation that will, upon completion of the proposed transactions, have two e-commerce marketing and merchandising companies, ISN and Old Styleclick, as operating subsidiaries.

                           Old Styleclick
                           3861 Sepulveda Boulevard
                           Culver City, California 90230
                           (310) 751-2100

    Old Styleclick is a publicly traded California corporation founded in February 1988. Old Styleclick develops and sells products and services that enable e-commerce. Old Styleclick has developed technologies designed to manage, search and display digital content, enabling advanced product visualization for e-commerce. These technologies enable the creation of intelligent shopping agents, allowing compatible search engines to become aware of, and match content against, user searches. Furthermore, Old Styleclick has developed methods of visually displaying such content in graphically rich environments designed to increase user perception of visual details. Old Styleclick also operates two principal websites: Styleclick.com launched in April 1999 and Fashiontrip.com established in August 1998. Each of the websites features a wide variety of name brand apparel, shoes, health and beauty products and lifestyle-related merchandise. Styleclick.com is targeted at female consumers, while Fashiontrip.com focuses on the female teen market.

                           ISN
                           500 Macara Avenue
                           Sunnyvale, California 94086
                           (408) 617-7400

    ISN is a Delaware limited liability company and a majority-owned subsidiary of USANi Sub. Each of ISN and USANi Sub are controlled by USA Networks, Inc., a publicly traded Delaware corporation, referred to as USAi. ISN is an Internet e-commerce retailer that operates two websites: FirstAuction.com and FirstJewelry.com. FirstAuction.com was established in June 1997 and features home and leisure merchandise, including jewelry, gourmet food, apparel and consumer electronics, in an online auction format targeted at value-conscious female consumers. FirstJewelry.com was launched in October 1999 and is an online jewelry retailer that offers a broad assortment of jewelry from popular new designers.

RECORD DATE; VOTING POWER (SEE PAGE 36)

    Old Styleclick shareholders are entitled to vote at the special meeting if they owned shares of Old Styleclick common stock as of the close of business on
the record date of [      ], 2000. There were [      ] shares of Old Styleclick
common stock outstanding on the record date. Each Old Styleclick shareholder will have one vote at the special meeting for each share of Old Styleclick common stock owned on the record date.

VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGES 37)

    The affirmative vote of the holders of a majority of the outstanding shares of Old Styleclick common stock on the record date is required to approve the merger agreement and the merger of Old Styleclick with a subsidiary of New Styleclick. Certain principal shareholders of Old Styleclick who collectively hold approximately 32.6% of the currently outstanding shares have executed a voting agreement with USANi Sub agreeing to vote in favor of the merger. Your failure to vote or to tell your broker how to vote on your behalf will have the effect of a vote against the proposed transactions.

    The affirmative vote of the holders of a majority of the outstanding limited liability company units of ISN is required to approve the merger of ISN with a subsidiary of New Styleclick. USANi Sub, the holder of more than 95% of ISN's currently outstanding limited liability company units, has approved the proposed merger of ISN with a subsidiary of New Styleclick. Therefore, no further vote of ISN unitholders is required.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF OLD STYLECLICK IN THE TRANSACTIONS (SEE PAGE 51)

    Certain executive officers and members of the Board of Directors of Old Styleclick have interests in the proposed transaction that are different from, or in addition to, the interests of the shareholders of Old Styleclick generally. These include provisions in the merger agreement relating to indemnification, the assumption by New Styleclick of certain Old Styleclick employment, warrant and stock option agreements and the acceleration and/or payout of benefits under some of those agreements. The Board of Directors of Old Styleclick was aware of these interests and considered them, among other matters, in unanimously approving the merger agreement and the transactions contemplated by the merger agreement.

RECOMMENDATION OF OLD STYLECLICK'S BOARD (SEE PAGES 37 AND 41)

    The Old Styleclick Board of Directors believes that the merger agreement is fair to, and in the best interests of, the shareholders of Old Styleclick. The Old Styleclick Board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement. In reaching its decision to adopt the merger agreement, Old Styleclick's Board of Directors considered a number of factors, including Old Styleclick's financial situation, the strategic plans of Old Styleclick in the Internet e-commerce marketplace and the anticipated strategic and other benefits offered by being part of the USAi corporate group. These and other factors are more fully described under "Recommendation of Old Styleclick Board of Directors."

OPINIONS OF FINANCIAL ADVISORS TO OLD STYLECLICK (SEE PAGES 42 AND 47)

    In deciding to adopt the merger agreement, Old Styleclick's Board of Directors considered opinions from its financial advisors, ING Barings LLC and PaineWebber Incorporated. These opinions stated that, subject to the conditions set forth in the opinions, the merger consideration to be received by the Old Styleclick shareholders is fair from a financial point of view. These opinions are attached as Annex B to this proxy statement/prospectus. The Old Styleclick Board encourages you to read these opinions in their entirety.

THE MERGER (SEE PAGE 58)

    The proposed transactions are the merger of each of Old Styleclick and ISN with separate subsidiaries of New Styleclick. The proposed transaction will involve the following steps:

    - New Styleclick will incorporate two merger subsidiaries.

    - One merger subsidiary will merge with and into Old Styleclick, with each outstanding share of common stock of Old Styleclick being converted into the right to receive one share of Class A common stock of New Styleclick.

    - The other merger subsidiary will merge with and into ISN, with each limited liability company unit of ISN other than units held by USANi Sub being converted into 0.601 shares of Class A common stock of New Styleclick, and each limited liability company unit of ISN held by USANi Sub being converted into the right to receive 0.601 shares of Class B common stock of New Styleclick.

    - Immediately prior to the mergers, USAi will contribute approximately
      $40 million in cash and agree to provide $10 million in advertising and promotional services to New Styleclick in exchange for an issuance of approximately 2,700,000 shares of New Styleclick Class B common stock to USANi Sub.

    - At the time of the mergers, Old Styleclick will issue a warrant to USAi to purchase approximately 12,800,000 shares of New Styleclick Class B common stock for a purchase price of $11.50 per share.

    On a fully diluted basis following the mergers, USANi Sub will own approximately 35,500,000 shares of New Styleclick Class B common stock, and the other ISN unitholders will own approximately 2,000,000 shares of Class A common stock of New Styleclick. The shares of New Styleclick issued to USANi Sub and the other unitholders of ISN will represent approximately 75% of the outstanding shares of New Styleclick. On a fully diluted basis following the mergers, the shareholders of Old Styleclick will own approximately 12,600,000 shares of Class A common stock of New Styleclick, representing approximately 25% of New Styleclick's outstanding shares.

    The primary difference between Class A common stock of New Styleclick and Class B common stock of New Styleclick is that Class A common stock has one vote per share and Class B common stock has 10 votes per share. This means that USANi Sub will have approximately 96% voting power over New Styleclick. See "Comparison of the Rights of New Styleclick Shareholders and Old Styleclick Shareholders."

    The merger agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

CONDITIONS PRECEDENT TO THE MERGER (SEE PAGE 60)

    The merger will be completed if the following conditions are met:

    - the Old Styleclick shareholders approve the merger of Old Styleclick with a subsidiary of New Styleclick;

    - the holders of no more than 10% of outstanding Old Styleclick common stock demand appraisal rights for their shares;

    - New Styleclick and Mr. Maurizio Vecchione execute an employment agreement; and

    - the Class A common stock of New Styleclick is authorized for quotation on the Nasdaq National Market or any other national securities exchange or automated quotation system approved by Old Styleclick, ISN and USANi Sub.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 62)

    The merger agreement may be terminated at any time prior to the completion of the mergers by mutual written consent of Old Styleclick, ISN and USANi Sub, or by one or other of the parties under certain conditions. See "The Merger Agreement--Termination" for a more complete description.

TERMINATION FEE AND EXPENSES (SEE PAGE 62)

    Old Styleclick must pay ISN a termination fee of approximately $5.5 million if the merger agreement is terminated under certain circumstances. See "The Merger Agreement--Termination Fee and Expenses" for a more complete description.

OPTION TO PURCHASE OLD STYLECLICK SHARES AND ISN UNITS (SEE PAGE 63)

    Old Styleclick has entered into an option agreement with USANi Sub. This agreement grants USANi Sub an option to purchase up to 19.9% of the common stock of Old Styleclick at $17.50 per share in cash. The option is exercisable at any time following certain events which may adversely affect the merger. The option agreement terminates on the earlier of the completion of the merger or 12 months following the termination of the merger agreement. See "Description of Related Agreements--Option Agreement."

LISTING OF NEW STYLECLICK COMMON STOCK (SEE PAGE 56)

    New Styleclick has applied for listing of its Class A common stock on the Nasdaq National Market under the symbol "IBUY," which is the symbol currently used by Old Styleclick.

MANAGEMENT OF NEW STYLECLICK FOLLOWING TRANSACTIONS (SEE PAGE 73)

    Following the merger, New Styleclick will be governed by a Board of Directors initially consisting of 11 people. Under an agreement among the principal shareholders of New Styleclick, referred to as the stockholders agreement, USANi Sub, Ms. Joyce Freedman, Mr. Maurizio Vecchione and Mr. Lee Freedman agree to vote their shares of New Styleclick common stock in favor of six directors designated by USANi Sub, two directors designated collectively by Ms. Freedman, Mr. Vecchione and Mr. Freedman and three independent directors designated by the Board of Directors of New Styleclick. New Styleclick's officers will include: Mr. Maurizio Vecchione, Chief Executive Officer;
Mr. Bill Lane, President and Vice Chairman; Mr. Edward Zinser, Executive Vice President and Chief Operating Officer; Mr. Barry Hall, Executive Vice President and Chief Financial Officer; and Mr. Bruce Goldstein, Executive Vice President, Business Development.

GOVERNMENTAL AND REGULATORY MATTERS (SEE PAGE 53)

    The closing of the merger is conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Early termination of the applicable waiting period was granted on March 10, 2000.

    The respective obligations of Old Styleclick, ISN and USANi Sub to close the merger are subject to the condition that no court or other government entity having jurisdiction over Old Styleclick, ISN or USANi Sub, or any of their respective subsidiaries, enter any injunction or other order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the closing of the merger. See "The Merger Agreement--Conditions Precedent to the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 53)

    The merger is intended to be tax-free to you. However, you should consult with your own tax advisors for a full understanding of the tax consequences of the merger.

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE 54)

    The merger will be accounted for under the purchase method of accounting, with ISN treated as the acquiring entity for accounting purposes. For purposes of preparing New Styleclick's consolidated financial statements, New Styleclick will establish a new accounting basis for Old Styleclick's assets acquired and liabilities assumed based upon their fair market values.

APPRAISAL RIGHTS (SEE PAGE 91)

    You may be entitled to dissenters' appraisal rights if you vote against the proposed transactions, demand appraisal rights and demands for appraisal are filed by holders of 5% or more of Old Styleclick's outstanding common stock on or before the date of the special meeting. If you become entitled to appraisal rights, Old Styleclick will offer to purchase your shares for cash at fair market value. Fair market value will be determined as of the day prior to the announcement of the merger, but excluding any increase in the share price due to speculation about this merger. If you and Old Styleclick cannot agree on fair market value, the court will determine the fair market value. If holders of more than 10% of Old Styleclick's shares exercise their dissenters' appraisal rights, ISN and USANi Sub each have the right to terminate the proposed transactions.

COMPARISON OF THE RIGHTS OF NEW STYLECLICK SHAREHOLDERS AND OLD STYLECLICK SHAREHOLDERS (SEE PAGE 86)

    The rights of Old Styleclick shareholders are governed by California corporate law and Old Styleclick's charter documents. If the merger is approved, you will become a shareholder of New Styleclick and your rights will be governed by Delaware corporate law and New Styleclick's charter documents. As a result, your rights will be different after the merger.

    For a discussion of the differences, see the section entitled "Comparison of the Rights of New Styleclick Shareholders and Old Styleclick Shareholders."

                                 NEW STYLECLICK
                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following table presents summary unaudited pro forma financial data of New Styleclick. The unaudited pro forma combined condensed statement of operations data gives effect to the mergers as if they had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet data gives effect to the mergers as if they had occurred on December 31, 1999. Pro forma earnings per share data is presented based on the approximately 7.7 million shares of New Styleclick to be issued to Old Styleclick shareholders and the approximately 23.1 million shares of New Styleclick to be issued to ISN unitholders. The information in this table should be read in conjunction with the financial statements and accompanying notes and other financial data pertaining to Old Styleclick and ISN as well as "New Styleclick Management's Discussion and Analysis of Financial Condition and Results of Operations," "Old Styleclick Management's Discussion and Analysis of Financial Condition and Results of Operations" and "ISN Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. For a further discussion of the pro forma adjustments, see "Unaudited Pro Forma Combined Condensed Financial Statements".

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................      $ 30,864
Cost of sales...............................................        24,513
                                                                  --------
      Gross profit..........................................         6,351
Operating costs and expenses:
  Selling, general and administrative.......................        43,122
  Product development and research costs....................        11,136
  Write-off of capitalized software costs...................         4,489
  Depreciation and amortization of software costs...........         5,847
  Amortization of goodwill..................................        28,277
                                                                  --------
      Total operating costs and expenses....................        92,871
                                                                  --------
      Operating loss........................................       (86,520)

Interest income (expense), net..............................           278

Miscellaneous...............................................            (3)
                                                                  --------

Loss before income taxes and minority interest..............       (86,245)

Income tax (expense) benefit................................            --
                                                                  --------

NET LOSS....................................................      $(86,245)
                                                                  --------

Basic and diluted net loss per share........................      ($  2.79)
                                                                  ========

Basic and diluted weighted average shares outstanding.......        30,868
                                                                  ========

                                                                    AS OF
                                                              DECEMBER 31, 1999
                                                              -----------------
BALANCE SHEET DATA:
Cash and short-term investments.............................      $  40,505
Working capital.............................................         53,193
Goodwill and other intangibles..............................        141,386
Total assets................................................        233,654
Stockholders' equity........................................        219,737

                                 OLD STYLECLICK
                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data are derived from the financial statements of Old Styleclick. The financial statements as of and for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, and the financial statements as of and for the years ended December 31, 1995, 1996, 1997 and 1998 have been audited by Singer Lewak Greenbaum and Goldstein LLP. The data should be read in conjunction with the financial statements, related notes and other financial information pertaining to Old Styleclick, as well as "Old Styleclick Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                                                   OLD STYLECLICK
                                           --------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------
                                              1995         1996         1997         1998         1999
                                           ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................  $    1,905   $    3,370   $    4,450   $    6,681   $    6,174
Cost of sales............................         224          115           87           82          668
                                           ----------   ----------   ----------   ----------   ----------
    Gross profit.........................       1,681        3,255        4,363        6,599        5,506
Operating costs and expenses:
  Selling, general and administrative....       1,036        2,338        3,394        8,291       13,362
  Research and development...............         249           78          172        3,541        6,054
  Amortization of software development
    costs................................          80          295          774        4,890        1,842
  Merger related costs...................          --           --           --           --          405
                                           ----------   ----------   ----------   ----------   ----------
    Total operating costs and expenses...       1,365        2,711         4340       16,722       21,663
                                           ----------   ----------   ----------   ----------   ----------
    Operating profit (loss)..............         316          544           23      (10,123)     (16,157)
Other income (expense)...................        (308)         102          331          435          278
                                           ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes........           8          646          354       (9,688)     (15,879)
Income tax expense.......................          --           --           --           --           --
                                           ----------   ----------   ----------   ----------   ----------
    Net income (loss)....................  $        8   $      646   $      354   $   (9,688)  $  (15,879)
                                           ==========   ==========   ==========   ==========   ==========
Basic income (loss) per share............        0.00         0.20         0.07        (1.59)       (2.24)
Diluted income (loss) per share..........        0.00         0.20         0.06        (1.59)       (2.24)
Weighted average shares outstanding......   2,594,816    3,307,288    4,800,918    6,088,247    7,092,374

BALANCE SHEET DATA:
Net working capital (deficit)............  $     (873)  $    3,115   $   14,864   $    6,753   $    3,114
Total assets.............................       1,864        7,182       21,404       13,050       15,047
Net stockholders' equity.................       3,960        6,661       20,939       12,310       13,071

                                      ISN
                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data are derived from audited and unaudited (where indicated) financial statements of ISN and its predecessor. The financial statements as of and for the years ended December 31, 1997, 1998 and 1999 have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the financial statements, related notes and other financial information pertaining to ISN and its predecessor company, as well as "ISN Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

    The operating results for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995 represents the predecessor to ISN. USAi acquired ISN on December 20, 1996 in conjunction with its acquisition of Home Shopping Network. USAi accounted for the transaction using the purchase method of accounting and the assets and liabilities of ISN were adjusted as of December 31, 1996 to reflect their respective fair values.

                                                PREDECESSOR
                                                  COMPANY                         ISN
                                            ----------------------------------------------------------
                                                             YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                              1995       1996          1997          1998       1999
                                            --------   --------   --------------   --------   --------
                                                (UNAUDITED)       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues..............................  $ 6,853    $11,022       $ 12,954      $ 21,288   $ 24,690
Cost of sales.............................    6,561     11,287         12,987        20,216     23,845
                                            -------    -------       --------      --------   --------
    Gross profit..........................      292       (265)           (33)        1,072        845
Operating costs and expenses:
  Selling and marketing...................    1,347      1,314          1,176         5,193     10,793
  Product development costs...............      912      1,290          1,580         3,334      5,520
  General and administrative..............    2,538      3,779          5,869         8,231     19,283
  Write-off of capitalized software
    costs.................................       --         --             --            --      4,489
  Depreciation and amortization...........    1,856      2,070          2,018         1,436      3,251
                                            -------    -------       --------      --------   --------
    Total operating costs and expenses....    6,653      8,453         10,643        18,194     43,336
                                            -------    -------       --------      --------   --------
    Operating profit (loss)...............   (6,361)    (8,718)       (10,676)      (17,122)   (42,491)
Other income (expense)....................       --          1             --           198         (3)
                                            -------    -------       --------      --------   --------
Earnings (loss) before income taxes.......   (6,361)    (8,717)       (10,676)      (16,924)   (42,494)
Income tax expense........................       --         --             --            --         --
                                            -------    -------       --------      --------   --------
    NET EARNINGS (LOSS)...................  $(6,361)   $(8,717)      $(10,676)     $(16,924)  $(42,494)
                                            =======    =======       ========      ========   ========

BALANCE SHEET DATA:
Net working capital (deficit).............  $(1,862)   $(1,654)      $  1,002      $  3,150   $    979
Total assets..............................    3,840      2,233          3,554        12,659     28,121
Net stockholders'/members' equity
  (deficiency)............................   (2,688)       248          3,593         7,249     16,180

                                  RISK FACTORS

NEW STYLECLICK MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OLD STYLECLICK AND ISN.

    The success of New Styleclick will require the technological integration of the Styleclick.com, Fashiontrip.com, FirstAuction.com and FirstJewelry.com websites and the coordination of the sales, operations, content, creative, marketing, fulfillment, merchandising and research and development efforts of Old Styleclick and ISN. If our management is not able to successfully integrate the operations of Old Styleclick and ISN, it may have a material adverse effect upon the business, operating results and financial condition of New Styleclick, the benefits of the transactions may not be realized and the market price of New Styleclick shares could be adversely affected.

    Some of the factors that may contribute to the integration risks faced by New Styleclick are:

    - difficulties and expenses of integrating operations, technology and personnel into New Styleclick's operations while preserving the goodwill of Old Styleclick and ISN's existing businesses;

    - the potential disruption caused to the businesses of Old Styleclick and ISN by the need to dedicate management and other resources to completing the proposed transaction;

    - the difficulty of creating and maintaining uniform standards, controls, procedures and policies;

    - the ability of New Styleclick's management to manage the substantial expansion of New Styleclick's employee base and the integration of teams that have not previously worked together while dealing with the potential loss of any key employees of Old Styleclick or ISN; and

    - the relocation of some ISN employees to Old Styleclick's corporate headquarters.

NEW STYLECLICK MAY NOT EARN ENOUGH MONEY TO COVER ITS COSTS AND NEEDS FOR WORKING CAPITAL.

    New Styleclick will incur additional operating expenses as it expands its sales and marketing operations, develops and extends its brands, funds greater levels of product development, develops and commercializes additional media properties and acquires complementary businesses and technologies. To do this, New Styleclick will need to increase revenues or raise additional capital in order to maintain its business. However, it is expecting to incur significant losses in the short term and to generate a negative cash flow. Based on current plans and assumptions relating to operations, New Styleclick anticipates that contribution from USANi Sub and cash generated from operations should be sufficient to satisfy our contemplated cash requirements through March 2001. If New Styleclick's actual revenue is lower than predicted, it may be unable to adjust its operating expenses accordingly and there could be a material adverse effect on New Styleclick business, operating results and financial condition. Even if New Styleclick does achieve profitability at a future date, it may not be able to sustain profitability. New Styleclick's quarterly results of operations will be substantially affected by factors such as its ability to achieve sufficient sales volume and advertising revenues to realize economies of scale, research and development expenditures, the timing of receipt of software license fees, customer acceptance of new products and product enhancements and product promotions by New Styleclick or its competitors. New Styleclick's quarterly results of operations will also be affected by changes in pricing policies by New Styleclick or its competitors, changes in general economic conditions and other factors.

NEW STYLECLICK IS A NEW COMPANY WITH AN UNPROVEN BUSINESS MODEL, NO HISTORY OF PROFITS AND NO EXPECTATION OF MAKING PROFITS IN THE FORESEEABLE FUTURE.

    New Styleclick was organized in March 2000 and has no operating history. The companies and properties comprising New Styleclick have a limited operating history and a history of losses. Old Styleclick was founded in February 1988 and has a limited operating history in the Internet e-commerce market. ISN's predecessor was founded in May 1993, and FirstAuction.com and FirstJewelry.com websites were launched in June 1997 and October 1999, respectively. In addition, the evolving business model to be employed by New Styleclick makes the prediction of future operating results difficult, and New Styleclick expects to incur net losses for the foreseeable future. New Styleclick's prospects are subject to the risks, expenses and uncertainties frequently encountered by companies that operate in the new and rapidly evolving markets for Internet products and services. Successfully achieving its growth plan in the e-commerce industry depends on, among other things, New Styleclick's ability to:

    - increase website development for customers to generate fees and commissions on product sales;

    - establish, develop and successfully market the Styleclick.com, Fashiontrip.com, FirstAuction.com and FirstJewelry.com websites and other brands used in connection with its e-commerce business;

    - handle increased volumes of e-commerce sales conducted through its websites without errors or interruptions in service;

    - provide superior product search capabilities compared to other shopping websites on the Internet;

    - develop enhancements for its websites and third party websites;

    - acquire or develop services and products equal or superior to those of its competitors;

    - create and maintain relationships with a significant number of vendors whose products are marketable on the Internet;

    - keep pace with changing technological developments affecting e-commerce and the Internet generally; and

    - identify, attract, retain and motivate qualified personnel.

NEW STYLECLICK'S BUSINESS COULD BE HARMED IF IT IS UNABLE TO RESPOND EFFECTIVELY TO SEASONAL FLUCTUATIONS IN THE PRODUCTS IT SELLS, CHANGES IN CONSUMER TASTES OR CHANGES IN THE OVERALL ECONOMY.

    New Styleclick's products and services, including its Internet shopping websites, are focused on the jewelry, online auction, apparel, textile, home furnishings and home design industries, which historically have been subject to seasonal variations. Any downturn, whether real or perceived, in economic conditions or prospects of the economy generally and of the jewelry, online auction, apparel, textile, home furnishings and home design industries in particular, could adversely affect consumer spending habits and New Styleclick's business. Additionally, fashion and shopping trends can change rapidly, and New Styleclick's business may be sensitive to those changes. New Styleclick may not accurately anticipate shifts in fashion or shopping trends and adjust its merchandise mix or presentation format to appeal to changing consumer tastes in a timely manner. If it misjudges the product market, or if it is unsuccessful in responding to changes in fashion or shopping trends or in market demand, New Styleclick's business, financial condition and operating results could be materially adversely affected.

THE INTERNET AND E-COMMERCE FIELD ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING, AND TRADITIONAL RETAILING IS HIGHLY COMPETITIVE, AND NEW STYLECLICK MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    The e-commerce market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. In addition, the traditional retail shopping industry generally is intensely competitive. Vendors competing to sell products to consumers through e-commerce or otherwise include: online vendors such as Amazon.com, traditional retailers such as J. Crew and The Gap, mail order operators such as Eddie Bauer and traditional shopping forums such as shopping malls.

NEW STYLECLICK'S SUCCESS DEPENDS ON THE CONTINUED GROWTH OF E-COMMERCE AND INTERNET USE.

    New Styleclick's success is dependent upon continued growth in the use of the Internet as a shopping venue and continued development of the necessary Internet infrastructure. e-commerce is relatively new, and it is difficult to predict the rate or extent of further growth, if any, in e-commerce, particularly by customers in the jewelry, online auction, apparel, textile, home furnishings and home design industries. Lack of tactile experience in Internet e-commerce may limit or cause growth to be slower in New Styleclick's markets. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed upon it by such growth, and the performance or reliability of the Internet as an e-commerce marketplace may be adversely affected. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet and e-commerce activity could slow the growth of Internet use and e-commerce. If use of the Internet and e-commerce does not continue to grow or grows more slowly than expected, or if the Internet and e-commerce experience infrastructure failure or other problems, New Styleclick's business, financial condition and operating results will be materially adversely affected.

NEW STYLECLICK'S BUSINESS WILL BE HARMED IF IT DOES NOT RESPOND TO TECHNOLOGICAL CHANGES.

    The e-commerce Internet markets for shopping and related services are characterized by rapid changes in technology, customer needs and preferences and evolving industry standards. The Internet e-commerce industry is relatively young and unpredictable. Consequently, it may encounter rapid product obsolescence and the necessity for frequent new and enhanced product and service introductions. New Styleclick's success will depend significantly on its ability to forecast the future needs and preferences of customers and clients, to enhance its current products and services, to develop new products and services that meet changing customer needs on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. If New Styleclick fails to anticipate or respond adequately to changes in technology and customer requirements and preferences, or if it encounters any significant delays in developing or enhancing its products and services, such failure or delays may have a material adverse effect on New Styleclick's business, financial condition and operating results.

IF NEW STYLECLICK'S SECURITY SYSTEM IS BREACHED, ITS BUSINESS AND REPUTATION COULD SUFFER.

    A significant issue in online commerce and communications is the need for secure transmission of confidential information over public networks. Merchants on the Internet are subject to the risk of credit card fraud and other types of theft and fraud perpetrated by hackers and online thieves and may be held fully responsible for certain fraudulent purchases. New Styleclick relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Any breach of security could have a material adverse effect on Styleclick's business, financial condition and operating results.

NEW STYLECLICK'S BUSINESS MAY BE HARMED IF TECHNOLOGICAL PROBLEMS CAUSE INTERRUPTIONS IN SERVICE WITH ISN'S FIRSTAUCTION WEBSITE.

    ISN's FirstAuction website has experienced intermittent service interruptions caused by technological problems, and systems downtime is likely to continue until a solution is in place. New Styleclick's business may be harmed before a solution is implemented. Additionally, the transition to a new technological platform using New Styleclick technology may result in additional downtime and lost functionality and could have a material adverse effect.

LEGAL LIABILITIES ARISING FROM THE SALE OF PRODUCTS BY NEW STYLECLICK OR BY OTHER BUSINESSES IT WORKS WITH COULD HARM NEW STYLECLICK'S BUSINESS.

    Agreements with sponsors, content providers, service providers and merchants which entitle New Styleclick, Old Styleclick or ISN to receive a share of revenues and/or act as merchant of record with respect to sales of certain merchandise may generate exposure to legal risks and uncertainties, including potential liabilities to consumers of such products and services. Indemnities from manufacturers and general liability insurance may not cover all claims. Other potential risks include: potential liabilities for illegal activities that may be conducted by participating vendors; claims that materials included in websites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; claims of consumer fraud and false or deceptive advertising or sales practices; and claims that may be brought resulting from any downtime or other performance failures in hosting services.

CHANGES IN GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY HARM NEW STYLECLICK'S BUSINESS.

    Substantive federal, state and international regulations may be adopted in the future relating to user privacy and the collection and utilization of user information through the Internet. The recently enacted Children's Online Protection Act and the Children's Online Privacy Act restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors, and similar regulations are in force in many European countries. In addition, a number of other countries and the European Commission have announced or are considering additional regulation concerning, among other things, the liability of online service providers for activities that take place using their services. The recently enacted Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others, but there can be no assurance that its enforcement will be successful. Furthermore, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure, local telephone carriers have sought increased regulation of the Internet and e-commerce including the imposition of certain access and other fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products and services.

CHANGES IN TAX LAWS THAT WILL HARM NEW STYLECLICK'S BUSINESS MAY OCCUR.

    New Styleclick's websites will not be required under present law to collect sales and other similar taxes with respect to shipments of goods to consumers in most states. However, such states may seek to impose sales tax collection obligations on out-of-state companies that engage in e-commerce. An assertion of taxation authority by any state or foreign country could have a material adverse effect on New Styleclick's business, financial condition and operating results.

NEW STYLECLICK RELIES ON THIRD PARTIES TO PROVIDE SYSTEMS AND SERVICES ESSENTIAL TO ITS BUSINESS, AND ITS BUSINESS WOULD BE HARMED IF IT WERE UNABLE TO OBTAIN THESE SYSTEMS AND SERVICES.

    New Styleclick will rely on third parties for Internet connections, computer hardware content development and shipping and fulfillment services. Any disruption in the goods and services provided by such parties could have a material adverse effect on New Styleclick's business, financial condition and operating results.

NEW STYLECLICK RELIES ON THIRD PARTIES TO PROVIDE MERCHANDISE AND SERVICES ESSENTIAL TO ITS BUSINESS, AND ITS BUSINESS WOULD BE HARMED IF IT IS UNABLE TO OBTAIN THESE PRODUCTS AND SERVICES.

    The success of New Styleclick's products and services is dependent upon the continued support of manufacturers, vendors and suppliers, particularly Home Shopping Network. New Styleclick, Old Styleclick and ISN do not have long-term contracts or arrangements with their respective manufacturers, vendors or shippers that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits.

NEW STYLECLICK'S BUSINESS WILL BE HARMED IF IT IS UNABLE TO ACCESS LEADING PORTAL WEBSITES.

    In order to create traffic for New Styleclick's online properties, it will seek to maintain and develop agreements and informal relationships with leading portal websites. These arrangements with portals typically are not exclusive and may be terminated upon little or no notice. Any failure to obtain access to large numbers of Internet users in a cost-effective manner could have a material adverse effect on New Styleclick's business, financial condition and operating results.

NEW STYLECLICK MAY NOT BE ABLE TO PREVENT OTHERS FROM USING OUR TECHNOLOGY IN WAYS THAT WILL HARM OUR BUSINESS.

    All of Old Styleclick's products are based on or use a common core technology encompassing proprietary algorithms, which is covered by three issued United States patents and has received notice of allowances for two additional pending patent applications. New Styleclick's ability to compete effectively depends in large part on developing and maintaining the essential components of that technology as proprietary. However, there can be no assurance that patent and other intellectual property protection will be available or be enforceable in any particular instances or that financial resources will be available to enforce those rights.

OTHERS MAY SUE NEW STYLECLICK FOR ALLEGEDLY USING THEIR INTELLECTUAL PROPERTY.

    The law relating to use of copyrighted information and trademarks posted on the Internet is in the process of development, and many legal issues in the intellectual property area remain unsettled. Old Styleclick has agreed to defend and indemnify some of its licensees against certain infringement, unfair competition and similar claims relating to the products and components it developed. ISN is currently involved in litigation over its continued ability to use the domain name Firstjewelry.com. The successful assertion of this and other such claims would have a material adverse effect on New Styleclick's business, financial condition and operating results. See "New Styleclick's Business--Intellectual Property and Proprietary Rights," "ISN's Business" and "Old Styleclick's Business."

NEW STYLECLICK WILL BE CONTROLLED BY USAI AND AS A RESULT OTHER SHAREHOLDERS WILL HAVE LITTLE OR NO INFLUENCE OVER SHAREHOLDERS' DECISIONS.

    New Styleclick is currently a wholly-owned subsidiary of USANi Sub, which is controlled by USAi. On a fully diluted basis following the mergers, USANi Sub will own approximately 35,500,000 shares of New Styleclick Class B common stock, which has ten votes per share. Consequently, USANi Sub will have approximately 96% of the total voting power of New Styleclick common stock and, therefore, USAi will have the right to control the outcome of any matter submitted for the vote or consent of New Styleclick's shareholders, unless a separate class vote is required under Delaware law. USANi Sub will have the voting power to control the election of the New Styleclick Board of Directors and it will be able to cause the amendment of New Styleclick's certificate of incorporation or bylaws. USANi Sub also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of New Styleclick or in the best interest of New Styleclick's other shareholders. For example, USANi Sub will have the power to prevent, delay or cause a change in control and could take other actions that might be favorable to USANi Sub, but not necessarily to other shareholders. Similarly, USAi has the voting power to exercise a controlling influence over USANi Sub's business and affairs and has the ability to make decisions concerning such things as:

    - mergers or other business combinations;

    - purchases or sales of assets;

    - offerings of securities;

    - indebtedness that New Styleclick may incur; and

    - payments of any dividends.

    New Styleclick cannot assure you that USANi Sub's ownership of New Styleclick common stock or its relationship with New Styleclick will not have a material adverse effect on the business, financial condition, operating results or on the market price of the Class A common stock.

    USANi Sub could elect to sell all or a substantial portion of its equity interest in New Styleclick to a third party, which would represent a controlling or substantial interest, without offering to New Styleclick's other shareholders the opportunity to participate in this transaction. If another party acquires USANi Sub's interest in New Styleclick, that third party may be able to control New Styleclick in the same manner that USANi Sub is able to control New Styleclick. A sale to a third party also may adversely affect the market price of New Styleclick's class A common stock because the change in control may result in a change in management decisions, business policy and New Styleclick's attractiveness to future investors. See "Risk Factors--USANi Sub may sell its shares of New Styleclick's common stock which may depress New Styleclick's share price."

NEW STYLECLICK MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH USAI WHICH MAY HARM ITS BUSINESS.

    Conflicts of interest may arise between New Styleclick, on the one hand, and USANi Sub and its affiliates including USAi, on the other hand, in areas relating to past, ongoing, and future relationships, corporate opportunities, indemnity agreements, tax and intellectual property matters, potential acquisitions or financing transactions, sales or other dispositions by USANi Sub of shares of New Styleclick's common stock and the exercise by USANi Sub of its ability to control our management and affairs. For example, affiliates of USANi Sub that engage in a diverse range of media and entertainment-related businesses, including businesses engaged in e-commerce, fulfillment and customer service such as Home Shopping Network, Ticketmaster Online-CitySearch, Hotel Reservations Network, MXGonline and USAi Interactive. These businesses may have interests that conflict or compete in some manner with New Styleclick's business. USANi Sub is under no obligation to share any future business opportunities with New Styleclick, unless Delaware law requires New Styleclick to do so, and New Styleclick's certificate of incorporation specifically includes provisions which release USANi Sub from this obligation and any liability that would result from a breach of this obligation. New Styleclick cannot assure you that any conflicts that may arise between New Styleclick and USANi Sub or its affiliates, any loss of a corporate opportunity to USANi Sub or its affiliates that may otherwise be available to New Styleclick, or any engagement by USANi Sub or its affiliates in any activity that is similar to our business, will not harm our business or negatively impact our financial condition or results of operations because these conflicts of interest or a loss of a corporate opportunity could result is a loss of customers and, therefore, business. See "Comparison of the Rights of Old Styleclick Shareholders and New Styleclick Shareholders."

USANI SUB MAY SELL IS SHARES OF NEW STYLECLICK'S COMMON STOCK WHICH MAY DEPRESS NEW STYLECLICK'S SHARE PRICE.

    Subject to applicable federal securities laws, USANi Sub may at any time convert each of its shares of Class B common stock into a share of Class A common stock. USANi Sub also may transfer its stock in a privately-negotiated transaction or to its affiliates or shareholders. In addition, 18 months following completion of the mergers, USANi Sub may convert its Class B common stock, demand registration of its Class A common stock and sell the Class A common stock into the public market. Any sales or distributions by USANi Sub of a substantial amount of New Styleclick's Class A common stock in the marketplace, or to its shareholders, or the perception that these transfers, sales or distributions could occur, could adversely affect the prevailing market prices for our Class A common stock.

    We cannot assure you that in any transfer by USANi Sub of its controlling interest in our company, you or any other holders of our common stock will be able to participate in this transaction or will realize any premium or high price with respect to the sale.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains "forward-looking statements" within the meaning of the securities laws. New Styleclick has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. These forward-looking statements are principally contained in the sections "Risk Factors," the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections for New Styleclick, Old Styleclick and ISN and the "Business" sections for New Styleclick, Old Styleclick and ISN. The forward-looking statements include, among other things, statements relating to New Styleclick's anticipated financial performance, business prospects, new developments, new strategies and similar matters.

    These forward-looking statements are subject to risks, uncertainties and assumptions, that may affect the operations, performance, development and results of New Styleclick's business and include, but are not limited to, the risk factors described under the section "Risk Factors" in this prospectus and the following:

    - material adverse changes in economic conditions in New Styleclick's markets;

    - future regulatory actions and conditions in New Styleclick's operating areas;

    - competition from others;

    - successful integration of New Styleclick's management and structure;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and

    - obtaining and retaining key executives and employees.

    New Styleclick undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this proxy statement/ prospectus may not prove correct.

                                 NEW STYLECLICK
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger of ISN and Old Styleclick with separate wholly-owned subsidiaries of New Styleclick. ISN will be treated as the acquiring entity for accounting purposes, and the assets and liabilities of Old Styleclick will be recorded at their respective fair values under the purchase method of accounting.

    The unaudited pro forma combined condensed financial statements reflect certain assumptions regarding the proposed transaction and are based on the historical financial statements of ISN and Old Styleclick. The combined condensed financial statements, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, the audited financial statements of ISN and Old Styleclick, including the notes accompanying them, which are included elsewhere in this proxy statement/prospectus.

    The unaudited pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the merger of ISN and Old Styleclick with separate wholly-owned subsidiaries of New Styleclick as if the merger had occurred on December 31, 1999.

    The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 gives effect to the merger of ISN and Old Styleclick with separate wholly-owned subsidiaries of New Styleclick as if the merger had occurred on January 1, 1999.

    New Styleclick is in the process of evaluating the fair value of assets to be acquired and liabilities to be assumed in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing the unaudited pro forma combined condensed financial information.

    The pro forma combined condensed statement of operations is presented for illustrative purposes only. It is not necessarily indicative of the results of operations or financial position which actually would have been reported had these transactions occurred on December 31, 1999 or on January 1, 1999, nor are they necessarily indicative of future financial results of operations.

                                 NEW STYLECLICK

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                          YEAR ENDED DECEMBER 31, 1999

                                                                              PRO FORMA       PRO FORMA
                                                   ISN      OLD STYLECLICK   ADJUSTMENTS      COMBINED
                                                 --------   --------------   -----------      ---------
                                                                    ($ IN THOUSANDS)
ASSETS
Current Assets:
Cash and cash equivalents......................  $     9        $ 1,396        $ 39,100 (1)   $ 40,505
Accounts receivable, net.......................      679            800              --          1,479
Inventories, net...............................   11,319             --              --         11,319
Prepaid expenses and other current assets......      913          2,894          10,000(1)      13,807
                                                 -------        -------        --------       --------
      Total current assets.....................   12,920          5,090          49,100         67,110

Property and equipment, net....................   15,121          4,895              --         20,016
Goodwill.......................................       --             --         141,386        141,386
Other assets...................................       80          5,062              --          5,142
                                                 -------        -------        --------       --------
      Total Assets.............................   28,121         15,047         190,486        233,654
                                                 =======        =======        ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued and other current
  liabilities..................................   11,941          1,779              --         13,720
Deferred income................................       --            197              --            197
                                                 -------        -------        --------       --------
      Total current liabilities................   11,941          1,976              --         13,917
                                                                                203,557 (1)
Stockholders' equity...........................   16,180         13,071         (13,071)(2)    219,737
                                                 -------        -------        --------       --------
Total Liabilities And Stockholders' Equity.....  $28,121        $15,047        $190,486       $233,654
                                                 =======        =======        ========       ========

                                 NEW STYLECLICK

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                                                          OLD        PRO FORMA       PRO FORMA
                                                           ISN         STYLECLICK   ADJUSTMENTS       COMBINED
                                                     ---------------   ----------   -----------   ----------------
                                                                ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................................  $        24,690   $   6,174            --    $         30,864
Cost of sales......................................           23,845         668            --              24,513
                                                     ---------------   ---------     ---------    ----------------
      Gross profit.................................              845       5,506            --               6,351
Operating costs and expenses:
  Selling, general and administrative..............           30,076      13,046            --              43,122
  Product development and research costs...........            5,520       5,616            --              11,136
  Write-off of capitalized software costs..........            4,489          --            --               4,489
  Depreciation and amortization of software
    costs..........................................            3,251       2,596            --               5,847
  Merger related costs.............................               --         405          (405)(3)               --
  Amortization of goodwill.........................               --          --        28,277 (4)           28,277
                                                     ---------------   ---------     ---------    ----------------
    Total operating costs and expenses.............           43,336      21,663        27,872              92,871
                                                     ---------------   ---------     ---------    ----------------
    Operating loss.................................          (42,491)    (16,157)      (27,872)            (86,520)
  Interest income, net.............................               --         278            --                 278
  Miscellaneous....................................               (3)         --            --                  (3)
                                                     ---------------   ---------     ---------    ----------------
Loss before income taxes and minority interest.....          (42,494)    (15,879)      (27,872)            (86,245)
Income tax (expense) benefit.......................               --          --            --                  --
                                                     ---------------   ---------     ---------    ----------------
NET LOSS...........................................  $       (42,494)  $ (15,879)    $ (27,872)   $        (86,245)
                                                     ===============   =========     =========    ================
Net earnings (loss) per common share
  Basic............................................  $         (1.25)  $   (2.24)                 $          (2.79)
  Diluted..........................................  $         (1.25)  $   (2.24)                 $          (2.79)

Weighted average shares outstanding................           34,043       7,092                            30,868
Weighted average diluted shares outstanding........           34,043       7,092                            30,868

                                 NEW STYLECLICK

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. Acquisition costs and the preliminary determination of the unallocated excess of merger costs over net assets to be acquired are set forth below:

Value of portion of Old Styleclick acquired in the
  merger..................................................  $121,781
Additional cash and promotional investment by USAi........    50,000
Fair value of outstanding "in the money options" and
  warrants of Old Styleclick..............................    31,026
Estimated transaction costs...............................       750
                                                            --------
Total acquisition costs...................................   203,557
Less: Net assets acquired.................................    62,171
                                                            --------
Unallocated excess of acquisition cost over net assets
  acquired preliminarily allocated to goodwill............  $141,386
                                                            ========

    The fair value of the non-cash exchange between New Styleclick and Old Styleclick was valued by New Styleclick based on the fair value of the 75% of Old Styleclick acquired in the transaction by the contribution of ISN, including the contribution of $40 million in cash and $10 million in advertising and promotional services to New Styleclick immediately prior to the merger. The fair value of Old Styleclick before the merger was $121.8 million based on the fair value of its shares. Fair value of the shares was determined by taking an average of the opening and closing price of Old Styleclick common stock for the period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. Net assets acquired is net of $0.9 million that Old Styleclick will pay its investment advisors upon the closing of the merger.

2.  Reflects elimination of the Old Styleclick historical equity.

3. Reflects elimination of costs directly related to the merger incurred by the acquiree, Old Styleclick.

4. Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the transaction. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill, which is being amortized over five years. In connection with finalizing the purchase price allocation, New Styleclick is currently evaluating the fair value of assets to be acquired and liabilities to be assumed. Using this information, New Styleclick will make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary.

                                 NEW STYLECLICK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    New Styleclick will provide services that enable other businesses to engage in e-commerce and also will sell products directly through websites it owns and operates. New Styleclick will sell digital content development services and merchandising services and will facilitate fulfillment and customer services. New Styleclick will provide the technological platform to distribute products through other affiliated websites. Products will be sold directly to customers through FirstAuction.com, FirstJewelry.com, Styleclick.com and FashionTrip.com.

LIQUIDITY AND CAPITAL RESOURCES

    Upon completion of the mergers, New Styleclick will have cash of $40 million less any amounts borrowed under the $10 million bridge loan from USAi
($5 million at March 20, 2000). Additionally, New Styleclick will have a commitment valued at $10 million for advertising and promotional services to be provided over a three year period on USAi's controlled subsidiaries. New Styleclick's management anticipates that the combined cash on hand and media value should be sufficient to fund New Styleclick's operating activities through the first quarter of 2001. However, New Styleclick does not anticipate that it will be profitable nor generating positive cash flow. Consequently, New Styleclick believes that it will be necessary to obtain additional capital prior to April 2001. New Styleclick's management anticipates that new funding will be generated by either the sale of additional common stock, exercise of media warrants by USA Networks or a combination of both. Should New Styleclick be unable to generate additional capital prior to that time it may be necessary to reduce the level of its operations, including terminating certain employees, substantially reducing its product development initiatives and cutting back on its sales and marketing efforts. New Styleclick's management believes that taking such actions would seriously impair the long-term viability and value of New Styleclick.

DISCLOSURES ABOUT MARKET RISK

    New Styleclick expects to invest in equity securities of privately held companies for business and strategic purposes although no specific investment opportunities have been identified at this time. For investments in which no public market exists, it will regularly review the operating performance, financing transactions and cash flow forecasts for such companies in assessing the net realizable values of the securities of these companies. New Styleclick will identify and record impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired.

                                 OLD STYLECLICK
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus.

GENERAL

    Old Styleclick is in the business of developing, marketing, and supporting e-commerce Internet websites, Internet enabled applications and business and consumer software products based on its proprietary technology for content management, including modeling and rendering technology. Old Styleclick has three principal product groups: e-commerce Internet websites, software including CD-ROM products and applications including CAD and electronic merchandising products, referred to as business software products.

    Since 1998, Old Styleclick has divested many of its products in the business and consumer software product groups and has shifted its primary business focus to the emerging Internet e-commerce market. Old Styleclick is focusing its technology on building and deploying e-commerce Internet sites, such as comparative search and shopping solutions aimed at facilitating businesses' use of e-commerce to reach consumers in the apparel, footwear, accessories, cosmetics and home furnishings industries.

    Revenues generated from Old Styleclick's e-commerce Internet websites include revenues received in connection with (1) website development and maintenance fees for services provided to customers in the development and maintenance of their websites, (2) project participation fees for vendor participation in Old Styleclick's on-line shopping Internet websites,
(3) on-line advertising revenue for advertising on Old Styleclick's on-line shopping websites, (4) transactional revenue from Old Styleclick's fulfillment services provided to Old Styleclick's on-line shopping Internet website participant vendors and (5) product referral fees from referral of vendor products to Internet consumers through Old Styleclick's on-line shopping Internet websites. Revenues from project participation fees are recognized based upon the accomplishment of contractual milestones in a manner that matches revenue with the related cost. Web-site development and maintenance fees and on-line advertising revenue are recognized over the terms of the corresponding contracts. Transactional revenue and product referral fees are recognized based on a percentage of gross revenues from the related transactions. Transactional revenue is recognized upon notification of shipment of the vendors' products by Old Styleclick's fulfillment warehouse or the participant vendors. Product referral fees are recognized based upon notification of the sales information by Old Styleclick's vendors, the independent Internet traffic tracking companies or Old Styleclick's on-line tracking reports.

    Revenues generated from Old Styleclick's consumer CD-ROM products include revenues received in connection with sales of Old Styleclick's developed consumer CD-ROM products and vendor participation in Old Styleclick's developed CD-ROM applications. Sales of the products are recognized at the time of shipment. Revenues from CD-ROM participation fees are recognized based upon the accomplishment of contractual milestones in a manner that matches revenue with the related cost.

    Revenues generated from Old Styleclick's business software products include revenues received in connection with sales and licenses of Old Styleclick's developed business software products and software maintenance revenues. Sales and licenses of the products are recognized at the time of shipment. Revenue generated from software maintenance is recognized on a straight-line basis over the term of the corresponding contract, which is generally twelve months.

RESULTS OF OPERATIONS

    The following table sets forth selected items from Old Styleclick's statement of operations for the years ended 1999, 1998 and 1997 and the percentages that such items bear to net revenues:

                                                              YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------
                                               1999                     1998                     1997
                                        -------------------      -------------------      -------------------
                                                                   (IN THOUSANDS)
Net revenues..........................  $  6,174     100.0%      $  6,681     100.0%       $4,450     100.0%
Cost of sales.........................       668      10.8             82       1.2            87       1.9
                                        --------   -------       --------   -------        ------     -----
Gross profit..........................     5,506      89.2          6,599      98.8         4,363      98.1
Operating costs and expenses:
Selling, general and administrative...    13,362     216.4          8,291     124.1         3,394      76.3
Research and development..............     6,054      98.1          3,541      53.0           172       3.9
Merger related costs..................       405       6.6             --        --            --        --
Amortization of software development
  costs...............................     1,842      29.8          4,890      73.2           774      17.4
                                        --------   -------       --------   -------        ------     -----
  Total operating costs and
    expenses..........................    21,663     350.9         16,722     250.3         4,340      97.6
                                        --------   -------       --------   -------        ------     -----
Loss from operations..................   (16,157)   (261.7)       (10,123)   (151.5)           23       0.5
Investment and other income, net......       278       4.5            435       6.5           331       7.5
                                        --------   -------       --------   -------        ------     -----
Net loss..............................  $(15,879)   (257.2%)     $ (9,688)   (145.0%)      $  354       8.0%
                                        ========   =======       ========   =======        ======     =====

    1999 COMPARED WITH 1998

    NET REVENUES. Revenues in the amount of $4.8 million, or 78% of total revenues for the year ended December 31, 1999, were earned from three sources which can not be expected to reoccur, including product development fees
($.4 million, or 8%), web-site development fees ($.9 million, or 19%) and the sale of Old Styleclick's business software product line ($3.5 million, or 57% of revenues). Net revenues decreased $0.5 million, or 8%, to $6.2 million in 1999 from $6.7 million in 1998. The decrease was primarily due to (1) a decrease of $4.4 million in revenues from Old Styleclick's consumer CD-ROM products, (2) a decrease of $0.054 million in revenues from training services and (3) a decrease of $0.1 million in maintenance fees. These decreases were offset by an increase of $1.9 million in sales of Old Styleclick's business software products, an increase of $1.6 million in revenues generated from Old Styleclick's e-commerce Internet websites and an increase of $0.5 million in revenues from consulting services.

    Revenues generated from Old Styleclick's e-commerce Internet web-sites were $1.6 million in 1999 as compared to no such revenue generated in 1998. The
$1.6 million in revenues primarily consisted of revenues generated from website development and maintenance fees, project participation fees, on-line advertising revenue, digital content generation fees, transactional revenues and product referral fees.

    Revenues generated from consumer CD-ROM products decreased $4.4 million, or 88%, to $0.6 million in 1999 from $5 million in 1998 primarily due to $2 million of revenue generated in 1998 from the one-time license of Old Styleclick's 3-D HOME INTERIORS product to its publisher and $0.4 million of revenue generated in connection with consumer product developing services provided to one of Old Styleclick's major customers in 1998. These revenues were not repeated in 1999 as Old Styleclick has shifted its primary business focus to the emerging consumer Internet e-commerce market. Additionally, revenue generated in connection with Old Styleclick's developing CD-ROM applications decreased $1.2 million to $0.4 million in 1999 from $1.6 million in 1998. The $0.4 million in revenue generated in 1999 resulted from the completion of development of one of the CD-ROM applications which had been in development since 1998. Finally, $0.8 million of the decrease was due to lower CD-ROM participation revenue generated from Old Styleclick's consumer CD-ROM applications in 1999 as compared to 1998. The decrease in CD-ROM participation revenues resulted from Old Styleclick's strategy to shift its marketing focus to Internet e-commerce during 1999.

    Sales of business software products increased $1.9 million, or 135%, to $3.3 million in 1999 from $1.4 million in 1998 primarily due to the sale of two of Old Styleclick's business software product lines and the license of certain related technologies for an up-front fee of $3 million in 1999. In March 1999, Old Styleclick entered into an agreement with one of its major competitors. Under the agreement, Old Styleclick sold two of its business software product lines and licensed its cataloging software to the buyer for an up-front fee of $3 million, additional support fees of up to $1 million, and a contingent payment of up to $1 million depending on future sales over the next 24 months generated from the product lines sold to the buyer. Except for support services, Old Styleclick has no further obligations to this buyer (including further development of the products sold or the software licensed, as all development has been completed on such products and software). The sale of these product lines was part of the overall shift in Old Styleclick's primary business focus from the business software product marketplace to the emerging consumer Internet e-commerce market. As such, the revenues recognized from the sale did not arise from, and are not necessarily representative of Old Styleclick's ongoing business. As a result of the sale, Old Styleclick generated less revenue from its business software products in the remaining period of 1999 as compared to the comparable period in 1998.

    Revenues from consulting services were $0.5 million in 1999 and $50,000 in 1998.

    Revenues from training services decreased $50,000, or 73%, to $20,000 in 1999 from $70,000 in 1998, and maintenance fees decreased $130,000, or 56%, to $100,000 in 1999 from $230,000 in 1998, primarily due to Old Styleclick's overall shift in its primary business focus away from business software products, as discussed above, from which most training and maintenance fees, generated.

    COST OF SALES. Costs of sales are comprised primarily of product fulfillment costs, credit card processing fees, direct shipping material and product royalties associated with the respective revenues. Cost of sales increased $0.6 million to $0.7 million in 1999 from $0.08 million in 1998 primarily due to $0.1 million in cost of sales incurred in connection with the $3 million sale and license of certain of Old Styleclick's business software products in 1999, and a $0.5 million non-cash charge to royalty expense. Old Styleclick issued stock and warrants to Intel, Old Styleclick's project co-developer, valued at approximately $5.5 million in exchange for future royalties through December 2007. Such amount was recorded as prepaid royalties and will be continuously amortized at $0.2 million per quarter until December 2007). No such costs of sales were incurred in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.1 million, or 61%, to $13.4 million in 1999 from $8.3 million in 1998 due to the following factors. Personnel costs increased $1.6 million, or 58%, to $4.4 million in 1999 from $2.8 million in 1998. The increase in personnel costs resulted primarily from the hiring of additional personnel in late 1998 to support Old Styleclick's increased operating activities, increasing the total number of employees from 121 as of December 31, 1998 to 157 as of December 31, 1999, and $0.2 million of bonuses paid to Old Styleclick's executives in 1999. Additionally, certain related costs including travel, marketing, telephone, office supplies expenses, taxes and licenses, repair and maintenance and depreciation expense increased
$3.6 million, or 102%, to $7.1 million in 1999 from $3.5 million in 1998. Of that increase, $3.5 million was related to an increase in Old Styleclick's marketing activities in 1999 to support its new e-commerce products. Additionally, professional services including accounting, legal and consulting services increased $0.7 million, or 75%, to $1.6 million in 1999 from $0.9 million in 1998. The increase in professional services was primarily due to Old Styleclick's increased requirements for these services in 1999 compared to 1998, resulting from Old Styleclick's increased operating activities in the emerging e-commerce market and support of its new e-commerce products and dispositions of certain Old Styleclick's business software product lines. Finally, bad debt expense decreased $0.8 million, or 93%, to $60,000 in 1999 from $0.9 million in 1998. Such decrease was primarily attributable to the additional bad debt reserve in the amount of $0.9 million recorded by Old Styleclick during 1998 upon Old Styleclick's review of certain specific accounts. No such additional reserve was recorded in 1999.

    RESEARCH AND DEVELOPMENT. Old Styleclick incurred $7.2 million of research and development expenditures in 1999, of which $1.1 million was capitalized and $6.1 million was expensed, compared to $6.6 million in 1998, of which $3.1 million was capitalized and $3.5 million was expensed. The 9% increase in research and development expenditures from 1998 to 1999 was primarily due to the hiring of additional personnel in connection with the further development of Old Styleclick's Internet application projects.

    MERGER RELATED COSTS. Old Styleclick incurred $0.4 million of expense in connection with its merger plan with USANi Sub in the fourth quarter of 1999. No such expense was incurred in 1998. The $0.4 million expense was primarily related to legal and accounting services. Costs related to the merger are expected to increase significantly in the first and second quarters of 2000.

    AMORTIZATION OF SOFTWARE DEVELOPMENT COSTS. The amortization of software development costs decreased $3.1 million, or 62%, to $1.8 million in 1999 from $4.9 million in 1998 due primarily to a $3.4 million write-off of capitalized software cost in 1999 as compared to 1998. Approximately $1.0 million of the total write-off was related to the exclusive license of Old Styleclick's 3D HOME INTERIORS product to its publisher. The remaining $2.4 million was primarily attributable to the software capitalized prior to 1998 in relation to certain business software products which Old Styleclick is exiting as a result of its new business strategy to target the emerging e-commerce market. In 1999, Old Styleclick wrote-off a total of $0.3 million of capitalized software cost. The write-off was related to the product lines sold to one of Old Styleclick's competitors in the first quarter of 1999.

    INVESTMENT INCOME. Investment income decreased $0.1 million, or 36%, to $0.3 million in 1999 from $0.4 million in 1998 due to the decrease in income generated from a money market account in which Old Styleclick's funds are maintained. The decrease resulted from a lower average cash balance maintained in this account in 1999 as compared 1998.

    INCOME TAXES. Old Styleclick recorded no provision for income taxes in 1999 and 1998 due to net operating losses in both years.

    1998 COMPARED WITH 1997

    NET REVENUES. Net revenues increased $2.2 million, or 50%, to $6.7 million in 1998 from $4.5 million in 1997. The increase was primarily due to (1) an increase in the revenues from Old Styleclick's consumer CD-ROM products, (2) an increase of $0.005 million in revenue from training services, and (3) an increase of $0.07 million in maintenance fees. The increase was offset by a decrease of $0.9 million in sales of Old Styleclick's business software products and a decrease of $0.1 million in revenues from consulting services.

    Revenue generated from consumer CD-ROM products increased $3.2 million or 176%, to $5 million in 1998 from $1.8 million in 1997. The increase was primarily due to (1) $2 million of revenue generated from the exclusive license of Old Styleclick's 3D HOME INTERIORS product to its publisher,
(2) $1.6 million of revenue generated in connection with Old Styleclick's developing two CD-ROM applications, (3) $0.4 million of revenue generated in connection with consumer product developing services provided to one of Old Styleclick's major customers and (4) $1 million CD-ROM participation revenue generated form Old Styleclick's consumer CD-ROM applications in 1998. No such revenues were generated in 1997. The increase was offset by a total of $1.8 million revenues generated in 1997 which were not repeated in 1998, including a one-time payment of $1.5 million in connection with Old Styleclick's fulfillment of certain obligations under an agreement with Intel in connection with the co-development of consumer software.

    Sales of business software products decreased $0.9 million, or 39%, to $1.4 million in 1998 from $2.3 million in 1997 primarily due to $0.4 million in foreign sales generated by two of Old Styleclick's major customers in Europe in 1997, which sales were not repeated in 1998. The remaining decrease resulted from Old Styleclick's strategy to shift its focus to Internet e-commerce.

    COST OF SALES. Cost of sales associated with Old Styleclick's CD-ROM consumer products does not have a major impact on the total cost of sales since an insignificant amount of cost of sales was incurred in connection with the CD-ROM consumer products in 1998 and no such cost of sales was incurred in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.9 million, or 144%, to $8.3 million in 1998 from $3.4 million in 1997. Personnel costs increased $1.2 million, or 78%, to $2.8 million in 1998 from $1.6 million in 1997. The increase in personnel costs resulted from the hiring of additional personnel in late 1997 and 1998 to support Old Styleclick's increased operating activities, increasing the total number of employees from 86 as of December 31, 1997 to 121 as of December 31, 1998. Additionally, certain related costs including travel, marketing, telephone, office supplies expenses, taxes and licenses, repair and maintenance and depreciation expense increased $2.3 million, or 180%, to $3.5 million in 1998 from $1.3 million in 1997. $1.4 million of such increase was related to Old Styleclick's increasing marketing activities in 1998 to support its new e-commerce products. Also, professional services including accounting, legal and consulting services increased $0.5 million, or 108%, to $1 million in 1998 from $0.4 million in 1997. The increase in professional services was primarily due to Old Styleclick's increased requirements for these services in 1998 compared to 1997 resulting from Old Styleclick's increased operating activities. Finally, bad debt expense increased $0.9 million, or 1,663%, to $0.9 million in 1998 from $52,000 in 1997 due to Old Styleclick's decision in 1998 to increase its bad debt reserve by $0.9 million due to Old Styleclick's increasing sales volume, and based on a review of specific accounts.

    RESEARCH AND DEVELOPMENT. Old Styleclick incurred $6.6 million of research and development costs in 1998, as compared to $3.1 million in 1997. In 1997, $3.1 million of such costs were capitalized as software development costs, while in 1998, $2.8 million of such costs were capitalized as software development costs. The remaining $3.5 million of research and development costs in 1998 were expensed, compared to $0.2 million in 1997. The 102% increase in research and development expenditure from 1997 to 1998 was primarily due to the hiring of additional personnel to perform software programming services in connection with the further development of Old Styleclick's business software, consumer software and Internet products. A lower percentage of research and development expenditures were capitalized in 1998 as compared to 1997 due primarily to Old Styleclick's completion of two major projects at the beginning of 1998. A significant portion of the research and development expenses incurred prior to the completion of those two major projects was capitalized as software development costs.

    AMORTIZATION OF SOFTWARE DEVELOPMENT COSTS. The amortization of software development costs increased $4.1 million, or 532%, to $4.9 million in 1998 from $0.8 million in 1997 partially because Old Styleclick began marketing and amortizing development costs associated with several new versions of software products in late 1997 and in 1998. In addition, Old Styleclick took a one-time charge to write off a total of $3.4 million of its research and development cost in 1998. Of the total write-off $1 million was related to the exclusive license of Old Styleclick's 3D HOME INTERIORS product to its publisher. The remaining $2.4 million write-off was primarily attributable to the software capitalized prior to 1998 in relation to certain products in the business software market which Old Styleclick is exiting as a result of its new business strategy to target the emerging e-commerce market.

    INVESTMENT INCOME. Investment income increased $0.1 million, or 31%, to $0.4 million in 1998 from $0.3 million in 1997. This increase is due to the increase in income generated from a money market account in which the proceeds received in July 1997 upon the exercise by warrant holders of Old Styleclick's public warrants after notice of redemption was given in June 1997, along with other amounts, are maintained.

    INCOME TAXES. Old Styleclick recorded no provision for income taxes in 1998 and 1997 due to net operating losses in 1998 and the utilization of net operating loss carryforwards in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Old Styleclick's ratio of current assets to current liabilities on December 31, 1999 decreased to 2.6 from 10.12 on December 31, 1998. The decrease was primarily due to a 32% decrease in Old Styleclick's current assets balance and a 167% increase in its current liabilities balance from December 31, 1998 to December 31, 1999. The 32% decrease in current assets balance was primarily due to a $4.95 million decrease in cash. The decrease was offset by a $0.2 million increase in accounts receivable, a $1.4 million increase in prepaid expenses and other current assets, a $0.6 million increase in deferred royalties and a $0.5 million increase in deferred advertising and promotion. The 167% increase in current liabilities was primarily due to a $1 million increase in accounts payable and accrued expenses.

    Old Styleclick's cash balance decreased $4.9 million, or 78%, to $1.4 million at December 31, 1999 from $6.3 million at December 31, 1998 primarily due to a decrease of $13.5 million resulting from cash used by Old Styleclick in its operating activities and a decrease of $0.9 million resulting from cash used for the purchase of fixed assets. Such decreases were offset by an increase of $0.4 million in cash received by Old Styleclick in connection with stock options exercised by Old Styleclick's employees in 1999, $6,000 received by Old Styleclick in connection with warrants exercised by its IPO principal underwriter, $1.3 million received by Old Styleclick in connection with warrants exercised by one of its outside consultants and net proceeds of $7.8 million received by Old Styleclick in connection with the issuance of 776,827 shares of its common stock in April 1999.

    Old Styleclick's accounts receivable balance increased $0.1 million, or 18%, to $1 million at December 31, 1999 from $0.9 million at December 31, 1998. This increase was primarily due to a $0.5 million receivable balance at December 31, 1999, which was related to the revenue generated in late 1999 from one of Old Styleclick's major customers. The increase was offset by a decrease resulting from the collection during 1999 from two of Old Styleclick's major customers of approximately $0.3 million in accounts receivable from such customers at December 31, 1998.

    Old Styleclick's prepaid expenses and other current assets balance increased $1.4 million to $1.8 million on December 31, 1999 from $0.4 million on December 31, 1998 primarily due to a $3.4 million prepayment recorded in 1999 in connection with a two-year e-commerce marketing agreement entered into by Old Styleclick with an Internet portal company as a prepayment of future marketing expense. Of this amount, $1.9 million was expensed in 1999.

    Old Styleclick had $5.1 million in deferred royalties at December 31, 1999 compared to none at December 31, 1998. In April 1999, Old Styleclick recorded $5.5 million in deferred royalties in connection with the issuance of 455,218 shares of Old Styleclick's common stock and warrants to purchase a total of 538,674 shares of Old Styleclick's common stock to Intel, its project co-developer. $0.5 million of this amount was expensed in 1999.

    Old Styleclick had $1.0 million in deferred advertising and promotion expense at December 31, 1999 compared to none at December 31, 1998. In 1999, Old Styleclick recorded $1.4 million in deferred advertising and promotion expenses related to the issuance of warrants to purchase a total of 250,000 shares of common stock in consideration of business promotion services to be provided to Old Styleclick. Of this amount, $0.4 million was expensed in 1999.

    On December 31, 1999 Old Styleclick's accounts payable and accrued expenses balance increased $1.3 million to $1.8 million from $0.5 million at December 31, 1998 primarily due to a $0.2 million increase in accrued legal service fees from December 31, 1998 to December 31, 1999 and a $0.3 million increase in accrued bonus primarily due to $0.2 million in bonuses accrued for Old Styleclick's executive officers at December 31, 1999. Finally, the total balance from the year-end outstanding bills increased $0.7 million from December 31, 1998 to December 31, 1999 primarily due to advertising bills in a total amount of $0.6 million recorded in late 1999 and paid subsequent to December 31, 1999. No such bills were recorded at December 31, 1998.

    Old Styleclick's total shareholders' equity balance increased $0.8 million, or 6%, to $13.1 million at December 31, 1999 from $12.3 million at December 31, 1998 primarily due to $7.8 million in net proceeds received from the issuance of a total of 776,827 shares of Old Styleclick's common stock to four of its investors in April 1999, $0.4 million in proceeds received from the exercise of stock options to purchase a total of 44,500 shares of Old Styleclick's common stock by 18 employees during 1999, $6,000 in proceeds received from the exercise of warrants to purchase a total of 1,000 shares of Old Styleclick's common stock by the principal underwriter of its initial public offering and $1.3 million received by Old Styleclick in connection with warrants exercised by an outside consultant. Additionally, an increase of $5.5 million resulted from Old Styleclick's issuance to Intel in April 1999 of 455,218 shares of the its common stock and warrants to purchase a total of 538,674 shares of Old Styleclick's common stock. Finally, an increase of $1.7 million resulted from Old Styleclick's issuance of warrants to purchase 466,667 shares of common stock in 1999 in consideration of business promotion and consulting services provided (or to be provided) to Old Styleclick. The increase was offset by a net operating loss in the amount of $15.9 million in 1999.

    As of December 31, 1999, employee stock options to purchase a total of 946,286 shares with a weighted average exercise price of $11.11 per share and warrants to purchase a total of 2,225,969 shares of Old Styleclick's common stock with a weighted average exercise price of $13 per share were exercisable. Approximately $40 million will be received if all of such stock options and warrants are exercised in the future. However, the exercise of these stock options and warrants is subject to various conditions, including Old Styleclick's stock market price, the option/warrant holders' willingness to exercise and certain restrictive trading regulations.

    In January 2000, Old Styleclick and USAi announced an agreement to merge. Under the agreement, Old Styleclick will merge with a wholly-owned subsidiary of New Styleclick and ISN, an indirect wholly owned subsidiary of USAi will merge with another wholly-owned subsidiary of New Styleclick. The new company will own and operate the combined properties of Old Styleclick and ISN. Under the terms of the agreement, USAi will also invest $40 million in cash, contribute
$10 million in advertising and promotional services and will receive warrants to purchase additional shares of the new company. Upon both the closing of the transaction and on a fully diluted basis, USAi will own approximately 75% of the new company and Old Styleclick's shareholders will own approximately 25%. In the interim, USAi has extended a $10 million credit line to Old Styleclick. Consummation of the merger is subject to various conditions, including approval by Old Styleclick's shareholders and the receipt of required regulatory approvals.

    Old Styleclick anticipates continuing to use its capital primarily to fund the activities related to the design, development, marketing, sales and support of its e-commerce websites. Together with its existing capital, the $10 million credit line provided by USAi and anticipated funds from operations, Old Styleclick believes that its capital resources will be sufficient to provide its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Old Styleclick expects the merger to be completed in the third quarter of 2000. If the merger is not completed and cash generated from operations is insufficient to satisfy capital requirements, Old Styleclick may have to sell additional equity or debt securities or obtain credit facilities, assuming it can do so on acceptable terms.

                    ISN MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    ISN is engaged in electronic commerce business transacted over the Internet through its two websites, FirstAuction.com and FirstJewelry.com.
FirstAuction.com was launched in June of 1997 and is an online real time business-to-consumer diversified auction retailer. FirstJewelry.com was launched in October 1999 and is an online retailer of jewelry offering a broad merchandise assortment across 9-10 categories with over 30 subcategories.

    On December 20, 1996, USAi acquired ISN in connection with its acquisition of Home Shopping Network, Inc. and on February 12, 1998 USAi contributed its interest in ISN to USANi LLC, a company formed in connection with USAi's acquisition of certain cable networks and television production businesses from Universal Studios, Inc., a subsidiary of The Seagram Company Ltd.

RESULTS OF OPERATIONS

    The following table sets forth ISN's statement of operations for the years ended 1999, 1998 and 1997:

                                                                             ISN
                                                              ---------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1997         1998       1999
                                                              -----------   --------   --------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................   $ 12,954     $ 21,288   $ 24,690
Cost of sales...............................................     12,987       20,216     23,845
                                                               --------     --------   --------
    Gross profit (loss).....................................        (33)       1,072        845
Operating costs and expenses:
  Selling and marketing.....................................      1,176        5,193     10,793
  Product development costs.................................      1,580        3,334      5,520
  General and administrative................................      5,869        8,231     19,283
  Write-off of capitalized software.........................         --           --      4,489
  Depreciation and amortization.............................      2,018        1,436      3,251
                                                               --------     --------   --------
    Total operating costs and expenses......................     10,643       18,194     43,336
                                                               --------     --------   --------
    Operating loss..........................................    (10,676)     (17,122)   (42,491)
Other income (expense)......................................         --          198         (3)
                                                               --------     --------   --------
Loss before income taxes....................................    (10,676)     (16,924)   (42,494)
Income tax expense..........................................         --           --         --
                                                               --------     --------   --------
    NET LOSS................................................   $(10,676)    $(16,924)  $(42,494)
                                                               ========     ========   ========

    1999 COMPARED WITH 1998

    GROSS PROFIT (LOSS). For the year ended December 31, 1999, net revenues increased $3.4 million, or 16.0%, to $24.7 million from $21.3 million compared to 1998 primarily due to increased sales from FirstAuction.com and to a lesser extent FirstJewelry.com, which was launched at the beginning of the fourth quarter of 1999. These increases were partially offset by the shut down of the Computer Superstore business in October 1998. Total units shipped increased by 96.4% to 1.0 million units compared to 0.5 million units in 1998 as the product mix shifted away from higher priced electronics and computers to lower priced home and leisure products. Gross profit decreased by $0.2 million, to

$0.8 million (3.4%) from $1.1 million (5.0%) in 1998 due primarily to increased costs of shipping product as FirstAuction.com offered free shipping to expand the business.

    OPERATING COSTS AND EXPENSES. For the year ended December 31, 1999, total operating costs and expenses increased $25.1 million, or 138.2%, to $43.3 million from $18.2 million compared to 1998, primarily due to increased general and administrative costs of $11.1 million, $5.6 million in selling and marketing and $2.2 million of product development expenses. The increase in general and administrative expenses was primarily personnel expenses of $6.5 million due to increased staffing needs, and the product development cost increase was for the launch of FirstJewelry.com and to expand and enhance the FirstAuction business. The increase in selling and marketing costs resulted primarily from advertising and promotion of $3.0 million for the FirstJewelry launch. Also, in 1999, ISN wrote off $4.5 million of costs associated with the FirstOutlet website, which were incurred in 1999, when management determined not to launch the website.

    Depreciation expense increased $1.8 million due to hardware, software licenses and software development purchases to support the operations of FirstAuction.com and for the launch of FirstJewelry.com.

    As a limited liability company, ISN is not subject to federal or state income taxes, but rather the LLC partners are responsible for taxes related to the earnings attributable to each partner.

    1998 COMPARED WITH 1997

    GROSS PROFIT (LOSS). For the year ended December 31, 1998, net revenues increased $8.3 million, or 64.3%, to $21.3 million from $13.0 million in 1997 due to increased sales of $14.4 million from FirstAuction.com which launched in June of 1997, partially offset by the shutdown of the Computer Superstore in October 1998. Gross profit increased by $1.1 million, to $1.1 million (5.0%) from a loss of $30,000 million in 1998 due primarily to the increase in revenue.

    OPERATING COSTS AND EXPENSES. For the year ended December 31, 1998, total operating costs and expenses increased by $7.6 million, or 70.9%, to $18.2 million from $10.6 million in 1997, primarily due to increased selling and marketing costs of $4.1 million, $2.4 million in general and administrative expenses and $1.8 million of product development expenses. The increase in selling and marketing costs resulted primarily from a full year of promotional spending for FirstAuction.com. The increase in general and administrative expenses was due to the expansion of staff to support general business growth and the sourcing of products from beyond the Home Shopping Network. Product development increases were for increased functionality and website enhancements for FirstAuction.com.

    Depreciation expense increased $0.6 million due to assets placed in service to support the operations of FirstAuction.com. Amortization of goodwill decreased by $1.1 million due to goodwill associated with the acquisition of Computer Superstore being fully amortized in 1997.

    As a limited liability Company, Old Styleclick is not subject to federal or state income taxes, but rather the LLC members are responsible for taxes related to the earnings attributable to each member. In 1997, Old Styleclick was included in the consolidated tax return of USAi, but no tax expense was incurred due to the operating loss.

LIQUIDITY AND CAPITAL RESOURCES

    The continuing operations and capital resources and liquidity requirements of ISN are dependent on USAi and USANi LLC, as the operating losses and capital expenditures of ISN have been funded through December 31, 1999 by capital contributions by USAi.

    Net cash used in operating activities was $33.7 million, $18.0 million and $11.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. Cash used primarily resulted from operating losses in each period. ISN made capital expenditures of $17.7 million, $2.6 million and $2.6 million in the years ended December 31, 1999, 1998 and 1997, respectively. USAi made capital contributions of $51.4 million, $20.6 million and $14.0 million in the years ended December 31, 1999, 1998 and 1997, respectively, to fund operations and the capital expenditures.

    On February 12, 1998, USAi and USANi LLC, as borrower, entered into the credit agreement, which provides for a $1.6 billion credit facility. The credit facility was used to finance the proposed transactions and to refinance USAi's then-existing $275.0 million revolving credit facility. The credit facility consists of (1) a $600.0 million revolving credit facility with a $40.0 million sub-limit for letters of credit, (2) a $750.0 million Tranche A Term Loan and,
(3) a $250.0 million Tranche B Term Loan. The Tranche A Term Loan and the Tranche B Term Loan have been permanently repaid as of December 31, 1999, as described below. The revolving credit facility expires on December 31, 2002. As of December 31, 1999, there was $598.7 million available for borrowing after taking into account outstanding letters of credit.

    Since December 31, 1999, USANi LLC has continued to fund the operations of ISN through a demand note, which bears interest at USANi LLC's borrowing rate under the existing credit agreement. ISN anticipates that USANi LLC will have to continue to fund its operations until the mergers are completed.

    On January 25, 2000, USAi and Styleclick.com Inc., a leading enabler of e-commerce for manufacturers and retailers, announced an agreement to form a new company by merging ISN and Old Styleclick. Under the terms of the agreement, USAi and USANi LLC will also invest $40 million in cash, contribute $10 million in advertising and promotional services, and will receive warrants to purchase additional shares of the new company. In the interim, USAi has agreed to extend a $10 million line of credit to Old Styleclick. The proposed transaction is expected to close in the third quarter of 2000.

OTHER MATTERS

    In late 1999, ISN completed its remediation and testing of systems. As a result of those planning and implementation efforts, ISN experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. ISN is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, including the systems of Home Shopping Network on which certain applications are run, or the products and services of third parties. ISN will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Since July 19, 1999, Old Styleclick's common stock has traded on the Nasdaq National Market under the symbol "IBUY." From March 1996 until July 19, 1999, Old Styleclick's common stock traded on the Nasdaq National Market under the symbol "MODA." The following table sets forth the high and low sales prices for Old Styleclick's common stock for the fiscal years ended December 31, 1998 and 1999, as reported by Nasdaq:

                                                                HIGH         LOW
                                                              ---------   ---------
FISCAL YEAR ENDED DECEMBER 31, 1998
  1st Quarter...............................................  20 1/4      11
  2nd Quarter...............................................  24 7/8      13 3/4
  3rd Quarter...............................................  23 5/8      10 7/8
  4th Quarter...............................................  24 3/4       6
FISCAL YEAR ENDED DECEMBER 31, 1999
  1st Quarter...............................................  21 1/2      11 5/8
  2nd Quarter...............................................  15 1/8       8 3/8
  3rd Quarter...............................................  12 1/4       6 3/4
  4th Quarter...............................................  15           6 1/4

    On March 22, 2000, the last reported sale price for the day of Old Styleclick common stock was $11.5 per share. On January 24, 2000, the last full trading date prior to the public announcement of the signing of the merger agreement, the last reported sale price for the day of Old Styleclick common stock was $17.50 per share.

    New Styleclick has applied to have its shares of Class A common stock approved for listing on the Nasdaq National Market under the symbol "IBUY."

    There is no established trading market for the limited liability company units of ISN.

DIVIDEND INFORMATION

    To date, neither Old Styleclick nor ISN has declared or paid dividends. New Styleclick anticipates that it also will not declare or pay dividends on any class of stock, and will retain any earnings for the foreseeable future for use in its operating activities.

NUMBER OF SHAREHOLDERS

    As of [           ], 2000, there were approximately [        ] holders of
record of Old Styleclick common stock.

    If the mergers are completed, each share of common stock of Old Styleclick will be converted into one share of Class A common stock of New Styleclick. Each unit of ISN, other than units held by USANi Sub, will be coverted into
0.601 shares of class A common stock of New Styleclick and each unit of ISN held by USANi Sub will be converted into 0.601 shares of Class B common stock of New Styleclick. In addition, options and warrants to purchase shares of common stock of Old Styleclick, will be converted into options or warrants to purchase the same number of shares of Class A common stock of New Styleclick, on the same terms and conditions and at the same per share exercise price that applied before the merger. See "The Proposed Transactions--Interests of Executive Officers and Directors of Old Styleclick in the Transactions".

                 SPECIAL MEETING OF OLD STYLECLICK SHAREHOLDERS

GENERAL

    New Styleclick is furnishing this proxy statement/prospectus to the shareholders of Old Styleclick in connection with the solicitation of proxies by the Old Styleclick Board of Directors for use at the special meeting of Old Styleclick shareholders.

DATE, TIME AND PLACE

    The special meeting of Old Styleclick shareholders will be held on [      ],
2000, at [      ] p.m., Pacific Standard Time, at Old Styleclick's principal executive offices at 3861 Sepulveda Boulevard, Culver City, California 90230.

MATTERS TO BE CONSIDERED

    At the special meeting, the shareholders of Old Styleclick will be asked to consider and vote upon:

        1. The approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger of a wholly-owned subsidiary of New Styleclick with and into Old Styleclick; and

        2. Other matters which may properly be brought before the special meeting and any adjournments or postponements of the meeting.

RECORD DATE FOR VOTING ON THE MERGER; SHAREHOLDERS ENTITLED TO VOTE

    The Old Styleclick Board has fixed the close of business on [      ], 2000,
as the record date for determination of Old Styleclick shareholders entitled to notice of and to vote at the special meeting. As of the close of business on the
record date, there were [      ] shares of Old Styleclick common stock
outstanding and entitled to vote, held of record by [      ] shareholders.

VOTING PROCEDURES

    The proxy accompanying this document is solicited on behalf of Old Styleclick's Board of Directors. A majority of the outstanding shares of Old Styleclick common stock issued and outstanding on the record date must be present or represented by proxy at the special meeting in order to have a quorum. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.

    On all matters, each share of Old Styleclick common stock has one vote. The affirmative vote of a majority of the outstanding shares is required to approve the merger. If your shares are held in street name, you must instruct your broker how to vote your shares. See "Questions and Answers About The Merger." If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will not be considered as voting with respect to that matter. Such a proxy, however, will be counted for purposes of determining a quorum.

    Old Styleclick shareholders are requested to complete, date, sign and return the accompanying proxy in the enclosed envelope or otherwise mail it to Old Styleclick. Whether or not you are able to attend the special meeting, you are urged to vote your proxy. All properly completed proxies received by Old Styleclick prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, will be voted "FOR" approval of the merger agreement and the merger of Old Styleclick with a wholly-owned subsidiary of New Styleclick. Old Styleclick's Board of Directors does not intend to bring any other business before the special meeting, and, so far as Old Styleclick's Board knows, no other matters are to be brought before the special meeting. If any other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the person voting such proxies.

REVOCATION OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the time the proxy is to be voted at the special meeting by attending the special meeting and voting in person or by delivering to Old Styleclick a written notice or a duly executed proxy, each bearing a date later than the date of the proxy, stating that the proxy is revoked prior to the special meeting.

VOTE REQUIRED TO APPROVE THE MERGER

    The affirmative vote of the holders of a majority of the outstanding shares of Old Styleclick common stock is required to approve and adopt the merger agreement and approve the merger of Old Styleclick with a wholly-owned subsidiary of New Styleclick. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes cast against the proposed transactions.

    Ms. Freedman, Mr. Vecchione, Mr. Freedman and Intel Corporation have each agreed to vote in favor of the proposed transactions. These principal shareholders hold approximately 2,519,036 shares of Old Styleclick common stock representing approximately 32.6% of the outstanding voting shares of Old Styleclick.

RECOMMENDATION OF OLD STYLECLICK'S BOARD OF DIRECTORS

    After careful consideration of the merger agreement and proposed merger of Old Styleclick with a wholly-owned subsidiary of New Styleclick, the Board of Directors of Old Styleclick has determined that the merger is fair to, and in the best interests of, Old Styleclick and its shareholders. Accordingly, the Board of Directors of Old Styleclick unanimously approved the merger agreement and the merger and unanimously recommends that the Old Styleclick shareholders vote for approval and adoption of the merger agreement and approval of the merger.

    The matters to be considered at the special meeting are of great importance to Old Styleclick and its shareholders. Accordingly, you are urged to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

EXCHANGE OF STOCK CERTIFICATES

    Do not send any stock certificates now. A transmittal form with instructions for the surrender of certificates for Old Styleclick common stock will be mailed after completion of the merger to holders of Old Styleclick common stock.

SOLICITATION OF PROXIES

    Old Styleclick, ISN and USANi Sub each will bear its own expenses in connection with the preparation and filing of this proxy statement/prospectus and the solicitation of proxies from Old Styleclick shareholders. In addition to solicitation by mail, Old Styleclick's directors, officers and employees may solicit proxies by telephone, telegram, telecopier, electronic mail or otherwise. The directors, officers and employees of Old Styleclick will not receive compensation for such solicitation but may receive reimbursement from Old Styleclick for out-of-pocket expenses incurred in connection with the solicitation. Old Styleclick will request that brokerage firms, fiduciaries and other custodians forward copies of the solicitation materials to the beneficial owners of shares of Old Styleclick common stock held of record by them and Old Styleclick will reimburse them for reasonable expenses incurred in forwarding the material. Old Styleclick has retained a proxy solicitation firm, MacKenzie Partners, Inc., to aid it in the solicitation.

SHARE OWNERSHIP OF MANAGEMENT

    On the record date, directors and executive officers of Old Styleclick, including Ms. Freedman, Mr. Vecchione, and Mr. Freedman, and their affiliates owned and had the right to vote an aggregate of 2,063,818 shares of Old Styleclick common stock, constituting approximately 26.7% of the shares of Old Styleclick common stock.

    Each of Ms. Freedman, Mr. Vecchione and Mr. Freedman has agreed, pursuant to separate voting agreements with USANi Sub, to vote all of the shares of Old Styleclick common stock that they have the right to vote for approval and adoption of the merger agreement and approval of the merger of Old Styleclick with a wholly-owned subsidiary of New Styleclick.

                           THE PROPOSED TRANSACTIONS

    This section of the proxy statement/prospectus describes the material aspects of the proposed transactions. The discussion relating to the merger agreement and the other documents is a summary and is not complete. For more detailed information, you should review the merger agreement, the option agreement, the stockholder agreement and the other agreements referred to in this discussion, which are attached to this proxy statement/prospectus as annexes and which are incorporated herein by reference.

BACKGROUND

    During 1999, as the management of Old Styleclick attempted to develop and expand its Internet e-commerce businesses through its Styleclick.com and Fashiontrip.com websites, management recognized Old Styleclick's need for substantially greater capital and marketing resources in order for its business to compete effectively. At meetings of Old Styleclick's Board of Directors during 1998 and 1999, the Board considered various ways for Old Styleclick to obtain the capital and marketing and merchandising resources necessary to expand its business. The Board requested Old Styleclick's officers to investigate opportunities for growth through strategic alliances and ventures with other companies in the commerce arena. In 1998 and during the first three quarters of 1999, Old Styleclick's executives explored several potential opportunities for growth through strategic alliances or joint ventures and investigated the availability of substantial new capital through one or more equity offerings. Although Old Styleclick was able to secure $8.5 million of new capital through a privately-placed financings in April 1999, the Board determined that additional capital was still necessary to promote Old Styleclick's continued growth and development.

    In August 1999, Old Styleclick was recommended to ISN as a company that could provide Internet development and technical services for companies engaging in Internet-based e-commerce. A meeting was held on September 3, 1999 between representatives of the Old Styleclick and ISN where Old Styleclick presented its technology to ISN's senior management. During September and October of 1999, representatives of ISN met with representatives of Old Styleclick. In the course of discussions about how the technical expertise of Old Styleclick could be made available to ISN to develop and improve its websites and how the merchandising/e-commerce expertise of ISN could help Old Styleclick, the possibility of a strategic alliance between Old Styleclick and ISN was raised. The representatives of both parties expressed an interest in investigating possible synergies that an alliance might present and agreed to future discussions after raising the proposal with their respective senior management and, in the case of ISN, with its parent company, USAi.

    Following a discussion in September, Old Styleclick, ISN and USAi, investigated the public information available about the other respective companies and businesses and independently concluded that further consideration of some form of strategic alliance or business combination appeared to be justified. Old Styleclick and USAi signed a confidentiality and non-disclosure agreement on October 4, 1999 in order for their executives to investigate and evaluate considerations related to an alliance or business combination of their companies.

    On October 14, 1999, senior management of ISN brought representatives from USAi to meet with representatives of Old Styleclick and discuss Old Styleclick's business and technology. On the following day, Mr. Dara Khosrowshahi, President of USA Networks Interactive, a division of USAi responsible for evaluating interactive opportunities on behalf of the parent company, met with Old Styleclick senior management to discuss the possibility of a business combination with ISN and the potential advantages that could be realized by both companies.

    Based on the view of Old Styleclick's executives that significant strategic benefits could be realized by some form of alliance or business combination of Old Styleclick, ISN and USAi, Old Styleclick's

Board of Directors directed Mr. Vecchione to continue discussions with ISN, with the goal of determining the basis and structure for such an alliance or business combination.

    On November 30, 1999, a telephone conference was held between executives of Old Styleclick, executives of ISN and USAi and their respective financial and legal advisors. The parties and their advisors discussed the potential terms of a merger between ISN and Old Styleclick, including potential structures for a transaction and the business and strategic goals that might be realized by a transaction. Following the telephone conference on November 30, 1999, drafts of a term sheet for a business combination of Old Styleclick and ISN were exchanged and negotiated between representatives of Old Styleclick, ISN, and USAi, and representatives of Old Styleclick, ISN and USAi conducted due diligence investigations and discussed financial information and projections. During negotiations it was recognized that an important condition to ISN's willingness to proceed with discussions was that Old Styleclick obtain (1) waivers from the investors in its April 1999 private placement, referred to as the Investors, of several material terms of their warrants and investment agreements and (2) voting, waiver and lock-up agreements from Ms. Freedman, Mr. Vecchione, Mr. Freedman and Intel Corporation, significant Old Styleclick shareholders. In December 1999, Old Styleclick retained PaineWebber Incorporated and ING Barings LLC to advise Old Styleclick about the financial considerations of a merger with USAi or one of its subsidiaries and the fairness from a financial point of view of the terms of such a transaction.

    From November 30, 1999 through December 31, 1999, representatives of Old Styleclick, ISN and USANi Sub, and their respective legal and financial advisors, continued their due diligence investigations and conducted further negotiations regarding the principal terms of a merger of the two companies. On December 21, 1999, Mr. Vecchione, co-CEO of Old Styleclick, met with Mr. Barry Diller, Chairman and Chief Executive Officer of USAi, at Mr. Diller's offices in New York City to discuss the proposed transaction. In addition, preliminary discussions were held with the Investors regarding the waivers required by USANi Sub. The Investors requested additional information about the proposed transaction, and in late December 1999 Old Styleclick entered into confidentiality and non-disclosure agreements with two principal Investors, Castle Creek Technology Partners LLC and Marshall Capital Management Inc.. Negotiations then continued with the Investors regarding the waivers required by USANi Sub.

    On January 20, 2000, a special meeting of the Board of Directors of USAi and the Board of Managers of USANi Sub LLC was held at which Mr. Dara Khosrowshahi presented the terms and conditions of the proposed transactions. The Boards discussed and unanimously approved the proposed transactions and authorized
Mr. Khosrowshahi and other senior executives of USAi to reach final agreement with Old Styleclick.

    On January 23, 2000, a special meeting of the Board of Directors of Old Styleclick was held at which all the directors were present as well as Old Styleclick's counsel and financial advisors. At the meeting, the Board reviewed and discussed the terms and conditions of the proposed merger with ISN, including the terms and conditions of the related transactions and agreements, heard reports from representatives of PaineWebber and ING Barings as to the fairness from a financial point of view of the proposed terms and engaged in a full discussion of the proposed merger and related transactions. At the conclusion of the meeting, Old Styleclick's Board of Directors tentatively approved the terms and conditions of the proposed merger with ISN and related transactions and agreements, and authorized Old Styleclick's executives and advisors to reach final agreement with ISN and USANi Sub on all terms of the merger and related transactions, and to obtain the waivers and agreements from the Investors.

    Following the January 23, 2000 meeting, negotiations continued among the representatives of ISN, USANi Sub, Old Styleclick and the Investors. A special meeting of the Old Styleclick Board of Directors was held on January 24, 2000, with all the directors and Old Styleclick's counsel and financial advisors present. The Board reviewed and considered the final terms of the proposed merger and related agreements which had been negotiated with ISN and USANi Sub, reviewed and considered the terms of the voting and waiver agreements which had been negotiated with the principal Old Styleclick shareholders and the Investors and discussed various financial and strategic considerations related to the merger. PaineWebber and ING Barings, in separate presentations to, and discussions with the Board, reviewed their respective analyses of the fairness of the merger transaction and rendered their respective oral opinions that the merger was fair from a financial point of view to Old Styleclick and its shareholders, both before and after the issuance of shares to USANi Sub upon the exercise of the option provided in the merger and related agreements. Following the presentations of PaineWebber and ING Barings, Old Styleclick's Board engaged in a full discussion of the advisability of entering into the merger agreement and related transactions with ISN and USANi Sub. At the conclusion of the meeting, Old Styleclick's Board approved the terms of all of the agreements, determined that the merger and related transactions were advisable and fair to, and in the best interests of, Old Styleclick and its shareholders and authorized the executives of Old Styleclick to proceed with execution of the documents.

    In the early morning of January 25, 2000, the parties executed the merger agreement and the related documents. The merger was jointly announced by Old Styleclick and USAi later that morning.

    In early March 2000, the parties agreed to amend and restate the merger agreement to provide that ISN will merge with a wholly-owned subsidiary of New Styleclick. This change does not affect the value to be received by Old Styleclick shareholders in New Styleclick because New Styleclick will have the same assets following the merger and the aggregate percentage of New Styleclick common stock held by former Old Styleclick shareholders will remain the same.

RECOMMENDATION OF OLD STYLECLICK BOARD OF DIRECTORS

    In reaching its decision to adopt the merger agreement, Old Styleclick's Board of Directors considered a number of factors, including the following:

    - the one-to-one ratio at which shares of Old Styleclick common stock would be converted into shares of New Styleclick Class A common stock;

    - the strategic plans of Old Styleclick in the Internet e-commerce marketplace, including the necessity for Old Styleclick to increase the scope and volume of its business to succeed in that marketplace;

    - the difficulty Old Styleclick had finding additional sources of capital, including strategic partners, prior to receiving the merger proposal;

    - the strategic benefits anticipated from the greater capital, financial, operational and expansion opportunities offered by USAi and its affiliates, including the $40 million in cash and $10 million in advertising and promotional services across USAi's controlled subsidiaries that USANi Sub would contribute to ISN in connection with the merger transaction;

    - the availability of greater capital, personnel and other resources to develop and implement a successful business plan in the developing international e-commerce marketplace;

    - the benefits from access to USAi and its affiliates for advertising of New Styleclick's services following the merger;

    - the potential benefits of having access to USAi's Electronic Commerce Services Division for product fulfillment and customer service;

    - the financial analyses and conclusions presented to Old Styleclick by each of ING Barings and PaineWebber that the valuation of Old Styleclick reflected in the merger is fair to the shareholders of Old Styleclick from a financial point of view; and

    - the advantages of the $10 million line of credit which USAi offered to extend to Old Styleclick upon signing of the merger agreement as opposed to several alternate interim financing sources which Old Styleclick had investigated and which had been previously reported to the Board of Old Styleclick.

    In addition, the Old Styleclick Board considered the continued operation of Old Styleclick as an independent company, but in light of the favorable factors considered above, it decided that the merger agreement provided a more advisable alternative. The Old Styleclick Board also considered the terms and conditions of the merger agreement, the option agreement and the other related agreements in light of the foregoing factors and concluded that those agreements should be entered into by Old Styleclick. Following the amendment and restatement of the merger agreement, the Old Styleclick Board considered the amendments and determined that they did not affect the substance of the merger proposal. The Old Styleclick Board approved the amended and restated merger agreement and concluded that it should be entered into by Old Styleclick.

    The foregoing discussion of the factors considered by the Old Styleclick Board is not intended to be exhaustive but it is believed to include all material factors considered by Old Styleclick Board in approving the merger. In view of the wide variety of factors considered, the Old Styleclick Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors. Individual directors may have given different weights to different factors. For a discussion of the interests of members of Old Styleclick's management and Board of Directors in the merger, see "Interests of Executive Officers and Directors of Old Styleclick in the Transactions." The Old Styleclick Board recognized these interests and determined that they neither supported nor detracted from the advisability of the merger to Old Styleclick shareholders.

    FOR THE REASONS DISCUSSED ABOVE, OLD STYLECLICK'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE CONTEMPLATED TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, OLD STYLECLICK AND ITS SHAREHOLDERS. ACCORDINGLY, OLD STYLECLICK'S BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF PAINEWEBBER--FINANCIAL ADVISOR TO OLD STYLECLICK

    Old Styleclick engaged PaineWebber in connection with the proposed transaction solely for an opinion as to whether the proposed consideration to be received by the shareholders of Old Styleclick in the merger, taken as a whole, is fair to the shareholders from a financial point of view. PaineWebber was selected by the Old Styleclick Board of Directors based on PaineWebber's qualifications, expertise and reputation, as well as PaineWebber's historical investment banking relationship and familiarity with Old Styleclick. PaineWebber reviewed the proposed transaction and discussed the valuation methodologies it employed with the Old Styleclick Board of Directors on January 23, 2000. PaineWebber then rendered its oral opinion, which was subsequently confirmed in writing on January 24, 2000, to the effect that, as of that date, the proposed consideration to be received by the shareholders of the Old Styleclick in the merger, taken as a whole, is fair to the shareholders from a financial point of view. Although, since the date its opinion was issued, the form of the proposed transaction has been amended, in part, from a contribution of units in ISN to a merger, PaineWebber has determined not to revise its opinion and its opinion therefore reflects the transaction in its proposed structure as of January 24, 2000. The following is a summary of the report presented by PaineWebber to the Old Styleclick Board of Directors in connection with the rendering of its opinion.

    THE FULL TEXT OF THE OPINION DELIVERED BY PAINEWEBBER TO THE OLD STYLECLICK BOARD OF DIRECTORS, DATED JANUARY 24, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS

CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PAINEWEBBER IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE PAINEWEBBER OPINION IS TO THE EFFECT THAT THE PROPOSED CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF OLD STYLECLICK IN THE MERGER, TAKEN AS A WHOLE, IS FAIR TO THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. THE PAINEWEBBER OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OLD STYLECLICK SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY THE REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION. OLD STYLECLICK SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In arriving at its opinion, PaineWebber, among other things:

    - Reviewed Old Styleclick's Annual Reports on Form 10-K and the related financial information for the two fiscal years ended December 31, 1998, and Old Styleclick's Quarterly Reports on Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

    - Reviewed information, including financial forecasts and historical financial statements, relating to the business and prospects of Old Styleclick and ISN, furnished to PaineWebber by Old Styleclick and ISN;

    - Conducted discussions with members of senior management of Old Styleclick and ISN concerning their respective businesses and prospects;

    - Reviewed the historical market prices and trading activity for the common stock of Old Styleclick and compared them with that of publicly traded companies which PaineWebber deemed to be relevant;

    - Compared the financial position and results of operations of Old Styleclick and ISN with that of companies which PaineWebber deemed relevant;

    - Compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of other mergers and acquisitions which PaineWebber deemed to be relevant;

    - Reviewed a draft of the merger agreement, dated January 24, 2000;

    - Reviewed a draft of the stockholders agreement among New Styleclick, USANi Sub, USAi, Old Styleclick, Joyce Freedman, Lee Freedman and Maurizio Vecchione, dated January 21, 2000;

    - Reviewed a draft of the voting and waiver agreements among USANi Sub and certain Investors and principal shareholders, dated January 22, 2000;

    - Reviewed a draft of the waiver agreement between Spinner Asset Management Co. and USANi Sub, dated January 24, 2000;

    - Reviewed a draft of the credit agreement between Old Styleclick and USAi, Inc., dated January 21, 2000;

    - Reviewed a draft of the option agreement between Old Styleclick and USANi Sub, dated January 19, 2000;

    - Reviewed a draft of the media warrant agreement between USAi and New Styleclick, dated January 21, 2000; and

    - Reviewed other financial studies and analyses and performed other investigations and took into account other matters as PaineWebber deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated or made available to PaineWebber by Old Styleclick and ISN, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined, PaineWebber assumed, with Old Styleclick's and ISN's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Old Styleclick and ISN, respectively, as to the future performance of Old Styleclick and ISN, respectively. PaineWebber also relied upon assurances of the management of Old Styleclick and ISN, respectively, that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber was not engaged to make, and did not make, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Old Styleclick or ISN nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber assumed, with the consent of Old Styleclick, that:

    - ISN will account for the merger under the purchase method of accounting;

    - The transactions will be tax-free transactions to Old Styleclick; and

    - Any material liabilities (contingent or otherwise, known or unknown) of Old Styleclick and ISN were as set forth in the financial information provided by such entities.

    PaineWebber's opinion is based upon economic, monetary and market conditions existing on the date of the PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which the securities to be issued in the merger to the shareholders of Old Styleclick may trade at any time.

    PaineWebber's opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the Old Styleclick Board of Directors as alternatives to the merger, or the decision of the Old Styleclick Board of Directors to proceed with the merger. Old Styleclick did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering its opinion.

    The following is a summary of the significant financial analyses performed by PaineWebber in connection with providing its written opinion to the Old Styleclick Board of Directors on January 24, 2000. In performing the various financial analyses, PaineWebber valued the combined company assuming consummation of the transactions contemplated by the merger agreement. This summary includes information presented in tabular format and the tables should be read together with the text of each summary.

CONTRIBUTION ANALYSIS

    PaineWebber observed that, after giving effect to the issuance of New Styleclick common stock in the merger, USANi Sub (including its affiliates) and the shareholders of Old Styleclick would receive 75.0% and 25.0%, respectively, of New Styleclick's common stock on a primary basis and 75.6% and 24.4%, respectively, of New Styleclick's common stock on a fully diluted basis. PaineWebber analyzed the relative revenue contributions of Old Styleclick and observed that for fiscal years 1999, 2000, 2001 and 2002, Old Styleclick would contribute 9.5%, 16.6%, 16.8% and 12.2%, respectively, of the combined entity's total revenues, excluding synergies, and 9.5%, 15.6%, 14.2% and 8.8%, respectively, of the combined entity's total revenues, including synergies.

                                                     FISCAL YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                  1999       2000       2001       2002
                                                --------   --------   --------   --------
Old Styleclick Revenue Contribution (excl.
  synergies)..................................    9.5%      16.6%      16.8%      12.2%
Old Styleclick Revenue Contribution (incl.
  synergies)..................................    9.5%      15.6%      14.2%       8.8%

PRO FORMA ANALYSIS

    PaineWebber analyzed pro forma effects to revenue per share, cash earnings per share and earnings per share for fiscal years 2000 through 2002 using forecasts prepared by ISN and Old Styleclick management that included synergies. In addition, PaineWebber analyzed pro forma revenue per share, cash earnings per share and earnings per share projected by ISN and Old Styleclick management without giving any effect to synergies. The analysis indicated that the merger would be accretive on a pro forma basis in all cases for 2000, 2001 and 2002 except for fiscal years 2001 and 2002 earnings per share under the no-synergy scenario and fiscal year 2002 earnings per share under the synergy scenario.

PREMIUM ANALYSIS

    PaineWebber compared the implied premium of the offer as of January 24, 2000 to similar premiums for (1) six completed public company e-commerce transactions announced on or after January 1, 1998, (2) 34 completed or pending Internet transactions with transaction values greater than or equal to $35 million that were announced on or after January 1, 1998, and (3) 526 acquisitions of a majority interest in non-financial, domestic and completed transactions with values greater than $50 million announced on or after January 1, 1998.

    PaineWebber compared the median premiums paid for these three groups of transactions to the implied premium paid to Old Styleclick's stock price on January 24, 2000 and the implied premium to the unaffected stock price on October 13, 1999. The date selected for the unaffected stock price was one day prior to the date of ISN's initial overture regarding a merger between Old Styleclick and ISN.

                                                         ONE DAY        ONE WEEK      FOUR WEEKS
                                                        PRIOR TO        PRIOR TO       PRIOR TO
                      ANALYSIS                        ANNOUNCEMENT    ANNOUNCEMENT   ANNOUNCEMENT
                      --------                        -------------   ------------   ------------
Comparable Public E-commerce
  Transactions......................................      24.5%          29.2%          69.6%
Internet Transactions...............................      23.8%          30.8%          56.1%
All Transactions....................................      25.6%          33.3%          39.8%

                                                                                                     FOUR WEEKS
                                                        ONE DAY PRIOR        ONE WEEK PRIOR             PRIOR
                                                     -------------------   -------------------   -------------------
                     ANALYSIS                          LOW        HIGH       LOW        HIGH       LOW        HIGH
                     --------                        --------   --------   --------   --------   --------   --------
Implied Premium to Old Styleclick stock price on
  January 24, 2000.................................   (18.5)%     (1.6)%      0.0%      20.7%      23.5%      49.1%
Implied Premium to Old Styleclick stock price on
  October 13, 1999.................................   105.1%     147.6%     116.1%     160.8%      68.1%     102.9%

VALUATION ANALYSIS OF ISN CONTRIBUTED ASSETS

    In addition to the above analyses pertaining to Old Styleclick, PaineWebber presented to the Old Styleclick Board of Directors certain financial analyses regarding the assets of ISN.

ANALYSIS OF PUBLICLY TRADED COMPANIES COMPARABLE TO ISN

    Using PaineWebber research and published Wall Street estimates, PaineWebber compared, among other things, the equity values, revenues for the last quarter annualized and projected revenues for calendar years 1999, 2000 and 2001 of companies PaineWebber considered comparable to ISN. PaineWebber determined that the following companies were comparable to ISN.

Alloy Online, Inc.
Amazon.com, Inc.
Ashford.com, Inc.
Barnesandnoble.com, Inc.
Bluefly, Inc.
CDnow, Inc.
Cyberian Outpost, Inc.
Drugstore.com, Inc.
Egghead.com, Inc.

eToys, Inc.
Fashionmall.com, Inc.
ftd.com, Inc.
Garden.com, Inc.
iTurf, Inc.
PlanetRx, Inc.
ShopNow.com, Inc.
Value America, Inc.
VitaminShoppe.com, Inc.

    PaineWebber determined average revenue multiples for the companies considered comparable to ISN and applied these multiples to projected calendar year 1999, 2000 and 2001 revenues supplied by ISN management. Based on the foregoing, PaineWebber determined a range of implied equity values of ISN of $268.5 million to $385.4 million.

ANALYSIS OF COMPARABLE PUBLIC E-COMMERCE ACQUISITIONS

    PaineWebber reviewed and analyzed the publicly available financial terms of six selected acquisition transactions comparable to the proposed merger, and compared the financial terms of such transactions to those of the proposed transaction.

    PaineWebber noted that none of the comparable transactions were identical to the proposed transaction and that, accordingly, any analysis of the comparable public E-commerce acquisitions necessarily involved complex considerations and judgements concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition values.

    PaineWebber reviewed the prices paid in such transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Specifically, PaineWebber reviewed the target's equity value as a multiple of last quarter annualized, one-year and two-year forward revenues at the time of the announcement of each transaction. PaineWebber's analysis of the comparable public E-commerce acquisitions was inconclusive and was therefore not included in its valuation.

OTHER ANALYSES

    PaineWebber conducted other analyses it deemed necessary, including reviewing historical and projected financial and operating data for Old Styleclick and ISN and selected investment research reports on Old Styleclick, including information pertaining to the estimated revenues for Old Styleclick. PaineWebber also assessed future acquisition and growth opportunities for ISN and Old Styleclick.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analysis, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond control of Old Styleclick and ISN. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses can be actually sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither PaineWebber, Old Styleclick nor ISN assume responsibility for the accuracy of such analyses and estimates.

FEE ARRANGEMENTS

    Pursuant to an engagement letter between Old Styleclick and PaineWebber dated December 21, 1999, PaineWebber earned a fee of $450,000 for rendering the opinion and will also be reimbursed for certain of its related expenses. PaineWebber's compensation for its services in rendering the opinion was not contingent upon the results of the opinion. Old Styleclick also agreed, under a separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

    In the past, PaineWebber and/or its affiliates have provided investment banking and other financial services to Old Styleclick and have received fees for rendering these services. PaineWebber currently holds warrants to purchase 7,768 shares of common stock of Old Styleclick which it received for acting as placement agent for Old Styleclick in connection with an April 1999 private placement of Old Styleclick common stock to certain investors. PaineWebber may receive additional warrants and additional fees if some of those investors exercise warrants that they currently hold that were issued in the private placement. PaineWebber, Old Styleclick and USANi Sub have entered into an agreement whereby PaineWebber has waived certain of its rights as a warrant holder in order to permit the proposed transactions to proceed.

    In the ordinary course of business, PaineWebber and its affiliates may trade the securities of Old Styleclick for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

OPINION OF ING BARINGS--FINANCIAL ADVISOR TO OLD STYLECLICK

    At the January 24, 2000 meeting of Old Styleclick's Board of Directors, ING Barings delivered an opinion that the consideration to be received by the holders of common stock of Old Styleclick in the proposed transactions was fair, from a financial point of view, to the holders. Although the form of the proposed transaction has been amended, in part, from a contribution of units in ISN to a merger, ING Barings has concluded that the change in form was not material to its opinion and has consequently issued its opinion reflecting the transaction in its current proposed structure including a merger between ISN and a subsidiary of New Styleclick. On March 21, 2000, ING Barings delivered a revised fairness opinion to the Old Styleclick Board of Directors reflecting the current proposed structure.

    The full text of the opinion of ING Barings, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken by ING Barings, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference. This summary of the opinion of ING Barings is qualified in its entirety by reference to the full text of its opinion. Old Styleclick shareholders are urged to read carefully the opinion in its entirety.

    In conducting its analysis and arriving at its opinion, ING Barings reviewed and analyzed, among other things, the following:

    - draft forms of the merger agreement, including the exhibits, and the credit agreement, including the exhibits (both dated January 21, 2000) and other documents relating to the proposed transactions;

    - Old Styleclick's Annual Reports on Form 10-K for each of the fiscal years in the two year period ended December 31, 1998, Old Styleclick's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 and 1999, and Old Styleclick's Form 8-K's dated March 26, 1999, April 9, 1999, April 14, 1999, April 20, 1999, July 2, 1999, and
      July 19, 1999;

    - other publicly available information concerning Old Styleclick and the trading market for the common stock of Old Styleclick;

    - internal information and other data relating to Old Styleclick, its business and prospects, including financial forecasts and projections, provided to ING Barings by management of Old Styleclick;

    - non-public information and other data relating to the business and prospects of ISN, including historical financial statements and financial projections, provided to ING Barings by management of ISN;

    - publicly available financial data, stock market performance data and valuation parameters of companies which ING Barings deemed generally comparable to Old Styleclick, to the businesses of ISN and to the combined company on a pro-forma basis giving effect to the merger; and

    - the financial terms of certain recent business combinations involving Internet companies which ING Barings believed to be relevant.

    ING Barings also met with certain officers and employees of Old Styleclick and ISN concerning their businesses and operations, assets, present conditions and prospects and undertook such other studies, analyses and investigations as ING Barings deemed appropriate.

    In arriving at its opinion, ING Barings assumed and relied upon the accuracy and completeness of the financial and other information used by ING Barings and it did not attempt independently to verify the information, nor did it assume any responsibility to do so. With respect to the projected financial results provided to them, ING Barings assumed that they had been reasonably prepared based on the best current estimates and judgment of the senior management of Old Styleclick and ISN as to the expected future financial condition and results of operations of Old Styleclick and ISN. ING Barings also assumed that the business plan of New Styleclick, as presented to them by the management of Old Styleclick and ISN, is based on reasonable assumptions and is reasonably obtainable under current and reasonably foreseeable market conditions. ING Barings visited but did not conduct a physical inspection of the properties and facilities of Old Styleclick or ISN, nor did ING Barings make or obtain any independent evaluation or appraisal of such properties, facilities or liabilities. ING Barings also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in the valuation of securities and business in general. ING Barings' opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of such opinion and ING Barings assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of the opinion.

    The opinion of ING Barings is for the use of the Board of Directors of Old Styleclick. The opinion does not address Old Styleclick's underlying business decision to approve the proposed transactions or constitute a recommendation to the shareholders of Old Styleclick as to how such shareholders should vote or as to any other action such shareholders should take regarding the proposed transactions. Furthermore, ING Barings recognized that the market prices for Internet related companies such as Old Styleclick (and, on a proforma basis, New Styleclick) have been the subject of significant speculation and movement in recent months and the opinion was not intended to predict or otherwise guarantee the trading price of Old Styleclick or New Styleclick following the announcement or consummation of the proposed transactions. ING Barings was requested to prepare its opinion in connection with the proposed transactions and was directed not to, and did not, seek or pursue alternative transactions to the proposed transactions, including the possible sale of Old Styleclick as a whole.

    In connection with preparing and rendering the opinion, ING Barings performed a variety of valuation, financial and comparative analyses. The summary of the analyses, as set forth below, is not a complete description of the analyses underlying the ING Barings opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. ING Barings believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all the factors and analyses, could create an incomplete view of the processes underlying the opinion. Moreover, the estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates are inherently subject to substantial uncertainties.

    The following is a summary of the material valuation, financial and comparative analyses considered by ING Barings in arriving at its opinion. Such summary is not a complete description of the analyses underlying the ING Barings opinion and is qualified in its entirety by reference to the full text of the ING Barings opinion, but does summarize the material analyses considered by ING Barings in rendering its opinion.

OLD STYLECLICK "HAS-GETS" ANALYSIS

    Based on projections provided by management of Old Styleclick and ISN, ING Barings conducted a "Has-Gets" analysis of the impact of the proposed transactions on the shareholders of Old Styleclick. A "Has-Gets" analysis is a comparison of what shareholders of Old Styleclick have prior to the consummation of the proposed transactions in terms of financial ratios (and thus would have absent consummation of such proposed transactions) to what such shareholders will get upon consummation of the proposed transactions. Such financial ratios included fully-diluted revenues per share, loss per share before goodwill amortization, cash and cash equivalents per share and tangible book value per share. The proforma financial projections provided by the management of Old Styleclick and ISN did not take into account goodwill amortization or other merger adjustments in accordance with GAAP. Therefore of the financial ratios below are not in accordance with GAAP. This analysis indicated that:

    - fully-diluted revenues per share was estimated to increase in 1999 from $0.21 per share for Old Styleclick to $0.54 per share for New Styleclick, and in 2000 from $0.82 per share for Old Styleclick to $1.31 per share for New Styleclick;

    - loss per share before goodwill amortization was estimated to decrease in 1999 from $(2.79) per share for Old Styleclick to $(2.00) per share for New Styleclick, and in 2000 from $(2.86) per share for Old Styleclick to $(1.48) per share for New Styleclick;

    - cash and cash equivalents per share was estimated to increase as of September 30, 1999, from $0.58 per share for Old Styleclick to $1.89 per share for New Styleclick; and

    - tangible book value per share was estimated to increase as of September 30, 1999, from $6.08 per share for Old Styleclick to $6.41 per share for New Styleclick.

COMPARABLE PUBLIC COMPANY ANALYSIS

    ING Barings compared operating, financial, trading and valuation information for the operations of New Styleclick to publicly available operating, financial, trading and valuation information for nine selected companies (comprised of retail e-commerce, Internet services, e-commerce graphic providers, jewelry and business-to-consumer online auction companies) which, in ING Barings' judgement, were comparable to the operations of New Styleclick. A comparable company analysis estimates a stock market trading value for a company based on its operating performance and outlook relative to a group of publicly-traded comparable companies and their stock market valuation and corresponding multiples. As is industry practice in Internet related companies, ING Barings used enterprise value, calculated as a multiple of calendar year 1999, 2000 and 2001 projected revenues, as the appropriate valuation measure. The companies included:

E-TAILING                      INTERNET SERVICES              E-COMMERCE GRAPHIC PROVIDERS
---------                      -----------------              ----------------------------
Fashionmall.com                Modem Media Poppe Tyson        Metacreations
Iturf                          Razorfish
Cybershop.com

JEWELRY E-TAILING                                         BUSINESS-TO CONSUMER ONLINE AUCTION
-----------------                                         -----------------------------------
Ashford                                                   Ubid
                                                          OnSale

    ING Barings noted that none of the comparable companies listed above were exactly identical to the corresponding constituent of Old Styleclick or New Styleclick and that, accordingly, any analysis of comparable companies necessarily involved complex considerations and judgements concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading and acquisition values. Based on such analysis, ING Barings arrived at the following valuation for New
Styleclick:

                                                              NEW STYLECLICK
                                                              VALUATION RANGE
                                                      -------------------------------
Implied Equity Value (fully diluted)................            $583.0-$698.0 million

Implied Equity Value per Share (fully diluted)......          $11.54-$13.81 per Share

ING Barings noted that this valuation range represented a 34.1% to 21.1% discount to Old Styleclick's stock price one day prior to announcement of the proposed transaction, a 23.7% to 8.7% discount to Old Styleclick's stock price one week prior to announcement of the proposed transaction, and a 34.1% discount to a 12.8% premium to Old Styleclick's stock price four weeks prior to announcement of the proposed transaction.

COMPARABLE M&A TRANSACTION ANALYSIS

    ING Barings reviewed and analyzed the publicly available financial terms of six selected acquisition transactions in the Internet sector which, in ING Barings' judgement, were reasonably comparable to the proposed transactions, and compared the financial terms of such transactions to those of the proposed transactions. A comparable acquisition analysis provides a valuation range based upon financial information of companies which have been acquired in selected recent acquisitions and which are in the similar industries as the business being evaluated. The six transactions included:

    - Excite@Home's acquisition of iMall

    - CDNow's acquisition of N2K

    - Yahoo's acquisition of Broadcast.com

    - America Online's acquisition of MovieFone

    - America Online's acquisition of Netscape

    - @Home's acquisition of Excite

    ING Barings reviewed the prices paid in these transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Specifically, ING Barings reviewed for each transaction the target company's enterprise value calculated as a multiple of last twelve months and one-year forward revenues at the time of the announcement of each transaction. ING Barings also looked at the implied premium one week and four weeks prior to the announcement date that was paid to the shareholders of the target company. ING Barings concluded that none of the target companies listed above were directly comparable to Old Styleclick and therefore such merger and acquisition transactions were not directly used to evaluate the fairness of the proposed transactions.

FEE ARRANGEMENTS

    Pursuant to an engagement letter between Old Styleclick and ING Barings dated December 21, 1999, ING Barings earned a fee of $450,000 for rendering the opinion and will also be reimbursed for certain related expenses. ING Barings' compensation for its services in rendering the opinion was not contingent upon the results of the opinion. Old Styleclick also agreed, under a separate agreement, to indemnify ING Barings, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling ING Barings or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

    In the past, ING Barings and/or its affiliates have provided investment banking and other financial services to Old Styleclick and have received fees for rendering these services. ING Barings currently holds warrants to purchase 7,768 shares of common stock of Old Styleclick which it received for acting as placement agent for Old Styleclick in connection with an April 1999 private placement of Old Styleclick common stock to certain investors. ING Barings may receive additional warrants and additional fees if some of those investors exercise warrants that they currently hold that were issued in the private placement. ING Barings and USANi Sub have entered into an agreement whereby ING Barings has waived certain of its rights as a warrant holder in order to permit the proposed transactions to proceed.

    In the ordinary course of business, ING Barings and its affiliates may trade the securities of Old Styleclick for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF OLD STYLECLICK IN THE TRANSACTIONS

    Some of the executive officers and members of the Board of Directors of Old Styleclick have interests in the proposed transaction that are different from, or in addition to, the interests of the shareholders of Old Styleclick generally. These include provisions in the merger agreement relating to indemnification and the acceleration or payout of benefits under existing agreements. The Board of Directors of Old Styleclick was aware of these interests and considered them in approving the merger agreement and the contemplated transactions.

    As discussed below, the merger agreement provides that, following the merger, USANi Sub will cause New Styleclick to assume and honor certain existing employment, warrant and stock option agreements between Old Styleclick and its executive officers and directors.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that, following the merger, USANi Sub will cause New Styleclick to indemnify (including the payment of any expenses, settlements or judgments) each present and former director of Old Styleclick to the fullest extent permitted under applicable law or Old Styleclick's articles of incorporation or bylaws for acts or omissions occurring prior to the merger.

    The merger agreement also provides that USANi Sub will cause New Styleclick to maintain Old Styleclick's current policies of directors' and officers' liability insurance for six years after the date of the merger on terms no less favorable than the policies currently in effect. However, New Styleclick is not obligated to pay for any annual premium that is greater than 150% of the combined annual premiums of Old Styleclick and ISN during the twelve-month period ended November 30, 1999.

OPTIONS AND WARRANTS

    Old Styleclick has granted a number of options and warrants to purchase shares in Old Styleclick. Under the terms of the merger agreement, these options and warrants will be assumed by New Styleclick upon completion of the merger. This means existing warrants and options to purchase shares of Old Styleclick will become warrants or options to purchase shares of New Styleclick Class A common stock. The terms, conditions and number of shares purchasable under the options and warrants will remain otherwise unchanged.

    Additionally, the following persons have options or warrants to purchase common stock of Old Styleclick that become immediately exercisable upon a change of control (which includes the proposed merger):

                                                              NUMBER OF SHARES
                                                               PURCHASABLE IF
                                                                 OPTIONS OR
                                                                  WARRANTS
INDIVIDUAL                                                       EXERCISED
----------                                                    ----------------
Maurizio Vecchione..........................................      133,334
Barry Hall..................................................      150,000
Joyce Freedman..............................................      133,334
Chris Conahan...............................................       50,000
F. Stephen Wyle*............................................       15,000
Leslie Saleson*.............................................       15,000
Peter Frank*................................................       15,000

------------------------

*  a non-employee director of Old Styleclick

EMPLOYMENT AGREEMENTS AND SEVERANCE PAYMENTS

    As a condition to USANi Sub's obligation to close the merger, Mr. Vecchione will enter into a new employment agreement with New Styleclick.

    Mr. Freedman and Ms. Freedman have employment agreements with Old Styleclick that provide for substantial severance payments to be made to each of them by Old Styleclick upon a change of control if their employment agreements are not assumed by the acquiring company. In the stockholders agreement that will be entered into concurrently with the closing of the merger, Mr. Freedman and Ms. Freedman each agree to automatic termination of their employment agreements on the six-month anniversary of the closing of the merger without any severance or other payments due.

GOVERNMENTAL AND REGULATORY MATTERS

    Filings with, notifications to and authorizations and approvals of various governmental agencies with respect to the transactions contemplated by the merger agreement must be made and received prior to the closing of the merger.

    The closing of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Early termination of the applicable waiting period was granted on March 10, 2000.

    At any time before or after the closing time of the merger, the FTC or the Department of Justice may take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to stop the closing of the merger or ordering the sale of assets of New Styleclick or Old Styleclick. Similarly, at any time before or after the closing of the merger, any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest.

    The respective obligations of Old Styleclick, ISN and USANi Sub to close the merger are subject to the condition that no court or other governmental entity having jurisdiction over Old Styleclick, ISN, USANi Sub or any of their respective subsidiaries enters any injunction or other order (whether temporary, preliminary or permanent) which restrains, enjoins or otherwise prohibits the closing of the merger. See "The Merger Agreement--Conditions Precedent to the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    TAX OPINION. Upon execution of the merger agreement, Old Styleclick received an opinion from its counsel, Coudert Brothers, and USANi Sub received an opinion from its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, and that each of Old Styleclick, New Styleclick and USANi Sub will be a party to the tax-free reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Closing of the merger is conditioned upon nothing occurring that would prevent each counsel from delivering an opinion to the same effect at the closing of the merger.

    CONSEQUENCES OF REORGANIZATION STATUS. If the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and New Styleclick, Old Styleclick, ISN and the merger subsidiaries are each a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, then for U.S. federal income tax purposes:

    - no gain or loss will be recognized by Old Styleclick shareholders or ISN unitholders except with respect to any cash received for fractional share interests;

    - the tax basis of Old Styleclick shareholders and ISN unitholders in the shares of New Styleclick common stock received in the merger will be equal to their tax basis in the shares of Old Styleclick common stock or ISN limited liability company units exchanged therefor;

    - for purposes of determining whether gain or loss on the subsequent disposition of New Styleclick common stock received in the merger is long-term or short-term, the holding period of New Styleclick common stock received by Old Styleclick shareholders and ISN unitholders will include the holding period of the shares of Old Styleclick common stock or limited liability company units exchanged, if the shares of Old Styleclick common stock or limited liability company units were held as a capital asset. Individual long-term capital gains, i.e. gains derived in respect of capital assets held for more than one year, are eligible for reduced rates of taxation;

    - no gain or loss will be recognized by New Styleclick, Old Styleclick, ISN or the merger subsidiaries as a result of the merger.

    You will be required to retain records and file a statement setting forth certain facts relating to the merger with your U.S. federal income tax returns.

    No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local or other tax laws.

    THE OPINIONS OF COUDERT BROTHERS AND PAUL, WEISS, RIFKIND, WHARTON & GARRISON ARE NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAW AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting, with ISN treated as the acquiring entity for accounting purposes. For purposes of preparing New Styleclick's consolidated financial statements, New Styleclick will establish a new accounting basis for Old Styleclick's assets acquired and liabilities assumed based upon their fair market values.

LIMITED APPRAISAL RIGHTS FOR OLD STYLECLICK SHAREHOLDERS

    The following is a summary of the statutory procedure to be followed by a dissenting shareholder of Old Styleclick in order to exercise his, her or its dissenters' appraisal rights under Chapter 13 of the California Corporations Code (CCC). This summary is not a complete statement of the law relating to dissenters' appraisal rights and is qualified in its entirety by reference to the full text of Chapter 13 of the CCC and any other relevant provisions of California law. THIS DISCUSSION AND CHAPTER 13 OF THE CCC SHOULD BE REVIEWED CAREFULLY BY ANY OLD STYLECLICK SHAREHOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CCC WILL RESULT IN THE LOSS OR WAIVER OF DISSENTERS' APPRAISAL RIGHTS.

    UNDER CALIFORNIA LAW, YOU ARE ONLY ENTITLED TO DISSENT FROM THE MERGER AND SEEK THE FAIR VALUE OF YOUR OLD STYLECLICK COMMON STOCK IF YOU VOTED AGAINST THE MERGER AND DEMANDS FOR APPRAISAL ARE FILED ON OR BEFORE THE MEETING WITH RESPECT TO 5% OR MORE OF THE OUTSTANDING OLD STYLECLICK COMMON STOCK.

    If the merger is approved by the holders of a majority of Old Styleclick's outstanding common stock and 5% or more holders filed demands for appraisal on or before the special meeting, each Old Styleclick shareholder who voted against the merger and who follows the procedures set forth in Chapter 13 of the CCC will be entitled to exercise dissenters' appraisal rights under the CCC and thereby require Old Styleclick to purchase its shares for cash at fair market value. Any Old Styleclick shares as to which dissenters' appraisal rights are exercised will not be converted into the right to receive shares of New Styleclick Class A common stock but instead will be converted into the right to receive the fair market value of Old Styleclick shares. The fair value of the shares will be determined as of the date before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger (i.e., valuing Old Styleclick shares as if the merger had not occurred) but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

    Shares of Old Styleclick common stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

    - the shares of Old Styleclick common stock must have been outstanding on the record date;

    - the shares of Old Styleclick common stock must have been voted against the merger;

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    - the holder of the shares of Old Styleclick common stock must make a written demand that Old Styleclick repurchase the shares of Old Styleclick common stock at fair market value which must be received by Old Styleclick before the special meeting; and

    - the holder of the shares of Old Styleclick common stock must submit the share certificates for endorsement.

    Within 10 days after the date of the approval of the merger, Old Styleclick must mail a notice of the approval of the merger to each shareholder who holds dissenting shares, together with a statement of the price determined by Old Styleclick to represent the fair market value of Old Styleclick shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters' appraisal rights, and a copy of Sections 1300 to 1304 of Chapter 13 of the CCC. The statement of price by Old Styleclick constitutes an offer by Old Styleclick to purchase all properly dissenting shares at the stated amount.

    In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the merger is mailed to dissenting shareholders, Old Styleclick must receive a dissenting shareholder's written demand that Old Styleclick repurchase such shareholder's dissenting shares. This demand must set forth (1) the number and class of dissenting shares held of record by such shareholder that the shareholder demands that Old Styleclick purchase and (2) a statement of what the shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value set forth in demand by the dissenting shareholder constitutes an offer by the shareholder to sell the dissenting shares at such price to Old Styleclick. The dissenting shareholder must also submit to Old Styleclick, within 30 days after the date on which notice of the approval of the merger was mailed to shareholders, share certificates representing any dissenting shares that the shareholder demands that Old Styleclick purchase, so that these dissenting shares may be either endorsed with the statement that they are dissenting shares or exchanged for certificates stamped with a similar endorsement.

    If the shareholder and Old Styleclick agree that the shares qualify as dissenting shares and agree upon the price of the shares, the shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of the agreement. This amount is to be paid to the shareholder within the later of 30 days after the date of the agreement or 30 days after any statutory or contractual conditions to the closing of the merger are satisfied or waived upon the shareholder's surrender of certificates representing the dissenting shares to Old Styleclick.

    If the shareholder and Old Styleclick fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California superior court within six months after the date on which notice of the approval of the merger is mailed requesting that the court determine the fair market value of the dissenting shares and/ or whether the shares qualify as dissenting shares. California law provides that a shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Old Styleclick consents to such request for withdrawal.

    Under the provisions of Section 500 and Section 1306 of the CCC, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters' appraisal rights conditions are fulfilled, unless the corporation satisfies specified financial conditions. Due to these legal restrictions, Old Styleclick may not legally be able to repurchase all or any dissenting shares for cash following the merger.

    To the extent that the provisions of the CCC prohibit cash payments to holders of dissenting shares, the dissenting shareholders will become creditors of Old Styleclick for an amount equal to the fair market value of their shares plus accrued interest until the date of payment. The rights of the

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dissenting shareholders, however, will be subordinate to the rights of all other creditors of Old Styleclick in any liquidation proceeding.

    Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of common stock, as determined under Chapter 13 of the CCC, could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Old Styleclick. However, if a court determines that the dissenting shareholder did not act in good faith in demanding payment, the court may assess the costs and expenses against the dissenting shareholder.

    If any Old Styleclick shareholder who demands the purchase of his, her or its shares under Chapter 13 of the CCC fails to perfect, or effectively withdraws or loses his, her or its right to the purchase, the shares of the holder will be converted into a right to receive the merger consideration. Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require Old Styleclick to purchase their shares if:

    - the merger is abandoned;

    - the shares are transferred prior to their submission for the required endorsement;

    - the dissenting shareholder and Old Styleclick do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Old Styleclick nor the shareholder files a complaint or intervenes in a pending action within six months after the mailing of the notice of approval of the merger; or

    - with Old Styleclick's consent, the shareholder delivers to New Styleclick a written withdrawal of such shareholder's demand for purchase of his, her or its shares.

    Except as expressly limited by provisions of California law pertaining to dissenters' rights, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS' APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A SHAREHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION WITH RESPECT TO THE DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13, OLD STYLECLICK SHAREHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

LISTING OF NEW STYLECLICK COMMON STOCK

    It is a condition to closing of the merger that the Class A common stock of New Styleclick be authorized for quotation on the Nasdaq National Market or any other national securities exchange or automated quotation system approved by Old Styleclick, ISN and USANi Sub. New Styleclick has applied to have its Class A common stock listed on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF OLD STYLECLICK COMMON STOCK

    If the merger is completed, Old Styleclick common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934 prior to the closing of the merger.

RESALES OF NEW STYLECLICK COMMON STOCK

    New Styleclick Class A common stock to be issued under the merger agreement will be registered under the Securities Act. This registration allows these shares to be freely traded without restriction by

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all former Old Styleclick shareholders and ISN unitholders who are not
"affiliates" of Old Styleclick or ISN, respectively, at the time that the shareholders or unitholders approve the merger and who do not become "affiliates" of New Styleclick after the merger. Persons who may be deemed to be affiliates of New Styleclick, Old Styleclick or ISN generally include individuals or entities that control, are controlled by, or are under common control with, New Styleclick, Old Styleclick or ISN and may include officers and directors of New Styleclick, Old Styleclick and ISN, as well as significant shareholders.

    Shares of New Styleclick Class A common stock received by those Old Styleclick shareholders or ISN unitholders who are deemed to be affiliates of Old Styleclick or ISN may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

    This proxy statement/prospectus does not cover resales of New Styleclick Class A common stock received by any person who may be deemed to be an affiliate of New Styleclick, Old Styleclick or ISN.

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                              THE MERGER AGREEMENT

    This section of the proxy statement/prospectus describes the material provisions of the merger agreement. While New Styleclick believes that the description covers the material terms of the merger agreement, this summary is necessarily incomplete and may not contain all of the information that is important to you. For more detailed information, you should review the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference in this proxy statement/prospectus.

THE MERGER

    The merger agreement provides for New Styleclick, a newly-formed subsidiary of USANi Sub, to form two wholly-owned subsidiaries: Styleclick Merger Sub, a California corporation, and ISN Merger Sub, a Delaware limited liability company. Following the approval and adoption by the shareholders of Old Styleclick of the merger agreement and the merger and the satisfaction or waiver of the other conditions to the merger, Styleclick Merger Sub and ISN Merger Sub will be merged with and into Old Styleclick and ISN, respectively. As a result of the mergers, Old Styleclick and ISN will become wholly owned subsidiaries of New Styleclick.

    Immediately prior to the mergers, USAi or its affiliates will contribute approximately $40 million in cash and agree to provide $10 million in advertising and promotional services to New Styleclick in exchange for an issuance of approximately 2,700,000 shares of New Styleclick Class B common stock to USANi Sub. In addition, at the time of the mergers, Old Styleclick will issue a warrant to USAi to purchase approximately 12,800,000 shares of New Styleclick Class B common stock for a purchase price of $11.50 per share.

    The merger will become effective upon both the filing of an agreement of merger with the Secretary of State of the State of California relating to the Styleclick merger and the filing of a certificate of merger with the Secretary of State of the State of Delaware relating to the ISN merger.

CONVERSION OF OLD STYLECLICK COMMON STOCK

    Upon the merger's effectiveness, each share of common stock of Old Styleclick will be converted into one share of Class A common stock of New Styleclick. The Class A common stock of New Styleclick will have the rights described in "Comparison of the Rights of New Styleclick Shareholders and Old Styleclick Shareholders."

CONVERSION OF ISN UNITS

    Each limited liability company unit of ISN (other than units held by USANi
Sub) will be converted into 0.601 shares of Class A common stock of New Styleclick, and each limited liability company unit of ISN held by USANi Sub will be converted into 0.601 shares of Class B common stock of New Styleclick. The Class A common stock of New Styleclick and the Class B common stock of New Styleclick will have the rights described in "Comparison of the Rights of New Styleclick Shareholders and Old Styleclick Shareholders."

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    USANi Sub will select an exchange agent for the purpose of effecting the exchange of New Styleclick shares for Old Styleclick shares and ISN units. As of the effective time of the merger, New Styleclick will deposit shares of New Styleclick Class A common stock with the exchange agent to be delivered in exchange for shares of Old Styleclick common stock and ISN units. After the effective time of the merger, New Styleclick also will deposit with the exchange agent any dividends or distributions payable on New Styleclick Class A common stock to cover any dividends or distributions payable on

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shares of Old Styleclick common stock that have not yet been exchanged for shares New Styleclick Class A common stock.

    As soon as practicable after the effective time of the merger, a letter of transmittal will be mailed to you. The letter of transmittal must be used in forwarding certificates evidencing Old Styleclick common stock and ISN units for exchange for certificates evidencing New Styleclick Class A common stock and, if applicable, any unpaid dividends. The letter of transmittal will be accompanied by instructions specifying details of the exchange. After receipt of the letter of transmittal, you should surrender your certificates to the exchange agent in accordance with the instructions accompanying the letter of transmittal. In exchange for your Old Styleclick certificates and ISN units, you will receive a new certificate evidencing the whole number of shares of New Styleclick Class A common stock to which you are entitled and any unpaid dividends and distributions which you have the right to receive pursuant to the merger agreement, after deducting any required withholding tax.

    After the effective time of the merger, each certificate evidencing Old Styleclick common stock, until surrendered and exchanged, will be deemed to represent only the right to receive, upon surrender, a certificate representing shares of New Styleclick Class A common stock and any unpaid dividends and distributions as provided above.

    YOU SHOULD NOT FORWARD YOUR OLD STYLECLICK OR ISN CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD YOU SEND IN YOUR OLD STYLECLICK CERTIFICATES TO THE EXCHANGE AGENT, UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary mutual representations and warranties by each of Old Styleclick, ISN and New Styleclick, including:

    - organization, good standing, qualification, corporate power and similar corporate matters;

    - the charter documents of Old Styleclick and ISN;

    - capitalization;

    - authorization, execution, delivery, performance and enforceability of the merger agreement;

    - required filings with governmental entities in connection with the mergers;

    - the absence of conflicts, violations and defaults under charter documents and certain other agreements and documents;

    - documents and reports filed by Old Styleclick with the SEC and the accuracy and completeness of the information contained in the documents and reports;

    - the absence of certain changes in Old Styleclick and ISN's respective businesses, properties, results of operations and financial conditions;

    - the absence of certain litigation and liabilities;

    - compliance with laws and permits;

    - environmental and tax matters; and

    - brokers and finders' fees.

    In addition, the merger agreement contains additional representations and warranties of Old Styleclick relating to, among other things:

    - employee matters;

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    - intellectual property; and

    - takeover defense mechanisms.

    All representations and warranties of Old Styleclick, ISN and New Styleclick expire at the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    Under the terms of the merger agreement, Old Styleclick has agreed that from the date of the merger agreement through the effective time of the merger, it will, and will cause its subsidiaries to, conduct its business in the ordinary and usual course and use all reasonable efforts to preserve its business organization intact. Old Styleclick also has agreed to maintain its existing relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that Old Styleclick's goodwill and ongoing businesses shall not be impaired in any material respect at the closing date.

NO SOLICITATION BY OLD STYLECLICK

    Under the terms of the merger agreement, Old Styleclick has agreed not to solicit or encourage any alternative business combination transaction, including a merger, recapitalization, sale of assets or sale of 15% or more of the equity of Old Styleclick. However, Old Styleclick is permitted to furnish information to third parties who make a transaction proposal which the Board of Old Styleclick believes after receipt of an opinion from a financial advisor, is more favorable than the transaction contemplated by this proxy statement/prospectus. In addition, the Old Styleclick Board may engage in discussions or negotiations with those third parties and make disclosures of the Board's position with respect to the third parties required under the Securities Exchange Act of 1934, as amended, after it receives an opinion from a financial advisor that the transaction proposed by a third party is more favorable than the transactions contemplated in this proxy statement/prospectus and an opinion from legal counsel that failure to do so would constitute a failure to comply with its fiduciary duties.

CONDITIONS PRECEDENT TO THE MERGER

    The respective obligations of New Styleclick, Old Styleclick and ISN to effect the mergers are subject to the fulfillment or waiver of the following conditions at or prior to the mergers:

    - approval of the merger agreement by Old Styleclick shareholders;

    - listing on the Nasdaq National Market of the shares of New Styleclick common stock you will receive in connection with the merger;

    - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended;

    - receipt of all required consents or approvals of, or the making of all required filings with, any governmental entity;

    - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining or otherwise prohibiting the merger;

    - effectiveness of the registration statement and the absence of any stop order suspending the effectiveness of the registration statement; and

    - receipt by New Styleclick of all necessary state securities and "blue sky" approvals.

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    The obligations of USANi Sub to effect the mergers are also subject to the fulfillment or waiver at or prior to the mergers of the following additional conditions:

    - each of the representations and warranties of Old Styleclick being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;

    - performance in all material respects by Old Styleclick of its obligations under the merger agreement and the other transaction documents;

    - there is no change in circumstances that would cause Paul, Weiss, Rifkind, Wharton & Garrison not to be able to issue an opinion to the effect that the mergers will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Old Styleclick, New Styleclick and the merger subsidiaries will be a party to the reorganization within the meaning of
      Section 368(b) of the Code; and

    - there is no material adverse change to with respect to the business of Old Styleclick;

    - no more than 10% of the shareholders of Old Styleclick shall have demanded appraisal rights for their shares;

    - an employment agreement between New Styleclick and Maurizio Vecchione shall have been executed;

    - the receipt of waiver agreements from certain warrant holders of Old Styleclick.

    The obligation of Old Styleclick to effect the merger is also subject to the fulfillment or waiver at or prior to the effective time of the merger of the following additional conditions:

    - each of the representations and warranties of USANi Sub being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;

    - performance in all material respects by USANi Sub of its obligations under the merger agreement and the other transaction documents;

    - there is no change in circumstances that would cause Coudert Brothers not to be able to issue an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Old Styleclick, New Styleclick and the merger subsidiaries will be a party to the reorganization within the meaning of Section 368(b) of the Code;

    - New Styleclick owning 100% of the capital stock of the merger subsidiaries; and

    - the execution and delivery of all other transaction documents by each party.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    Old Styleclick will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Old Styleclick and of ISN and their subsidiaries against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of pertaining to matters existing or occurring at or prior to the merger, including the transactions contemplated by the merger agreement.

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    Old Styleclick also will advance expenses to the indemnified parties as incurred to the fullest extent permitted under applicable law if the person to whom expenses are advanced provides a commitment to repay the advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

    For a period of six years after the effective time of the merger, New Styleclick will use its best efforts to maintain officers' and directors' liability insurance covering those persons in both Old Styleclick and ISN who are currently covered by such policies if the annual premium for the insurance is not in excess of 150% of the combined premiums of Old Styleclick and ISN for the 12 months ended November 30, 1999.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the completion of the merger by mutual written consent of Old Styleclick and USANi Sub, or by:

    - either USANi Sub or Old Styleclick, if there is a material breach of any representation, warranty, covenant or agreement by the other party and that breach has not been cured, if capable of being cured, within 20 business days after receipt of written notice of the breach;

    - either USANi Sub or Old Styleclick, if the merger has not been completed by July 31, 2000, but neither USANi Sub nor Old Styleclick can terminate if the reason that the merger has not been completed is its own breach;

    - either USANi Sub or Old Styleclick, if the shareholders of Old Styleclick fail to approve the merger agreement at the special meeting or any adjournment of the meeting;

    - either USANi Sub or Old Styleclick, if a court or other governmental entity issues a final and nonappealable injunction, order, decree or ruling, or takes other similar action, prohibiting either Old Styleclick or USANi Sub from completing the merger;

    - USANi Sub, if Old Styleclick's Board of Directors changes its recommendation to its shareholders in a manner adverse to USANi Sub or recommends an alternate transaction or fails to recommend opposition to an alternate transaction;

    - Old Styleclick, if Old Styleclick's Board of Directors determines in good faith that an alternative transaction proposal by a third party is a superior proposal, receives an opinion from its counsel that if it does not recommend the alternate proposal it would be a breach of their fiduciary duties, receives an opinion from its financial advisers that the alternative transaction proposal is superior financially for the shareholders of Old Styleclick, New Styleclick does not adjust the terms of the proposed transaction within five business days of notice of the superior proposal and Old Styleclick executes a definitive agreement with respect to the superior proposal.

TERMINATION FEE AND EXPENSES

    Old Styleclick must pay ISN a termination fee of approximately $5.5 million if the merger agreement is terminated under any of the following circumstances:

    - Old Styleclick's shareholders do not approve the merger at the special meeting and an alternate transaction with a third party was announced before the special meeting or is consummated within one year of the date of the special meeting or any adjournment of the special meeting; or

    - the Board of Directors of Old Styleclick withdraws its recommendation of the merger and recommends an alternate transaction with a third party or resolves to terminate the merger agreement in order to enter into an alternate transaction with a third party which it regards as superior, from a financial point of view, to the merger.

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    An alternate transaction is any business combination or similar transaction which:

    - would impede the merger;

    - any sale or other disposition of 15% or more of the assets of Old Styleclick; or

    - the acquisition by any person of 15% or more of the issued shares of Old Styleclick.

    A superior alternate transaction is any proposal to acquire 75% or more of the outstanding shares of Old Styleclick that the Board of Directors of Old Styleclick determines is more favorable from a financial point of view to Old Styleclick shareholders than the present proposed transaction.

    The merger agreement provides that each of Old Styleclick, ISN and USANi Sub will pay its own costs and expenses in connection with the merger agreement and the related transactions, whether or not the merger is completed.

AMENDMENT

    At any time prior to the merger, the parties to the merger agreement may modify or amend the merger agreement.

WAIVER

    The conditions to each party's obligations to close the merger may be waived by such party in whole or in part. If a material condition is waived by Old Styleclick, Old Styleclick will notify Old Styleclick shareholders by resoliciting a proxy statement.

OPTIONS TO PURCHASE OLD STYLECLICK SHARES AND ISN UNITS

    At the effective time of the merger, each outstanding Old Styleclick stock option that has not been exercised will become and represent an option to purchase one share of New Styleclick Class A common stock. The exercise price per share of New Styleclick common stock will be equal to the exercise price per share of Old Styleclick common stock immediately prior to the merger. After the merger, each New Styleclick option will be exercisable upon the same terms, conditions and restrictions as were applicable to the Old Styleclick options immediately prior to the merger.

    At the effective time of the merger, each outstanding option to purchase a limited liability company unit of ISN that has not been exercised will become and represent an option to purchase 0.601 shares of New Styleclick Class A common stock. The exercise price per share of New Styleclick Class A common stock shall be the exercise price per ISN unit immediately prior to the merger times 1.664. After the merger, each substitute option will be exercisable upon the same terms, conditions and restrictions as were applicable to the related ISN option immediately prior to the merger.

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                       DESCRIPTION OF RELATED AGREEMENTS

    It is a condition to the closing of the merger agreement that specified related transaction documents are executed and delivered. The following are summaries of the material provisions of those documents. These summaries are not complete. For more detailed information you should review the agreements in their entirety. The agreements are incorporated herein by reference.

CREDIT AGREEMENT AND RELATED DOCUMENTS

    In order to provide Old Styleclick with short-term working capital funds, and in connection with the merger, USAi has made available to Old Styleclick a one-year line of credit in the aggregate principal amount of $10 million. The terms and conditions of the bridge loan are set forth in the credit agreement, dated January 24, 2000, between USAi and Old Styleclick. The loan is evidenced by a promissory note issued by Old Styleclick to USAi and secured by the collateral agreement between USAi and Old Styleclick. The loan bears interest at 7.5% per year for amounts outstanding. In connection with the collateral agreement, Old Styleclick has entered into a bridge loan warrant agreement with USAi and delivered to USAi a warrant for 328,084 shares of Old Styleclick's common stock at an exercise price of $19.05. The loan is to be repaid on the earlier of (1) closing of the merger or (2) January 24, 2001, subject to early termination in some circumstances.

MEDIA WARRANTS

    In connection with the proposed transactions, New Styleclick will issue USAi a warrant to purchase the number of shares of Class B common stock of New Styleclick, at $11.50 per share such that, immediately following the effective time of mergers, on a fully diluted basis, the former ISN unitholders and optionholders will hold 75% of the common stock of New Styleclick, which will be approximately 12,800,000 shares. Under the terms of the agreement, USAi may exercise the warrant without payment of cash by electing to receive only the number of shares equal to the increase in the value of the warrant divided by the market price of the shares at the time of exercise. USAi may pay up to 50% of the exercise price of the warrant in the form of advertising and promotional services provided to New Styleclick. The agreement also contains provisions designed to protect the warrant from being diluted, or otherwise diminishing in value, and prohibits New Styleclick from entering into other transactions which may have an adverse impact on the rights of USAi.

LICENSE AGREEMENT

    Under the license agreement, New Styleclick, Old Styleclick and ISN each grants to USAi a perpetual non-exclusive worldwide license to use all of their proprietary technology, including rights to sub-license the intellectual property where it is necessary for USAi to sell products or services incorporating the licensed technology. The royalty fees for any licensed technology not licensed to third parties are to be determined by the parties based on the fair market value of the license. The royalty fees for any licensed technology licensed to third parties are to be the lower of the lowest fee payable by any comparable third party and the fair market value of the license. While New Styleclick is a controlled subsidiary of USAi, USAi agrees to provide business services to New Styleclick, including fulfillment, teleservices, commercials, database marketing, call center operations, customer care and other services that USAi provides to third parties. The terms on which these services will be offered will be negotiated between the parties and shall be no less favorable than the terms provided by USAi to any comparable third party.

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STOCKHOLDERS AGREEMENT

    Under the stockholders agreement, New Styleclick, USAi, USANi Sub, Joyce Freedman, Lee Freedman and Maurizio Vecchione will agree:

    - to take all reasonable actions within each of the parties' control to elect a Board of Directors of New Styleclick comprised of six directors nominated by USANi Sub, two directors nominated by Joyce Freedman, Lee Freedman and Maurizio Vecchione, collectively, and three outside directors appointed by the Board of New Styleclick;

    - that New Styleclick will not dispose of substantially all its assets, or enter into any business combination, reorganization or other extraordinary transaction without the approval and recommendation of a special committee of the New Styleclick Board of Directors comprised solely of directors other than directors appointed by USANi Sub and only after the special board committee has obtained an opinion from a nationally recognized investment banking firm to the effect that the extraordinary transaction is fair to shareholders from a financial point of view;

    - that, with some exceptions, USANi Sub or its affiliates will not transfer their shares in New Styleclick to any third party for 18 months following the merger and that principle shareholders Joyce Freedman, Lee Freedman and Maurizio Vecchione will not transfer their shares in New Styleclick to any third party for six months following the merger. The exceptions relate to sales between the principal shareholders, sales by parties with the consent of the other principal shareholders and some private sales where the transferee agrees to be bound by the transfer restrictions in the Stockholders Agreement;

    - to register the shares held by Joyce Freedman and Lee Freedman if New Styleclick proposes to file a registration statement with respect to an offering of securities by New Styleclick within six months of the merger; and

    - to the termination of the employment agreements between each of Joyce Freedman and Lee Freedman and Old Styleclick.

REGISTRATION RIGHTS AGREEMENT

    Under the registration rights agreement, New Styleclick will grant registration rights to USAi and USANi Sub, or any of their permitted transferees, with respect to the New Styleclick securities they hold, in the following circumstances:

    - at any time after 18 months from the date of the merger, if USAi, USANi Sub or their transferees requests registration of its Class B Common Stock under the Securities Act. However, New Styleclick will not be required to file a registration between the effective date of a registration statement filed by New Styleclick and the end of any lock-up period in connection with that registration statement; and

    - at any time after 18 months from the close of the merger, if New Styleclick proposes to file a registration statement under the Securities Act with respect to an offering of capital stock by New Styleclick other than a registration statement in connection with a business combination or an employee benefits plan. New Styleclick must give 30 days notice to USAi, USANi Sub and their permitted transferees of the proposed registration and must use reasonable best efforts to include their securities in the offering if requested.

OPTION AGREEMENT

    Under the terms of the option agreement entered into on the date of the merger agreement, Old Styleclick granted to USANi Sub an irrevocable option to purchase up to 19.9% of the shares of

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common stock of Old Styleclick at a price of $17.50 per share. The option is exercisable at any time following:

    - the acquisition by any person of 15% or more of the outstanding common stock of Old Styleclick;

    - the commencement or announcement of a tender offer for 15% or more of the outstanding common stock of Old Styleclick;

    - the withdrawal or modification of the Old Styleclick Board of Directors' recommendation of the proposed merger in a manner adverse to ISN or USANi Sub, the failure of Old Styleclick's Board to recommend against a transaction proposal by a third party or its recommendation of a superior transaction proposal by a third party; or

    - the failure of the shareholders of Old Styleclick to approve the merger at the special meeting and prior to the meeting a transaction proposal by a third party has been announced or, within 12 months following termination of the merger agreement, Old Styleclick definitively agrees to a transaction proposal by a third party.

    In connection with the grant of the option, Old Styleclick also granted registration rights to USANi which may be exercised at any time within three years of USANi Sub exercising the option. USANi Sub may request registration of the shares underlying the option no more than twice during this period. The total profit that USANi is permitted to make on the exercise of the option, when combined with any termination fee payable under the merger agreement, is limited to $5.5 million.

    The option agreement was entered into by Old Styleclick and USANi Sub concurrently with the execution of the merger agreement in a effort to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, the option agreement may have the effect of discouraging persons who are now, or prior to the merger may be, interested in merging with or acquiring a significant equity interest in Old Styleclick or proposing an acquisition. In addition, the grant of the option to USANi Sub may make it impossible for any third party to close a transaction with Old Styleclick on a pooling of interests basis.

VOTING AND FIRST OFFER AGREEMENTS

    Each of Joyce Freedman, Maurizio Vecchione, Lee Freedman and Intel Corporation have entered into voting and first offer agreements with USANi Sub agreeing to certain transfer restrictions and to vote their shares in favor of the merger. As of January 24, 2000, the date the voting and first offer agreements were executed Ms. Freedman, Mr. Vecchione, Mr. Freedman and Intel Corporation hold 2,519,036 shares of Old Styleclick common stock, representing approximately 32.6% of outstanding Old Styleclick common stock.

WAIVER AGREEMENTS

    Some of Old Styleclick's shareholders who had purchased Old Styleclick securities in a private placement in April 1999 entered into agreements with USANi Sub agreeing to waive or modify provisions of the agreement executed in connection with the private placement and their warrant agreements.

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                           NEW STYLECLICK'S BUSINESS

CORPORATE OVERVIEW

    New Styleclick was incorporated in Delaware on March 22, 2000 by USANi Sub in connection with the mergers. New Styleclick will be the parent company for Old Styleclick and ISN, each of which will merge into a wholly-owned subsidiary of New Styleclick in separate merger transactions. New Styleclick has applied for listing on the Nasdaq National Market under the symbol "IBUY," which is currently used by Old Styleclick.

BUSINESS OVERVIEW

    New Styleclick plans to leverage the strengths and expertise of Old Styleclick, ISN and USAi and its affiliates to seize upon opportunities created by the rapid growth in, and evolution of, e-commerce. New Styleclick will be a broad based Internet merchandising solutions company that provides technology and services to run merchandise websites and also will sell products directly through websites it owns and operates. Specifically, New Styleclick will sell website and digital content development services and merchandising services and will facilitate fulfillment and customer services. New Styleclick will provide the technological platform to distribute products through other affiliated websites. New Styleclick will sell "lifestyle" products such as apparel, jewelry, accessories, cosmetics, footwear, home decorating and home improvement products. Sales of products in these fashion-related target markets already constitute substantial industries which should continue to grow on the Internet as e-commerce evolves to encompass a fuller range of goods than has been typical of existing e-commerce traffic in books, music CDs, software and computer equipment. New Styleclick expects to benefit from cross marketing and tie-ins with USA Network, Home Shopping Network, Ticketmaster Online City Search and other USAi affiliates.

INDUSTRY BACKGROUND

    The Internet is a highly interactive medium enabling the merchandiser to customize online stores and advertising and promotional materials and to target specific consumer groups and individuals. Jupiter Communications, an independent Internet market research organization, estimates that the number of people shopping on the Internet will increase from 10 million in 1997 to 61 million in 2002. Jupiter estimates that shoppers will increase their spending on products offered on the Internet from $2.6 billion in 1997 to $41 billion in 2002. According to Jupiter, apparel now ranks among the top five product categories for Internet sales. The management of New Styleclick believes that the volume of online sales of apparel, jewelry, accessories and other lifestyle-related products will grow quickly as the Internet develops as a commercial platform, and the management of New Styleclick believes that it is well positioned to capitalize on this market opportunity. The management of New Styleclick believes that the Internet is particularly well-suited for promoting, marketing and selling merchandise such as apparel, jewelry and related accessories and lifestyle products.

COMPETITIVE ADVANTAGES

    New Styleclick will be able to offer a complete e-merchandising solution to outside third parties, affiliates of USAi and its own e-commerce websites. These capabilities include the following:

    TECHNOLOGY PLATFORM. Old Styleclick has developed and deployed a technology platform that it uses to manage website content and to place that content in a targeted location with related products and editorial and descriptive information in a real-time fashion. New Styleclick refers to this technology as contextual merchandising. It uses this technology in the websites that it manages and for its syndication network.

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    MERCHANDISING EXPERTISE.  The employees of ISN are experienced merchants who understand merchandising, inventory control and product sourcing. They use contextual merchandising to create immediacy in the purchasing process and create opportunities for up-selling and cross-selling (e.g., multiple related purchases).

    PROMOTIONAL CAPABILITIES. As a majority-owned subsidiary of USAi, New Styleclick will be affiliated with a diversified media and e-commerce company that reaches millions of consumers through a variety of direct and indirect marketing methods. New Styleclick intends to leverage this relationship into contractual arrangements that will allow it to efficiently reach USAi's broad customer base.

    LOGISTICAL CAPABILITIES. Through ISN and Old Styleclick, New Styleclick will have contractual relationships with USAi's Electronic Commerce and Services division and the systems to interface with independent third parties for fulfillment and customer service.

REVENUES FROM BUSINESS-TO-BUSINESS SERVICES

    New Styleclick will generate revenue by enabling manufacturers and retailers to establish an e-commerce presence on the Internet and utilize our e-merchandising strategy. The services to be provided include website development and management, development and maintenance of digital content in the form of e-catalogs and distribution and management of products to our network of distributed e-commerce affiliates. Revenues are earned directly for services performed and/or from commissions on the sales of products through the website.

    WEBSITE DEVELOPMENT. New Styleclick will be able to build highly customized websites via a new proprietary technology called "servlet explosion," which allows it to use templates that can be customized quickly and efficiently with minimum programming. As a result of this technology, New Styleclick's costs in developing websites are expected to be below the industry norm.

    DEVELOPMENT AND MAINTENANCE OF DIGITAL CONTENT. New Styleclick will own technology for content creation that allows it to build and manage complex electronic catalogs efficiently. This process is often a major bottleneck in the implementation of e-commerce websites.

    COMMISSIONS FROM E-COMMERCE TRANSACTIONS. New Styleclick will manage and operate third party websites on behalf of its customers' brands and will build on its current customer base which includes Cindy Crawford's Cindystore.com (fashion and fan information), Daisyfuentesstore.com (fashion and fan information), Hunterdouglas.com (window fashions), jennalanegroup.com (women's apparel), Pingcollectionstore.com (golfwear), Susandunn.com (robes and spa wear), Pjsalvage.com (sleepwear), and Freestyleusa.com (sports watches).

    E-COMMERCE MANAGEMENT. New Styleclick will manage the entire transaction with the customer, including merchandising, billing, fulfillment and customer service. Fulfillment and customer service will be outsourced to either a division of USAi or an independent third party.

    DISTRIBUTED E-COMMERCE. New Styleclick will have a strong network of partner websites, referred to as the syndication network, including major portals such as AOL, Excite, Netscape, iVillage, Women.com and Oxygen Media and will continue to build these relationships and this network. Arrangements with partner websites will allow New Styleclick to manage e-commerce venues inside those portals, which can be merchandised with products from New Styleclick's customers. As a result, New Styleclick can provide its customers with prime placement in some of the most valuable locations on the Internet, effectively extending the consumer reach of any website that it manages. Furthermore, by distributing content in the form of e-merchandising to its syndication network, the portals can sell merchandise and earn commissions without the customer leaving the website portal.

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
REVENUES FROM BUSINESS-TO-CONSUMER TRANSACTIONS

    New Styleclick will sell products through its e-commerce websites:
FirstAuction.com, FirstJewelry.com, Styleclick.com and Fashiontrip.com. The products sold on these websites will be targeted at the online female shopper. New Styleclick's management believes that this is a growing yet underserved market for e-commerce on the Internet.

    FIRSTAUCTION.COM. FirstAuction.com is a business-to-consumer Internet auction website targeted at women. Its goal is to deliver an engaging and entertaining buying experience in which women can find bargains and purchase from a wide assortment of general merchandise. FirstAuction.com sells a variety of new and unique products in an engaging and opportunistic deal format that is designed for women. It also provides a "Satisfaction Guarantee" with any purchase.

    FIRSTJEWELRY.COM. FirstJewelry.com is a business-to-consumer Internet e-commerce website that offers a broad assortment of jewelry by popular jewelry designers as well as more traditional gold and silver products. FirstJewelry.com specializes in selling accessible jewelry (generally less than $750) to the style-conscious woman.

    STYLECLICK.COM. Styleclick.com is a business-to-consumer Internet e-commerce website that offers fashion and accessories from a large selection of in-style brands. Styleclick.com is positioned as an easy way for today's busy woman to shop and gives the consumer the flexibility of shopping by brand, by category or by specialty shop.

    FASHIONTRIP.COM. Fashiontrip.com is a teen-oriented website that features articles of interest to teenage girls. At the website, teenagers can read about and share views on social, global and environmental issues through a variety of formats, including articles and online chats. Fashiontrip.com also incorporates Old Styleclick's proprietary e-commerce and e-merchandising platform.

    Following the closing of the merger, all existing websites of ISN and Old Styleclick will be integrated and linked, allowing visitors access across all of our websites.

TECHNOLOGY AND INFRASTRUCTURE

    Old Styleclick has developed key technologies and infrastructures to support New Styleclick's business strategy. These technologies provide New Styleclick with key capabilities in conducting e-commerce over the Internet, including:

    Website Management--for managing the creation of Internet websites and programming these websites with contextually merchandised content and product information which is updateable dynamically via a proprietary technology called Java Servlet Explosion.

    Content Management--for managing the rapid creation and merchandising of product information for use across affiliated websites.

    Presentation--designed to manage, search and display digital content, enabling advance product visualization and the creation of intelligent shopping agents that allow compatible search engines to become aware of, and match content against, user searches.

    Distributed e-commerce--designed to deliver product information and conduct e-commerce transactions within self-contained third party websites.

    The website management technologies will be used by New Styleclick in its business-to-business strategy and will allow for the rapid creation of websites on behalf of third party brands as well as forming a common integrated architecture to serve all of the websites owned by New Styleclick.

    The distributed e-commerce technologies enable New Styleclick to pursue a strategy of delivering content in self-contained e-commerce vehicles to third parties and affiliate websites, a strategy

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described as e-commerce syndication. New Styleclick believes that this strategy provides it with a major competitive differentiation.

    Most of Old Styleclick's proprietary technology is covered by two United States patents: one related to rendering and modeling technology and the second related to 3-D modeling techniques. Old Styleclick also has received a notice of allowance of its pending patent application covering the ability to create an interactive digital dressing room that allows apparel to be fitted to specific body dimensions and pending patent application for the delivery of 3D scenes based upon servlet architecture. In addition to patent protection and patents under development for site management and data harvesting, Old Styleclick relies on a combination of (1) trade secret, copyrighted sourcecode and trademark laws,
(2) confidentiality and nondisclosure agreements and (3) other contractual and technical measures to protect its proprietary rights.

    Hardware architecture is characterized by a scaleable cluster architecture deployed across multiple points world-wide in partnership with Verio Networks, one of the largest Internet service providers in the world. This architecture is highly scaleable and redundant.

    It is expected that within six months of completion of the merger all of ISN's e-commerce websites will be serviced from a common New Styleclick technology platform. New Styleclick believes that this will provide an enhanced user experience, improved website performance, enhanced merchandising and access to Old Styleclick's distributed e-commerce syndication capabilities.

RELATIONSHIP WITH USAI

    Through relationships with USAi and its affiliates, New Styleclick hopes to attract new visitors, build a large family of repeat, loyal customers and develop cross-marketing and joint fulfillment capabilities that will place its websites among the fastest-growing e-commerce venues. Through its relationship with USAi, New Styleclick expects to be able to access merchandise suppliers and customer databases to leverage USA Network's extensive and highly developed customer solicitation, retention and cross-marketing capabilities and relationships in the television medium to capitalize on synergies between television and Internet media.

    By using Old Styleclick's core technologies, New Styleclick expects that its existing e-commerce websites can continue to be developed and enhanced to include (1) a richer variety of visitor experiences, (2) wider product and services selection and new promotional benefits and (3) broader product categories with increased depth of items in each product category.

COMPETITION

BACKGROUND

    The market for New Styleclick's products and services continues to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. The market for Internet products and services is highly competitive with no substantial barriers to entry. The management of New Styleclick expects that competition will continue to intensify with brand name recognition becoming an increasingly important competitive factor.

    Many of New Styleclick's existing and potential competitors have significantly greater financial, technical and marketing resources than New Styleclick will have. New Styleclick may also be adversely affected by competition from licensees of its products and technology, and current and future advertisers, as well as from its current, future and former content providers. There can be no assurance that its competitors will not develop Internet products and services that are superior or achieve greater market acceptance than New Styleclick's offerings. Moreover, a number of its competitors, future advertising customers, licensees and licensors may establish similar relationships. These restrictions may limit its ability to compete for users by limiting the services it can offer to meet users' needs. New Styleclick

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also competes with online services and other website operators. There can be no assurance that New Styleclick will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on its business, financial conditions or operating results. See "Risk Factors."

BUSINESS-TO-BUSINESS COMPETITION

    Providing distributed e-commerce, business-to-business and other e-commerce services is a developing industry with new entrants constantly emerging. The complexities of delivering all of the integrated services and tools that are in our competency are significant and involve tremendous technology investment. As a result, New Styleclick has no direct competitor today, positioned as an e-merchandising services company.

    In website development services, New Styleclick will compete with website development companies such as US Web but will likely also be viewed as a service provider to those companies. Old Styleclick has recently become a subcontractor for many of the leading domestic Internet companies and agencies.

BUSINESS-TO-CONSUMER COMPETITION

        FIRST AUCTION--COMPETITION

    There are many competitors in the business-to-consumer market and new competitors are constantly emerging. To date, none of these auction websites are focused on female consumers like FirstAuction.com. However, New Styleclick expects more competitors specifically targeting female consumer to emerge. New Styleclick's current major competitors in this market include Egghead.com, uBid and bid.com.

        FIRST JEWELRY--COMPETITION

    There are currently a number of competitors selling jewelry over the Internet. New Styleclick's current major competitors in this market include Miadora, Mondera.com, Ashford.com and adornis.com.

        STYLECLICK.COM--COMPETITION

    The competition is divided into four segments: (1) online outlets, which primarily sell seconds or grey-market goods, such as www.bluefly.com (2) online department stores, which usually offer some, but rarely all, of the selection of their brick-and-mortar counterparts and at generally higher prices, such as www.macys.com or www.nordstrom.com; (3) brand websites, which are typically catalogers and basic retailers and offer only their own brand, such as www.gap.com or www.landsend.com; and (4) aggregators, which typically pass consumers through to third party websites, such as www.fashionmall.com and malls online.

        FASHIONTRIP.COM--COMPETITION

    Fashiontrip.com has the same competition as Styleclick.com. Additionally, there are currently a number of teen-oriented websites on the Internet, including MXGonline.com. USAi is an investor in MXGonline.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    New Styleclick will maintain Old Styleclick's technology as proprietary and will try to protect it under existing United States and international laws relating to the protection of intellectual property. New Styleclick intends to integrate existing internal procedures of ISN and Old Styleclick to control

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access and dissemination of its proprietary information. Despite precautions, third parties may succeed in misappropriating New Styleclick's intellectual property or independently developing similar intellectual property. Protecting Old Styleclick's intellectual property against infringement could result in substantial legal and other costs and could divert limited management resources and attention. Some of the technology that will be incorporated in New Styleclick's websites is based on technology licensed from third parties. As new services are introduced, it may be necessary to license additional technology, although New Styleclick expects to develop most of the required proprietary technology internally. If it is unable to develop or license needed technology on a timely basis and on commercially reasonable terms, New Styleclick could experience delays and reductions in the quality of its services, all of which could adversely affect its business and results of operations. If someone asserts a claim relating to proprietary technology or information against New Styleclick or its subsidiaries, New Styleclick may seek licenses to use this proprietary technology. There can be no assurance that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on business financial condition and operating results.

    From time to time, New Styleclick's businesses have been subject to claims of alleged infringement of intellectual property rights of others. These claims, whether or not meritorious, could result in litigation and become a drain on New Styleclick's management and financial resources. If successful, claims of this nature could subject it to liability, injunctive relief restricting its use of intellectual property important to its operations and could cause it to lose rights to some of its intellectual property. Any of these events could have a material adverse effect on New Styleclick's business financial condition and operating results.

LEGAL PROCEEDINGS

    As a newly formed company, New Styleclick does not have any pending or threatened litigation. Our operations and financial performance, however, may be affected by pending litigation against ISN. See pages and "Risk Factors."

EMPLOYEES

    As of December 31, 1999, Old Styleclick and ISN had a total of 304 full-time employees, including 24 in sales and marketing, 82 in development and systems, 94 in product-related activities and fulfillment, 69 in content and creative areas and 35 in general and administration areas. Following the merger, New Styleclick expects to have approximately 280 employees. The future success of New Styleclick will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, New Styleclick will employ independent contractors to support its research and development, marketing, sales and support and administrative operations. New Styleclick's employees are not covered by any collective bargaining agreement.

PROPERTY

    Following the merger, the current operations of Old Styleclick and ISN will be located at facilities in Culver City, California; Northern California; New York, New York and High Point, North Carolina. New Styleclick's headquarters will be located at 3861 Sepulveda Boulevard, Culver City, California 90230.

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              MANAGEMENT OF NEW STYLECLICK FOLLOWING TRANSACTIONS

    Immediately following the closing of the proposed transactions, the New Styleclick Board of Directors will consist of eleven directors. Initially, USANi Sub will have the right to designate six directors and the former principal shareholders of Old Styleclick will have the right to designate two directors. Three independent directors will be designated by the directors. The executive officers, directors and key employees of New Styleclick following the closing of the merger and their respective ages are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                            AGE                        POSITION
----                                          --------   --------------------------------------------
Maurizio Vecchione..........................     37      Chief Executive Officer and Class A Director

Bill Lane...................................     49      President and Vice Chairman

Edward Zinser...............................     42      Executive Vice President and Chief Operating
                                                         Officer

Barry Hall..................................     51      Executive Vice President and Chief Financial
                                                         Officer

Bruce Goldstein.............................     51      Executive Vice President, Business
                                                         Development

    Maurizio Vecchione will be the Chief Executive Officer of New Styleclick. From May 1999 to the present Mr. Vecchione has served as Co-Chief Executive Officer of Old Styleclick of which he was a founder. From January 1998 to April 1999 he was the Chief Operating Officer of Old Styleclick and from February 1988 to December 1997 he was Executive Vice President of Old Styleclick. Prior to co-founding Old Styleclick Mr. Vecchione held various executive, technical and marketing positions with CAECO a developer of CAD/CAM software, Tektronix Corporation a computer graphics and instrumentation manufacturer, and Photomatrix and Proprietary Software, developers of imaging and computer graphics software.

    Bill Lane is the President and Vice-Chairman of New Styleclick. From May 1998 to the present, Mr. Lane has served as Chief Operating Officer of ISN. From November 1994 to August 1997 he was Vice President for New Markets of QVC, Inc., a cable television shopping network. Prior to that Mr. Lane was Vice President for Merchandising and Marketing for The Joan Rivers Can We Shop TV Program and previously spent 10 years at Bloomingdale's Department Stores where he held various positions in merchandising, marketing and operations.

    Edward Zinser is the Executive Vice President, Chief Operating Officer of New Styleclick. From July 1999 to the present he has served as Senior Vice President and Chief Financial Officer of ISN. From June 1998 to June 1999
Mr. Zinser was Executive Vice President, Chief Financial Officer of Chromium Graphics, Inc., a developer, manufacturer and marketer of premium print products. From June 1993 to May 1998 he was Vice President, Chief Financial Officer of Disney Publishing, the book, magazine and licensed publishing division of The Walt Disney Company. Prior to that Mr. Zinser was an executive with The Franklin Mint a manufacturer and direct marketer of sculpture, die cast cars, dolls, plates and jewelry. During that time he held the positions of Vice President Finance, Vice President Advertising and Vice President Product Development.

    Barry Hall will be Executive Vice President, Chief Financial Officer of New Styleclick. From October 1999 he has held the same position at Styleclick.com Inc. From May 1998 until August 1999 he was Chief Operating Officer of Interactive Light, Inc. a developer and marketer of digital interactive entertainment systems and platforms. From January 1998 to April 1998 Mr. Hall was Chief Financial

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Officer of Apparel Technologies, Inc. a developer of digital printing technologies for the apparel industry. From January 1996 to September 1997 he was Executive Vice President, Chief Financial Officer of EarthLink Networks, Inc. a nationwide Internet Services Provider. Prior to that Mr. Hall was Chairman and Chief Executive Officer of California Amplifier, a developer, manufacturer and marketer of electronic components used in the reception of microwave and satellite television signals.

    Bruce Goldstein will be Executive Vice President of Business Development of New Styleclick. From September 1998 he has held the position of Vice President, Senior Product and Planning Officer of ISN and since September 1999 he has acted as Interim Vice President Marketing. From June 1997 to August 1998
Mr. Goldstein was Senior Vice President, Worldwide Marketing and Licensing of MY-CD.com, an online distributor of custom compiled compact disks. From March 1994 to May 1997, he was President and Chief Executive Officer of Universal Management, Inc., a merchandising and new media consulting company. Prior to that Mr. Goldstein was President and Chief Executive Officer of Worldwide Thai LTD, a merchandiser and marketer of Thai food and housewares under the brand name "Thai Chef."

BOARD COMMITTEES

    Following the closing of the proposed transactions, New Styleclick's Board of Directors will be comprised of 11 directors and will have a compensation committee and an audit committee. The compensation committee will make recommendations to the Board of Directors concerning salaries and incentive compensation for New Styleclick's officers and employees, including equity compensation for senior executives. The audit committee will review and monitor New Styleclick's corporate financial reporting and audits, as well as any other accounting-relating matters. After the independent directors are elected to the Board of Directors, they will be appointed to serve on the audit and compensation committees.

DIRECTOR COMPENSATION

    All nonemployee directors will receive options to purchase 5,000 shares of New Styleclick Class A common stock upon the director's election to office, and thereafter annually on the date of the annual meeting of Old Styleclick shareholders at which the director is re-elected to office, at an exercise price equal to the fair market value of the shares on the trading date immediately preceding the date of grant. In addition, the directors will be reimbursed for all costs and expenses of attending meetings.

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EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation to be paid to New Styleclick's Chief Executive Officer and our other executive officers, who are expected to earn in excess of $100,000 in compensation during the year. The options described below have already been granted to the named executive officers in their current positions with Old Styleclick or ISN, as applicable. These options will be converted into shares of New Styleclick Class A common stock upon completion of the proposed transactions and will be considered part of the executive officer's annual compensation from New Styleclick.

                                                                            ANNUAL       STOCK
                                                 POSITION                COMPENSATION   OPTIONS
                                                 --------                ------------   --------
Maurizio Vecchione................  Chief Executive Officer                 250,000     387,227
Bill Lane.........................  President                               300,000     151,279
Edward Zinser.....................  Executive Vice President and Chief      200,000     123,205
                                    Operating Officer
Barry Hall........................  Executive Vice President and Chief      185,000     250,000
                                    Financial Officer
Bruce Goldstein...................  Executive Vice President                155,000     105,175

STOCK INCENTIVE PLAN

    Immediately prior to the completion of the mergers, New Styleclick will adopt an employee stock option plan. The plan will provide that options to purchase shares of New Styleclick Class A common stock may be granted to any employee, officer or director of New Styleclick or its subsidiaries. New Styleclick's Board of Directors or its Compensation Committee will select the persons to whom options will be granted and determine the type of option (incentive or non-statutory) and number of shares subject to each option. Under
the plan, options to purchase [          ] shares of New Styleclick Class A
common stock will be reserved for issuance. All options to purchase Old Styleclick common stock and ISN units outstanding immediately prior to completion of the mergers will be converted into options governed by the New Styleclick employee stock option plan.

401(K) PLAN

    In connection with the proposed transactions, New Styleclick expects to establish an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code covering most of the full-time employees of New Styleclick and its subsidiaries. New Styleclick's share of the matching employer contributions will be set at the discretion of New Styleclick's Board of Directors or its Compensation Committee.

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
                      SECURITY OWNERSHIP OF MANAGEMENT AND
                    PRINCIPAL STOCKHOLDERS OF NEW STYLECLICK

    The following tables set forth certain beneficial ownership information with respect to New Styleclick.

CLASS A COMMON STOCK

    The following table sets forth, as of the date of this proxy statement/prospectus, certain pro forma information regarding the beneficial ownership of Class A common stock after giving effect to the mergers by (a) each person or entity who, to the knowledge of New Styleclick, would own beneficially 5% or more of outstanding Class A common stock; (b) each director of New Styleclick; (c) each named executive officer; and (d) all directors and officers as a group.

                                                                                          PERCENTAGE OF TOTAL
                                                                                             VOTING POWER
                                                                                           (OF ALL CLASSES)
                                                                                          -------------------
NAME AND ADDRESS                            NUMBER OF SHARES      PERCENTAGE OF SHARES     BEFORE     AFTER
OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(1)   OFFERING   OFFERING
-------------------                       ---------------------   ---------------------   --------   --------
USANi Sub...............................
  152 West 57(th) Street, 42(nd) Floor
  New York, NY 10019
Maurizio Vecchione(2)...................
Bill Lane(3)............................
Edward Zinser(3)........................
Barry Hall(2)...........................
Bruce Goldstein(3)......................
Dara Khosrowshahi(4)....................
All executive officers and directors as
  a group (6 persons)...................

------------------------

(1) All numbers shown give effect to the issuance of shares of our Class A common stock in the proposed transactions. Prior to the closing of the mergers, no shares of Class A common stock will be issued or outstanding, and no shares of Class A common stock will be beneficially owned. Under New Styleclick's certificate of incorporation, shares of Class B common stock are convertible at any time into an equal number of shares of Class A common stock. The percentage of shares beneficially owned assumes the conversion of all shares of Class B common stock beneficially owned by USANi Sub. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them.

(2) The address for Mr. Vecchione and Mr. Hall is c/o Old Styleclick, 3861 Sepulveda Boulevard, Culver City, CA 90230.

(3) The address for Mr. Lane, Mr. Zinser and Mr. Goldstein is c/o ISN, 500 Macara Avenue, Sunnyvale, CA 94086.

(4) Mr. Khosrowshahi's address is c/o USAi, 152 W. 57th Street, New York, NY 10019.

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
CLASS B COMMON STOCK

    The following table sets forth, as of the date of this proxy statement/prospectus, certain pro forma information regarding the beneficial ownership of Class B common stock after giving effect to the mergers by (a) each person or entity who, to the knowledge of New Styleclick, would own beneficially 5% or more of outstanding Class B common stock; (b) each director of New Styleclick; (c) each named executive officer; and (d) all directors and officers as a group.

                                                              NUMBER OF SHARES
NAME AND ADDRESS                                                BENEFICIALLY     PERCENTAGE OF
OF BENEFICIAL OWNER                                               OWNED(1)         CLASS(1)
-------------------                                           ----------------   -------------
USANi Sub...................................................                          100%
  152 West 57(th) Street, 42(nd) Floor
  New York, NY 10019
Maurizio Vecchione(2).......................................            --             --
Bill Lane(3)................................................            --             --
Edward Zinser(3)............................................            --             --
Barry Hall(2)...............................................            --             --
Bruce Goldstein(3)..........................................            --             --
Dara Kosrowshahi(4).........................................            --             --
All executive officers and directors as a group (6                      --             --
  persons)..................................................

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class B common stock shown as beneficially owned by them. Shares of Class B common stock are convertible at any time into an equal number of shares of our Class A common stock.

(2) The address for Mr. Vecchione and Mr. Hall is c/o Old Styleclick, 3861 Sepulveda Boulevard, Culver City, CA 90230.

(3) The address for Mr. Lane, Mr. Zinser and Mr. Goldstein is c/o ISN, 500 Macara Avenue, Sunnyvale, CA 94086.

(4) Mr. Khosrowshahi's address is c/o USAi, 152 W. 57th Street, New York, NY 10019.

                           OLD STYLECLICK'S BUSINESS

DESCRIPTION OF BUSINESS

    Old Styleclick is an enabler of electronic commerce in merchandising-intensive categories of commerce, including the fashion, accessories, footwear, cosmetics, home furnishing, decorating and improvement industries. By leveraging its technology platform, Old Styleclick provides e-merchandising, online sales and services to manufacturers and retailers. Old Styleclick has developed technologies designed to manage, search and display digital content, enabling advanced product visualization for e-commerce. These technologies enable the creation of intelligent shopping agents, allowing compatible search engines to become aware of, and match content against, user searches. Furthermore, Old Styleclick has developed visual methods of displaying such content in graphically rich environments designed to increase user perception of visual details.

PRODUCTS AND SERVICES

    Old Styleclick's products and services are divided into three major classes:
(1) a business-to-business unit which utilizes Old Styleclick's core electronic merchandising, content management and visualization technologies to provide Internet solutions to retailers and manufacturers; (2) Internet based e-commerce websites intended to search and manage digital content and facilitate Internet commerce targeted at the consumer marketplace; and (3) consumer software applications on CD-ROM for e-commerce.

BUSINESS-TO-BUSINESS

    Old Styleclick's business-to-business unit offers its manufacturers and retailers the following services and products: website development, creation and maintenance of e-catalogs, merchandising of website, website management, including coordination with out-source fulfillment and tele-service logistics, and efficient reach of consumers via a distributed network of affiliates, referred to as the syndication network.

    Old Styleclick builds highly customized websites via a proprietary technology called "servlet explosion." This technology allows Old Styleclick to use templates that can be customized with minimum programming and developed with high efficiency.

    Old Styleclick also owns technology for content management, allowing it to build complex electronic catalogs of products efficiently.

    In addition, Old Styleclick manages e-commerce venues inside portals such as America Online, Excite, iVillage, and Women.com, which it merchandises with products from its customers. Through this product syndication network, Old Styleclick provides its vendors with prime real estate in various valuable locations across the Internet, extending the consumer reach of its participating vendors.

INTERNET APPLICATIONS

    Old Styleclick's flagship consumer website, Styleclick.com, offers consumers an easy and convenient way to find and buy apparel, accessories, and related products online. The website offers one of the largest online selections of designer brand original items for men, women, and children of all ages and sizes. The website features state-of-the-art navigation and content search technology, enabling consumers to make highly informed purchasing decisions. Additionally, the website enables consumers to view high resolution product images with the ability to pan and zoom to inspect details such as fabric texture and stitching.

    Fashiontrip.com is Old Styleclick's teen-oriented website. Old Styleclick has incorporated its proprietary e-commerce and e-merchandising platform into Fashiontrip.com enabling the website to deliver a

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
state-of-the-art online shopping and lifestyle environment catering to the teenage consumer market. Fashiontrip.com offers a comprehensive selection of apparel, shoes, accessories, bath & beauty products, and style related merchandise aimed at the teen market.

    In addition, Old Styleclick also manages a variety of websites on behalf of its customers' brands. These websites currently include: Cindy Crawford's Cindystore.com (fashion and fan information), Daisyfuentesstore.com (fashion and fan information), Freestyleusa.com (sports watches), Hunterdouglas.com (window fashions), Jennalanegroup.com (women's apparel), Pingcollectionstore.com (golfwear), Pjsalvage.com (sleepwear) and Susandunn.com (robes and spa wear).

CONSUMER SOFTWARE, CD-ROM APPLICATIONS

    The precursor to Old Styleclick's Internet e-commerce strategy was a series of consumer software applications which Old Styleclick developed beginning in 1996. Old Styleclick developed the software known as the 3D Home Interiors product line, under a Software Development and Publishing Agreement with Broderbund, for which Broderbund was the publisher. This product line was extended in 1997 with the publication of 3D Home Suite. These products offer consumer home design and decorating tools, including shopping and reference materials for actual products of various participating vendors. Old Styleclick amended its agreement with Broderbund in 1998 to provide for the grant of exclusive rights to these products to Broderbund in consideration of a one-time royalty payment.

    Fashion Trip and iStyle were jointly developed by Old Styleclick and Intel Corporation pursuant to a development agreement entered into in late 1997. The Sierra Division of Cendant Software Corporation which was subsequently purchased by Havas Interactive of France published the Fashion Trip and iStyle CD-ROM's and, pursuant to its agreement with Old Styleclick, distributes portions of Fashion Trip and iStyle as shrink-wrapped software applications through its distribution channels.

RESEARCH AND DEVELOPMENT

    Old Styleclick believes that its success will depend primarily on its ability to develop new products, maintain technological competitiveness and fulfill an expanding range of customer requirements. To date, Old Styleclick has designed and developed all of its key products internally.

TECHNOLOGY

    Old Styleclick believes that it has completed most of the development of the core technologies necessary to deploy Old Styleclick's websites. These core technologies include the search engine, the data harvesting engine, the visualization engines, the data streaming engine, and the intelligent shopping agents. Currently Old Styleclick's product development efforts focus on the creation of the user interface for its websites, art creation and content acquisition, optimizing the user experience for fast access from low bandwidth Internet access, load balancing traffic for optimal handling of concurrent transactions, expanding Old Styleclick's content acquisition technology to include higher degrees of automation, developing data streaming technologies to increase delivery of rich content through low bandwidth environments, and expanding the intelligent nature of shopping agents for smart searches and personal advice.

    Old Styleclick's development teams are working towards new extensions and enhancements to its core rendering engine in an on-going effort to enhance this technology. Old Styleclick also maintains research and development in a variety of advanced technical areas, including object-oriented technology, data management technology, expert systems and rule-based systems, rendering and other evolving imaging technologies.

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
PATENTS AND PROPRIETARY RIGHTS

    Old Styleclick holds three United States patents. The first covers Old Styleclick's core rendering and modeling technology. The second covers 3-D modeling techniques. The third relates to business software products which have become a less important part of New Styleclick's business. Additionally, Old Styleclick also has received notices of allowance of two pending patent application covering the ability to create an interactive digital dressing room that allows apparel to be fitted to specific body dimensions. In addition to patent protection, Old Styleclick relies on a combination of (1) trade secret, copyright and trademark laws, (2) confidentiality and nondisclosure agreements and (3) other contractual and technical measures to protect its proprietary rights. There is no assurance that these measures will deter misappropriation of Old Styleclick's proprietary rights. Old Styleclick employs a "lock and key" system with respect to the proprietary information underlying its software. This system is designed to ensure that only certain key employees have access to such information, all of whom have signed confidentiality and nondisclosure agreements. Old Styleclick has nine registered trademarks, including the mark ModaCAD. Old Styleclick believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against Old Styleclick in the future with respect to current or future products or that any such asserted claims may not result in costly litigation.

EMPLOYEES

    As of December 31, 1999, Old Styleclick employed 157 full-time employees, including 18 in sales and marketing, 55 in development and systems, 31 in product-related activities and fulfillment, 38 in content and creative areas and 15 in general and administrative areas. None of Old Styleclick's employees are represented by a labor union, and Old Styleclick has never experienced a work stoppage.

PROPERTY

    In 1998, Old Styleclick moved its executive headquarters to a three-story office building with approximately 23,000 square feet of office space in Culver City, California, under a lease that will expire in 2006, with an option to extend the lease term for additional ten years. Old Styleclick anticipates that it may require additional space in Los Angeles in the first half of 2000 to handle the expected increased levels of its business activities. Old Styleclick believes it can readily acquire any needed additional space when and as needed on commercially reasonable terms. Old Styleclick has sub-leased its other Los Angeles property under a sub-lease that will expire in 2002, the same expiration date of the original lease.

    Old Styleclick leases approximately 4,800 square feet in High Point, North Carolina, under a lease that expires in 2004, for production and customer service activities, directed primarily at electronic merchandising customers and consumer product lines. The facility was necessary to accommodate Old Styleclick's recent growth in its personnel in this office. Old Styleclick acquired this additional space on commercially reasonable terms. Old Styleclick leases approximately 1,500 square feet in New York primarily for facilitating sales and marketing support activities in the Northeast region under a lease that expires in August 2000. Old Styleclick anticipates that it may require additional space in New York in the first half of 2000 to handle the expected increased levels of its business activities.

LEGAL PROCEEDINGS

    Old Styleclick is not currently involved in any material legal proceedings.

EFFECT ON OLD STYLECLICK IF CONTEMPLATED TRANSACTIONS ARE NOT APPROVED OR DO NOT OCCUR

    If Old Styleclick shareholders do not approve the proposed merger of Old Styleclick with a subsidiary of New Styleclick and Old Styleclick enters into a business combination transaction with a third party or a third party acquires 15% or more of the assets or outstanding securities of Old Styleclick, then:

    - USANi Sub may exercise its option to purchase 19.9% of Old Styleclick's common stock at $17.50 per share;

    - Old Styleclick must repay any outstanding portion of the $10 million loan to USAi within 45 days; and

    - Old Styleclick must pay ISN a termination fee of $5.5 million.

    In addition, should the merger not be consummated for any reason, Old Styleclick would be required to seek additional capital either through the sale of equity or through the sale of convertible debentures, both of which would dilute existing stockholders ownership of Old Styleclick. Additionally Old Styleclick may be forced to cut back on operations including laying off employees, decreasing marketing programs and eliminating certain development activities.

                                 ISN'S BUSINESS

OVERVIEW

    ISN was one of the first e-commerce retailers in the world when it launched its original online store in April 1994 and is a true pioneer of e-commerce. ISN is not aware of any retail company that was using the Internet as its sole means of transacting business. Before that time, through its FirstAuction.com and FirstJewelry.com websites, ISN believes it is situated to be one of the leading electronic retailers.

    FIRST AUCTION. FirstAuction.com continued ISN's pioneering role in e-commerce when, in June 1997, it launched FirstAuction.com, the first real-time online auction website on the Internet. First Auction features home and leisure merchandise, including jewelry, gourmet food, apparel, cosmetics, furniture, consumer electronics and computers. ISN's goal is to become the top business-to-consumer diversified auction retailer on the Internet. ISN is committed to give consumers the widest and most desirable assortment of merchandise available from any auction retailer and to become the place to find the unexpected.

    FIRST JEWELRY. In October 1999, ISN launched FirstJewelry.com. ISN believes that the opportunity exists to redefine the manner in which jewelry is marketed and sold over the Internet. By focusing on merchandising, both in terms of quality and breadth of selection, as well as in terms of quality and sophistication of product presentation and by de-emphasizing the commodity-like quality present in jewelry retail business, ISN perceives an opportunity to be the premier online fashion authority for accessible jewelry, offering inside access to the newest and hottest designers. Furthermore, as with FirstAuction.com, ISN leverages substantial selling and direct marketing knowledge and experience of the USAi management and the fulfillment and consumer service skills of Home Shopping Network. ISN believes it will bring a powerful blend of experience, insight and resources to the

e-commerce jewelry trade that few can replicate.

RELATIONSHIP WITH USAI AND HOME SHOPPING NETWORK

    Because it is an indirect subsidiary of USAi, ISN believes it can continue to assure its consumers efficient service, product delivery and reliability from one of the largest and best-known retailers in the world. ISN is committed to continually improving the way consumers shop for and purchase products on the Internet. ISN believes that its relationship with USAi and Home Shopping Network gives it meaningful advantages relative to other online retailers, including:

    - The use of Home Shopping Network's distribution center for our warehouse and product fulfillment functions, which enables us to offer over 15,000 in-stock items for fast delivery;

    - The enterprise value of Home Shopping Network and USAi, which provides significant advantages in negotiating with online portals, distribution partners, content and media companies as well as with other strategic partners;

    - The ability to conduct cross-marketing, co-promotion and consumer acquisition programs across the many media and commerce assets of USAi such as Home Shopping Network, SCI-FI.com, Ticketmaster and USA Network which will provide ISN with: (1) access to millions of established buyers;
      (2) the opportunity to directly promote our online auction and jewelry websites to this vast audience of proven buyers; and (3) a potential new stream of consumers that it will be able to acquire at a significantly lower acquisition cost as compared to consumers acquired via our other marketing channels;

    - Ongoing access to the substantial selling and direct marketing knowledge and experience of the management of Home Shopping Network and USAi.

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
FIRST AUCTION BUSINESS

    FirstAuction.com's online auctions provide an exciting sales format that leverages the unique characteristics of the Internet, such as interactivity and a sense of community. The auction format enables ISN's targeted female consumer to bid against one another in a freely competitive market liberated from the constraints of less flexible pricing that typically characterize traditional retailing. ISN believes that the consumer enthusiasm generated by this format, the emergence of the Internet as an effective new sales medium and its highly automated infrastructure combine to create a significant retailing opportunity. Thousands of new auctions are being added to FirstAuction.com each day to accommodate the expanded selection. New departments on FirstAuction.com include Lifestyles--with toys, music and entertainment, golf, tennis, footwear, luggage and pet accessories; The Home Shop--with bed & bath, dining and entertaining, home improvement and gourmet food; Collectibles; Designer Dolls; Healthy Living--with nutritional and personal care products; Furniture; and Women's Apparel.

    FirstAuction.com's consumer base increased by over 200,000 members in 1999. ISN believes that it is continuing to appeal to a female consumer influenced both by its product offerings and the way in which the products are presented. FirstAuction.com has sold approximately $55 million of merchandise and approximately 1.7 million units since its first auction in June 1997. In the fourth quarter of 1999 alone, First Auction.com sold $6.2 million of merchandise across 300,000 units to 41,000 unique bidders.

    The website design highlights ISN's unique Flash Auctions, the only 30 minute auctions with overtime on the Internet. Flash Auctions, which start at one dollar and last just thirty minutes, offer consumers the thrill of a fast-paced auction and the opportunity to get great deals on home and leisure merchandise, jewelry and consumer electronics. Every day there is a Daily Buy which features unique products at low prices available for a maximum of 24 hours.

    FirstAuction.com also offers a members-only newsletter, which informs members via e-mail of upcoming auction and special promotions. Additionally, most of the merchandise sold by ISN carries a warranty from the vendor.

FIRST JEWELRY BUSINESS

    FirstJewelry.com attempts to differentiate itself from its competitors by taking a unique, more emotional approach to interacting with its consumers. In both interface design and merchandising, the website approaches its visitors with the goal of satisfying their individual shopping needs. The website has the ability to search for product in a number of distinct and innovative ways that will complement the manner in which a consumer wants to shop. Our ability to search and cross merchandise by lifestyles, categories, promotions, points of view, emotional state and general search provides us tools to help identify and suggest products to each individual consumer.

    The website currently offers an assortment of the best, young designers who have limited distribution of their products. Additionally, FirstJewelry.com offers a large assortment of fine fashion jewelry with exceptional value pricing below the standard prices at department stores and competitive with other jewelry websites. ISN intends to make FirstJewelry.com the fashion jewelry authority for the style conscious woman by offering access to the newest and hottest designers and trends. Additionally, ISN will help the consumer create unique fashion statements through real-time expert advice and product recommendations. This will make FirstJewelry.com the best place to buy fashion jewelry with access to style, quality, assortment and perceived value while receiving expert advice and excellent customer service.

    ISN purchases most of its jewelry product directly from manufacturers, unlike a substantial portion of existing websites that sell grey market product. In addition to building long-term relationships with important resources, purchasing directly from manufacturers will provide its consumers with a broader assortment of individual manufacturers' products; will provide exclusive product for First Jewelry; will provide the most current fashion groups, as well as the basics, from leading brands; and will offer closeouts at compelling prices as goods are available.

    The strength and distinction of ISN's merchandising mix is fundamental to its strategy of redefining jewelry retailing on the Internet. Its merchandising assortment consists of 4,000 unique items merchandised into 9-10 categories with 30 subcategories. Categories include a large breadth of basics like Gold, Silver, Diamonds, Platinum and Gemstones, Men's Jewelry, Watches, Wedding & Bridal, Seasonal/Spiritual, and an extensive assortment of Fashion Jewelry and Accessories. In addition to these categories, FirstJewelry.com has lifestyle shops and specialized designer boutiques to highlight its unique designer and one-of-a kind products. The website contains a complete assortment ranging from moderately priced to limited edition pieces. To further differentiate it from its competitors, ISN will be able to develop its proprietary or branded labels by leveraging its purchasing power through its affiliations with the Home Shopping Network and First Auction.

    ISN establishes both trust and credibility at FirstJewelry.com by offering high-quality, defective-free products that are returnable if consumers are not satisfied. The majority of its products come with manufacturers or industry standard certifications such as GIA. ISN also solicits the support and endorsements of trade and industry organizations to enhance the educational experience for consumers.

MERCHANDISE FULFILLMENT, CUSTOMER SERVICE AND SUPPORT

    Home Shopping Network acts as the fulfillment and consumer service provider for ISN's websites. Home Shopping Network is responsible for warehousing, picking, packing and shipping from its Salem, Virginia; Roanoke, Virginia and Waterloo, Iowa facilities. For jewelry, the fulfillment facility processes multi-line orders and specialty packaging requests. The customer service is handled by Home Shopping Network from their Clearwater, Florida, offices. For drop shipment suppliers, similar information is transmitted to the drop shipper electronically. The systems and procedures that support both HSN and drop ship vendors focus on efficiency while maintaining strict internal controls. These controls provide for accurate tracking of merchandise available for sale, and provide ISN with the ability to capture all transactions that comprise cost of merchandise sold, product returns from customers, liquidated products and products returned to vendors.

PROPRIETARY RIGHTS

    Proprietary rights are important to ISN's success and competitive position. Although ISN seeks to protect its proprietary rights, its actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. Effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of ISN content. Any of these claims, with or without merit, could subject ISN to costly litigation and the diversion of our technical and management personnel.

EMPLOYEES

    As of December 31, 1999, ISN employed 147 full-time employees, including 6 in sales and marketing, 27 in development and systems, 63 in product-related activities and fulfillment, 31 in content and creative areas and 20 in general and administrative areas.

PROPERTY

    ISN's headquarters are located in Sunnyvale, California, where it currently leases approximately 32,000 square feet under a lease expiring in August 2000.

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
LEGAL PROCEEDINGS

    ISN is currently involved in two material litigations which will involve New
Styleclick:

    In February 1999, ISN filed a demand for arbitration against former ISN President Mr. Kirk Loevner under the terms of the arbitration provision in his employment agreement. In response,
Mr. Loevner filed a complaint against ISN in Superior Court for Santa Clara County, California. The Superior Court decided not to enforce the arbitration provision of Mr. Loevner's employment agreement, and the Court's ruling is currently on appeal. Mr. Loevner's employment with ISN ceased in August 1998. Mr. Loevner alleges that ISN breached his employment agreement and its stock option plan. He is seeking declaratory relief that he did not breach his employment agreement by accepting employment with his new and current employer FreeShop International, Inc. and, consequently, that his options for 250,000 shares of ISN's predecessor Internet Shopping Network, Inc. (with an exercise price of $1.75 per share) are entitled to vest. Additionally, Mr. Loevner is seeking penalties and attorneys fees under the California Labor Code. In December 1999, Mr. Loevner filed a complaint in U.S. District for Northern District of California against Home Shopping Network, Barry Diller and Mr. Jed Trosper, seeking declaratory and injunctive relief, and damages relating to his alleged entitlement to shares of ISN stock. USAi believes that this suit is duplicative of the above state action against ISN, and intends to file a motion to dismiss or stay the federal action and seek sanctions for Mr. Loevner's multiplication of the legal proceedings.

    On November 10, 1999, First Jewelry Company of Canada, Inc. and its affiliate A&A Jewelers, Inc. filed a complaint against ISN and USAi in U.S. District Court for the Southern District of New York, claiming that ISN's use of the "First Jewelry" name and URL infringes on plaintiffs' claimed "First Jewellery" and "1(st) Jewellery" trademarks. Plaintiffs also filed a domain name challenge with Network Solutions, Inc. On December 14, 1999, a hearing was held on plaintiffs' preliminary injunction motion. On January 31, 2000 and February 17, 2000, the Court issued two orders granting the preliminary injunction motion, ordering ISN to cease using the name "First Jewelry" in connection with ISN's jewelry business commencing on April 17, 2000, unless used to announce a name change, and ordering ISN until such name change to prominently display next to the "First Jewelry" logo on the FirstJewelry.com home page a statement disclaiming any affiliation with plaintiffs, but permitting ISN throughout the duration of the litigation to use the "www.firstjewelry.com" URL provided the web page at such URL is only used to announce the new name and provide consumers a link to a new URL under which the website operates with its new name.

EFFECT ON ISN IF CONTEMPLATED TRANSACTIONS ARE NOT APPROVED OR DO NOT OCCUR

    Old Styleclick's e-commerce operating systems and technology platform are assets that will enable ISN to execute its vision and business strategies. If the proposed transactions do not occur, ISN will need to pursue other acquisitions, strategic partnerships and/or significant internal development efforts to address these important business requirements.

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            COMPARISON OF THE RIGHTS OF NEW STYLECLICK SHAREHOLDERS
                        AND OLD STYLECLICK SHAREHOLDERS

    The following is a summary of some of the material differences between the rights of the holders of Old Styleclick common stock and the rights of the holders of New Styleclick Class A common stock. This summary is not complete. For a full understanding of the rights of the holders of Old Styleclick common stock and New Styleclick Class A common stock, refer to California Law, Delaware Law, Old Styleclick's articles of incorporation and bylaws, and New Styleclick's certificate of incorporation and bylaws. See "Where You Can Find More Information".

    The rights of New Styleclick's shareholders are governed by Delaware law, including the Delaware General Corporation Law (DGCL), and by New Styleclick's certificate of incorporation and bylaws. The rights of Old Styleclick's shareholders are governed by California Law, including the California Corporation Code (CCC), and by Old Styleclick's articles of incorporation and bylaws. The rights of ISN's unitholders are governed by Delaware Law, including the Delaware Limited Liability Company Act, and by ISN's operating agreement. Upon completion of the merger, holders of Old Styleclick common stock and ISN units will become holders of New Styleclick Class A common stock, and accordingly, their rights will be governed by Delaware law and New Styleclick's certificate of incorporation and bylaws.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    NEW STYLECLICK. The certificate of incorporation currently authorizes the issuance of 150 million shares of Class A common stock, par value $0.01 per share, 112.5 million shares of Class B common stock, par value $0.01 per share, and 25 million shares of preferred stock, par value $.01 per share. As of
[      ], 2000, there are no shares of Class A common stock and one share of
Class B common stock outstanding. The shares of Class B common stock are convertible at any time at the option of the holders into shares of Class A common stock on a share-for-share basis. Each share of Class B common stock will convert automatically into a share of Class A common stock upon any sale, conveyance, foreclosure upon, assignment or other transfer or disposition of the share unless the share is transferred to USAi or any of its affiliates. In connection with the mergers, warrants and options, to purchase approximately 2,300,000 shares of Old Styleclick common stock will convert one for one into warrants and options, respectively, to purchase an equal number of shares of New Styleclick Class A common stock, and options to purchase approximately 3,000,000 units of ISN will convert into options to purchase approximately 1,800,000 shares of New Styleclick Class A Common Stock. In addition, New Styleclick will issue a warrant to purchase approximately 12,800,000 shares of New Styleclick Class B Common Stock to USAi. See "Description of Related Agreements."

    OLD STYLECLICK. The articles of incorporation currently authorize the issuance of 15 million shares of common stock, par value $0.01 per share. As of
[      ], 2000, there are [          ] shares of common stock outstanding.

VOTING RIGHTS

    NEW STYLECLICK. The shares of Class A common stock are entitled to one vote per share and the shares of Class B common stock are entitled to 10 votes per share. The Class A common stock and the Class B common stock will vote together as a single class on all matters submitted to a vote or for the consent of shareholders unless Delaware law requires otherwise. The holders of one-third of all outstanding shares of stock entitled to vote at any meeting constitute a quorum and all matters are decided by the affirmative vote of a majority of the votes cast, unless Delaware law or New Styleclick's certificate of incorporation requires a greater number of votes. The New Styleclick Board of Directors will determine the terms and conditions of the preferred stock if and when it is issued.

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    OLD STYLECLICK.  The holders of a majority of the shares entitled to vote at any meeting constitute a quorum, and all matters are decided by the affirmative vote of a majority of the votes cast, unless California law or Old Styleclick's articles of incorporation require a greater number of votes.

SPECIAL MEETING OF SHAREHOLDERS

    NEW STYLECLICK. The New Styleclick bylaws permit a special meeting of shareholders (other than a special meeting for the election of directors) to be called by the New Styleclick Board of Directors, the President or the Secretary.

    OLD STYLECLICK. The Old Styleclick bylaws permit a special meeting of shareholders to be called for any reason by the Old Styleclick Board of Directors, the Chairman of the Board, the President or by the holders of shares entitled to cast not less than 10 percent of the Old Styleclick voting stock.

SHAREHOLDER CONSENT IN LIEU OF MEETING

    Under Delaware law and California law, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If an action is taken without the unanimous written consent of all shareholders entitled to vote on the action, notice of the action shall be given promptly to the shareholders who did not consent. California law does not allow directors to be elected by less than the unanimous written consent of all shares entitled to vote for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

    NEW STYLECLICK. The New Styleclick bylaws provide for a Board of Directors consisting of one or more directors, each serving a one year term or until his or her earlier death, resignation or removal. The number of directors may be changed by the shareholders or the Board of Directors. Directors need not be elected by written ballot, and are to be elected annually by the shareholders. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election, present in person or by proxy. Some shareholders of New Styleclick have agreed to vote in favor of the election of Directors nominated by certain groups of shareholders. See "Stockholders Agreement."

    OLD STYLECLICK. The Old Styleclick bylaws provide that the Board of Directors shall consist of no less than four and no more than seven directors, each serving a one year term or until his or her successor is elected and qualified. The number of directors may be changed by the shareholders or the Board of Directors subject to some limitations. See "Amendment of Bylaws." Directors are to be elected annually by the shareholders. Each shareholder entitled to vote at any election of directors may cumulate its votes and give one candidate for director a number of votes equal to (a) the number of directors to be elected, multiplied by (b) the number of votes to which the individual shareholder's shares are entitled. Alternatively, the shareholder may distribute its votes among candidates at its discretion. The candidates receiving the highest number of votes shall be elected. Old Styleclick's Board of Directors currently consists of six directors.

FILLING VACANCIES

    NEW STYLECLICK. Vacancies on the New Styleclick Board of Directors may be filled by the majority vote of the remaining directors or a plurality of the votes cast by the shareholders entitled to vote in the election.

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    OLD STYLECLICK.  Unless caused by the removal of a director, vacancies on the Old Styleclick Board of Directors may be filled by the Board of Directors, and shareholders may fill any vacancy not filled by the Board of Directors.

REMOVAL OF DIRECTORS

    NEW STYLECLICK. Directors of New Styleclick may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of stock entitled to vote in an election of directors.

    OLD STYLECLICK. The Old Styleclick Board of Directors may declare vacant the office of a director who has been declared of unsound mind by a court or who has been convicted of a felony. Any director or the entire Board of Directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote at an election of directors. However, no director may be removed, unless the entire Board is removed, if the number of votes cast against the removal would be sufficient to elect the director if voted cumulatively at an election where the same total number of votes cast were cast. Under California law, shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any director or officer for fraud, dishonest acts or gross abuse of authority or discretion.

FIDUCIARY DUTIES OF DIRECTORS

    NEW STYLECLICK. Under Delaware law, directors are charged with fiduciary duties of loyalty and care to both the corporation and the shareholders. The duty of care requires that directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the corporation. A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule" (a presumption that, in making a business decision, directors acted on an informed basis, in good faith and with the honest belief that the action was taken in the best interests of the corporation). Unless this presumption is rebutted, the business judgment exercised by directors in making their decisions is not subject to judicial review. To rebut this presumption, a party must demonstrate that, in reaching their decision, the directors breached one or more of their fiduciary duties. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors' defensive actions taken in response to a threat to corporate control or their approval of a change-of-control transaction to greater scrutiny.

    OLD STYLECLICK. Under California Law, a director is obligated to perform his or her duties in good faith, in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances. In performing the duties of a director, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by officers or employees of the corporation, the corporation's counsel or independent accountant or a committee of the board upon which the director does not serve, so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

LIABILITY OF DIRECTORS

    NEW STYLECLICK. Delaware law permits a corporation to include in its certificate of incorporation a provision that limits or eliminates the liability of its directors for monetary damages for breach of

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fiduciary duty to the corporation or its shareholders, except under certain circumstances. These circumstances are (a) a breach of the duty of loyalty to the corporation or its shareholders, (b) any acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase or redemption of stock or (d) any transaction from which the director derived an improper personal benefit. The New Styleclick certificate of incorporation eliminates director liability to the fullest extent permitted by Delaware law.

    OLD STYLECLICK. California law permits a corporation to include in its articles of incorporation provisions that limit or eliminate the liability of its directors to the corporation or its shareholders, except in certain circumstances. These circumstances are (a) intentional misconduct or knowing and culpable violation of law, (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) receipt of an improper personal benefit, (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders where a director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders,
(f) interested transactions between the corporation and a director in which a director has a material financial interest and (g) liability for improper distributions, loans or guarantees. The Old Styleclick articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    NEW STYLECLICK. Delaware law permits Old Styleclick to indemnify a director or officer of the corporation against costs, expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred in a civil, administrative or criminal action, suit, investigation or proceeding, including a derivative action, by reason of being a director or officer or having been a representative of, or serving at the request of, the corporation. New Styleclick's bylaws provide for the indemnification of directors to the fullest extent permitted by law, and permits the New Styleclick Board of Directors to indemnify additional persons. However, these provisions are not exclusive and directors and officers may be provided with additional rights under New Styleclick's certificate of incorporation, or by agreement, vote of shareholders or otherwise. Under the New Styleclick bylaws, New Styleclick is required to advance a director or officer the expenses incurred in defending any action, if New Styleclick receives a commitment from the director or officer to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. Despite these indemnification provisions, no indemnification for expenses in a derivative action is permitted under Delaware law if the person is found to be liable to the corporation, unless a court finds him or her entitled to such indemnification. If however, that person is successful, on the merits or otherwise, in defending a third party or derivative action, indemnification for expenses incurred is mandatory. Moreover, in the opinion of the SEC indemnification for various liabilities under the Securities Act is against public policy and is unenforceable.

    OLD STYLECLICK. Under California law, the corporation has the power to indemnify present and former directors, officers and agents against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by the person in connection with any proceeding. The Old Styleclick bylaws require Old Styleclick to advance a director, officer or agent the expenses incurred in defending any action, if it receives a commitment from the director, officer or agent to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. California law permits the indemnification of officers and directors in excess of that provided in the provisions of the CCC, for breach of duty to the corporation or its shareholders, if it is provided in the bylaws or articles of incorporation. Directors cannot, however, be relieved of liability for acts, omissions or transactions expressly prohibited by California law.

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DIVIDEND RIGHTS

    NEW STYLECLICK. The holders of New Styleclick Class A common stock and New Styleclick Class B common stock may receive dividends if and when they are declared by the New Styleclick Board of Directors. No dividends may be paid in stock unless all shares of New Styleclick Class A common stock and New Styleclick Class B common stock then outstanding are treated equally and identically. Under Delaware law, a corporation may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividends are declared and/or its preceding fiscal year. However, dividends may not be declared out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by any issued and outstanding preferred stock.

    OLD STYLECLICK. California law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions: (a) the corporation's assets equal at least 1 1/4 times its liabilities and (b) the corporation's current assets equal at least its current liabilities, or, if the average of the corporation's earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the interest expense for the corporation for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

AMENDMENT OF BYLAWS

    NEW STYLECLICK. The New Styleclick certificate of incorporation and bylaws provide that the New Styleclick Board of Directors or the shareholders can adopt, amend or repeal the bylaws. Any bylaw adopted by or amended by the New Styleclick Board of Directors may be amended or repealed by the shareholders.

    OLD STYLECLICK. The Old Styleclick bylaws provide that they may be adopted, amended or repealed either by the shareholders or the Old Styleclick Board of Directors. An amendment dealing with a change to the fixed number of directors, or a change from a fixed number of directors to a variable number, or vice versa, may only be made with the approval majority of the outstanding shares entitled to vote and changes to the minimum or the maximum number are subject to additional voting requirements.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

    NEW STYLECLICK. Under Delaware law, amendments to the certificate of incorporation generally require the affirmative vote of holders of a majority of the outstanding stock of each class entitled to vote on the amendment unless a greater level of approval is required by the certificate of incorporation. Delaware law also requires that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of a particular class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series effected must be given the power to vote as a class.

    OLD STYLECLICK. Under California law, unless otherwise specified in the articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments, such as amendments changing Old Styleclick's name or address given in the articles, may be made by the board of directors acting alone.

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    Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

    - increase or decrease the aggregate number of authorized shares of such class;

    - effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

    - effect an exchange, or create a right of exchange, of all of part of the shares of another class into the shares of such class;

    - change the rights, preferences, privileges or restrictions of the shares of such class;

    - create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

    - in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

    - cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

DERIVATIVE ACTION

    NEW STYLECLICK. Derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, the corporation. Delaware law requires that a shareholder must have been a shareholder of the corporation at the time of the event giving rise to the action. A shareholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

    OLD STYLECLICK. California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the event in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make a demand on the board before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

APPRAISAL RIGHTS

    NEW STYLECLICK. Under Delaware law, holders of shares of any class or series, who do not vote in favor of the merger or consolidation or consent to the transaction in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of their shares. Delaware law grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no dissenters' appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation converts shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares or (d) some combination of the above. In addition, dissenters' appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

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    OLD STYLECLICK.  Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, who did not vote in favor of the reorganization, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. The fair value of the shares is determined as of the day before the first announcement of the proposed reorganization or merger (excluding any appreciation or depreciation as a consequence or in expectation of the transaction). No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve Systems, unless (a) there exists, with respect to such shares, any restriction on transfer imposed by the corporation or by any law or regulation or (b) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class. See "The Merger and Related Transactions-- Dissenters' Appraisal Rights."

APPROVAL OF MERGERS AND ASSET SALES

    NEW STYLECLICK. Under Delaware law, the affirmative vote of a majority of the outstanding shares of all classes of stock entitled to vote on a transaction is required to approve a merger or consolidation or the sale, lease or exchange of all or substantially all of the corporation's assets. No vote is required, however, in connection with a merger in which the corporation is the surviving corporation and (a) the merger agreement does not amend the corporation's certificate of incorporation, (b) each share of outstanding capital stock before the merger is to be outstanding, with the same rights, after the merger, and (c) the number of shares of capital stock to be issued in the merger is less than 20% of the outstanding capital stock before the merger.

    OLD STYLECLICK. California law generally requires a vote by the shareholders of (a) each constituent corporation to a merger, (b) a corporation selling all or substantially all of its assets, (c) the acquiring corporation in either a share-for-share exchange or a sale of assets reorganization and (d) a parent corporation (even though it is not a constituent corporation) whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. California law does not require shareholder approval in the case of any corporation in a merger as to which a corporation and/or its shareholders will hold five-sixths or more of the voting power of the surviving or acquiring corporation after consummation of the merger (unless the shares acquired in the merger have different rights, preferences, privileges or restrictions than those surrendered).

CORPORATE OPPORTUNITIES

    NEW STYLECLICK. New Styleclick's certificate of incorporation provides that USAi, its affiliates, and their respective officers, directors, agents, shareholders, members, partners or affiliates, do not have a fiduciary duty or any other obligation to share any business opportunities with New Styleclick and releases them from any liability that could result from a breach of this kind of obligation. Business opportunities include investments, business opportunities or prospective economic advantages in which New Styleclick otherwise could have an interest or expectancy.

    OLD STYLECLICK. Old Styleclick's articles of incorporation do not contain a comparable provision.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

    NEW STYLECLICK. Under Delaware law, a corporation is prohibited from engaging in any "business combination" with an "interested stockholder" (i.e., a person who, together with affiliates or associates, owns or within the prior three year period did own, 15% or more of the corporation's outstanding voting stock for a period of three years following the date on which the shareholder became an interested stockholder), unless:

    - the original certificate of incorporation provides otherwise;

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    - prior to the date on which the person became an interested stockholder, the board of directors either approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - the interested stockholder owned 85% or more of the voting stock of the corporation (excluding specified shares) upon completion of the transaction as the result of which he or she became an interested stockholder;

    - on or after the date on which such person became an interested stockholder, the business combination is approved by the board of directors and the affirmative vote, at as special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation (excluding shares held by such interested stockholder); or

    - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

    A business combination includes:

    - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

    - certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries; and

    - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

    New Styleclick will be governed by this provision. However, this provision would not apply to USANi Sub because the transaction by which it became an interested stockholder was approved by the New Styleclick Board of Directors.

    OLD STYLECLICK. There is no comparable provision under California law. However, California law does provide that, except where the fairness of the terms and conditions of the transaction have been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and, therefore, could effect a short-form merger to accomplish such a cash-out of minority shareholders.

INTERESTED DIRECTOR TRANSACTIONS

    Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors have an interest are not void or voidable because of such interest if certain conditions are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been "just and reasonable" or "fair" (as applicable) as to the corporation at the time it was approved. In the latter case,

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California law explicitly places the burden of proof on the interested director.
Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).
Under Delaware law, if shareholder approval is sought generally, the contract or transaction must be approved in good faith by a majority of disinterested shareholders. If board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of quorum). Therefore, certain transactions that the Old Styleclick Board of Directors might not be able to approve because of the number of interested directors could be approved by a majority of the disinterested directors of New Styleclick, although less than a majority of a quorum.

LOANS TO OFFICERS AND EMPLOYEES

    NEW STYLECLICK. Under Delaware law, a corporation may make loans to, guaranty the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    OLD STYLECLICK. Under California law, a corporation cannot make any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent corporation unless such loan or guaranty, or a plan providing for such loan or guaranty, is approved by shareholders owning a majority of the outstanding shares of the corporation. However, under California law, any corporation with 100 or more shareholders of record may authorize the board of directors to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Old Styleclick's bylaws do not authorize the Old Styleclick Board of Directors to approve such loans or guaranties.

NOTICE PROVISIONS

    NEW STYLECLICK. New Styleclick's bylaws require that shareholders entitled to vote be provided written notice of any meeting no more than 60 days nor less than 10 days prior to the date of the meeting. In the case of special meetings, the notice must state the purpose or purposes for which the meeting is called.

    OLD STYLECLICK. California law requires that shareholders entitled to vote be provided written notice no more than 60 days nor less than 10 days prior to the date of any meeting. In the case of special meetings, the notice must state the purpose or purposes for which the meeting is called.

INSPECTION OF BOOKS AND RECORDS

    NEW STYLECLICK. New Styleclick's bylaws permit the New Styleclick Board of Directors to determine if, when and under what conditions shareholders may inspect New Styleclick's books and records.

    OLD STYLECLICK. California law allows any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board of directors and to inspect the shareholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder. California law also provides for an absolute right to inspect and copy the corporation's shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of the shares who have filed a Schedule 14A with the Commission.

                          FUTURE SHAREHOLDER PROPOSALS

    If the merger is not consummated, Old Styleclick will hold an annual meeting of shareholders. If such meeting is held, any proposals of shareholders of Old Styleclick that are intended to be presented at Old Styleclick's 2000 annual meeting had to be received by Old Styleclick no later than December 31, 1999 to be included in the proxy statement and form of proxy relating to that meeting.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited Old Styleclick financial statements at and for the year ended December 31, 1999 as contained in their report. We have included these financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given their authority as experts in accounting and auditing.

    Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, have audited Old Styleclick financial statements at December 31, 1998 and for the years ended December 31, 1998 and 1997 as contained in their report. We have included these financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Singer Lewak Greenbaum and Goldstein LLP's report given their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited ISN financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 as contained in their report. We have included these financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given their authority as experts in accounting and auditing.

    Certain legal matters in connection with the issuance of New Styleclick common stock under the merger agreement and other transaction documents and the federal income tax consequences of the merger will be passed upon for ISN, USANi Sub and USAi by Paul, Weiss, Rifkind, Wharton, & Garrison and for Old Styleclick by Coudert Brothers.

                      WHERE YOU CAN FIND MORE INFORMATION

    Old Styleclick files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Old Styleclick at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room at the SEC's office in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Old Styleclick's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov."

    New Styleclick has filed a registration statement on Form S-4 to register with the SEC New Styleclick Class A common stock to be delivered to Old Styleclick shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Styleclick in addition to being a proxy statement of Old Styleclick for the special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The federal securities laws allow New Styleclick and Old Styleclick to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the companies and their finances.

OLD STYLECLICK SEC FILINGS (FILE NO. 33-3116)                     PERIOD
---------------------------------------------                     ------
Annual Report on Form 10-KSB/A                 Year ended December 31, 1998.
Quarterly Report on Form 10-Q                  Quarter ended September 30, 1999.
Quarterly Report on Form 10-Q                  Quarter ended March 31, 1999.
Quarterly Report on Form 10-Q                  Quarter ended June 30, 1999.
Current Report on Form 8-K                     Dated February 9, 2000.

    New Styleclick and Old Styleclick are also incorporating by reference additional documents that Old Styleclick may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. If any document Old Styleclick files with the SEC during that time period changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information making the earlier statements invalid to the extent they are modified.

    New Styleclick has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to New Styleclick, Old Styleclick has supplied all the information relating to Old Styleclick, and ISN has supplied all the information relating to ISN.

    If you are an Old Styleclick shareholder, Old Styleclick may have sent you some of Old Styleclick's documents incorporated by reference. You also may obtain any of them through either Old Styleclick or the SEC. Documents incorporated by reference are available from any of the companies without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain free copies of documents incorporated by reference in this proxy statement/ prospectus or those that are exhibits to the Form S-4 by requesting them in writing or by telephone from the appropriate party at the following address:

             For Old Styleclick Documents:

             Styleclick.com Inc.
             3861 Sepulveda Blvd.
             Culver City, California 90230
             Tel: (310) 751-2100
             Fax: (310) 751-2120
             Attention: Investor Relations
             Website: www.styleclickinc.com

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ANY OF THE COMPANIES, PLEASE DO
SO BY [            , 2000] TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement. This proxy statement/prospectus is dated
[                        ], 2000. You should not assume that the information
contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the delivery of New Styleclick Class A common stock in the merger shall create any implication to the contrary.

    NEW STYLECLICK, OLD STYLECLICK AND ISN HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR THE COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS NEW STYLECLICK, OLD STYLECLICK AND ISN HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

                         INDEX TO FINANCIAL STATEMENTS

STYLECLICK, INC.

  Report of Independent Auditors............................   F-2

  Balance Sheet at March 21, 2000...........................   F-3

  Notes to Financial Statement..............................   F-4

STYLECLICK.COM INC.

  Report of Independent Auditors............................   F-5

  Report of Independent Certified Public Accountants........   F-6

  Balance Sheets at December 31, 1999 and 1998..............   F-7

  Statements of Operations for the years ended December 31,
    1999, 1998 and 1997.....................................   F-8

  Statement of Stockholders' Equity for the years ended
    December 31, 1999, 1998 and 1997........................   F-9

  Statements of Cash Flows for the years ended December 31,
    1999, 1998 and 1997.....................................  F-10

  Notes to Financial Statements.............................  F-12

INTERNET SHOPPING NETWORK LLC

  Report of Independent Auditors............................  F-24

  Balance Sheets at December 31, 1999 and 1998..............  F-25

  Statements of Operations for the years ended December 31,
    1999, 1998 and 1997.....................................  F-26

  Statement of Stockholders'/Members' Equity for the years
    ended December 31, 1999, 1998 and 1997..................  F-27

  Statements of Cash Flows for the years ended December 31,
    1999, 1998 and 1997.....................................  F-28

  Notes to Financial Statements.............................  F-29

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholder of
  Styleclick, Inc.

    We have audited the accompanying balance sheet of Styleclick, Inc. (the "Company") as of March 21, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Styleclick, Inc. as of March 21, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

New York, New York
March 21, 2000

                                STYLECLICK, INC.

                                 BALANCE SHEET

                                                              MARCH 21,
                                                                2000
                                                              ---------
Assets
  Cash......................................................  $      1
                                                              --------
Total current assets........................................         1
                                                              ========
Total assets................................................  $      1
                                                              ========
Shareholder's equity
  Preferred stock--$.01 par value; 25,000,000 shares
    authorized, none issued and outstanding:
  Class A common stock--$.01 par value, 150,000,000 shares
    authorized, none issued and outstanding.................
  Class B common stock--$.01 par value; 112,500,000 shares
    authorized; 1 shares issued and outstanding.............        --
  Additional paid-in capital................................         1
                                                              --------
Total shareholder's equity..................................  $      1
                                                              ========

                            See accompanying notes.

                                STYLECLICK, INC.

                         NOTES TO FINANCIAL STATEMENTS

DESCRIPTION OF BUSINESS

    Styleclick, Inc. (the "Company") was incorporated in the State of Delaware on March 21, 2000 as a wholly owned subsidiary of USANi LLC and an indirect non-wholly subsidiary of USA Networks, Inc. The Company does not have any operations.

SHAREHOLDER'S EQUITY

COMMON STOCK

    Class A common stock has 150,000,000 shares authorized and none are issued and outstanding. Class B common stock has 112,500,000 shares authorized and one share is issued and outstanding. All common stock has a $0.01 par value.
Class A common stock has one vote per share and Class B common stock has ten votes per share.

PREFERRED STOCK

    Preferred stock has 25,000,000 shares authorized with a par value of $0.01 and none are issued and outstanding.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
of Styleclick.com Inc.

    We have audited the accompanying balance sheet of Syleclick.com Inc. as of December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Styleclick.com Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Los Angeles, California
February 21, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Styleclick.com Inc. (formerly ModaCAD, Inc.)

We have audited the accompanying balance sheet of Styleclick.com Inc. (formerly ModaCAD, Inc.) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Styleclick.com Inc. (formerly ModaCAD, Inc.) as of December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Singer Lewak Greenbaum & Goldstein
--------------------------------------------------

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 16, 1999

                              STYLECLICK.COM INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,395,991   $  6,343,599
  Accounts receivable, net of allowance for doubtful
    accounts of $242,229 and $132,500 at December 31, 1999
    and 1998, respectively..................................       799,862        752,487
  Deferred royalties........................................       632,988             --
  Deferred advertising and promotion........................       467,496             --
  Prepaid expenses and other current assets.................     1,793,181        397,101
                                                              ------------   ------------
Total current assets........................................     5,089,518      7,493,187

Capitalized computer software development costs, net of
  accumulated amortization of $7,880,904 and $6,039,105 at
  December 31, 1999 and 1998, respectively..................     2,294,914      3,014,043
Fixed assets, net of accumulated depreciation of $1,823,850
  and $1,069,832 at December 31, 1999 and 1998,
  respectively..............................................     2,600,458      2,459,656
Deferred royalties, non-current.............................     4,430,942             --
Deferred advertising and promotion, non-current.............       545,421             --
Other assets................................................        85,663         83,055
                                                              ------------   ------------
Total assets................................................  $ 15,046,916   $ 13,049,941
                                                              ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  1,778,728   $    503,198
  Deferred income...........................................       196,718        237,052
                                                              ------------   ------------
Total current liabilities...................................     1,975,446        740,250
Commitments (Note 3)

Stockholders' equity:
  Common stock; No par value; 15,000,000 shares authorized,
    7,673,515 shares and 6,143,374 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................    43,216,747     26,575,627
  Accumulated deficit.......................................   (30,145,277)   (14,265,936)
                                                              ------------   ------------
Total stockholders' equity..................................    13,071,470     12,309,691
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $ 15,046,916   $ 13,049,941
                                                              ============   ============

                See accompanying notes to financial statements.

                              STYLECLICK.COM INC.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                            1999           1998          1997
                                                        ------------   ------------   ----------
Net revenues..........................................  $  6,173,924   $  6,681,280   $4,449,857

Cost of sales.........................................       667,701         82,135       87,470
                                                        ------------   ------------   ----------
Gross profit..........................................     5,506,223      6,599,145    4,362,387

Operating costs and expenses:
Selling, general and administrative...................    13,361,980      8,290,979    3,393,765
Research and development..............................     6,054,105      3,541,300      171,769
Merger related costs..................................       405,333             --           --
Amortization of software development costs............     1,841,798      4,889,986      774,135
                                                        ------------   ------------   ----------
Total operating costs and expenses....................    21,663,216     16,722,265    4,339,669
                                                        ------------   ------------   ----------
Operating profit (loss)...............................   (16,156,993)   (10,123,120)      22,718
                                                        ------------   ------------   ----------

Other income (expense):
  Loss in equity investment...........................            --        (55,324)          --
  Other income........................................            --          2,067       11,190
  Investment income...................................       277,652        488,738      320,367
                                                        ------------   ------------   ----------
Total other income (expense)..........................       277,652        435,481      331,557
                                                        ------------   ------------   ----------
Net income (loss).....................................  $(15,879,341)  $ (9,687,639)  $  354,275
                                                        ============   ============   ==========

Basic income (loss) per share.........................  $      (2.24)  $      (1.59)  $     0.07
                                                        ============   ============   ==========

Diluted income (loss) per share.......................  $      (2.24)  $      (1.59)  $     0.06
                                                        ============   ============   ==========

Weighted average shares outstanding...................     7,092,374      6,088,247    4,800,918
                                                        ============   ============   ==========

                See accompanying notes to financial statements.

                              STYLECLICK.COM INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK
                                             -----------------------   ACCUMULATED
                                              SHARES       AMOUNT        DEFICIT         TOTAL
                                             ---------   -----------   ------------   ------------
Balance at January 1, 1997.................  3,865,790   $11,593,905   $ (4,932,572)  $  6,661,333
  Issuance of common stock for stock
    options exercised......................     29,000       149,376             --        149,376
  Warrants exercised.......................  2,128,184    13,369,126             --     13,369,126
  Warrant redemption cost..................         --      (167,055)            --       (167,055)
  Issuance of warrants for services........         --       572,000             --        572,000
  Net income...............................         --            --        354,275        354,275
                                             ---------   -----------   ------------   ------------
Balance at December 31, 1997...............  6,022,974    25,517,352     (4,578,297)    20,939,055
  Issuance of common stock for stock
    options exercised......................     94,000       837,875             --        837,875
  Warrants exercised.......................     26,400       158,400             --        158,400
  Issuance of warrants for services........         --        62,000             --         62,000
  Net loss.................................         --            --     (9,687,639)    (9,687,639)
                                             ---------   -----------   ------------   ------------
Balance at December 31, 1998...............  6,143,374    26,575,627    (14,265,936)    12,309,691
  Issuance of common stock.................    779,423     7,761,196             --      7,761,196
  Issuance of common stock for stock
    options exercised......................     44,500       422,750             --        422,750
  Issuance of common stock for services....    455,218     5,000,000             --      5,000,000
  Warrants exercised.......................    251,000     1,256,000             --      1,256,000
  Issuance of warrants for services........         --     2,201,174             --      2,201,174
  Net loss.................................         --            --    (15,879,341)   (15,879,341)
                                             ---------   -----------   ------------   ------------
Balance at December 31, 1999...............  7,673,515   $43,216,747   $(30,145,277)  $ 13,071,470
                                             =========   ===========   ============   ============

                See accompanying notes to financial statements.

                              STYLECLICK.COM INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                           1999           1998          1997
                                                       ------------   ------------   -----------
OPERATING ACTIVITIES
Net income (loss)....................................  $(15,879,341)  $ (9,687,639)  $   354,275
Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities
    Depreciation.....................................       754,018        292,671        65,665
    Amortization of capitalized software development
      costs..........................................     1,841,797      4,889,986       774,135
    Capitalized computer software development
      costs..........................................    (1,122,668)    (2,895,512)   (2,682,956)
    Amortization of deferred costs for services
      rendered.......................................       974,327         62,000        12,000
    Fixed assets acquired in exchange for sales......            --       (275,000)           --
    Loss in equity investment........................            --         55,324            --
    Changes in operating assets and liabilities:
      Accounts receivable, net.......................       (47,375)     1,408,665      (818,299)
      Prepaid expenses and other current assets......    (1,246,080)       350,675       (34,343)
      Other assets...................................        (2,608)         8,593       (69,208)
      Accounts payable and accrued expenses..........     1,275,530        142,477       (10,022)
      Deferred income................................       (40,334)       132,772        29,501
                                                       ------------   ------------   -----------
Net cash used in operating activities................   (13,492,734)    (5,514,988)   (2,379,252)

INVESTING ACTIVITIES
Purchase of fixed assets.............................      (894,820)    (1,557,680)     (616,166)
                                                       ------------   ------------   -----------
Net cash used in investment activities...............      (894,820)    (1,557,680)     (616,166)

FINANCING ACTIVITIES
Payments on officers/stockholders note payable.......            --             --       (75,000)
Stock options exercised..............................       422,750        837,875       149,376
Warrants exercised...................................     1,256,000        158,400    13,369,126
Issuance of common stock.............................     7,761,196             --      (167,055)
                                                       ------------   ------------   -----------
Net cash provided by financing activities............     9,439,946        996,275    13,276,447
Net (decrease) increase in cash and cash
  equivalents........................................    (4,947,608)    (6,076,393)   10,281,029
                                                       ------------   ------------   -----------
Cash and cash equivalents at beginning of year.......     6,343,599     12,419,992     2,138,963
                                                       ------------   ------------   -----------
Cash and cash equivalents at end of year.............  $  1,395,991   $  6,343,599   $12,419,992
                                                       ============   ============   ===========

                See accompanying notes to financial statements.

                              STYLECLICK.COM INC.

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS

    During 1999, the Company recorded deferred royalties and deferred advertising and promotion costs of $7,141,174 due to the issuance of 455,218 shares of the Company's common stock, warrants to purchase a total of 538,674 shares of the Company's common stock to a project co-developer, and the issuance of warrants to purchase a total of 350,000 shares of the Company's common stock in consideration of business promotional services to be provided for the Company. During 1999, $914,327 of such costs were expensed.

    During the years ended December 31, 1999, 1998 and 1997, the Company paid no income taxes or interest.

                See accompanying notes to financial statements.

                              STYLECLICK.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. LINE OF BUSINESS AND BASIS OF PRESENTATION

    Styleclick.com Inc. ("Styleclick" or the "Company"), formerly known as Modacad, Inc., was incorporated in California on February 4, 1988. The Company is in the business of developing, marketing, and supporting electronic commerce ("E-commerce") Internet web-sites; Internet enabled applications; and business and consumer software products, based on its proprietary technology for content management, including modeling and rendering technology.

    Beginning in 1999, the Company shifted its primary business focus from the business-to-business marketplace to the emerging consumer Internet E-commerce market. In connection with this shift in focus, the Company divested many of its products in the business-to-business and consumer software product groups. The Company is focusing its technology to build and deploy E-commerce Internet sites, such a comparative search and shopping solutions aimed at facilitating businesses' use of electronic commerce to reach consumers in the apparel, footwear, accessories, cosmetics and home furnishings industries.

    The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred significant operating losses and negative cash flows from operations, for the last two years and is currently being advanced funds by USA Networks, Inc. ("USAi") pursuant to USAi's $10 million bridge loan to the Company in contemplation of the Company's merger with the Internet Shopping Network (see
Note 11).

    The Company's continuation as a going concern is dependent upon the success of its merger with the Internet Shopping Network or the raising of additional debt or equity financing. The Company believes that the proceeds from USAi's investment, in addition to revenue generated from expansion of the Company's services in the market place will support the Company's operations through 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

SOFTWARE DEVELOPMENT COSTS

    Prior to 1999, software development costs were capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed ("SFAS
No. 86")". Under SFAS No. 86, software development costs were capitalized upon the establishment of technological feasibility and discontinued when the product was available for sale. Capitalized software development costs were comprised primarily of direct overhead, payroll costs and consultants' fees of individuals working directly on the development of specific software products.

    On January 1, 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1")". SOP 98-1 identifies three stages of a typical software development project: preliminary project stage, application development stage, and the post- implementation stage. As required by SOP 98-1, the Company capitalizes

                              STYLECLICK.COM INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) certain qualifying costs incurred during the application development stage. All other internal use development costs are expensed as incurred.

    The carrying value of software and development costs is periodically reviewed, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost, consistent with the Company's policy regarding long-lived assets. Costs capitalized for the years ended December 31, 1999 and 1998 were $1,122,668 and $3,050,471, respectively.

    Amortization of capitalized software development costs is provided on a project-by-project basis on the straight-line method over the estimated economic life of the products (not to exceed three years).

    In March 2000, Emerging Issues Task Force 00-2 (EITF 00-2), ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS was issued. EITF 00-2 is effective prospectively for all costs incurred for quarters beginning after June 30, 2000 and addresses how an entity should account for costs incurred to develop a website, specifically which of four stages of costs are expensed and capitalized. The Company does not expect adoption of EITF 00-2 to have a material impact, if any, on its financial position or results of operations.

FIXED ASSETS

    Furniture and equipment are recorded at cost. Depreciation is computed by using the straight-line method over an estimated useful life of five years. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals of furniture and equipment are included in the results of operations.

REVENUE RECOGNITION

    The Company recognizes revenues generated from vendor participation in the Company's CD-ROM applications ("CD-ROM participation fees") and the Company's on-line shopping Internet web-sites ("project participation fees") based upon the accomplishment of contractual milestones in a manner that matches revenue with the related costs. Revenue generated from services provided to customers in the development and maintenance of their Internet web-sites ("web-site development and maintenance fees") is recognized based on the accomplishment of contractual milestones in a manner that matches revenue with the related costs. Generally, the terms of contracts that generate CD-ROM participation fees, project participation fees, and web-site development and maintenance fees are short term in nature (twelve months or less).

    To date, the Company has entered into several barter transaction arrangements where by it receives certain non-monetary benefits. To date, the Company has not recognized any revenue under these contracts because it does not have a history of receiving cash for similar transactions.

    Revenue generated from the Company's fulfillment services provided to the Company's on-line shopping Internet web-site participant vendors ("transactional revenue") is recognized based on a percentage of gross revenues from the related transactions upon notification of shipment of the vendors' products by the Company's fulfillment warehouse or the participant vendors.

    Revenue generated from referral of vendors' products to Internet consumers through the Company's on-line shopping Internet web-sites ("product referral fees") are recognized based on a percentage of gross revenues from the related transactions based upon notification of the respective sales

                              STYLECLICK.COM INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) information by the Company's vendors, the independent Internet traffic tracking companies or the Company's on-line tracking reports.

    Revenue generated from advertising on the Company's on-line shopping web-sites ("on-line advertising revenue") is recognized over the terms of the corresponding contracts on a straight-line basis. The Company recognizes revenues related to software licenses and software maintenance in accordance with the SOP 97-2, "Software Revenue Recognition." Product revenue is recorded at the time of shipment, net of estimated allowances and returns. Revenue generated from post contract customer support is recognized on a straight-line basis over the term of the corresponding contract, which is generally twelve months.

COST OF SALES

    Costs of sales are comprised primarily of product fulfillment costs, credit card processing fees, direct shipping material and product royalties associated with the respective revenues.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with SFAS No. 121. "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" the Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. Advertising expense for the years ended December 31, 1999, 1998 and 1997 was $4,513,918, $992,217 and
$19,629, respectively and is included in the statement of operations as selling, general and administrative expense.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred. These costs consist primarily of salaries, consulting fees and direct overhead.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS
No. 123), "Accounting for Stock-Based Compensation." The Company accounts for equity securities issued to non-employees in accordance with the provisions of SFAS No. 123. All stock options are issued at an exercise price at or above the deemed fair value of the Company's stock.

                              STYLECLICK.COM INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reported period. Diluted net income (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised using the treasury stock method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. The Company's financial instruments include cash and cash equivalents and accounts receivable and their carrying amounts approximate fair value.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. The Company places its cash with high quality financial institutions. Amounts of $1,106,074 and $6,026,869 held in a money market account were fully insured at December 31, 1999 and 1998, respectively. The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              STYLECLICK.COM INC.

3. FIXED ASSETS

    Fixed assets at December 31, 1999 and 1998 consisted of the following:

                                                                 1999         1998
                                                              ----------   ----------
Computer equipment and software.............................  $3,365,275   $2,607,578
Office equipment............................................     318,204      233,652
Furniture and fixtures......................................     268,969      255,510
Leasehold improvements......................................     471,860      432,748
                                                              ----------   ----------
                                                               4,424,308    3,529,488
Less accumulated depreciation...............................   1,823,850    1,069,832
                                                              ----------   ----------
                                                              $2,600,458   $2,459,656
                                                              ==========   ==========

    Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $754,018, $447,628 and $210,712, respectively, of which $0, $154,957 and
$145,047, was capitalized as software development costs during 1999, 1998 and 1997 respectively.

4. COMMITMENTS

LEASES

    The Company leases certain facilities for its corporate and operations offices under long-term, non-cancelable operating lease agreements which expire through April 30, 2006.

    Future minimum aggregate lease payments under non-cancelable operating leases with initial or remaining terms of one year or more at December 31, 1999 were as follows:

      YEARS ENDING                           SUB-LEASE RENTAL
      DECEMBER 31,        OPERATING LEASES        INCOME          TOTAL
  ---------------------   ----------------   ----------------   ----------
       2000                  $  559,135         $  105,000      $  454,135
       2001                     528,375            105,000         423,375
       2002                     487,259             52,500         434,759
       2003                     446,142                 --         446,142
       2004                     406,891                 --         406,891
  Thereafter.....               541,326                 --         541,326
                             ----------         ----------      ----------
                             $2,969,128         $  262,500      $2,706,628
                             ==========         ==========      ==========

    Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $468,557, $451,253 and $120,000, respectively.

EMPLOYMENT AGREEMENTS

    In 1998, the Company entered into two new employment agreements, expiring on December 31, 2005, with two key officers of the Company. Under the agreements, these officers receive aggregate annual salaries of $400,000 and monthly aggregate automobile allowances of $1,200. In addition, these officers received aggregate signing bonuses of $200,000. Further, the Company shall pay an annual performance bonus to each officer for each calendar year of the employment term in an amount determined by the Compensation Committee of the Board of the Directors. In 1999, the Company

                              STYLECLICK.COM INC.

4. COMMITMENTS (CONTINUED)
amended these two employment agreements to increase annual salaries paid to these officers to an aggregate amount of $460,000 effective January 1, 2000 and awarded $200,000 performance bonuses to these officers.

    In connection with the employment agreements, the same key officers were granted five-year options to purchase up to an aggregate of 400,000 shares of the Company's common stock at an exercise price of $15.88. Such options vest and become exercisable over the next three years and contain accelerated vesting and exercisability criteria based on achieving certain operating results. Options to purchase 133,332 shares are vested and became exercisable as of December 31, 1999 and options to purchase 133,334 and 133,334 shares will be vested and become exercisable as of December 31, 2000 and 2001, respectively.

    In July 1999, the Company entered into a new employment agreement with a key officer of the company that expires on June 30, 2002. Under the agreement, the officer receives an annual salary of $125,000 and a monthly automobile allowance of $400.

E-COMMERCE MARKETING AGREEMENT

    In June 1999, the Company entered into a two-year interactive marketing agreement with an Internet Portal company (the "Portal"). Under the agreement, the Portal will promote the Company's E-commerce Internet web-site in several areas of the Portal's Internet web-sites. In consideration of such promotion, the Company will make payments to the Portal totaling up to $7.5 million in cash through January 2001. As of December 31, 1999, the Company had paid $3,214,286 in cash to the Portal under this agreement. In addition, in June 1999, the Company issued warrants to the Portal to purchase 100,000 shares of the Company's common stock at an exercise price of $12.34 that expire in December 2001. The fair value of such warrants was $200,000 based on the fair value of the consideration received. This cash and the value of the warrant was deferred and is included in prepaid expenses and other current assets at December 31, 1999, net amount of amortization of $1,925,000 in 1999. The entire amount of $7.7 million is being amortized to expense over the two-year term of the marketing agreement.

                              STYLECLICK.COM INC.

5. STOCKHOLDERS' EQUITY

COMMON STOCK AND WARRANTS

    In November 1997, the Company issued a warrant to purchase 126,316 shares of common stock to its project co-developer ("Co-developer") for services provided to the Company. The warrant expires in November 2002 and has an exercise price of $19.00 per share of common stock. Under the Project Development Agreement, the Company had an obligation to the Co-developer for certain royalty payments in the form of cash and common stock purchase warrants.

    In April 1999, the Company entered into a Stock and Warrant Purchase and Investor Rights Agreement ("Purchase Agreement") with the Co-developer. Under the Purchase Agreement, the Company issued 455,218 shares of common stock to the Co-developer. Further, in return for termination of the Company's royalty obligation to the Co-developer, the Company issued warrants to purchase an aggregate of 538,674 shares of common stock with exercise prices ranging from $10.98 to $13.18. The warrants expire as follows: 189,674 shares in April 2000, 189,674 shares in July 2000 and 159,326 shares in April 2004. The value of the common stock and warrants of approximately $5.5 million has been based on the expected future royalty obligation and will be amortized over the original royalty term through December 2007.

    Concurrent with the Purchase Agreement, the Company entered into a Securities Purchase Agreement with each of four investors. Under the Securities Purchase Agreement, the investors purchased an aggregate of 776,827 shares of the Company's common stock and warrants to purchase an aggregate of 919,243 shares of common stock with exercise prices ranging from $13.18 to $13.73 that expire as follows: 323,677 shares in April 2000, 323,677 shares in July 2000 and 271,889 shares in April 2004.

    As a result of this offering, the Company received net proceeds of $7,721,510 after paying costs associated with the offering. The Company issued warrants to purchase 15,536 shares of common stock at an exercise price of $10.98 per share to two placement agents in connection with the Purchase Agreement and the Securities Purchase Agreement. The warrants expire in April 2004.

WARRANTS

    In connection with the Company's initial public offering ("IPO") in March 1996, the Company issued to the principal underwriter unit purchase warrants to purchase 140,000 units at a per unit exercise price of $6.00. Each unit consisted of one share of common stock and one redeemable warrant exercisable to purchase one share of common stock at an exercise price of $9.10 per share. Such unit purchase warrants are exercisable for a four-year period, which began March 27, 1997. In 1997, the underwriter (or assignees of the underwriter) exercised a portion of the warrants to purchase an aggregate of 88,300 shares of the Company's common stock and 88,300 redeemable common stock purchase warrants for an aggregate exercise price of $529,800. The underwriter (or its assignees) further exercised redeemable common stock purchase warrants to purchase 30,800 shares of the Company's common stock for $280,280. In 1998, the underwriter (or its assignees) exercised redeemable common stock purchase warrants to purchase an aggregate of 26,400 shares of the Company's common stock for $158,400. In 1999, the underwriter (or its assignees) exercised redeemable common stock purchase warrants to purchase an aggregate of 1,000 shares of the Company's common stock for $6,000.

    In December 1996, the Company issued warrants to purchase 250,000 shares of common stock to an outside consultant for services provided to the Company. The warrants had an exercise price of

                              STYLECLICK.COM INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)
$5.00 per share and were to expire in December 1999. In 1999, the warrant holder exercised its warrants to purchase 250,000 shares of the Company's common stock for $1,250,000.

    In July 1997, the Company issued warrants to purchase 100,000 shares of common stock to a financial advisor for services provided to the Company. The warrants expire in July 2002 and have an exercise price of $14.38 per common share. In accordance with SFAS No. 123, the Company valued these warrants at $36,000, which was the current market value of the services rendered by the warrant holder. Such amount was recognized as consulting expense during 1998. As of December 31, 1999, these warrants had not been exercised.

    In June 1998, the Company issued warrants to purchase 50,000 shares of common stock to an outside promotion agency for services provided to the Company. The warrants expire in May 2003 and have an exercise price of $17.75 per common share. In December 1998, the Company issued warrants to purchase 8,333 shares of commons stock to the same agency for services provided to the Company. The warrants expire in November 2003 and have an exercise price of $20.00 per common share. During 1999, the Company issued warrants to purchase an aggregate of 41,667 shares of common stock with exercise prices ranging from $11.56 to $20.00 that expire in January 2004 to May 2004. In accordance with SFAS No. 123, the Company valued these warrants at $15,000, which was the current market value of the services rendered by the warrant holder. During 1999 and 1998, the Company recognized $15,000 and $21,000, respectively, of promotional expense related to these warrants. As of December 31, 1999, these warrants had not been exercised.

    In March 1999, the Company issued warrants to a third party to purchase 250,000 shares of common stock at an exercise price of $16.80 per share. Such warrants were issued in consideration of business promotion services to be provided to the Company and were fully vested and immediately exercisable on the grant date, and expire in March 2004. In October 1999, the Company changed the exercise price to $10.86 per share of common stock, which was 110% of the then-current market value. In accordance with SFAS No. 123, the Company valued these warrants using an option pricing model and recorded $1,402,500 as deferred advertising and promotion services to be amortized over the three-year term of the advertising and promotion services, of which $389,583 was expensed during 1999. As of December 31, 1999, these warrants had not been exercised.

    In June, July and August 1999, the Company issued warrants to purchase an aggregate of 30,000 shares of common stock to a financial advisor for services provided to the Company. The warrants had an exercise price of $13.00 per common share and expire in June, July and August 2002. In accordance with SFAS
No. 123, the Company valued these warrants at $45,000 which was the current market value of the services rendered by the warrant holder. Such amount was recognized as consulting expense during 1999. As of December 31, 1999, these warrants had not been exercised.

    The Company has granted non-employee directors warrants to purchase an aggregate of 77,000 shares of common stock at exercise prices ranging from $4.25 to $9.50 that expire at various times from May 2001 through October 2009. Warrants to purchase 4,000 common shares were canceled in July 1999 when one of the directors was not re-elected during the Company's 1999 annual shareholders meeting. These warrants have been accounted for under the provisions of APB 25 as allowed under SFAS No. 123.

                              STYLECLICK.COM INC.

6. STOCK OPTION PLAN

    In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") which expires in 2006. The Plan provides for options for 2,500,000 shares that may be granted to any employee, officer and director of the Company. The Board of Directors or its committee selects the optionees and determines the type of option (incentive or non-statuatory) and number of shares subject to each option.

    A summary of changes in outstanding options under the Plan and warrants issued outside of the plan follows:

                                                                    WEIGHTED                WEIGHTED
                                                         STOCK      AVERAGE                 AVERAGE
                                                        OPTIONS     EXERCISE     OTHER      EXERCISE
                                                      OUTSTANDING    PRICE      WARRANTS     PRICE
                                                      -----------   --------   ----------   --------
Balance at December 31, 1996........................     204,000     $ 4.96     2,202,000    $ 6.07
  Granted...........................................     733,454     $16.29       528,616    $11.58
  Exercised.........................................     (29,000)    $ 5.15    (2,128,184)   $ 6.28
  Canceled..........................................      (6,000)    $ 9.50          (916)   $(6.50)
                                                       ---------     ------    ----------    ------
Balance at December 31, 1997........................     902,454     $14.10       601,516    $10.16
  Granted...........................................     840,000     $ 8.92       100,733    $13.47
  Exercised.........................................     (94,000)    $ 6.03       (26,400)   $ 6.00
  Canceled..........................................    (181,000)    $15.70            --        --
                                                       ---------     ------    ----------    ------
Balance at December 31, 1998........................   1,467,454     $11.47       675,849    $10.99
  Granted...........................................     725,000     $ 8.90     1,941,120    $12.62
  Exercised.........................................     (44,500)    $ 9.50      (251,000)   $ 5.00
  Canceled..........................................    (181,500)    $ 9.47        (4,000)   $ 9.50
                                                       ---------     ------    ----------    ------
Balance at December 31, 1999........................   1,966,454     $10.95     2,361,969    $12.94
                                                       =========     ======    ==========    ======
Exercisable at December 31, 1999....................     946,286     $11.11     2,225,969    $13.00
                                                       =========     ======    ==========    ======
Shares available for future grant...................     366,046
                                                       =========

    The weighted-average remaining contractual lives of the options are 7.6 and
9.2 years at December 31, 1999 and 1998, respectively. The weighted-average remaining contractual lives of the warrants are 3.8 and 3.3 years at December 31, 1999 and 1998, respectively.

    SFAS No. 123 requires disclosure of pro forma net loss and pro forma basic and diluted loss per share based upon the fair value of the options issued. The Company calculated the fair value of each option grant on the date of the grant using an option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                1999       1998       1997
                                                              --------   --------   --------
Risk-free interest rate.....................................    5.6%       4.8%       5.7%
Expected life (in years)....................................      5        4.7        4.1
Dividend yield..............................................      0%         0%         0%
Volatility..................................................     70%        80%        65%

    This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics

                              STYLECLICK.COM INC.

6. STOCK OPTION PLAN (CONTINUED)
significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

    During the year ended December 31, 1998, outstanding options granted to employees in 1997 were repriced in December 1998. The Company has included additional compensation cost for the excess of the fair value of the modified options issued over the value of the original options at the date of the exchange in its pro forma disclosure and recognized the total amount over the remaining life of the options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                           1999           1998          1997
                                                       ------------   ------------   -----------
Pro forma net loss...................................  $(19,779,296)  $(15,251,331)  $(1,365,274)
Pro forma loss per share
  Basic and diluted..................................  $      (2.79)  $      (2.51)  $     (0.28)

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

7. SALES

MAJOR CUSTOMERS

    During 1999, the Company conducted business with two customers whose sales comprised approximately 56% and 13% of net sales.

    During 1998, the Company conducted business with two customers whose sales comprised approximately 30% and 24% of net sales.

    During 1997, the Company conducted business with one customer whose sales comprised approximately 34% of net sales.

EXPORT SALES

    For the year ended December 31, 1999, the Company's export sales were approximately $507,740, principally comprised of $464,396 in Asia and $43,344 in other geographic regions.

    For the year ended December 31, 1998, the Company's export sales were approximately $627,422, principally comprised of $586,725 in Europe and $40,697 in other geographic regions.

    For the year ended December 31, 1997, the Company's export sales were approximately $957,000, principally comprised of $761,000 in Europe, $91,000 in Asia, and $105,000 in other geographic regions.

                              STYLECLICK.COM INC.

8. DEFERRED CONTRIBUTION PLAN

    In 1996, the Company adopted the Styleclick 401(k) Plan, formerly known as the Modacad 401(k) Plan, (the "401(k) Plan"). The 401(k) Plan is available to substantially all employees who meet service and years of employment requirements. Employees who participate in the 401(k) Plan may elect to contribute from 3% to 15% of their annual compensation. The 401(k) Plan has a Company discretionary contribution provision in which the Company may contribute up to 5% of income before taxes. The amount of the contribution is determined each year by the Company. For the years ended December 31, 1999, 1998 and 1997, employer contributions under the 401(k) Plan were approximately $0, $0 and $22,000, respectively.

9. INCOME TAXES

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

                                                                1999       1998       1997
                                                              --------   --------   --------
Income tax computed at federal statutory tax rate...........     34%        34%        34%
State taxes (net of federal benefit)........................      3          6          6
Valuation allowance.........................................    (37)       (40)       (40)
                                                                ---        ---        ---
Total.......................................................     --%        --%        --%
                                                                ===        ===        ===

    As of December 31, 1999, the Company has federal net operating loss carryforwards of approximately $29,900,000 which expire through 2019.

    Significant components of the Company's deferred tax assets and liabilities consist of the following:

                                                                 1999          1998
                                                              -----------   ----------
Deferred tax assets
  Net operating loss carryforwards..........................  $11,314,485   $4,740,810
  Warrants issued for services..............................      589,350      253,600
  Capitalized research and development cost for tax.........      211,171      133,861
  Research credits..........................................    1,023,565      798,565
  Other.....................................................      238,789       96,037
                                                              -----------   ----------
                                                               13,377,360    6,022,873
Valuation allowance for deferred tax assets.................  (12,724,477)  (5,748,785)
                                                              -----------   ----------
                                                                  652,883      274,088
Deferred tax liabilities
  Furniture and equipment...................................     (156,697)    (109,942)
  Deferred state taxes......................................     (496,186)    (164,146)
                                                              -----------   ----------
Net deferred tax asset......................................  $        --   $       --
                                                              ===========   ==========

    Due to the uncertainty surrounding the timing of realizing the net deferred tax assets in future tax returns, the Company has placed a valuation allowance equal to its net deferred tax assets.

                              STYLECLICK.COM INC.

9. INCOME TAXES (CONTINUED)
    The net change in the valuation allowance for the year ended December 31, 1999 and 1998 was an increase of $6,975,692 and $3,920,450, respectively. $887,200 of the valuation allowance relates to warrants issued for services which, if realized, will not reduce tax expense.

10. EARNINGS PER SHARE

    Earnings per share for the years ended December 31, 1999, 1998, and 1997 were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                             1999          1998          1997
                                                         ------------   -----------   ----------
Net income (loss)......................................  $(15,879,341)   (9,687,639)  $  354,275
Weighted average shares................................     7,092,374     6,088,247    4,800,918
                                                         ------------   -----------   ----------
Basic income (loss) per share..........................  $      (2.24)  $     (1.59)  $     0.07
                                                         ============   ===========   ==========
Weighted average shares including the dilutive effect
  of stock options and other equity securities.........     7,092,374     6,088,247    5,507,582
Diluted income (loss) per share........................  $      (2.24)  $     (1.59)  $     0.06
                                                         ============   ===========   ==========

11. SUBSEQUENT EVENT

MERGER OF STYLECLICK.COM AND INTERNET SHOPPING NETWORK

    On January 25, 2000, the Company and USA Network, Inc. announced an agreement to form a new company by merging the Company and Internet Shopping Network ("ISN"), an indirect wholly owned subsidiary of USAi. The new company, which will be named Styleclick Inc., will own and operate the combined properties of the Company and ISN. Under the terms of the agreement, USANi LLC, a subsidiary of USAi, will also invest $40 million in cash, contribute
$10 million in dedicated media and will receive warrants to purchase additional shares of the new company. Upon both the closing of the transaction and on a fully diluted basis, USANi LLC will own approximately 75% of the new company and the Company's stockholders will own approximately 25%. In the interim, USAi has agreed to extend a $10 million bridge loan commitment to the Company. The transaction is expected to close in the second quarter of 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Members of Internet Shopping Network LLC

    We have audited the accompanying balance sheets of Internet Shopping Network LLC as of December 31, 1999 and 1998, and the related statements of operations, stockholders'/members' equity, and cash flows for each of the three years in the period ended December 31,1999. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Shopping Network LLC at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31,1999, in conformity with generally accepted accounting principles in the United States. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ Ernst & Young LLP

New York, New York
March 2, 2000

                         INTERNET SHOPPING NETWORK LLC

                                 BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
CURRENT ASSETS
Cash and cash equivalents...................................  $      9   $      3
Accounts receivable, net of allowance of $42 and $41,
  respectively..............................................       679        609
Inventories, net............................................    11,319      7,831
Prepaid assets..............................................       913        117
                                                              --------   --------
    Total current assets....................................    12,920      8,560

PROPERTY AND EQUIPMENT
Computer equipment and software costs.......................    17,184      5,068
Leasehold improvements......................................       601        487
Furniture and other equipment...............................     1,198        814
Projects in progress........................................     2,158        471
                                                              --------   --------
                                                                21,141      6,840
  Less accumulated depreciation and amortization............    (6,020)    (2,821)
                                                              --------   --------
                                                                15,121      4,019

Other assets................................................        80         80
                                                              --------   --------
                                                              $ 28,121   $ 12,659
                                                              ========   ========

                        LIABILITIES AND MEMBERS' EQUITY

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
CURRENT LIABILITIES
Accounts payable............................................  $  2,876   $  2,321
Accrued liabilities.........................................     8,736      2,760
Due to Home Shopping........................................       329        329
                                                              --------   --------
    Total current liabilities...............................    11,941      5,410

MEMBERS' EQUITY
Class A (34,043,444 and 24,432,362 units, respectively).....   103,418     51,993
Class B (no units outstanding)..............................        --         --
Accumulated deficit.........................................   (87,238)   (44,744)
                                                              --------   --------
    Total members' equity...................................    16,180      7,249
                                                              --------   --------
                                                              $ 28,121   $ 12,659
                                                              ========   ========

        The accompanying notes are an integral part of these statements.

                         INTERNET SHOPPING NETWORK LLC

                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
NET REVENUES................................................  $ 24,690   $ 21,288   $ 12,954
Cost of sales...............................................    23,845     20,216     12,987
                                                              --------   --------   --------
      Gross profit (loss)...................................       845      1,072        (33)
Operating costs and expenses:
  Selling and marketing.....................................    10,793      5,193      1,176
  Product development costs.................................     5,520      3,334      1,580
  General and administrative................................    19,283      8,231      5,869
  Write-off of capitalized software costs...................     4,489         --         --
  Depreciation and amortization.............................     3,251      1,436      2,018
                                                              --------   --------   --------
      Total operating costs and expenses....................    43,336     18,194     10,643
                                                              --------   --------   --------
      Operating loss........................................   (42,491)   (17,122)   (10,676)
Other income (expense), net.................................        (3)       198         --
                                                              --------   --------   --------
Loss before income taxes....................................   (42,494)   (16,924)   (10,676)
Income tax expense..........................................        --         --         --
                                                              --------   --------   --------
NET LOSS....................................................  $(42,494)  $(16,924)  $(10,676)
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                         INTERNET SHOPPING NETWORK LLC

                   STATEMENT OF STOCKHOLDERS'/MEMBERS' EQUITY

                                                                                              TOTAL
                                                               ADDITIONAL                 STOCKHOLDERS'/
                                          COMMON      LLC       PAID-IN     ACCUMULATED      MEMBERS'
                                          STOCK      UNITS      CAPITAL       DEFICIT         EQUITY
                                         --------   --------   ----------   -----------   --------------
                                                                 (IN THOUSANDS)
STOCKHOLDERS' EQUITY AT JANUARY 1,
  1997.................................   $  68                 $ 17,324      $(17,144)      $    248
Issuance of common stock...............      63                   13,958            --         14,021
Net loss for the year ended December
  31, 1997.............................      --                       --       (10,676)       (10,676)
                                          -----                 --------      --------       --------
STOCKHOLDERS' EQUITY AT DECEMBER 31,
  1997.................................     131                   31,282       (27,820)         3,593
                                          -----                 --------      --------       --------
Reclassification of equity upon
  contribution of ISN assets to ISN
  LLC..................................    (131)    $ 31,413     (31,282)           --             --
LLC units issued.......................      --       20,580          --            --         20,580
Net loss for the year ended December
  31, 1998.............................      --           --          --       (16,924)       (16,924)
                                          -----     --------    --------      --------       --------
MEMBERS' EQUITY AT DECEMBER 31, 1998...   $  --       51,993    $     --       (44,744)         7,249
                                          =====                 ========
LLC units issued.......................               51,425                        --         51,425
Net loss for the year ended December
  31, 1999.............................                   --                   (42,494)       (42,494)
                                                    --------                  --------       --------
MEMBERS' EQUITY AT DECEMBER 31, 1999...             $103,418                  $(87,238)      $ 16,180
                                                    ========                  ========       ========

        The accompanying notes are an integral part of these statements.

                         INTERNET SHOPPING NETWORK LLC

                            STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(42,494)  $(16,924)  $(10,676)
  Adjustments to reconcile net earnings to net cash
    used in operating activities:
    Depreciation and amortization...........................     3,251      1,436      2,018
    Write-off of capitalized software costs.................     4,489         --         --
    Changes in current assets and liabilities:
      Accounts receivable...................................       (70)      (359)        45
      Inventories...........................................    (3,488)    (5,207)    (2,624)
      Accounts payable......................................       555      1,379       (112)
      Accrued liabilities...................................     4,875      1,640        128
    Other, net..............................................      (796)        34       (173)
                                                              --------   --------   --------
        Net cash used in operating activities...............   (33,678)   (18,001)   (11,394)
                                                              --------   --------   --------
Cash flows from investing activities:
  Capital expenditures......................................   (17,741)    (2,579)    (2,626)
                                                              --------   --------   --------
        Net cash used in investing activities...............   (17,741)    (2,579)    (2,626)
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of LLC units.......................    51,425     20,580     14,021
                                                              --------   --------   --------
        Net cash provided by financing activities...........    51,425     20,580     14,021
                                                              --------   --------   --------
Net increase in cash and cash equivalents...................         6         --          1
  Cash and cash equivalents at beginning of period..........         3          3          2
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $      9   $      3   $      3
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                         INTERNET SHOPPING NETWORK LLC

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

    Internet Shopping Network LLC (the "Company" or "ISN"), a Delaware limited liability company, was formed on January 29, 1998, and offers home and leisure merchandise, apparel, gourmet food and consumer electronics in an online auction format over its website FirstAuction.com and jewelry over its website FirstJewelry.com.

    The Company is a subsidiary of USANi LLC, which is a direct, non-wholly owned subsidiary of Home Shopping Network, Inc. ("Home Shopping"), which is an indirect non-wholly owned subsidiary of USA Networks, Inc. ("USAi"). USAi acquired the predecessor to the Company, Internet Shopping Network, Inc., on December 20, 1996 in conjunction with its acquisition of Home Shopping. USAi accounted for the transaction using the purchase method of accounting and the assets and liabilities of Internet Shopping Network, Inc. were adjusted as of December 31, 1996 to reflect their respective fair values. At ISN's formation, Home Shopping contributed substantially all of the operating assets and liabilities of Internet Shopping Network, Inc., at USAi's historical cost basis to ISN in exchange for 100 units in the Company. The financial results of Internet Shopping Network, Inc. for the year ended December 31, 1997 are based on its historical basis of accounting. On December 1, 1999, the Company declared a 189,695 to 1 unit split effective as of January 29, 1998. All share amounts presented have been adjusted to reflect this split.

    The following is a summary of the significant accounting policies of the Company consistently applied in the preparation of the accompanying consolidated financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUES

    Revenues primarily consist of merchandise sales and are reduced by incentive discounts and sales returns to arrive at net revenue. Revenues are recognized upon shipment. ISN's sales policy allows jewelry sold over the FirstJewelry.com website to be returned at the customer's discretion within 30 days of the date of receipt and merchandise sold on the FirstAuction.com website to be returned if it is damaged or defective within 30 days of the date of receipt. Allowances for returned merchandise and other adjustments are provided based upon past experience.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments.

INVENTORIES, NET

    Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight and certain other related costs. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. All inventories are finished goods. Inventories are presented net of an inventory carrying adjustment of $1.7 million and $1.4 million at December 31, 1999 and 1998, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are recorded at cost. Costs incurred for computer software and websites developed or obtained for internal use during the application

                         INTERNET SHOPPING NETWORK LLC

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) development stage are capitalized and classified as computer equipment and software costs. Repairs and maintenance and any gains or losses on dispositions are included in operations.

    Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

                                                                DEPRECIATION/
ASSET CATEGORY                                               AMORTIZATION PERIOD
--------------                                               -------------------
Computer equipment and software costs......................  3 to 7 Years
Leasehold improvements.....................................  4 Years
Furniture and other equipment..............................  3 to 10 Years

LONG-LIVED ASSETS INCLUDING INTANGIBLES

    The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including property, plant and equipment, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the undiscounted future cash flows of the assets, the carrying value is reduced to its estimated fair value. ISN wrote off $4.5 million of costs associated with the First Outlet website, which were incurred in 1999, when management determined not to launch the website. The costs were charged to write-off of capitalized software costs.

FAIR VALUE FINANCIAL INSTRUMENTS

    The carrying amounts for the Company's cash, prepaid assets, other assets, accounts payable and accrued liabilities approximate fair value.

INCOME TAXES

    The Company was formed as a limited liability company. As a limited liability company, the Company is treated as a partnership for income tax purposes and all income/(loss) is reflected on the member's tax returns. As such, the Company is not subject to Federal and state income taxation.

    For the year ended December 31, 1997, the Company's predecessor was included in the consolidated tax return of USAi and accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

PRODUCT DEVELOPMENT COSTS

    Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's websites. Product development costs are expensed as incurred.

                         INTERNET SHOPPING NETWORK LLC

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    Advertising costs are expensed in the period incurred. Advertising expense was $9.9 million, $4.6 million and $0.8 million for the years ended
December 31, 1999, 1998 and 1997, respectively.

STOCK-BASED COMPENSATION

    ISN is subject to Statement of Financial Accounting Standards No. 123 "Accounting and Disclosure of Stock-Based Compensation" ("SFAS 123"). As allowed by SFAS 123, ISN accounts for stock-based compensation in accordance with APB 25, "Accounting for Stock Issued to Employees." In cases where exercise prices are less than fair value as of the grant date, compensation is recognized over the vesting period.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

    Significant estimates underlying the accompanying consolidated financial statements and notes include the inventory carrying adjustment, sales return accrual, allowance for doubtful accounts and other long-lived assets.

NOTE 3--COMMITMENTS AND CONTINGENCIES

    ISN leases office space and equipment used in connection with its operations under various operating leases and contracts, many of which contain escalation clauses.

    Future minimum payments under non-cancellable agreements are $0.6 million in 2000.

    Expenses charged to operations under these agreements were $1.0 million, $1.0 million, and $0.8 million the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 4--LITIGATION

    In February 1999, ISN filed a demand for arbitration against former ISN President Kirk Loevner under the terms of the arbitration provision in his employment agreement. In response, Loevner filed a complaint against ISN in Superior Court for Santa Clara County, California. The Superior Court decided not to enforce the arbitration provision of Mr. Loevner's employment agreement, and the court's ruling is currently on appeal. Mr. Loevner's employment with ISN ceased in August 1998. Mr. Loevner alleges that ISN breached his employment agreement and its stock option plan. He is seeking declaratory relief that he did not breach his employment agreement by accepting employment with his new and current employer FreeShop International, Inc. and, consequently, that his options for 250,000 shares of ISN's predecessor, International Shopping Network, Inc. (with an exercise price of $1.75 per share) are entitled to vest. Additionally, Mr. Loevner is seeking penalties and attorneys fees under the California Labor Code. In December 1999, Loevner filed a complaint in U.S. District for the Northern District of California against Home Shopping Network, and certain executive officers of Home Shopping Network, seeking declaratory and injunctive relief, and damages relating to his alleged entitlement to shares of ISN stock. USAi believes that this suit is duplicative of the above stated action

                         INTERNET SHOPPING NETWORK LLC

NOTE 4--LITIGATION (CONTINUED)
against ISN, and intends to file a motion to dismiss or stay the federal action and seek sanctions for Mr. Loevner's multiplication of the legal proceedings.

    On November 10, 1999, First Jewelry Company of Canada, Inc. and its affiliate A&A Jewelers, Inc., filed a complaint against ISN and USAi in U.S. District Court for the Southern District of New York, claiming that ISN's use of the "First Jewelry" name and URL infringes on plaintiffs' claimed "First Jewellery" and "1(st) Jewellery" trademarks. The plaintiffs also filed a domain name challenge with Network Solutions, Inc. On December 14, 1999, a hearing was held on the plaintiff's preliminary injunction motion. On January 31, 2000 and February 17, 2000, the court issued two orders granting the preliminary injunction motion, ordering ISN to cease using the name "First Jewelry" in connection with ISN's jewelry business commencing on April 17, 2000, unless used to announce a name change, and ordering ISN until such name change to prominently display next to the "First Jewelry" logo on the FirstJewelry.com home page a statement disclaiming affiliation with plaintiffs, but permitting ISN throughout the duration of the litigation to use the "www.firstjewelry.com" URL provided the web page at such URL is only used to announce the new name and provide consumers a link to a new URL under which the website operates with its new name.

    In the ordinary course of business, ISN is engaged in various other lawsuits. In the opinion of management, the ultimate outcome of the various lawsuits should not have a material impact on the liquidity, results of operations or financial condition of ISN.

NOTE 5--BENEFIT PLAN

    ISN offers a plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees who are not party to collective bargaining agreements. ISN's matching contributions are set at the discretion of the Board of Directors or the applicable committee thereof. Expense under this plan was $0.2 million, $0.1 million and less than $0.1 million in the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 6--ADVANCES FROM USAI AND FINANCING

    USANi LLC provides funds as needed to ISN for operations. ISN is required to transfer excess cash to USANi LLC no less frequently than monthly. To date ISN has not transferred any funds to USANi LLC. USANi LLC has elected to receive equity interests in ISN in consideration of all funding provided through December 31, 1999.

NOTE 7--RELATED PARTY TRANSACTIONS

    Home Shopping provides warehouse, teleservices, accounting and other administrative services to ISN based upon an oral agreement. The services are charged on a monthly basis. Expenses charged to operations under these services were $5.4 million, $2.6 million, and $1.6 million the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 8--STOCK OPTION PLANS

    The Company has a stock option plan (the "Plan") under which options to purchase share units may be granted to employees of the Company. The plan authorizes the Company to issue options to acquire 10,000,000 Class B units. To date, no shares have been issued. The options under the Plan vest

                         INTERNET SHOPPING NETWORK LLC

NOTE 8--STOCK OPTION PLANS (Continued)
ratably, generally over a period of four years from the date of grant and generally expire not more than 10 years from the date of grant. The Plan has options available for future grants. There are also options outstanding under another plan, from which the Company is not allowed to grant shares under this plan.

    A summary of changes in outstanding options under the stock option plans with respect to employees and/or directors of the Company are as follows:

                                                            DECEMBER 31,
                              -------------------------------------------------------------------------
                                        1999                      1998                     1997
                              ------------------------   -----------------------   --------------------
                                              PRICE                     PRICE                   PRICE
                                SHARES        RANGE       SHARES        RANGE       SHARES      RANGE
                              ----------   -----------   ---------   -----------   ---------   --------
Outstanding at beginning of
  period....................   1,357,500   $1.75-4.27    1,356,000   $  1.75       1,522,000    $1.75
  Granted...................   1,244,000   $  5.35         774,000   $1.75-4.27      566,000    $1.75
  Exercised.................          --       --               --       --               --       --
  Cancelled.................  (1,500,321)  $1.75-5.35     (772,500)  $  1.75        (732,000)   $1.75
                              ----------                 ---------                 ---------
Outstanding at end of
  period....................   1,101,179   $1.75-5.35    1,357,500   $1.75-4.27    1,356,000    $1.75
                              ==========                 =========                 =========
Options exercisable.........     223,012                    63,626                     4,750
                              ==========                 =========                 =========
Available for grant.........   8,756,000                   244,000                   242,500
                              ==========                 =========                 =========

    The weighted average exercise prices during the year ended December 31, 1999 was $5.35 and $3.31 for options granted and cancelled. The weighted average fair value of options granted during the year was $5.35.

    The weighted average exercise prices during the year ended December 31, 1998, were $2.71 and $1.75 for options granted and cancelled, respectively. The weighted average fair value of options granted during the year was $2.79.

    The weighted average exercise prices during the year ended December 31, 1997 was $1.75 for options granted and cancelled. The weighted average fair value of options granted during the year was $1.75.

                                           OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                           ---------------------------------------------------   -------------------------------
                           OUTSTANDING AT       WEIGHTED           WEIGHTED      EXERCISABLE AT      WEIGHTED
                            DECEMBER 31,    AVERAGE REMAINING      AVERAGE        DECEMBER 31,       AVERAGE
RANGE OF EXERCISE PRICE         1999        CONTRACTUAL LIFE    EXERCISE PRICE        1999        EXERCISE PRICE
-----------------------    --------------   -----------------   --------------   --------------   --------------
                           (IN THOUSANDS)                                        (IN THOUSANDS)
$1.00 to $5.00...........      388,179              8.1              $2.58          205,012            $2.41
$5.01 to $10.00..........      713,000              9.5               5.35           18,000             5.35
                             ---------            -----              -----          -------            -----
                             1,101,179              9.0              $4.37          223,012            $2.64
                             =========            =====              =====          =======            =====

    The Company has issued options at times to employees and/or directors with an exercise price below fair market value. Accordingly, in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," the difference between the fair market value and the

                         INTERNET SHOPPING NETWORK LLC

NOTE 8--STOCK OPTION PLANS (Continued)
exercise price has been recognized as compensation cost and is being amortized over the vesting period.

    Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation." The information is determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair market value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for all periods: risk-free interest rate of 5.8%; a dividend yield of zero; a volatility factor of 100%, based on historical trends of comparable companies; and a weighted-average expected life of the options of five years.

    The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                      YEARS ENDED DEC. 31,
                                                 ------------------------------
                                                   1999       1998       1997
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
Pro forma net loss.............................  $(43,232)  $(17,113)  $(10,721)

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

NOTE 9--GUARANTEE OF NOTES

    USAi issued $500.0 million 6 3/4% Senior Notes due 2005 (the "Notes"). USANi LLC is a co-issuer and co-obligor of the Notes. The Notes are jointly, severally, fully and unconditionally guaranteed by certain subsidiaries of USAi, including Home Shopping and all of the subsidiaries of USANi LLC, including the Company (other than subsidiaries that are, individually and in the aggregate, inconsequential to USANi LLC on a consolidated basis) (collectively, the "Subsidiary Guarantors"). All of the Subsidiary Guarantors (other than Home Shopping) (the "Wholly Owned Subsidiary Guarantors") are wholly owned, directly or indirectly, by USAi or USANi LLC, as the case may be.

NOTE 10--INCOME TAXES

    The Company was formed as a limited liability company. As a limited liability company, the Company is treated as a partnership for income tax purposes. As such, the Company is not subject to Federal and state income taxation. For the year ended December 31, 1997, the Company's predecessor was included in the consolidated tax return of USAi. The Company's financial statements for the year

                         INTERNET SHOPPING NETWORK LLC

NOTE 10--INCOME TAXES (CONTINUED)
ended December 31, 1997 does not reflect any income tax benefit computed on a stand-alone basis as the benefits related to net operating loss carryover were utilized by USAi.

NOTE 11--SUBSEQUENT EVENT (UNAUDITED)

    On January 25, 2000, USAi and Old Styleclick, a leading enabler of e-commerce for manufacturers and retailers, announced an agreement to form a new company by merging ISN and Old Styleclick. The new company, which will be named Styleclick, Inc., will own and operate the combined properties of Old Styleclick and ISN, which include ISN's FirstAuction.com, FirstJewelry.com and Old Styleclick's network of branded e-commerce web sites. Under the terms of the agreement, USANi Sub LLC and its affiliates will also invest $40 million in cash, contribute $10 million in dedicated media, and will receive warrants to purchase additional shares of the new company. Upon both the closing of the transaction and on a fully diluted basis, USANi Sub LLC will own approximately 75% of the new company and Old Styleclick stockholders will own approximately 25%. In the interim, USAi has agreed to extend a $10 million bridge loan to Old Styleclick. The transaction is expected to close in July 2000 and is subject to regulatory and Old Styleclick stockholder approval. The new company is expected to trade on Nasdaq under the symbol "IBUY."

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              STYLECLICK.COM INC.,

                         INTERNET SHOPPING NETWORK LLC

                                      AND

                                 USANI SUB LLC

                           DATED AS OF MARCH 23, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE 1      THE MERGERS.................................................     11

      1.1      Formation of Newco and Merger Subs..........................     11

      1.2      The ISN Merger..............................................     12

      1.3      The Company Merger..........................................     12

      1.4      Closing.....................................................     13

      1.5      Effective Time..............................................     13

      1.6      Articles of Incorporation; By-laws and LLC Agreement........     13

      1.7      Directors and Officers......................................     14

      1.8      Calculation of Specified Number; Anti-Dilution Adjustment...     14

ARTICLE 2      EFFECT OF THE MERGERS ON THE EQUITY OF THE CONSTITUENT
               ENTITIES; EXCHANGE OF CERTIFICATES..........................     15

      2.1      Effect of Company Merger....................................     15

      2.2      Effect of ISN Merger........................................     16

      2.3      Exchange of Certificates....................................     17

      2.4      Appraisal Rights............................................     20

      2.5      Treatment of Stock Options and Warrants.....................     21

      2.6      Adjustments.................................................     23

      2.7      Lost Certificates...........................................     23

      2.8      Withholding Rights..........................................     23

      2.9      Additional Shares Payable to Parent.........................     23

ARTICLE 3      REPRESENTATIONS AND WARRANTIES..............................     24

      3.1      Representations and Warranties of the Company...............     24

      3.2      Representations and Warranties of ISN and Parent............     41

ARTICLE 4      COVENANTS...................................................     55

      4.1      Covenants of the Company....................................     55

      4.2      Covenants of ISN and Parent.................................     56

ARTICLE 5      ADDITIONAL COVENANTS........................................     57

      5.1      No Solicitation.............................................     57

      5.2      Directors and Officers Indemnification and Insurance........     59

                                                                               PAGE
                                                                               ----
      5.3      Notification of Certain Matters.............................     60

      5.4      Tax Treatment...............................................     60

      5.5      Company Stockholder Meeting.................................     60

      5.6      Registration Statement, Proxy Statement/Prospectus..........     61

      5.7      Further Action, Reasonable Efforts..........................     62

      5.8      Public Announcements........................................     62

      5.9      Blue Sky....................................................     63

     5.10      NASDAQ......................................................     63

     5.11      Affiliates..................................................     63

     5.12      Tax Matters.................................................     63

ARTICLE 6      CONDITIONS PRECEDENT........................................     64

      6.1      Conditions to the Obligations of each Party.................     64

      6.2      Conditions to the Obligations of ISN and Parent.............     65

      6.3      Conditions to the Obligations of the Company................     66

      6.4      Frustration of Closing Conditions...........................     67

ARTICLE 7      TERMINATION AND AMENDMENT...................................     68

      7.1      Termination.................................................     68

      7.2      Effect of Termination.......................................     69

ARTICLE 8      GENERAL PROVISIONS..........................................     69

      8.1      Notices.....................................................     69

      8.2      Waivers and Amendments......................................     71

      8.3      Expenses and Other Payments.................................     71

      8.4      Newco Common Stock..........................................     72

      8.5      Assignment..................................................     73

      8.6      Non-Survival of Representations and Warranties..............     73

      8.7      Headings....................................................     73

      8.8      Interpretation..............................................     73

      8.9      Severability of Provisions..................................     73

     8.10      Entire Agreement; No Third Party Beneficiaries..............     73

     8.11      Governing Law...............................................     74

     8.12      Submission To Jurisdiction; Waivers.........................     74

                                                                               PAGE
                                                                               ----
     8.13      WAIVERS OF JURY TRIAL.......................................     74

     8.14      Counterparts................................................     74

    Exhibit A--Form of Stockholders Agreement

    Exhibit B--Form of Registration Rights Agreement

    Exhibit C--Form of Agreement of Merger

    Exhibit D--Form of Newco Charter and By-laws

    Exhibit E--Media Warrant

    Exhibit F--License Agreement

    Exhibit G--Form of Rule 145 Affiliate Agreement

    Exhibit H--Form of Certificate of Merger

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 23, 2000, by and among Styleclick.com Inc., a California corporation (the "COMPANY"), Internet Shopping Network LLC, a Delaware limited liability company ("ISN"), and USANi Sub LLC, a Delaware limited liability company ("PARENT").

    WHEREAS, the Company and Parent are parties to the Merger Agreement, dated as of January 24, 2000 (the "ORIGINAL MERGER AGREEMENT"), subject to the terms and conditions of which, the parties approved certain business combination transactions;

    WHEREAS, upon the terms and subject to the conditions of this Agreement, ISN and a Delaware limited liability company and a wholly owned Subsidiary of Newco (as defined below) to be formed by Newco prior to the Effective Time (as defined below) ("ISN MERGER SUB") will enter into a business combination transaction pursuant to which ISN Merger Sub will merge with and into ISN (the "ISN MERGER"), whereby each outstanding ISN Unit (as defined below) will be converted into the right to receive 0.601 shares of Newco Common Stock (as defined below);

    WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company and a California corporation and a wholly owned Subsidiary of Newco to be formed by Newco prior to the Effective Time ("COMPANY MERGER SUB" and, collectively with ISN Merger Sub, the "MERGER SUBS"), will enter into a business combination transaction pursuant to which Company Merger Sub will merge with and into the Company (the "COMPANY MERGER" and, collectively with the ISN Merger, the "MERGERS"), whereby each issued and outstanding share of common stock of the Company, no par value ("COMPANY COMMON STOCK") (other than shares of Company Common Stock that are owned by the Company or any subsidiary of the Company), will be converted into the right to receive one share of Class A Common Stock, par value $.01 per share, of Newco ("NEWCO CLASS A COMMON STOCK");

    WHEREAS, (a) Newco, Parent and certain individuals named therein (each such individual, a "PRINCIPAL COMPANY STOCKHOLDER") will, prior to the Effective Time, enter into a Stockholders Agreement, substantially in the form of Exhibit A attached hereto (the "STOCKHOLDERS AGREEMENT"), providing for, among other things, certain transfer restrictions on the shares of Newco Common Stock owned by the parties as a result of the Mergers, and (b) Newco, USA
Networks, Inc. ("USA") and Parent will enter into a Registration Rights Agreement substantially in the form of Exhibit B attached hereto (the "REGISTRATION RIGHTS AGREEMENT");

    WHEREAS, the Board of Directors of the Company has determined that the Company Merger is fair to, and in the best interests of, the Company's stockholders and has adopted, authorized and approved the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the Company Merger and the other transactions contemplated hereby;

    WHEREAS, concurrently with the execution of the Original Merger Agreement and as a condition to the willingness of the parties to enter into the Original Merger Agreement, (i) USA provided a term loan facility (the "TERM LOAN FACILITY") to the Company in the principal amount of $10 million pursuant to a Credit Agreement, dated as of January 24, 2000, between the Company and USA (the "CREDIT AGREEMENT"); (ii) Parent entered into separate Voting Agreements (the "VOTING AGREEMENTS") with certain stockholders of the Company, pursuant to which each such stockholder agrees to, among other things, vote its shares of Company Common Stock in favor of the Company Merger and/or waive certain contractual and other rights in connection with the Transactions (as defined below);
(iii) Parent entered into separate Waiver Agreements (the "WAIVER AGREEMENTS") with certain warrantholders of the Company, pursuant to which each such warrantholder agrees to waive certain contractual and other rights in connection with the Transactions; and (iv) the Company and Parent executed an Option

Agreement (the "OPTION AGREEMENT") granting Parent the irrevocable right to purchase shares of Company Common Stock on the terms and subject to the conditions contained therein;

    WHEREAS, for federal income tax purposes, it is intended that the Mergers shall qualify as tax-free events under either or both of Section 351 and
Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

    WHEREAS, the Company, ISN and Parent wish to make certain representations, warranties and agreements in connection with the consummation of the Transactions and to prescribe various conditions to the Transactions; and

    WHEREAS, the Company and Parent wish to amend and restate the Original Merger Agreement in order to restructure the business combination transactions contemplated thereby and make ISN and Newco a party thereto.

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Merger Agreement so that, as amended and restated, it reads in its entirety as follows:

                                  DEFINITIONS

    Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits, Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit, Annex or Schedule shall have the meaning ascribed to such term in this Agreement. The words "INCLUDE," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION." The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

    "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "AGENTS" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

    "AGREEMENT OF MERGER" means the Agreement of Merger, conforming to the provisions of Section 1101 of California Law, substantially in the form attached as Exhibit C hereto.

    "ALTERNATE TRANSACTION" means (i) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or any other material corporate transaction (other than the Transactions), the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions; (ii) a sale, lease, exchange, transfer or other disposition of 15% or more of the assets of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions (other than the Transactions); or (iii) the acquisition by any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than USA or Parent or any of their respective controlled Affiliates, of "beneficial ownership" of 15% or more of the issued and outstanding Equity Securities of the Company whether by tender offer or exchange offer or otherwise and including a self tender offer.

    "APRIL 1999 WARRANTS" means the warrants identified as such in
Section 3.1(c) of the Company Disclosure Schedule.

    "BUSINESS DAY" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the New York Stock Exchange is closed.

    "CERTIFICATE OF MERGER" means the Certificate of Merger, conforming to the provisions of Section 18-209 of the Delaware LLC Act, substantially in the form attached as Exhibit H hereto.

    "COMPANY DISCLOSURE SCHEDULE" means the disclosure letter delivered to Parent by the Company concurrently with the execution of the Original Merger Agreement.

    "COMPANY OPTION PLAN" means the Company's 1995 Stock Option Plan, a copy of which was made available to Parent.

    "COMPANY STOCK OPTION" means an option to purchase Company Common Stock granted by the Company and listed in Section 3.1(c) of the Company Disclosure Schedule.

    "COMPANY WARRANT" means a warrant to purchase Company Common Stock granted pursuant to a Warrant Agreement and listed in Section 3.1(c) of the Company Disclosure Schedule.

    "CONTRACT" means any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise, arrangement or other instrument or obligation whether or not in writing.

    "DEBT" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such Person as a lessee under a lease that has been or should be, in accordance with GAAP, recorded as a capital lease; (iv) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (v) all Debt of others referred to in clauses (i) through
(iv) above guaranteed directly or indirectly in any manner by such Person; and
(vi) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

    "EQUITY SECURITIES" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "FINANCIAL STATEMENTS" with respect to the Company, means the Company's
(i) audited balance sheet as of December 31, 1998; (ii) statement of cash flows and statement of changes in shareholders' equity for the year ended
December 31, 1998; (iii) unaudited balance sheet as of September 30, 1999; and
(iv) unaudited statement of operations for the three month period ended September 30, 1999, in each case which were provided by the Company to Parent on or prior to the date of the Original

Merger Agreement; and, with respect to ISN, means ISN's (x) audited balance sheet as of November 30, 1999 and (y) audited statement of cash flows and statement of operations for the eleven month period ended November 30, 1999, in each case which were provided by Parent to the Company on or prior to the date of the Original Merger Agreement.

    "GAAP" means generally accepted accounting principles in the United States of America.

    "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world: (i) patents, patent applications and other patent rights (including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted); (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof and non-registered copyrights; (iv) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements and other proprietary rights (whether or not patentable or subject to copyright, mask work or trade secret protection) (collectively, "TECHNOLOGY"); and
(iv) computer software programs, including all source code, object code and documentation related thereto (the "SOFTWARE").

    "IRS" means the Internal Revenue Service of the United States of America.

    "ISN OPTION PLAN" means the ISN 1999 Stock Option Plan, a copy of which was made available to the Company.

    "ISN STOCK OPTION" means an option to purchase ISN Units granted pursuant to the ISN Option Plan that is listed in Section 3.2(c) of the Parent Disclosure Schedule.

    "ISN UNITS" means all of the issued and outstanding limited liability interests of ISN.

    "KNOWLEDGE" means, with respect to a natural Person, the actual knowledge of such Person and, with respect to a non-natural Person, the actual knowledge of such Person's officers and directors (or similar representatives).

    "LAWS" means any applicable law, statute, rule, regulation or code of any Governmental Entity.

    "LIABILITIES" means any Debt, liability, claim, loss, or obligation of any kind, whether accrued or unaccrued, liquidated or unliquidated, secured or unsecured, absolute, contingent, inchoate or otherwise.

    "MATERIAL ADVERSE CHANGE" means, with respect to any Person, a change, development or effect that, together with all such other changes, developments or effects, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on such Person.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any circumstance (i) that is, or is reasonably likely to be, materially adverse to the financial condition, business, assets or results of operations of such Person and its Subsidiaries taken as a whole, or (ii) that adversely affects the ability of such Person to perform its obligations under this Agreement or to consummate the Transactions, but in each of clauses (i) and (ii) excluding any circumstance, fact, change, development, effect, affect or impairment resulting primarily from (x) events adversely affecting the industry in which such Person is involved or (y) circumstances, matters or events described on the disclosure letter delivered by such Person concurrently with execution of this Agreement.

    "MEDIA VALUE" means advertising time on the Network computed on a net basis at fair market value rates, which shall be determined by taking into account recent sales by the Network of comparable size, volume and desired times in similar product categories.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

    "NETWORK" means the network of media properties of USA, including USA Network, SciFi Channel, USA Broadcasting, Ticketmaster, Home Shopping Network, Sci-Fi.com, USA Networks.com, USA Studios.com and USA Films.com and others as they may exist from time to time.

    "NEWCO CLASS B COMMON STOCK" means the Class B Common Stock, par value $0.01 per share, of Newco.

    "NEWCO COMMON STOCK" means the Newco Class A Common Stock and the Newco Class B Common Stock.

    "OFFICER'S CERTIFICATE" means a certificate executed by a duly authorized officer of Company Merger Sub or the Company, as the case may be, certifying to the information, and otherwise conforming, to the provisions of Section 1103 of California Law.

    "ORDER" means any applicable order, judgment, injunction, writ or decree.

    "PARENT DISCLOSURE SCHEDULE" means the disclosure letter delivered to the Company by Parent concurrently with the execution of the Original Merger Agreement.

    "PERSON" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

    "PROPORTIONATE NUMBER" means, with respect to any holder of ISN Units, a fraction, the numerator of which is the number of shares of Newco Common Stock issued to such holder pursuant to Section 2.2(b), and the denominator of which is the total number of shares of Newco Common Stock issued pursuant to
Section 2.2(b).

    "PROPRIETARY RIGHTS ASSIGNMENT AND NON-DISCLOSURE AGREEMENT" means the form of Employee Confidentiality and Invention Assignment Agreement of the Company, and any revised versions thereof, in the form provided by the Company to Parent on or prior to the date of the Original Merger Agreement, pursuant to which, among other things, each employee or consultant that is a signatory thereto agrees (i) to irrevocably assign all right title and interest in any work, invention or technology developed by such employee or consultant during the term of his employment or consultancy to the Company, (ii) that any work created by such employee or consultant during the term of his employment or consultancy to the Company are work-for-hire and any authorship shall vest in the Company,
(iii) that the employee shall execute any documents necessary for the Company to perfect its ownership in such works, inventions, or technology, including without limitation, any patent application, patent assignment forms or copyright assignment forms and (iv) that they shall not disclose any confidential information to any third party outside of the Company without the prior written consent of the Company, except confidential information that is already publicly disclosed, independently developed, or if so directed by legal process.

    "QUALIFIED ALTERNATE TRANSACTION PROPOSAL" means a bona fide written proposal made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, in exchange for cash and/or securities, at least 75% of the outstanding shares of Company Common Stock on terms which the Board of Directors of the Company determines in good faith (after receipt of a written opinion of a nationally recognized independent financial advisor, and after taking into account all legal, financial and regulatory aspects of such proposal, the identity of the Third Party making the proposal, the strategic benefits to be derived from the Transactions and the long-term prospects of Newco and its Subsidiaries) to be (a) more favorable to the Company's stockholders than the Transactions from a financial point of view,
(b) reasonably capable of being financed and (c) not subject to any material contingencies relating to financing.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SEC" means the Securities and Exchange Commission.

    "SUBSIDIARY" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

    "THIRD PARTY" means any Person other than USA, ISN, Parent or the Company or any of their respective controlled Affiliates.

    "TRANSACTION DOCUMENTS" shall mean this Agreement and each of the agreements and instruments contemplated hereby or thereby, including the Agreement of Merger, the Officer's Certificates, the Stockholders Agreement, the Registration Rights Agreement, the Media Commitment, the Media Warrants, the License Agreement, the Credit Agreement, the Option Agreement and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

    "TRANSACTIONS" means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

    "WARRANT AGREEMENTS" means any agreement pursuant to which a Company Warrant was issued that is listed in Section 3.1(c) of the Company Disclosure Schedule, in each case in the form provided by the Company to Parent on or prior to the date of the Original Merger Agreement.

                                CROSS-REFERENCES

    Each of the following terms shall have the meaning ascribed thereto in the Section set forth opposite such term:

TERM                                                              SECTION
----                                                          ----------------
Agreement...................................................  Recitals, 1.1(b)
Appraisal Rights............................................  2.3(a)
Black Scholes Option........................................  1.8(a)
California Law..............................................  1.1(a)
Cash Out Elections..........................................  1.8(a)
Certificates................................................  2.2(b)
Claim.......................................................  5.2(a)
Closing.....................................................  1.4
Closing Date................................................  1.4
Code........................................................  Recitals
Company.....................................................  Recitals
Company Benefit Plans.......................................  3.1(l)(i)
Company Certificates........................................  2.1(b)
Company Common Stock........................................  Recitals
Company Governmental Approvals..............................  3.1(g)(i)

TERM                                                              SECTION
----                                                          ----------------
Company Merger..............................................  Recitals
Company Merger Securities...................................  2.1(b)
Company Merger Sub..........................................  Recitals
Company Merger Sub Common Stock.............................  2.1
Company Permits.............................................  3.1(f)
Company Required Consents...................................  3.1(g)(ii)
Company SEC Documents.......................................  3.1(d)
Confidentiality Agreement...................................  8.9
Covered Person..............................................  5.2(a)
Credit Agreement............................................  Recitals
DGCL........................................................  1.1(a)
Delaware LLC Act............................................  1.1(a)
Dissenting Shareholders.....................................  2.3
Dissenting Shares...........................................  2.3
Effective Time..............................................  1.5
Environmental Laws..........................................  3.1(o)
ERISA.......................................................  3.1(l)(i)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Infoseek Litigation.........................................  4.2(g)
IP Licenses.................................................  3.1(m)(i)(B)
ISN.........................................................  Recitals
ISN Benefit Plans...........................................  3.2(l)(i)
ISN Certificates............................................  2.2(b)
ISN Class A Merger Securities...............................  2.2(b)
ISN Class B Merger Securities...............................  2.2(b)
ISN Merger..................................................  Recitals
ISN Merger Securities.......................................  2.2(b)
ISN Merger Sub..............................................  Recitals
ISN Merger Sub Units........................................  2.2
ISN Permits.................................................  3.2(f)
ISN Stock Options...........................................  3.2(c)
Key Employee................................................  3.1(y)
License Agreement...........................................  4.2(e)
Liens.......................................................  3.1(a)
Losses......................................................  5.2(a)
Maximum Premium.............................................  5.2(c)
Measurement Time............................................  2.3(a)
Media Commitment............................................  4.2(d)
Media Warrant...............................................  4.2(d)
Mergers.....................................................  Recitals
Merger Subs.................................................  Recitals
Newco.......................................................  1.1(a)
Newco Class A Common Stock..................................  Recitals
Option Agreement............................................  Recitals
Original Merger Agreement...................................  Recitals
Parent......................................................  Recitals
Parent Governmental Approvals...............................  3.2(g)(i)
Parent Required Consents....................................  3.2(g)(ii)
Payment.....................................................  3.1(w), 3.2(u)

TERM                                                              SECTION
----                                                          ----------------
Principal Company Stockholder...............................  Recitals
Proposed Intellectual Property Agreements...................  3.1(m)(i)(D)
Proxy Statement/Prospectus..................................  3.1(t)
Recommendation..............................................  3.1(q)
Registration Rights Agreement...............................  Recitals
Registration Statement......................................  3.1(t)
Required Shareholder Approval...............................  3.1(e)
Rule 145 Affiliate Agreement................................  5.11
Rule 145 Affiliates.........................................  5.11
SARs........................................................  3.1(c)
Software....................................................  Recitals
Specified Number............................................  1.8(c)
Stockholders Agreement......................................  Recitals
Stockholders' Meeting.......................................  5.5
Surviving Corporation.......................................  1.3
Surviving LLC...............................................  1.2
Systems.....................................................  3.1(m)(vii)
Tax.........................................................  3.1(j)(i)
Tax Return..................................................  3.1(j)(ii)
Technology..................................................  Recitals
Term Loan Facility..........................................  Recitals
Termination Fee.............................................  8.3(b)(ii)
USA.........................................................  Recitals
Voting Agreement............................................  Recitals
Waiver Agreement............................................  Recitals
WARN........................................................  3.1(l)(xiii)
Year 2000 Compliant.........................................  3.1(m)(vii)

                                   ARTICLE 1
                                  THE MERGERS

    Section 1.1  FORMATION OF NEWCO AND MERGER SUBS.

        (a) As promptly as practicable following the execution of this Agreement, Parent shall cause a corporation ("NEWCO") to be organized under the Delaware General Corporation Law (the "DGCL"), shall cause Company Merger Sub to be organized as a corporation under the California General Corporation Law ("CALIFORNIA LAW") and shall cause ISN Merger Sub to be organized as a limited liability company under the Delaware Limited Liability Company Act (the "DELAWARE LLC ACT"). The Certificate of Incorporation and By-laws of Newco shall be substantially in the forms attached hereto as Exhibit D and the Articles of Incorporation and By-laws of Company Merger Sub and Certificate of Formation and the Limited Liability Company Agreement of ISN Merger Sub shall be as reasonably agreed to by Parent and the Company prior to the Effective Time. The officers and directors of Newco and Company Merger Sub as of the Effective Time and the officers of ISN Merger Sub will be determined by Parent subject, with respect to Newco, to the provisions of the Stockholders Agreement.

        (b) As promptly as practicable following the execution of this Agreement and the organization of Newco and the Merger Subs pursuant to
    Section 1.1(a), Parent shall take all steps necessary (i) to cause the directors of Newco and Company Merger Sub to ratify and approve this Agreement, the Agreement of Merger, the Mergers and the other Transactions,
    (ii) to cause Newco, as the sole member of ISN Merger Sub, to ratify and approve this Agreement, the Certificate of Merger, the Mergers and the other Transactions, (iii) to cause the Agreement of Merger to be executed on behalf of Newco and Company Merger Sub, (iv) to cause the Certificate of Merger to be executed on behalf of Newco and ISN Merger Sub, (v) to cause Newco, as the sole stockholder of Company Merger Sub, to adopt and approve this Agreement, the Agreement of Merger, the Mergers and the other Transactions and (vi) to approve, as the sole stockholder of Newco, the issuance of Newco Common Stock in connection with the Mergers. Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement, the Agreement of Merger and the Certificate of Merger.

    Section 1.2 THE ISN MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware LLC Act, ISN Merger Sub shall be merged with and into ISN at the Effective Time. Upon and after the Effective Time, the separate existence of ISN Merger Sub shall cease and ISN shall be the surviving entity in the ISN Merger (the "SURVIVING LLC"). In accordance with the Delaware LLC Act, all of the rights, privileges, powers, immunities, purposes and franchises of ISN and ISN Merger Sub shall vest in the Surviving LLC and all of the Liabilities and duties of ISN and ISN Merger Sub shall become the Liabilities and duties of the Surviving LLC.

    Section 1.3 THE COMPANY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law, Company Merger Sub shall be merged with and into the Company at the Effective Time. Upon and after the Effective Time, the separate corporate existence of Company Merger Sub shall cease and the Company shall be the surviving corporation in the Company Merger (the "SURVIVING CORPORATION"). In accordance with California Law, all of the rights, privileges, powers, immunities, purposes and franchises of the Company and Company Merger Sub shall vest in the Surviving Corporation and all of the Liabilities and duties of the Company and Company Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

    Section 1.4. CLOSING. The closing of the Mergers (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m. on the first Business Day on which each of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived by the party entitled to the benefit of such conditions or at such other place, time and date as the

Company and Parent may agree. The time and date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

    Section 1.5. EFFECTIVE TIME. On the Closing Date (or on such other date as the Company, Parent and ISN may agree), the Company, Parent and ISN (a) shall cause the Company Merger to be consummated by executing, delivering and filing (or by causing the execution, delivery and filing of) the Agreement of Merger and a duly executed Officer's Certificate of each of Company Merger Sub and the Company (accompanied by a certificate of satisfaction of the California Franchise Tax Board (if required) for Company Merger Sub), with the Secretary of State of the State of California in accordance with the relevant provisions of California Law and shall make all other filings or recordings required in connection herewith under California Law and (b) shall cause the ISN Merger to be consummated by executing, delivering and filing (or by causing the execution, delivery and filing of) the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware LLC Act and shall make all other filings or recordings required in connection herewith under the Delaware LLC Act. The Mergers shall become effective at such time as both the Agreement of Merger and the Certificate of Merger are duly filed, or at such later time as is specified in the Certificate of Merger and the Agreement of Merger and the Officer's Certificate and in accordance with the Delaware LLC Act and California Law (the "EFFECTIVE TIME").

    Section 1.6. ARTICLES OF INCORPORATION; BY-LAWS AND LLC AGREEMENT. The Articles of Incorporation of Company Merger Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with its terms and applicable Law; PROVIDED, HOWEVER, that at the Effective Time, Article I of such Articles of Incorporation shall be amended by virtue of this Agreement to read as follows: "THE NAME OF THE CORPORATION IS STYLECLICK.COM INC." The By-laws of Company Merger Sub in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with its terms and applicable law. The Certificate of Formation of ISN Merger Sub in effect at the Effective Time shall be the Certificate of Formation of the Surviving LLC until amended in accordance with its terms and applicable law; PROVIDED, HOWEVER, that at the Effective Time,
Article I of such Certificate of Formation shall be amended by virtue of this Agreement to read as follows: "The name of the limited liability company (hereinafter called the "limited liability company") is Internet Shopping Network LLC." The Limited Liability Company Agreement of ISN Merger Sub in effect at the Effective Time shall be the Limited Liability Company Agreement of the Surviving LLC until amended in accordance with its terms and applicable Law.

    Section 1.7. DIRECTORS AND OFFICERS. The directors and officers of Company Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable Law. The officers of ISN Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving LLC as of the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable Law.

    Section 1.8.  CALCULATION OF SPECIFIED NUMBER; ANTI-DILUTION ADJUSTMENT.

        (a) If on or prior to the Effective Time, any holder of an April 1999 Warrant has exercised its right (each a "BLACK SCHOLES OPTION") to receive cash in exchange for such April 1999 Warrant as a result of the Transactions, then the Company shall promptly (and in any event prior to the Effective Time) notify Parent in writing of each such exercise (the "CASH OUT ELECTIONS"), which notice shall include the amount of cash payable to each such holder. At Closing, each holder of ISN Units (other than Parent) shall be entitled to receive a number of shares of Class A Common Stock equal to the Specified Number multiplied by such holder's Proportionate Number and Parent shall be entitled to receive a number of shares of Class B Common Stock equal to the Specified Number multiplied by Parent's Proportionate Number. Any issuance pursuant to the preceding sentence shall be in addition to any other shares issuable to such holders pursuant to this Agreement.

        (b) If at any time following the Effective Time, Newco or the Surviving Corporation becomes obligated to pay any cash in respect of any exercise of a Black Scholes Option as a result of the Transactions that was not reflected in the calculation of the Specified Number pursuant to
    Section 1.8(a), then the Specified Number shall be calculated in accordance with the formula set forth in Section 1.8(c) and Newco shall issue to holders of ISN Units such additional number of shares of Newco Common Stock calculated as follows: each holder of ISN Units (other than Parent) shall be entitled to receive a number of shares of Class A Common Stock equal to the Specified Number multiplied by such holder's Proportionate Number and Parent shall be entitled to receive a number of shares of Class B Common Stock equal to the Specified Number multiplied by Parent's Proportionate Number. Any issuance pursuant to the preceding sentence shall be in addition to any other shares issuable to such holders pursuant to this Agreement.

        (c) S = (CD/$11.50) * 3

    Where, as of any date:

        S = the Specified Number as of such date

        CD = the aggregate amount of cash paid or payable on or prior to such date by the Company (and, after the Mergers, Newco or the Surviving Corporation) to holders of April 1999 Warrants in respect of any Black Scholes Option, which, in the case of any determination made at or prior to the Effective Time, shall be the aggregate amounts set forth in all Cash Out Elections received by Parent on or prior to the Effective Time.

        (d) The parties shall take all reasonable action necessary to cause Newco to reserve for issuance a sufficient number of shares of Newco Common Stock for deliveries required pursuant to this Section 1.8.

                                   ARTICLE 2
                     EFFECT OF THE MERGERS ON THE EQUITY OF
               THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

    Section 2.1. EFFECT OF COMPANY MERGER. At the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Common Stock of Company Merger Sub ("COMPANY MERGER SUB COMMON STOCK"):

        (a) EFFECT OF COMPANY MERGER ON SHARES OF COMPANY MERGER SUB COMMON STOCK. Each issued and outstanding share of Company Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation and, as converted, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (b) CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company) shall be converted into the right to receive one share of Newco Class A Common Stock (the "COMPANY MERGER SECURITIES"). At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "COMPANY CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Company Merger Securities to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

        (c) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    Section 2.2. EFFECT OF ISN MERGER. At the Effective Time, by virtue of the ISN Merger and without any action on the part of the holder of any ISN Units or any limited liability company interests of ISN Merger Sub (the "ISN MERGER SUB UNITS"):

        (a) EFFECT OF ISN MERGER ON ISN MERGER SUB UNITS. All of the issued and outstanding ISN Merger Sub Units shall be converted into and become all of the issued and outstanding limited liability company interests of the Surviving LLC.

        (b) CONVERSION OF ISN UNITS. Each ISN Unit issued and outstanding immediately prior to the Effective Time (other than ISN Units that are owned by Parent) shall be converted into the right to receive 0.601 shares of Newco Class A Common Stock (the "ISN CLASS A MERGER SECURITIES"). Each ISN Unit owned by Parent immediately prior to the Effective Time shall be converted into the right to receive 0.601 shares of Newco Class B Common Stock plus, in the aggregate, the number of shares of Newco Class B Common Stock payable pursuant to Section 2.9 (the "ISN CLASS B MERGER SECURITIES" and, collectively with the ISN Class A Merger Securities, the "ISN MERGER SECURITIES"). At the Effective Time, all ISN Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented outstanding ISN Units (collectively, the "ISN CERTIFICATES"and collectively with the Company Certificates, the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the applicable ISN Merger Securities with respect thereto and any cash in lieu of fractional shares of applicable Newco Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of ISN Units become untitled upon surrender of such Certificate in accordance with Section 2.3, without interest.

    Section 2.3.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Mergers (the "EXCHANGE AGENT") for purposes of effecting the exchange for the Company Merger Securities and the ISN Merger Securities. At the Effective Time, Parent shall cause Newco to deposit with the Exchange Agent, for the benefit of the holders of Certificates, the number of shares of Newco Common Stock issuable pursuant to Section 2.1(b) and 2.2(b). Parent agrees to cause Newco to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of factional shares pursuant to Section 2.3(e) and any dividends or other distributions pursuant to this Section 2.3(b). For purposes of this Agreement, shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities, any cash in lieu of fractional shares with respect thereto and any dividends or distributions with respect thereto are hereinafter referred to as the "EXCHANGE FUND." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities in accordance with Section 2.3(b).

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation and the Surviving LLC shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates whose Company Common Stock or ISN Units were converted into the right to receive the Company Merger Securities or the ISN Merger Securities pursuant to Section 2.1(b) or 2.2(b) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, in such form and with other provisions as the Surviving Corporation and the Surviving LLC may reasonably specify and
    (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities that such holder has the right to receive pursuant to the provisions of this
    Article 2 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of fractional shares pursuant to Section 2.3(e) and dividends and other distributions pursuant to this Section 2.3(b). The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices, and the Certificate so surrendered shall forthwith be canceled. After the Effective Time, there shall be no further transfer of Certificates on the books and records of the Company or its transfer agent or ISN and, if such Certificates are presented to the Company or its transfer agent or ISN for transfer, they shall be canceled against delivery of certificates representing the shares of Newco Common Stock comprising the Company Merger Securities or the ISN Merger Securities and any cash payable pursuant to this Section 2.3(b) or Section 2.3(e) that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. If any certificates for shares of Newco Common Stock are to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Newco or its transfer agent any transfer or other taxes required by reason of the issuance of certificates representing such shares of Newco Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Newco or its transfer agent that such tax has been paid or is not required to be paid under applicable Law. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender certificates representing the shares of Newco Common Stock to which such holder is entitled and cash and other dividends, distributions or payments as contemplated by this Article 2. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder thereof, the certificates representing the shares of Newco Common Stock issued in exchange therefor, as well as, (x) at the time of such surrender, the amount of cash payable in lieu of fractional shares pursuant to Section 2.3(e), (y) at the time of such surrender, the amount of dividends or other distributions or payments with a record date after the Effective Time theretofore paid with respect to such shares of Newco Common Stock, and (z) at the appropriate payment date, the amount of dividends or other distributions or payments with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Newco Common Stock. In no event shall Persons entitled to receive such dividends, distributions or payments be entitled to receive any interest thereon.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions or payments declared or made after the Effective Time with respect to Newco Common Stock, with a record date after the Effective Time, and no cash payment in lieu of fractional shares shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock represented thereby until the holder of record of such Certificate has surrendered such Certificate.

        (d) NO FURTHER OWNERSHIP RIGHTS. The shares of Newco Common Stock comprising the Company Merger Securities and the ISN Merger Securities issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2, together with any dividends, distributions or payments contemplated by Section 2.3(b) shall be deemed to have been issued (and paid) in full satisfaction of all rights in respect of the shares of Company Common Stock or ISN Units theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Surviving LLC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

        (e)  NO FRACTIONAL SHARES OF NEWCO COMMON STOCK.

           (i) No certificates or scrip or shares of Newco Common Stock representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Newco or a holder of shares of Newco Common Stock.

           (ii) Notwithstanding any other provision of this Agreement, each holder of ISN Units exchanged pursuant to the ISN Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (determined after taking into account all ISN Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Newco Common Stock, multiplied by (B) the closing bid price for a share of Newco Class A Common Stock as reported on NASDAQ on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange agent shall so notify Newco, and Newco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund, including any shares of Newco Class A Common Stock attributable to Dissenting Shares, which remains undistributed for six months after the Effective Time shall be delivered to Newco, upon demand, and any former stockholders of the Company or former unitholders of ISN who have not theretofore complied with this Article 2 shall thereafter look only to Newco for payment of their claim for any Company Merger Securities or ISN Merger Securities and any cash in lieu of fractional shares of Newco Common Stock to which such holders are entitled pursuant to Section 2.3(e) any dividends or distributions or other payments with respect to shares of Newco Common Stock to which such holders are entitled pursuant to Section 3.3(b). If any Certificates have not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Company Merger Securities or ISN Merger Securities in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Newco, free and clear of all claims or interests of any Person previously entitled to such amounts.

        (g) NO LIABILITY. None of Newco, the Surviving Corporation, the Surviving LLC, the Exchange Agent or any other Person shall be liable to any Person in respect of any shares of Newco Common Stock comprising the Company Merger Securities or ISN Merger Securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Newco on a daily basis; provided that no such investment or loss thereon shall affect the amount payable to holders of Company Common Stock or ISN Units pursuant to this Article 2. Any interest or other income resulting from such investments shall be promptly paid to Newco.

    Section 2.4  APPRAISAL RIGHTS.

        (a) Notwithstanding anything in this Agreement to the contrary, shares ("DISSENTING SHARES") of Company Common Stock outstanding immediately prior to the Effective Time and held by any holder who is entitled to demand, and who properly demands, appraisal for such shares in accordance with
    Section 1300 et seq. of California Law and is otherwise entitled to the protections afforded a "dissenting shareholder" as such term is used in such sections of California Law (collectively, the "DISSENTING SHAREHOLDERS"), shall not be converted as provided in Section 2.1, unless such holder fails to perfect or otherwise loses any rights to appraisal of such Dissenting Shares under, and shall otherwise cease to be a "dissenting shareholder" as provided in, such sections of California Law. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Company Merger Securities. The Company shall give ISN (i) prompt written notice of any demands for appraisal or payment, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to California Law and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under California Law. The Company shall not, except with the prior written consent of ISN, enter into any agreement or settlement with any Dissenting Shareholder or otherwise make any payment with respect to any demands for appraisal or payment or negotiate, offer to settle or settle any such demands.

        (b) If at any time (the "MEASUREMENT TIME") following the Effective Time, Newco or the Surviving Corporation becomes obligated to pay any cash in respect of any exercise by a Dissenting Shareholder of its appraisal rights under California Law in respect of any Dissenting Shares as a result of the Transactions ("APPRAISAL RIGHTS"), then the Appraisal Number shall be calculated in accordance with the formula set forth in Section 2.4(c) and Newco shall issue (i) to Parent, the number of shares of Class B Common Stock as is equal to the Appraisal Number multiplied by Parent's Proportionate Number and (ii) to ISN unitholders other than Parent, the number of shares of Class A Common Stock as is equal to the Appraisal Number multiplied by such holder's Proportionate Number.

        (c) A = [(CD/$11.50)-S] * 3

    Where, as of a Measurement Time:

        A = the Appraisal Number as of such time

        CD = the aggregate amount of cash paid or payable as of the Measurement
             Time by Newco or the Surviving Corporation to Dissenting Shareholders by reason of the exercise of any Appraisal Right in respect of Dissenting Shares.

        S = the aggregate number of shares purchased from Dissenting
            Shareholders.

        (d) The parties shall take all reasonable action to cause Newco to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery pursuant to Section 2.4(c).

    Section 2.5  TREATMENT OF STOCK OPTIONS AND WARRANTS.

        (a) The Company and ISN shall take such actions as are necessary to provide that at the Effective Time each outstanding Company Stock Option and Company Warrant that is not canceled in accordance with its terms as a result of the Mergers shall be assumed by Newco and converted into an option or warrant, as the case may be, to purchase the same number of shares of Newco Class A Common Stock at the same per share exercise price as applied to the Company Stock Option or Company Warrant, as the case may be, prior to such conversion. Following the Effective Time, each Company Stock Option and Company Warrant shall continue to have, and shall be subject to, the same terms and conditions as set forth in the Company Option Plan, the Warrant Agreements and any other agreement pursuant to which such Company Stock Option or Company Warrant was subject immediately prior to the Effective Time, as the case may be.

        (b) The Company and ISN shall take such actions as are necessary to provide that at the Effective Time each outstanding ISN Stock Option that is not canceled in accordance with its terms as a result of the Mergers shall be assumed by Newco and converted into an option to purchase .601 shares of Newco Class A Common Stock at a per share exercise price equal to the product of 1.664 and the per share exercise price of the ISN Stock Option prior to such conversion. Following the Effective Time, each ISN Stock Option shall continue to have, and shall be subject to, the same terms and conditions as set forth in the ISN Option Plan, and any other agreement pursuant to which such ISN Stock Option was subject immediately prior to the Effective Time, as the case may be, and as the same may be amended or waived from time to time in accordance therewith.

        (c) As soon as practicable following the date of the Original Merger Agreement, the Company shall deliver to the holders of the Company Stock Options and holders of the Company Warrants appropriate notices setting forth such holders' rights after giving effect to the Company Merger and the provisions set forth above. At or prior to the Effective Time, the Company shall make such amendments and take such other actions, if any, to the Company Option Plan, the Warrant Agreements or such other agreements pursuant to which the Company Stock Options or the Company Warrants were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.5, subject in each case to the approval of Parent.

        (d) As soon as practicable following the date of the Original Merger Agreement, ISN shall deliver to the holders of the ISN Stock Options appropriate notices setting forth such holders' rights after giving effect to the ISN Merger and the provisions set forth above. At or prior to the Effective Time, ISN shall make such amendments and take such other actions, if any, to the ISN Option Plan or any agreements pursuant to which the ISN Stock Options were issued as shall be necessary to permit the assumption and adjustment referred to in this Section 2.5.

        (e) It is the intention of the parties that, to the extent any Company Stock Option or ISN Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option shall continue to qualify as an incentive stock option to the maximum extent permitted by
    Section 422 of the Code, and that the assumption of the Company Stock Options and ISN Stock Options provided by this Section 2.5 satisfy the conditions set forth in Section 424(a) of the Code. Newco shall comply with the terms of the Company Option Plan and ensure, to the extent required by, and subject to the provisions of such Company Option Plan, that the Company Stock Options and ISN Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

        (f) Newco shall take all corporate action necessary to establish a stock option plan and to reserve for issuance thereunder a sufficient number of shares of Newco Class A Common Stock for delivery upon exercise of the Company Stock Options, the Company Warrants and the ISN Stock Options at and after the Effective Time and such additional shares for future option grants as shall be determined by the Board of Directors of Newco.

    Section 2.6 ADJUSTMENTS. If, prior to the Effective Time, any change in the number of outstanding shares of Company Common Stock or ISN Units shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of shares of Company Common Stock or ISN Units, or any stock dividend thereon with a record date prior to the Effective Time, the Company Merger Securities and the ISN Merger Securities and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

    Section 2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Surviving LLC, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Surviving LLC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Company Merger Securities or the ISN Merger Securities, to be paid in respect of the shares of Company Common Stock or ISN Units represented by such Certificate, any cash in lieu of fractional shares of Newco Common Stock and any unpaid dividends and distributions on shares of Newco Common Stock deliverable in respect thereof, each as contemplated by this Article 2.

    Section 2.8 WITHHOLDING RIGHTS. Each of Newco, the Surviving Corporation, the Surviving LLC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or ISN Units such amounts as Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by Newco, the Surviving Corporation, the Surviving LLC or the Exchange Agent.

    Section 2.9 ADDITIONAL SHARES PAYABLE TO PARENT. The parties acknowledge that the conversion ratios set forth in Section 2.2(b) contemplate issuances of ISN Units to certain holders of options to purchase stock in ISN's predecessor company. If any such holder elects to receive cash in lieu of the ISN Units offered to such holder, Parent shall make such cash payment on behalf of ISN and shall be entitled to receive a number of shares of Class B Common Stock equal to the product of 0.601, multiplied by the number of ISN Units to which such holder would otherwise be entitled.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

    Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to ISN and Parent that, as of the date of the Original Merger Agreement:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER; SUBSIDIARIES. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to the Company. Section 3.1(a) of the Company Disclosure Schedule sets forth, as of the date of the Original Merger Agreement, a true and complete list of all of the Company's Subsidiaries, including (x) the jurisdiction of incorporation of each such Subsidiary and (y) the percentage of each such Subsidiary's outstanding capital stock, and the nature of such capital stock, owned by the Company and/or another Subsidiary of the Company, as the case may be. All of the outstanding shares of capital stock in each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company and/or by another Subsidiary of the Company, as the case may be, free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and are not subject to preemptive rights created by statute, such Subsidiary's Articles of Incorporation or By-laws (or similar constituent documents) or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Securities in any Person.

        (b) ARTICLES OF INCORPORATION AND BY LAWS. Complete and correct copies of the Articles of Incorporation and By-laws, each as amended to the date of the Original Merger Agreement, of the Company and each of its Subsidiaries have been delivered to Parent. The Articles of Incorporation and By-laws of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws.

        (c) CAPITALIZATION. As of the date of the Original Merger Agreement, the authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which (i) 7,716,930 shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, whether created by statute, the Articles of Incorporation or By-Laws of the Company or any agreement to which the Company is party or bound or otherwise,
    (ii) 2,500,000 shares were reserved for future issuance pursuant to the Company Option Plan, (iii) 2,386,269 shares were reserved for future issuance pursuant to the Warrant Agreements; and (iv) no shares were held in the treasury of the Company or by its Subsidiaries.

    Section 3.1(c) of the Company Disclosure Schedule sets forth, (v) the Persons to whom Company Stock Options or Company Warrants have been granted,
(w) the exercise price for the Company Stock Options or the Company Warrants held by each such Person, (x) whether such the Company Stock Options or the Company Warrants are subject to vesting and, if subject to vesting, the dates on which each such Company Stock Option or the Company Warrant vest, (y) the agreement pursuant to which such Company Stock Option or Company Warrant was issued and (z) whether any such Company Stock Options or Company Warrants are subject to adjustment in the exercise price thereof or subject to rights of the holders thereof to receive any property (including cash) other than (A) prior to the Effective Time, shares of Company Common Stock and (B) following the Effective Time, shares of Newco Class A Common Stock. Section 3.1(c) of the Company Disclosure Schedule also identifies which Company Warrants are
April 1999 Warrants. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, none of the Company Stock Options or the Company Warrants which are subject to vesting will vest as a result of the consummation of the Transactions. Except as described in this Section 3.1(c) of the Company Disclosure Schedule, no shares of capital stock or other Equity Securities of the Company are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including Registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other Equity Securities or ownership interests of the Company or any of its Subsidiaries or with respect to any stock appreciation right or similar derivative security or instrument ("SARS"), or obligating the Company or any of its Subsidiaries to grant, issue or sell any Equity Securities or any SARs of the Company or any of its Subsidiaries, by sale, lease, license or otherwise. Other than pursuant to or as contemplated by the Credit Agreement, there is no outstanding Debt of the Company, except up to $0.5 million of Debt incurred in the ordinary course of business, and none of the Debt provides the holders with the right to vote or is otherwise convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests or SARs of the Company or any of its Subsidiaries.

        (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has made available to Parent a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "COMPANY SEC DOCUMENTS"), which are all of the documents that the Company was required to file with the SEC since January 1, 1997. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Company SEC Documents (including all financial statements included therein and all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements delivered by the Company to Parent comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited Financial Statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited Financial Statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the financial position of the Company and its Subsidiaries as at the dates thereof and the results of each of their operations and cash flows for the periods then ended. There are no Liabilities of any kind required to be disclosed under GAAP that are not disclosed, reflected or reserved against in the Financial Statements of the Company, except for such Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company's most recent audited Financial Statements or as set forth in Section 3.1(d) of the Company Disclosure Schedule or as would not have a Material Adverse Effect with respect to the Company.

        (e) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which the Company is party or to consummate the Transactions, subject, in the case of the Company Merger, to the approval thereof by the shareholders of a majority of the issued and outstanding Company Common Stock (the "REQUIRED SHAREHOLDER APPROVAL") and the filing and recordation of the Agreement of Merger, in each case in accordance with the requirements of California Law. This Agreement and each of the other Transaction Documents to which the Company is party have been duly and validly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their terms, subject, in the case of the Company Merger, to the Required Shareholder Approval and the filing and recordation of the Agreement of Merger, in each case in accordance with the requirements of California Law. To the Knowledge of the Company, as of the date of the Original Merger Agreement, the Principal Company Stockholders and Intel Corporation collectively owned of record 32.65% of the issued and outstanding shares of Company Common Stock.

        (f) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except where any such failure so to hold, individually and in the aggregate, would not have a Material

    Adverse Effect with respect to the Company (the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits in all material respects. The businesses of the Company and its Subsidiaries are not being conducted in violation of any material Law. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

        (g)  GOVERNMENT APPROVALS; REQUIRED CONSENTS.

           (i) No consent, approval, authorization or action of, declaration or filing with, or notice to, any Governmental Entity on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is party, the consummation by the Company of the Transactions or compliance by the Company with the terms hereof or thereof, other than (A) filing the Agreement of Merger in accordance with the requirements of California Law, (B) filing the Certificate of Merger in accordance with the requirements of the Delaware LLC Act, (C) filings with the SEC and NASDAQ, (D) filings under state securities or "BLUE SKY" laws, (E) filings under the HSR Act, (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses
       (A) through (E) being referred to as the "COMPANY GOVERNMENTAL APPROVALS") and (F) such consents, approvals, authorizations, declarations, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

           (ii) No consent, approval, authorization or action of, filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is party, consummation by the Company of the Transactions or compliance by the Company with the terms hereof or thereof, other than
       (A) as set forth in Section 3.1(g)(ii) or Section 3.1(h) of the Company Disclosure Schedule (the "COMPANY REQUIRED CONSENTS") or (B) such consents, approvals, actions, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

        (h) NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is party and the consummation of the Transactions do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the Articles of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) assuming all Company Governmental Approvals and Company Required Consents have been made or obtained, contravene or conflict with or result in a violation or breach of any provision of any Law or order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change of any right or obligation, or acceleration of any right or obligation or to the loss of any benefit or adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, or under any provision of any agreement or other instrument to which the Company is a party or that is binding upon the Company or any of its Subsidiaries or their properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or
    (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except with respect to clauses
    (iii) and (iv) as set forth in Section 3.1(h) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that clauses (ii) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

        (i) LITIGATION. As of the date of the Original Merger Agreement, except as set forth in Section 3.1(i) of the Company Disclosure Schedule, there was no suit, claim, action or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company, nor was there any Order of any Governmental Entity outstanding against the Company or any of its Affiliates that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

        (j)  TAXES AND RELATED TAX MATTERS.

           (i) Other than Taxes that individually and in the aggregate are not material (A) all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, penalties with respect thereto and expenses associated with contesting any proposed adjustment related to any of the foregoing (hereinafter "TAXES" or, individually, a "TAX") required to be paid on or before the date of the Original Merger Agreement by or with respect to the Company and its Subsidiaries (or any of them) have been timely paid, and (B) any Taxes required to be paid by or with respect to the Company and its Subsidiaries (or any of them) after the date of the Original Merger Agreement and on or before the Effective Time shall be timely paid.

           (ii) All material returns and reports required to be filed (hereinafter "TAX RETURNS" or, individually, a "TAX RETURN") by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes on or before the date of the Original Merger Agreement have been timely filed. All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date of the Original Merger Agreement and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of the Company or any of its Subsidiaries or payment of any Tax of the Company or any of its Subsidiaries, required to be filed or paid on or before the Effective Time.

           (iii) With respect to all Tax Returns filed by or with respect to the Company and any of its Subsidiaries, except as set forth in
       Section 3.1(j) of the Company Disclosure Schedule, (A) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before August 31, 1995; (B) no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) there is no unassessed deficiency proposed or threatened against the Company or any of its Subsidiaries.

           (iv) Neither the Company, nor any of its Subsidiaries or Affiliates (or any of them) has taken, or agreed to take any action, that would prevent the Mergers from qualifying as tax-free events under Section 351 or Section 368 of the Code.

           (v) Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

           (vi) Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been part of a group of affiliated corporations that has filed a consolidated federal income tax return.

        (k)  CERTAIN AGREEMENTS.  Except for this Agreement and as set forth in
    Section 3.1(k) and/or Section 3.1(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which would be materially altered, upon the consummation of the Transactions,
    (iii) agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending beyond December 31, 2000 or for the payment of in excess of $200,000 per annum (excluding any signing bonuses, performance-based or other discretionary bonuses or expense reimbursements provided under a plan disclosed in
    Section 3.1(l) of the Company Disclosure Schedule) or (iv) plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which would be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

        (l) EMPLOYEE BENEFIT PLANS; EMPLOYEE RELATIONS. The following representations and warranties contained in this Section 3.1(l) are qualified by such exceptions which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company:

           (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each "EMPLOYEE BENEFIT PLAN" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY BENEFIT PLANS."Where appropriate all references to the "COMPANY" in this
       Section 3.1(l) refer to the Company and any member of its "CONTROLLED GROUP" within the meaning of Section 414 of the Code.

           (ii) The Company has, with respect to each Company Benefit Plan, if applicable, delivered or made available to the Purchaser true and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Code section 401(a), the most recent determination letter received from the IRS; and (vi) all material communications with any governmental entity or agency (including the PBGC and the IRS) given or received within the past three years.

           (iii) Except as set forth in Section 3.1(l)(iii) of the Company Disclosure Schedule, all amounts properly accrued as liabilities to or expenses of any Company Benefit Plan have been properly reflected on the Company's most recent financial statements to the extent required by GAAP. Since the date of the Company's most recent financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost thereof.

           (iv) No Company Benefit Plan is subject to either Code section 412 or Title IV of ERISA.

           (v) Each Company Benefit Plan is in material compliance with all applicable Laws. Each Company Benefit Plan which is intended to qualify under Code section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified. Each Company Benefit Plan that requires registration with a relevant government body has been so registered.

           (vi) Except as set forth in Section 3.1(l)(vi) of the Company Disclosure Schedule, there are no actions, liens, suits or claims pending or, to Company's Knowledge, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

           (vii) Each Company Benefit Plan which is a "GROUP HEALTH PLAN" (as defined in ERISA section 607(1)) is in material compliance with the provisions of COBRA (within the meaning of Code section 4980B), Health Insurance Portability and Accountability Act and any other applicable federal, state or local Law.

           (viii) There are no (i) Company Benefit Plans maintained by the Company pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any employee of the Company which are not fairly reflected by reserves shown on the Financial Statements of the Company.

           (ix) Except as set forth in Section 3.1(l)(ix) of the Company Disclosure Schedule, the consummation of the Transactions will not
       (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company.

           (x) No Company Benefit Plan is a "MULTIEMPLOYER PLAN" or "MULTIPLE EMPLOYER PLAN" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

           (xi) Neither the Company nor any Company Benefit Plan, or to the Company's Knowledge any "DISQUALIFIED PERSON" (as defined in Code section 4975) or any "PARTY IN INTEREST" (as defined in ERISA section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406) which could reasonably be expected to result in any material liability to any of the Company.

           (xii) None of the Company's employees is represented by a union, and to Company's Knowledge no union organizing efforts have been conducted within the last five years or were being conducted as of the date of the Original Merger Agreement. As of the date of the Original Merger Agreement, the Company did not have, nor to Company's Knowledge, was there threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. As of the date of the Original Merger Agreement, the Company had not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time ("WARN") or any similar state law.

        (m)  INTELLECTUAL PROPERTY.

           (i) Disclosure.

               (A) Section 3.1(m)(i)(A) or Section 3.1(m)(i)(B) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications and copyright registrations and applications owned or licensed by the Company or any of its Subsidiaries specifying as to each item, as applicable; the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

               (B) Section 3.1(m)(i)(B) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions ("IP LICENSES") under which the Company or any of its Subsidiaries is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property.

               (C) Except as set forth in Section 3.1(m)(i)(C) of the Company Disclosure Schedule, all Intellectual Property that is material to the business or development of the Company has been developed by employees of the Company and all such employees have executed a Proprietary Rights Assignment and Non-Disclosure Agreement.

               (D) Section 3.1(m)(i)(D) of the Company Disclosure Schedule sets forth and describes the status of any material agreements involving Intellectual Property that were in negotiation or proposed ("PROPOSED INTELLECTUAL PROPERTY AGREEMENTS") by the Company or any of its Subsidiaries as of the date of the Original Merger Agreement.

           (ii) Ownership. The Company and its Subsidiaries own, free and clear of all Liens, and have the unrestricted right to use, sell or license, all Intellectual Property in their possession, except for failures to own free and clear or to have the unrestricted right to use, sell, or license that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company and except for technology licensed to the Company and listed on Section 3.1(m)(i)(B) of the Company Disclosure Schedule. Notwithstanding the foregoing and as of the date of the Original Merger Agreement, the Company possessed free and clear of all liens or assignments, all Intellectual Property rights necessary in order for the Company to operate its business.

           (iii) Claims. Except as set forth in Section 3.2(m)(ii) of the Company Disclosure Schedule, the Company and its Affiliates have not been a party to any Claim, nor, to the Company's Knowledge, is any such Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license, any Intellectual Property in the possession of the Company or any of its Subsidiaries. To the Company's Knowledge, no third party is infringing upon any such Intellectual Property.

           (iv) Administration and Enforcement. The Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of Intellectual Property owned by the Company or its Subsidiaries, as the case may be, except for failures to take such actions that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

           (v) Protection of Trade Secrets and Technology. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their respective trade secrets and the proprietary nature and value of their respective Technology, including requiring all employees and contractors to execute a Proprietary Rights Assignment and Non-Disclosure Agreement.

           (vi) Software. All material Software used by the Company and its Subsidiaries performs in conformance with its documentation, except for failures to perform that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. The Transactions will not require any third party consents under the terms of the documentation related to the Software other than (A) as set forth in
       Section 3.1(m)(vi) of the Company

       Disclosure Schedule or (B) such consents that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

           (vii) Year 2000 Compliance. All Software, hardware, databases and embedded control systems (collectively, the "SYSTEMS") used by the Company and its Subsidiaries are Year 2000 Compliant, except for failures to be Year 2000 Compliant that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. As used herein, the term "YEAR 2000 COMPLIANT" means that the Systems
       (i) accurately process date and time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

           (viii) Effect of Transaction. The Company and its Subsidiaries are not, nor, as a result of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of the Company's obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. Upon consummation of the transactions, the Surviving Corporation will own all right, title and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as the Company or its Subsidiaries, as the case may be, enjoyed immediately prior to such Transactions, except for failures to own or have available for use that would not have a Material Adverse Effect with respect to the Company.

        (n) CONTRACTS. Except as set forth on Section 3.1(n) of the Company Disclosure Schedule, all material Contracts of the Company and its Subsidiaries have been filed with the SEC (whether or not required to have been filed) and the Company is not, and to the Knowledge of the Company no other parties thereto are, in default, breach or violation of any such Contracts, except for such defaults, breaches or violations that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as set forth in Section 3.1(n) of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) restricting the ability of the Company or any of its Subsidiaries (or after the Mergers, Newco or any of its Subsidiaries) to compete in or conduct any line of business or to engage in any business in any geographic area,
    (ii) containing any covenants of any other person not to compete in any material respect with the Company or any of its Subsidiaries,
    (iii) containing any so-called "MOST FAVORED NATION" provisions or any similar provision requiring the Company or any of its Subsidiaries (or after the Mergers, Newco or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties.

        (o) ENVIRONMENTAL MATTERS. (i) the Company and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable federal, state, local and foreign laws, regulations and codes as currently in effect relating to pollution and protection of the environment ("ENVIRONMENTAL LAWS"); (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks are contained in or located at any facility owned, leased or controlled by the Company or any of its Subsidiaries; (iii) the Company and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to the Company of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; provided, however, that clauses (i) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

        (p) ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.1(p) of the Company Disclosure Schedule, since the date of the Company's most recent audited Financial Statements:

           (i) there has not been any Material Adverse Change with respect to the Company;

           (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

           (iii) there has not been any amendment to, or change in, the Articles of Incorporation or By-laws of the Company or any of its Subsidiaries or modification through merger, liquidation, reorganization, restructuring or in any other fashion to the corporate structure or ownership of any Subsidiary of the Company;

           (iv) there has not been any incurrence, creation or assumption by the Company or any of its Subsidiaries of any Debt or any Lien on any material asset, and the Company has not issued or sold any debt securities or warrants or other rights to acquire any debt securities of the Company or entered into any "KEEP WELL" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing;

           (v) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of the Company;

           (vi) there has not been any sale or transfer by the Company of any of material assets of the Company or any of its Subsidiaries, cancellation of any Debt or claims or waiver of any material rights by the Company or any of its Subsidiaries;

           (vii) the Company has not made any loans, advances or capital contributions to or investments in, any other Person, other than travel and entertainment advances to employees of the Company in the ordinary course of business consistent with past practices;

           (viii) except for this Agreement and any other Transaction Documents, the Company has not entered into any material transaction or incurred any material expenditure other than in the ordinary course of business consistent with past practice;

           (ix) there has not been any adverse change in a material customer or material supplier relationship, including any cancellation or termination or written notice of cancellation or termination by any material customer or material supplier of its relationship or a material portion of its relationship with the Company or any of its Subsidiaries or any material decrease in the usage or purchase of the products or services of the Company or any of its Subsidiaries by any such customer or any material decrease or limitation of services or supplies of the products or services to the Company or any of its Subsidiaries by any such supplier which would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

           (x) there has not been any waiver or release of any material right of claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any Subsidiary, other than in the ordinary course of business and consistent with past practices;

           (xi) there has not been, to the Knowledge of the Company, any assertion by any advertiser, subscriber and/or customer of the Company, or any of its Subsidiaries, which, if substantiated, would have a Material Adverse Effect with respect to the Company;

           (xii) there has not been any material change in the policies under which the Company or any of its Subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers;

           (xiii) there has not been any grant of exclusive promotion or sponsorship with respect to any portion of any website of the Company or any of its Subsidiaries;

           (xiv) the Company has not authorized for issuance, issued, delivered, sold or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries;

           (xv) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, the Company has not adopted or amended in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

           (xvi) there has not been any grant or transfer of any rights of value or modify or change in any material respect any existing material license, lease, Contract or other document;

           (xvii) the Company has not adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than as is necessary in order to effect the Transactions;

           (xviii) the Company has not settled or compromised any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settled, paid or compromised any claims not required to be paid, individually in an amount in excess of $100,000 and in the aggregate in an amount in excess of $1,000,000, other than in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

           (xix) the Company has not entered into any transaction or series of transactions with any Affiliate of the Company (other than a wholly owned Subsidiary of the Company) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of the Company;

           (xx) there has not been any acquisition or agreement to acquire
       (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any other Person or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; and

           (xxi) there has been no agreement by the Company, whether written or oral, to do any of the foregoing.

        (q) RECOMMENDATION OF BOARD OF DIRECTORS; VOTE REQUIRED. The Board of Directors of the Company has unanimously approved this Agreement and the other Transaction Documents to which the Company is party and the consummation of the Company Merger and the other Transactions and has recommended that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and consummation of the Company Merger (the "RECOMMENDATION"). The Required Stockholder Approval is the only vote of the holders of any Equity Securities of the Company necessary to approve the Company Merger and the other Transactions.

        (r) ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES. Neither the Company nor any of its Subsidiaries has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. To the best of the Company's Knowledge, no state takeover or "fair price" or "interested party" statute or similar statute or regulation applies or purports to apply to the Mergers, this Agreement or any of the Transactions.

        (s) OPINION OF FINANCIAL ADVISOR. The Company has received the opinions of Paine Webber Incorporated and ING Baring Furman Selz LLC, dated the date of the Original Merger Agreement, to the effect that, as of such date, the consideration to be paid in the Company Merger is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

        (t) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
    (i) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of the Company Merger Securities and the ISN Merger Securities (together with any amendments thereof or supplements thereto, the "REGISTRATION STATEMENT") and (ii) the proxy statement to be filed with the SEC by the Company in connection with the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (u) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except PaineWebber Incorporated and ING Baring Furman Selz LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which agreement has been delivered by the Company to Parent prior to the date of this Agreement).

        (v) INSURANCE. The Company maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts the Company reasonably believes adequate for its business and operations and, except as set forth in Section 3.1(v) of the Company Disclosure Schedule, such policies shall not terminate as a result of the consummation of the Transactions.

        (w) ABSENCE OF SENSITIVE PAYMENTS. To the Company's Knowledge, none of the Company, or any of its Subsidiaries or Affiliates, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment, or (iv) the giving of any Payment to, or the receipt of any Payment from, any Person who was or could have been in a position to help or hinder the business of the Company or any of its Subsidiaries in connection with any actual or proposed transaction which (A) would reasonably have been expected to subject the Company or any of its Subsidiaries or Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a Material Adverse Effect on the Company or (C) if it had not continued in the future, would have had a Material Adverse Effect with respect to the Company.

        (x) AFFILIATE TRANSACTIONS. Except to the extent disclosed in any Company SEC Report, there are no other transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 3.2 REPRESENTATIONS AND WARRANTIES OF ISN AND PARENT. ISN and Parent represents and warrants to the Company that, as of the date of the Original Merger Agreement:

        (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES. Each of Parent and ISN is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ISN is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to ISN. ISN has no Subsidiaries. As of the Effective Time, each of Newco and Company Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, will have all requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as then being conducted and will be duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to such entity. As of the Effective Time, ISN Merger Sub will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, will have all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as then being conducted and will be duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to ISN Merger Sub.

        (b)  CERTIFICATE OF FORMATION AND LIMITED LIABILITY COMPANY
    AGREEMENT. Complete and correct copies of the Certificate of Formation and Limited Liability Company Agreement, each as amended to date, of ISN have been delivered to the Company. The Certificate of Formation and Limited Liability Company Agreement of ISN are in full force and effect. ISN is not in violation of any provision of its Certificate of Formation or Limited Liability Company Agreement. Complete and correct copies of the Certificate of Incorporation or Articles of Incorporation (as applicable) and By-laws of Newco and Company Merger Sub and the Certificate of Formation and Limited Liability Company Agreement of ISN Merger Sub will be delivered to the Company as soon as they are available but in no event later than ten
    (10) Business Days prior to the Effective Time. As of the Effective Time, such Certificate of Incorporation or Articles of Incorporation (as applicable) and By-laws and such Certificate of Formation and Limited Liability Company Agreement of ISN Merger Sub will be in full force and effect and Newco, Company Merger Sub and ISN Merger Sub will not be in violation of any provision thereof.

        (c) CAPITALIZATION. Section 3.2(c) of the Parent Disclosure Schedule sets forth the number of outstanding ISN Units as of the date of this Agreement. At the Effective Time, all of the issued and outstanding capital stock of Company Merger Sub and ISN Merger Sub will be owned by Newco.

    Section 3.2(c) of the Parent Disclosure Schedule sets forth, (i) the Persons to whom ISN Stock Options have been granted, (ii) the exercise price for the ISN Stock Options held by each such Person, (iii) whether the ISN Stock Options are subject to vesting and, if subject to vesting, the dates on which each such ISN Stock Option vest and (iv) the agreement pursuant to which each such ISN Stock Option was issued. None of the ISN Stock Options are subject to being cashed-out or will vest as a result of the transactions contemplated hereby. Except as described in this Section 3.2(c) or in Section 3.2(c) of the Parent Disclosure Schedule, no ISN Units or other equity securities of ISN are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which ISN is a party relating to the issued or unissued ISN Units or with respect to any SAR or obligating ISN to grant, issue or sell any ISN Units, by sale, lease, license or otherwise. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, ISN has no share purchase agreements, rights plans or agreements containing similar provisions and no agreements containing anti-dilution provisions. No anti-dilution provisions will be triggered as a result of any of the transactions contemplated under this Agreement. ISN has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the members of ISN on any matter. The only outstanding Debt of ISN is listed in Section 3.2(c) of the Parent Disclosure Schedule, all of which will be satisfied and discharged prior to the Effective Time. Other than as contemplated by this Agreement or as set forth in Section 3.2(c) of the Parent Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of ISN to repurchase, redeem or otherwise acquire or make any payment in respect of any ISN Units or SARs of ISN. At the Effective Time, Newco, ISN Merger Sub and Company Merger Sub will not have conducted any business or have any assets or liabilities other than pursuant to this Agreement or in connection with such entity's formation or qualification.

        (d) FINANCIAL STATEMENTS. The Financial Statements of ISN have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of ISN as at the dates thereof and the results of its operations and cash flows for the periods then ended. There are no Liabilities of any kind required to be disclosed under GAAP that are not disclosed, reflected or reserved against in the Financial Statements of ISN, except for such Liabilities incurred in the ordinary course of business consistent with past practice since the date of ISN's most recently audited Financial Statements, or as set forth in Section 3.2(d) of the ISN Disclosure Schedule or as would not have a Material Adverse Effect with respect to ISN.

        (e) AUTHORITY. Each of ISN and Parent has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is party and the consummation of the Transactions hereunder and thereunder have been duly and validly authorized by all necessary action on the part of each of ISN and Parent and no other proceedings on the part of ISN or Parent are necessary to authorize this Agreement or the other Transaction Documents to which ISN or Parent is party or to consummate the Transactions subject, in the case of the ISN Merger, to the filing and recordation of the Certificate of Merger in accordance with the requirements of the Delaware LLC Act. This Agreement and each of the other Transaction Documents to which ISN or Parent is party have been duly and validly executed and delivered by ISN or Parent, as applicable, and constitute a valid and binding obligation of ISN or Parent, as applicable, enforceable against ISN or Parent in accordance with their terms.

        (f) COMPLIANCE WITH APPLICABLE LAWS. ISN holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except where any such failure so to hold, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN (the "ISN PERMITS"). ISN is in compliance with the terms of the ISN Permits in all material respects. The business of ISN is not being conducted in violation of any material Law. Except as set forth in Section 3.2(f) of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to ISN is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of ISN or Parent, has any Governmental Entity indicated an intention to conduct the same.

        (g)  GOVERNMENT APPROVALS; REQUIRED CONSENTS.

           (i) No consent, approval, authorization or action of, declaration or filing with or notice to, any Governmental Entity on the part of ISN or Parent is required in connection with the execution or delivery by ISN and Parent of this Agreement or any of the other Transaction Documents to which ISN or Parent is party, the consummation by ISN or Parent of the Transactions or compliance with the terms hereof or thereof, other than
       (A) filing the Agreement of Merger in accordance with the requirements of California Law, (B) filing the Certificate of Merger in accordance with the requirements of the Delaware LLC Act, (C) filings with the SEC and NASDAQ, (D) filings under state securities or "Blue Sky" laws,
       (E) filings under the HSR Act, (F) as otherwise set forth in
       Section 3.2(g)(i) of the Parent Disclosure Schedule (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (E) being referred to as the "PARENT GOVERNMENTAL APPROVALS") and (F) such consents, approvals, authorizations, declarations, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN.

           (ii) No consent, approval, authorization or action of, filing with or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by ISN and Parent of this Agreement or any of the other Transaction Documents to which ISN or Parent is party, the consummation by ISN or Parent of the Transactions or compliance by ISN or Parent with the terms hereof or thereof other than (A) as set forth in Section 3.2(g)(ii) or Section 3.1(h) of the Parent Disclosure Schedule (the "PARENT REQUIRED CONSENTS") or (B) such consents, approvals, actions, filings or notices that, individually and in the aggregate, would not have a Material Adverse Effect on ISN.

        (h) NON-CONTRAVENTION. The execution, delivery and performance by ISN and Parent of this Agreement and the other Transaction Documents to which ISN or Parent is party and the consummation of the Transactions do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of ISN or Parent or, as of the Effective Time, any provision of the Certificate of Incorporation or Articles of Incorporation (as applicable) or By-laws of Newco or Company Merger Sub or, as of the Effective Time, any provision of the Certificate of Formation or Limited Liability Company Agreement of ISN Merger Sub; (ii) assuming all Parent Governmental Approvals and Parent Required Consents have been made or obtained, contravene or conflict with or result in a violation or breach of any provision of any Law, order or decree binding upon or applicable to ISN or Parent or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change of any right or obligation, or acceleration of any right or obligation or to the loss of any benefit or adverse modification of the effect (including an increase in the price paid by, or cost to, ISN) of, or under any provision of any agreement or other instrument to which ISN is a party or that is binding upon ISN or its properties or assets or any license, franchise, permit or other similar authorization held by ISN or (iv) result in the creation or imposition of any Lien on any assets of ISN, except with respect to clauses (iii) and
    (iv) as set forth in Section 3.2(h) of the Parent Disclosure Schedule; PROVIDED, HOWEVER, that clauses (ii) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

        (i) LITIGATION. As of the date of the Original Merger Agreement, except as set forth in Section 3.2(i) of the Parent Disclosure Schedule, there was no suit, claim, action or proceeding pending, or, to the Knowledge of ISN or Parent, threatened against ISN or any Affiliate of ISN that, individually or in the aggregate, would have a Material Adverse Effect on ISN, nor was there any Order of any Governmental Entity outstanding against ISN or an Affiliate of ISN that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

        (j)  TAXES AND RELATED TAX MATTERS.

           (i) Other than Taxes that, individually and in the aggregate, are not material (A) all Taxes required to be paid on or before the date of the Original Merger Agreement by ISN have been timely paid, and (B) any Taxes required to be paid by ISN after the date of the Original Merger Agreement and on or before the Effective Time shall be timely paid.

           (ii) All Tax Returns required to be filed by or with respect to ISN with respect to Taxes on or before the date of the Original Merger Agreement have been timely filed. All material Tax Returns required to be filed by or with respect to ISN after the date of the Original Merger Agreement and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of ISN or payment of any Tax required to be paid by ISN or required to be filed or paid on or before the Effective Time.

           (iii) With respect to all Tax Returns filed by or with respect to ISN, except as set forth in Section 3.2(j) of the Parent Disclosure Schedule, (A) the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before August 31, 1995;
       (B) no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) there is no unassessed deficiency proposed or threatened against ISN.

           (iv) Neither Parent, ISN, nor any of their respective Affiliates has taken, or agreed to take, any action that would prevent the Mergers from qualifying as tax-free events under Section 351 or Section 368 of the Code.

           (v) Except as set forth in Section 3.2(j) of the Parent Disclosure Schedule, neither ISN nor Parent is or has been a party to any tax sharing agreement or similar arrangement.

           (vi) Except as set forth in Section 3.2(j) of the Parent Disclosure Schedule, neither ISN nor Parent has been a part of a group of affiliated corporations that has filed a consolidated federal income tax return.

        (k)  CERTAIN AGREEMENTS.  Except for this Agreement and as set forth in
    Section 3.2(k) and/or Section 3.2(l) of the Parent Disclosure Schedule, ISN is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of ISN the benefits of which are contingent, or the terms of which would be materially altered, upon the consummation of the Transactions,
    (iii) agreement with respect to any executive officer of ISN providing any term of employment or compensation guarantee extending for a period longer than two years after the Closing Date and for the payment of in excess of $200,000 per annum or (iv) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which would be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

        (l) EMPLOYEE BENEFIT PLANS; EMPLOYEE RELATIONS. The following representations and warranties contained in this Section 3.2(l) are qualified by such exceptions which, individually and in the aggregate, would not have a Material Adverse Effect with respect to ISN.

           (i) Section 3.2(l)(i) of the Parent Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of ISN has any present or future right to benefits or under which ISN has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "ISN BENEFIT PLANS." Where appropriate all references to the "ISN" in this
       Section 3.2(l) refer to ISN and any member of its "controlled group" within the meaning of Section 414 of the Code.

           (ii) ISN has, with respect to each ISN Benefit Plan, if applicable, delivered or made available to the Company true and complete copies of:
       (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Code section 401(a), the most recent determination letter received from the IRS; and (vi) all material communications with any governmental entity or agency (including the PBGC and the IRS) given or received within the past three years.

           (iii) Except as set forth in Section 3.2(l)(iii) of the Parent Disclosure Schedule, all amounts properly accrued as liabilities to or expenses of any ISN Benefit Plan have been properly reflected on ISN's Financial Statements to the extent required by GAAP. Since the date of ISN's Financial Statements to the date of the Original Merger Agreement, there has been no amendment or change in interpretation by ISN relating to any ISN Benefit Plan which would materially increase the cost thereof.

           (iv) No ISN Benefit Plan is subject to either Code section 412 or Title IV of ERISA.

           (v) Each ISN Benefit Plan is in material compliance with all applicable laws and regulations. Each ISN Benefit Plan which is intended to qualify under Code section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified. Each ISN Benefit Plan that requires registration with a relevant government body has been so registered.

           (vi) Except as set forth in Section 3.2(l)(vi) of the Parent Disclosure Schedule, there are no actions, liens, suits or claims pending or, to ISN's Knowledge, threatened (other than routine claims for benefits) with respect to any ISN Benefit Plan as to which ISN has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

           (vii) Each ISN Benefit Plan which is a "group health plan" (as defined in ERISA section 607(1)) is in material compliance with the provisions of COBRA (within the meaning of Code section 4980B), Health Insurance Portability and Accountability Act and any other applicable federal, state or local Law.

           (viii) There are no (i) ISN Benefit Plans maintained by ISN pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employees or their dependents; or (ii) unfunded ISN Benefit Plan obligations with respect to any employee of ISN which are not fairly reflected by reserves shown on the Financial Statements.

           (ix) Except as set forth in Section 3.2(l)(ix) of the Parent Disclosure Schedule, the consummation of the Transactions will not
       (i) entitle any current or former employee of ISN to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of ISN.

           (x) Neither ISN nor any ISN Benefit Plan, nor to ISN's Knowledge any "disqualified person" (as defined in Code section 4975) or any "PARTY IN INTEREST" (as defined in ERISA section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406) which could reasonably be expected to result in any material liability to ISN.

           (xi) None of ISN's employees is represented by a union, and to ISN's Knowledge no union organizing efforts have been conducted within the last five years or were being conducted as of the date of the Original Merger Agreement. As of the date of the Original Merger Agreement, ISN did not have, nor to ISN's Knowledge, was there threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. As of the date of the Original Merger Agreement, ISN had not incurred any liability or obligation under WARN or any similar state law.

        (m)  INTELLECTUAL PROPERTY.

           (i)  DISCLOSURE.

               (A) Section 3.2(m)(i)(A) or Section 3.2(m)(i)(B) of the Parent Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications and copyright registrations and applications owned or licensed by ISN specifying as to each item, as applicable; the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

               (B) Section 3.2(m)(i)(B) of the Parent Disclosure Schedule sets forth all IP Licenses under which ISN is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property.

               (C) Section 3.2(m)(i)(C) of the Parent Disclosure Schedule sets forth and describes the status of any Proposed Intellectual Property Agreements of ISN.

           (ii) OWNERSHIP. ISN owns, free and clear of all Liens, and has the unrestricted right to use, sell or license, all Intellectual Property in its possession, except for failures to own free and clear or to have the unrestricted right to use, sell, or license that would not, individually or in the aggregate, have a Material Adverse Effect on ISN, and except for technology licensed to Parent and listed on Section 3.2(m)(i)(B) of the Parent Disclosure Schedule. Notwithstanding the foregoing and as of the date of the Original Merger Agreement, ISN possessed free and clear of all Liens or assignments, all Intellectual Property rights necessary in order for ISN to operate its business.

           (iii) CLAIMS. Except as set forth in Section 3.2(m)(iii) of the Parent Disclosure Schedule, neither ISN nor any of its Affiliates has been a party to any such Claim, nor, to Parent's Knowledge, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license, any Intellectual Property in ISN's possession. Except as set forth in Section 3.2(m)(iii) of the Parent Disclosure Schedule, to Parent's Knowledge, no third party is infringing upon any such Intellectual Property.

           (iv)  ADMINISTRATION AND ENFORCEMENT.  Except as set forth in
       Section 3.2(m) (iv) of the Parent Disclosure Schedule, ISN has taken all reasonably necessary and desirable actions to maintain and protect each item of Intellectual Property owned by ISN, except for failures to take such actions that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

           (v) PROTECTION OF TRADE SECRETS AND TECHNOLOGY. ISN has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its respective trade secrets and the proprietary nature and value of their respective Technology, except for failures to take such precautions that would not have a Material Adverse Effect on ISN.

           (vi) SOFTWARE. Except as set forth in Section 3.2(m)(vi) of the Parent Disclosure Schedule, all material Software used by ISN performs in conformance with its documentation, except for failures to perform that would not have a Material Adverse Effect with respect to ISN. The transactions contemplated by this Agreement will not require any third party consents under the terms of the documentation related to the Software other than (A) as set forth in Section 3.2(m)(vi) of the Parent Disclosure Schedule or (B) such consents that, individually and in the aggregate, would not have a Material Adverse Effect on ISN.

           (vii) YEAR 2000 COMPLIANCE. All Systems used by ISN are Year 2000 Compliant, except for failures to be Year 2000 Compliant that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

           (viii) EFFECT OF TRANSACTION. ISN and Parent are not, nor, as a result of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of ISN and Parent's obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, would not have a Material Adverse Effect on ISN. Upon consummation of the Transactions, the Surviving LLC will own all right, title and interest in and to or have a license to use all Intellectual

       Property on identical terms and conditions as ISN enjoyed immediately prior to such Transactions, except for failures to own or have available for use that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN.

        (n) CONTRACTS. Except as set forth in Section 3.2(i) of the Parent Disclosure Schedule, ISN is not, and to the knowledge of ISN and Parent, no other parties thereto are, in default, breach or violation of any material Contracts of ISN, except for such defaults, breaches or violations that, individually or in the aggregate, would not have a Material Adverse Effect with respect to ISN. Except as set forth in Section 3.2(n) of Parent's Disclosure Schedule, ISN is not a party to or bound by any Contract
    (i) restricting the ability of ISN (or after the Mergers, Newco or any of its Subsidiaries) to compete in or conduct any line of business or to engage in any business in any geographic area, (ii) containing any covenants of any other person not to compete in any material respect with ISN,
    (iii) containing any so-called "most favored nation" provisions or any similar provision requiring ISN (or after the Mergers, Newco or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties.

        (o) ENVIRONMENTAL MATTERS. (i) ISN has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable Environmental Laws; (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by ISN; (iii) ISN is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to ISN of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) ISN has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in, or threaten to result in, any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; PROVIDED, HOWEVER, that clauses (i) through (iv) above address only those matters that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN.

        (p) ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.2(p) of the Parent Disclosure Letter, since the date of ISN's most recent audited Financial Statements:

        (i) there has not been any Material Adverse Change with respect to ISN;

        (ii) there has not been any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to any ISN Units (except as provided under Section 4.2(g)) or any repurchase, redemption or other acquisition by ISN of any outstanding ISN Units or any split, combination or reclassification of any ISN Units or issuance or authorization relating to the issuance of any ISN Units, in lieu of or in substitution for ISN Units;

        (iii) there has not been any amendment to, or change in, the Certificate of Formation or Limited Liability Company Agreement of ISN;

        (iv) there has not been any incurrence, creation or assumption by ISN of any Debt or any Lien on any material asset, and ISN has not issued or sold any debt securities or warrants or other rights to acquire any debt securities of ISN or entered into any "KEEP WELL" or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, except, in each case, to the extent that such Debt or other obligation is satisfied or discharged prior to the Closing;

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
        (v) there has not been any change in any method of accounting or accounting practice by ISN;

        (vi) there has not been any sale or transfer by ISN of any of its material assets, cancellation of any Debt or claims or waiver of any material rights by ISN;

        (vii) ISN has not made any loans, advances or capital contributions to or investments in, any other Person, other than travel and entertainment advances to employees of ISN in the ordinary course of business consistent with past practices;

        (viii) except for this Agreement and any other Transaction Documents, ISN has not entered into any material transaction or incurred any material expenditure other than in the ordinary course of business consistent with past practice;

        (ix) there has not been any adverse change in a material customer or material supplier relationship, including any cancellation or termination or written notice of cancellation or termination by any material customer or material supplier of its relationship or a material portion of its relationship with ISN or any material decrease in the usage or purchase of the products or services of ISN by any such customer or any material decrease or limitation of services or supplies of the products or services to ISN by any such supplier that, individually or in the aggregate, would have a Material Adverse Effect with respect to ISN;

        (x) there has not been any waiver or release of any material right of claim of ISN, including any write-off or other compromise of any account receivable of ISN, other than in the ordinary course of business and consistent with past practices;

        (xi) there has not been, to the Knowledge of ISN or Parent, any assertion by any advertiser, subscriber and/or customer of ISN, that, if substantiated, would have a Material Adverse Effect with respect to ISN;

        (xii) there has not been any material change in the policies under which ISN extends discounts, credits or warranties to customers or otherwise deals with its customers;

        (xiii) there has not been any grant of exclusive promotion or sponsorship with respect to any portion of any website of ISN;

        (xiv) ISN has not authorized for issuance, issued, delivered, sold or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any ISN Units or any other Equity Securities of ISN;

        (xv) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, ISN has not adopted or amended in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of ISN or increase in any manner the compensation or fringe benefits of any director, officer or employee of ISN or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of ISN (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

        (xvi) there has not been any grant or transfer of any rights of value or modification or change in any material respect any existing material license, lease, Contract or other document;

        (xvii) ISN has not adopted a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than as is necessary in order to effect the Transactions;

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
        (xviii) Except with respect to the Infoseek Litigation, ISN has not settled or compromised any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settled, paid or compromised any claims not required to be paid, individually in an amount in excess of $100,000 and in the aggregate in an amount in excess of $1,000,000, other than in consultation and cooperation with the Company, and, with respect to any such settlement, with the prior written consent of the Company;

        (xix) ISN has not entered into any transaction or series of transactions with any Affiliate of ISN (other than a wholly-owned Subsidiary of ISN) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to ISN as would be obtainable by ISN at the time of such transaction with a Person that is not an Affiliate of ISN;

        (xx) there has not been any acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any other Person or (y) any assets that are material, individually or in the aggregate, to ISN and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; and

        (xxi) there has been no agreement by ISN, whether written or oral, to do any of the foregoing.

        (q)  ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES.   ISN does not have in
    effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and ISN has not adopted or authorized the adoption of such a plan, device or arrangement. To the best of ISN and Parent's Knowledge, no state takeover or "fair price" of "interested party" statute or similar statute or regulation applies or purports to apply to the Mergers, this Agreement or any of the Transactions.

        (r) INFORMATION SUPPLIED. The information supplied or to be supplied by ISN or Parent for inclusion or incorporation by reference in (i) the Registration Statement and (ii) the Proxy Statement/Prospectus will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act or at the time the Proxy Statement/Prospectus is mailed to the Company's stockholders, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading.

        (s) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of ISN or Parent is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

        (t) INSURANCE. ISN maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that ISN reasonably believes adequate for its business and operations and, except as set forth in Section 3.2(t) of the Parent Disclosure Schedule, such policies shall not terminate as a result of the consummation of the Transactions.

    (u) ABSENCE OF SENSITIVE PAYMENTS. To ISN and Parent's Knowledge, none of ISN or any of its Affiliates, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books, (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the

Payment was to be used for any purpose other than that described in the documents supporting the Payment, or (iv) the giving of any Payment to, or the receipt of any Payment from, any Person who was or could have been in a position to help or hinder the business of ISN in connection with any actual or proposed transaction which (A) would reasonably have been expected to subject ISN or any of its Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, would have had a Material Adverse Effect on ISN or (C) if it had not continued in the future, would have had a Material Adverse Effect on ISN.

        (v) AFFILIATE TRANSACTIONS. Except in the ordinary course of business or as disclosed elsewhere herein and except for the Media Commitment, there were no transactions, agreements or arrangements that created any continuing obligation or liability of ISN, on the one hand, to Parent or any of its Affiliates, on the other hand, that will be in effect following the ISN Merger. Upon consummation of the ISN Merger at the Closing, ISN will owe no Debt to Parent or any Affiliate of Parent.

                                  ARTICLE IV.
                                   COVENANTS

    Section 4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that ISN and Parent shall otherwise consent in writing (which consent may not be unreasonably withheld or delayed):

        (a) ACCESS TO INFORMATION. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to ISN and Parent and each of their respective Agents, access, during normal business hours during the period prior to the Closing Date, to all properties, books, Contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to ISN and Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as ISN or Parent may reasonably request.

        (b) ORDINARY COURSE. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, directors and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except or as contemplated by this Agreement or as otherwise required by law, neither the Company nor any of its Subsidiaries shall take any action or omit to take any action that, if taken or omitted immediately prior to the execution hereof, would have been required to have been disclosed in the Company Disclosure Schedule pursuant to Section 3.1(p); PROVIDED that the Company shall be allowed to issue Company Common Stock to holders of Company Stock Options upon exercise of such Company Stock Options.

        (c) COMPLIANCE WITH LAWS. The Company agrees to conduct its business and cause the businesses of its Subsidiaries to be conducted in compliance with all Laws.

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
        (d) TRANSACTION DOCUMENTS. The Company shall execute all Transaction Documents to be executed by the Company, and shall cause the Principal Company Stockholders and any warrantholder of the Company to execute all Transaction Documents to which they are parties, prior to the Effective Time.

    Section 4.2 COVENANTS OF ISN AND PARENT. During the period from the date of this Agreement and continuing until the Closing Date, ISN and Parent agree that, except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing (which consent may be withheld in its sole discretion):

        (a) ACCESS TO INFORMATION. Upon reasonable notice, ISN and Parent shall afford to the Company and its Agents access, during normal business hours during the period prior to the Closing Date, to all properties, books, Contracts, commitments and records of ISN and, during such period, ISN and Parent shall promptly furnish or otherwise make available to the Company
    (i) a copy of each report, schedule, registration statement and other document filed or received by ISN or Parent during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning the businesses, properties and personnel of ISN as the Company may reasonably request.

        (b) ORDINARY COURSE. ISN shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except as required by law, ISN shall not take any action or omit to take any action that, if taken or omitted immediately prior to the execution hereof would have been required to be disclosed in the Parent Disclosure Schedule pursuant to Section 3.2(p); PROVIDED that ISN shall be allowed to issue ISN Units to holders of ISN Stock Options upon exercise of such ISN Stock Options and to holders of options to purchase stock in ISN's predecessor company.

        (c) COMPLIANCE WITH LAWS. ISN agrees to conduct its business in compliance with all applicable Laws.

        (d) MEDIA COMMITMENT. At or prior to the Effective Time, USA will enter into a definitive agreement ("MEDIA COMMITMENT") with Newco pursuant to which USA will commit to provide to Newco $10 million of Media Value from the Network in exchange for an issuance of 538,721 shares of Class B Common Stock to Parent. The Media Commitment will terminate on the third anniversary of the Closing Date and, to the extent reasonably practical, be made available in equal annual amounts over the term. The Media Commitment shall require USA to use its reasonable best efforts to place the advertising to the satisfaction of Newco; PROVIDED, HOWEVER, that USA will determine, in its sole discretion, the actual placement of all commercial advertising time purchased by Newco, based on, among things, available inventory. The Media Commitment shall remain in effect following the Mergers.

        (e) LICENSE AGREEMENT. On the Closing Date, Newco, the Company, ISN and USA shall enter into a license agreement substantially in the form of EXHIBIT F hereto (the "LICENSE AGREEMENT").

        (f) TRANSACTION DOCUMENTS. ISN and Parent shall execute all Transaction Documents to which it is a party, and shall cause USA to execute all Transaction Documents to which it is a party, prior to the Effective Time.

        (g) INFOSEEK LITIGATION. ISN shall distribute or otherwise transfer to Parent or an Affiliate of Parent the rights associated with the litigation captioned INTERNET SHOPPING NETWORK LLC V. INFOSEEK CORPORATION (the "INFOSEEK LITIGATION") (including the right to any awards received), and Parent or an Affiliate of Parent shall assume all liabilities associated with such litigation (including all of ISN's costs related thereto).

        (h) PARENT CONTRIBUTION. Prior to the Effective Time, Parent or an Affiliate of Parent shall contribute $40 million in cash or cash equivalents to Newco in exchange for an issuance of 2,154,882 shares of Class B Common Stock to Parent.

        (i) MEDIA WARRANT. At the Effective Time, Newco shall issue a warrant substantially in the form of EXHIBIT E hereto (the "MEDIA WARRANT") to USA to purchase 12,867,606 shares of Class B Common Stock, such number to be adjusted such that, in the aggregate on a fully diluted basis, the percentage of Newco Common Stock to be held by former holders of ISN Units and ISN Options immediately after the Effective Time shall equal 75% of outstanding Newco Common Stock immediately after the Effective Time, on a fully diluted basis.

                                   ARTICLE V.
                              ADDITIONAL COVENANTS

    Section 5.1  NO SOLICITATION.

        (a) From the date of the Original Merger Agreement until the termination of this Agreement in accordance herewith, the Company shall not, and shall cause its Subsidiaries and Agents not to, directly or indirectly,
    (i) solicit, initiate, encourage (including by way of furnishing information, except as required by applicable Law) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternate Transaction or agree to or endorse any Alternate Transaction, (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing or, except as required by applicable Law, furnish any information relating to the Company or any of its Subsidiaries or their respective assets or businesses, or (iii) otherwise cooperate in anyway with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing (including, without limitation, through the grant of waivers in respect of any obligations to the Company). The Company will immediately notify ISN and Parent after receipt of any inquiry or proposal for an Alternate Transaction or any indication that any Person is considering making any such inquiry or proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, any such inquiry or proposal or that the Company intends to engage in negotiations with, or to provide information to any such Person. The Company shall immediately provide ISN and Parent with the identity of such Person and a reasonable description of such inquiry or proposal and, if available, a copy of such inquiry or proposal. The Company shall, and shall cause its Subsidiaries and Agents to, immediately cease and cause to be terminated, any existing solicitation, activity, discussions or negotiations with any Third Parties conducted heretofore by the Company or any of its representatives with respect to any proposal for an Alternate Transmission.

        (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company from (x) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to any Third Party who has made a Qualified Alternate Transaction Proposal, (y) engaging in discussions or negotiations with such Third Party, or (z) following receipt of such a Qualified Alternate Transaction Proposal, taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, but in each case referred to in the foregoing clauses (x) through
    (z) only after the

    Board of Directors of the Company concludes in good faith, which with respect to clauses (y) and (z) is made following receipt of an opinion from the Company's outside counsel, that such action is reasonably necessary for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under California Law and, in each case referred to in clauses (x) through (z), only following written notice to ISN and Parent. If the Board of Directors of the Company receives any inquiry or proposal for an Alternate Transaction, then the Company shall immediately inform ISN and Parent of the terms and conditions of such inquiry or proposal and the identity of the Person making such inquiry or proposal and shall keep ISN and Parent fully informed of the status and details of any such inquiry or proposal and of all steps the Company is taking in response to such inquiry or proposal.

        (c) The Company's Board of Directors will not withdraw or modify (or propose to withdraw or modify) in any manner adverse to ISN or Parent, or otherwise fail to make the Recommendation and will not approve, recommend, or propose to approve or recommend, or fail to oppose, an Alternate Transaction, in each case except in response to a Qualified Alternate Transaction Proposal, and then only upon or after termination of this Agreement pursuant to Section 7.1(f).

    Section 5.2  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

        (a) From and after the Effective Time, Newco shall cause the Surviving Corporation and the Surviving LLC to, and the Surviving Corporation and the Surviving LLC, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and ISN, respectively (each a "COVERED PERSON"), against all losses, expenses, claims, damages, liabilities or amounts ("LOSSES") that are paid in settlement (provided that, with respect to amounts paid in settlement, such settlement has been approved by Newco, such approval not to be unreasonably withheld or delayed) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "CLAIM") based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company or ISN, as applicable, and arising out of actions or omissions occurring at or prior to the Effective Time, in each case to the full extent permitted under applicable Law and the Company's Articles of Incorporation and By-laws or ISN's Certificate of Formation and Limited Liability Company Agreement, as applicable, as in effect on the date of this Agreement. The Surviving Corporation or the Surviving LLC, as applicable, shall pay, when and as such expenses are incurred by a Covered Person, any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted under applicable Law upon receipt from the Covered Person to whom expenses are advanced of any undertaking to repay such advances required under applicable Law. The Surviving Corporation or the Surviving LLC, as applicable, shall cooperate in the defense of any such matter.

        (b) Newco shall cause the Surviving Corporation and the Surviving LLC to keep in effect provisions in their respective Articles of Incorporation and By-Laws and Certificate of Formation and Limited Liability Company Agreement providing for exculpation of director liability, advancement of expenses prior to disposition of any Claim and indemnification of the Covered Persons, in each case to the fullest extent permitted under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by Law that would enlarge the right of indemnification of the Covered Persons.

        (c) For a period of six (6) years after the Effective Time, Newco shall cause the Surviving Corporation and the Surviving LLC to maintain in effect the current policies of directors and officers liability insurance (or similar policies) maintained by the Company and ISN covering persons who are currently covered by any such policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, PROVIDED, FURTHER, that in no event shall the

    Surviving Corporation or the Surviving LLC be required to expend amounts for premiums per annum in excess of 150% of the annual premiums of the Company and ISN, as applicable, prevailing during the twelve-month period ended November 30, 1999 (such annual premiums, the "MAXIMUM PREMIUM") to maintain or procure insurance coverage pursuant to this Section 5.2, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.

        (d) The provisions of this Section 5.2 shall survive the consummation of the Mergers and are expressly intended to benefit each of the Covered Persons.

    Section 5.3 NOTIFICATION OF CERTAIN MATTERS. ISN and Parent shall give prompt notice to the Company, and the Company shall give prompt notice to ISN and Parent, of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be reasonably likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (b) any failure of ISN or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the commencement of any litigation or claim against such party; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.4 TAX TREATMENT. Each of ISN, Parent, the Company and their Affiliates shall take such actions, or refrain from taking such actions, as may be reasonably necessary so that the Mergers will qualify as tax-free events under either or both of Section 351 or Section 368 of the Code and the conditions to closing described in Sections 6.2(d) and 6.3(e) will be met.

    Section 5.5 COMPANY STOCKHOLDER MEETING. The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of and convene and hold a meeting of its stockholders (the "STOCKHOLDER MEETING") for the purpose of considering and voting upon the adoption of this Agreement and obtaining the Required Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 7.1(f), its obligations pursuant to the first sentence of this Section 5.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternate Transaction (including any Qualified Alternate Transaction Proposal). The Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Company Merger and terminated this Agreement in accordance with Sections 5.1(c) and 7.1(f).

    Section 5.6  REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS.

        (a) As promptly as practicable after the execution of this Agreement,
    (i) the Company shall prepare and file the Proxy Statement/Prospectus with the SEC and (ii) Parent shall cause Newco to prepare and file the Registration Statement with the SEC in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Newco Class A Common Stock to be issued pursuant to the Mergers. Each of ISN, Parent and the Company (i) shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder,
    (ii) shall use commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable and
    (iii) shall take any and all action required under any applicable federal or state securities laws in connection with the issuance of shares of Newco Class A Common Stock in connection with the Mergers. The Company, ISN, and Parent shall furnish to the other parties all information concerning the Company, Parent, ISN and Newco as the other parties may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Registration Statement shall have become effective, ISN, Parent and the Company shall mail the Proxy Statement/Prospectus to stockholders of the Company and the unitholders of ISN.

        (b) The information supplied by each of the Company, ISN, and Parent for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective,
    (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the unitholders of ISN, (iii) the time of the Stockholders Meeting, or
    (iv) the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not materially misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent, ISN, or their respective Subsidiaries or officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other parties thereof and take appropriate action in respect thereof.

        (c) Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Transactions; (ii) any material notice or other communication from any regulatory authority, NASDAQ or national securities exchange in connection with the Transactions; (iii) any claims, actions, proceedings or investigations commenced or, to the best of such party's Knowledge, threatened, involving or affecting such party or any of its Subsidiaries, or any of its property or assets, or, to the best of such party's Knowledge, any employee, consultant, director or officer, in his or her capacity as such, which, if pending on the date of the Original Merger Agreement, would have been required to have been disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or which relates to the consummation of the Transactions; and (iv) any change or event that would have a Material Adverse Effect with respect to such party. Each party shall promptly provide the other party (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions.

    Section 5.7  FURTHER ACTION, REASONABLE EFFORTS.

        (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) promptly make its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated hereby, and (ii) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in the most expeditious manner practicable, including using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, making all filings and required submissions with Governmental Entities, including foreign filings and submissions, obtaining all consents and approvals from Third Parties to Contracts with the Company, ISN, Parent or their respective Subsidiaries as are necessary for the consummation of the Mergers and the other Transactions and defending any lawsuit or legal challenges, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby. In case at any time after the Effective Time any other action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use their reasonable efforts to take all such action.

        (b) Without limiting any covenant or agreement herein, each party shall use reasonable commercial efforts not to take any action, or enter into any transaction, which would result in a breach of any covenant made by such party in this Agreement.

    Section 5.8 PUBLIC ANNOUNCEMENTS. The Company, ISN and Parent shall, and shall cause their respective Affiliates to, consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that a party or its Affiliates may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which the Company, ISN or Parent, or any of their respective Affiliates, is a party with NASDAQ or a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

    Section 5.9 BLUE SKY. Parent shall cause Newco to use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable "Blue Sky" laws in connection with the issuance of shares of Newco Class A Common Stock in connection with the Mergers and as contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to such qualifications neither ISN, Parent, Newco nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

    Section 5.10 NASDAQ. Parent shall cause Newco to promptly prepare and submit to the NASDAQ National Market System, NASD applications covering the shares of Newco Class A Common Stock to be issued in connection with the Mergers and the Newco Class A Common Stock issuable upon conversion of the Newco
Class B Common Stock issued in connection with the ISN Merger (including pursuant to Sections 1.8 and 2.4), and shall use commercially reasonable efforts to cause such shares to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance.

    Section 5.11 AFFILIATES. As soon as reasonably practicable after the date of this Agreement, (a) the Company shall deliver to ISN and Parent a letter identifying all persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act as of the record date for the Stockholders Meeting, including, without limitation, all of its directors and executive officers (the "RULE 145 AFFILIATES") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit G hereto (a "RULE 145 AFFILIATE AGREEMENT").

    Section 5.12 TAX MATTERS. The parties hereto agree to (i) prepare or cause to be prepared all Tax Returns or other governmental filings, reports, applicable books and records in accordance with the treatment of the Mergers as tax-free events under either or both of Section 351 and Section 368 of the Code, unless otherwise required by Law, and (ii) take such other actions, or refrain from taking any action, as may be reasonably necessary so that the Mergers will qualify for such treatment; PROVIDED, HOWEVER, that such actions or inactions must be consistent with the terms of this Agreement. Parent agrees to indemnify Newco from and against any Material Adverse Effect that Newco may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of ISN for Taxes of any Person other than ISN under Reg. 1-1502-6 promulgated under the Code.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

    Section 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the Mergers and to consummate the other Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Required Stockholder Approval shall have been obtained and be in full force and effect and ISN and Parent shall have received reasonably satisfactory evidence of same.

        (b) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (c) BLUE SKY LAWS. Newco shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue in the shares of Newco Class A Common Stock.

        (d) LISTING. The Newco Class A Common Stock to be issued in connection with the Mergers and the Newco Class A Common Stock issuable upon conversion of Newco Class B Common Stock issued in connection with the ISN Merger (including pursuant to Sections 1.8 and 2.4) shall have been authorized for quotation on the NASDAQ listing or on any other national securities exchange or automated quotation system approved by the Company, ISN and Parent, subject to official notice of issuance.

        (e) NO INJUNCTIONS OR RESTRAINTS. No Law or Order shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Government Entity which restrains, enjoins or otherwise prohibits the consummation of the Transactions.

        (f) HSR ACT. All HSR Act waiting periods applicable to the transactions contemplated under this Agreement shall have expired or been terminated.

        (g) GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained.

    Section 6.2 CONDITIONS TO THE OBLIGATIONS OF ISN AND PARENT. The obligations of ISN and Parent under this Agreement to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to Closing, the imposition of which is solely for the benefit of ISN and Parent and any one of more of which may be expressly waived by ISN and Parent, in their sole discretion, except as otherwise required by Law:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall have been true and correct (except that any representation or warranty qualified by materiality shall be true and correct in all respects taking into account such qualification) as of the date of the Original Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty is by its terms made as of a specific date in which case such representation and warranty shall have been true and correct (or true and correct in all material respects, as applicable) as of such specific date).

        (b) PERFORMANCE OF AGREEMENTS. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by the Company at or prior to the Closing Date.

        (c) NO MATERIAL ADVERSE CHANGE. Since the date of the Original Merger Agreement, there shall have been no Material Adverse Change with respect to the Company.

        (d) APPRAISAL RIGHTS. Holders of not more than 10% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall have demanded appraisal rights for their shares of Company Common Stock.

        (e) TAX OPINION. Concurrently with the execution of this Agreement, ISN and Parent received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Parent, to the effect that the Mergers should qualify as tax-free events under Section 351 or Section 368 of the Code. Nothing has occurred since the date of that opinion that would prevent such counsel from delivering an opinion to substantially the same effect on the Closing Date.

        (f) AFFILIATE LETTERS. ISN and Parent shall have received from each Rule 145 Affiliate of the Company an executed copy of a Rule 145 Affiliate Agreement from each Rule 145 Affiliate as contemplated by Section 5.11 hereof.

        (g) TRANSACTION DOCUMENTS. Each of the Transaction Documents shall have been executed and delivered by each party thereto (other than USA, ISN or Parent).

        (h) VECCHIONE EMPLOYMENT AGREEMENT. An employment agreement between Maurizio Vecchione and Newco shall have been executed in form and substance satisfactory to ISN and Parent, and such employment agreement shall be valid and binding on the Closing Date. Maurizio Vecchione shall be a full-time employee of the Company immediately prior to the Closing Date and of Newco as of the Closing Date.

        (i) FREEDMAN SECURITY INTERESTS. Joyce Freedman and Lee Freedman shall have released all of the security interests they hold in the assets of the Company and shall have filed appropriate documentation of such release with the United States Patent and Trademark Office.

        (j) CERTIFICATE. ISN and Parent shall have received a certificate, dated as of the Closing Date, executed by an officer of the Company certifying as to the satisfaction of the conditions in Section 6.2(a), (b),
    (c) and (d).

    Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to Closing, the imposition of which is solely for the benefit of the Company and any one or more of which may be expressly waived by the Company, in its sole discretion, except as otherwise required by Law:

        (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent contained herein shall have been true and correct (except that any representation or warranty qualified by materiality shall be true and correct in all respects taking into account such qualification) as of the date of the Original Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty is by its terms made as of a specific date, in which case such representation and warranty shall have been true and correct (or true and correct in all material respects, as applicable) as of such specific date).

        (b) PERFORMANCE OF AGREEMENTS. Each of ISN and Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by ISN or Parent at or prior to the Closing Date, and the Required Stockholder Approval shall have been obtained and be in full force and effect.

        (c) NO MATERIAL ADVERSE CHANGE. Since the date of the Original Merger Agreement, there shall have been no Material Adverse Change with respect to ISN.

        (d) OWNERSHIP OF NEWCO AND MERGER SUBS. Immediately prior to the Effective Time, (i) 100% of the issued and outstanding capital stock of Newco shall be owned by Parent, (ii) 100% of the outstanding limited liability company interests of ISN Merger Sub shall be owned by Newco,
    (iii) 100% of the issued and outstanding capital stock of Company Merger Sub shall be owned by Newco and (iv) except as contemplated by this Agreement or the other Transaction Documents (x) there shall be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character relating to the capital stock of Newco, ISN Merger Sub, or Company Merger Sub or obligating Newco, ISN Merger Sub, or Company Merger Sub to grant, issue or sell any shares of its capital stock or other equity securities, other than pursuant to the Transactions (including the Media Warrants) and (y) there shall be no outstanding Contracts requiring Newco, ISN Merger Sub, or Company Merger Sub to repurchase, redeem or otherwise acquire or make any payment in respect of shares of its capital stock.

        (e) TAX OPINION. Concurrently with the execution of the Original Merger Agreement, the Company received an opinion of Coudert Brothers, counsel to the Company, to the effect that the Company Merger should qualify as a tax-free event under Section 351 or Section 368 of the Code. Nothing has occurred since the date of that opinion that would prevent such counsel from delivering an opinion to the same effect on the Closing Date.

        (f) TRANSACTION DOCUMENTS. Each of the Transaction Documents shall have been executed and delivered by each party thereto (other than the Company).

        (g) CERTIFICATE. The Company shall have received a certificate, dated as of the Closing Date, executed by an officer of each of ISN and Parent, certifying as to the satisfaction of the conditions in Section 6.3(a),
    (b) and (c).

    Section 6.4 FRUSTRATION OF CLOSING CONDITIONS. Neither ISN, Parent nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure is due to the failure of such party to perform or observe its covenants hereunder, including its obligations to use reasonable best efforts to consummate the Transactions.

                                   ARTICLE 7
                           TERMINATION AND AMENDMENT

    Section 7.1 TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of the Company:

        (a) by mutual written consent of ISN, Parent and the Company;

        (b) by any of ISN, Parent or the Company if there has been a material breach of any representation, warranty or covenant in this Agreement on the part of the Company, on the one hand, or ISN or Parent, on the other hand, as the case may be, which breach has not been cured within twenty
    (20) Business Days following receipt by the party committing such breach of written notice of such breach; PROVIDED that the terminating party has not materially breached any of its representations, warranties or covenants herein;

        (c) by any of ISN, Parent or the Company if the Closing shall not have occurred on or before July 31, 2000 (or such later date as may be agreed to by Parent and the Company); PROVIDED, however, that no party may terminate this Agreement under this Section 7.1(c) if such failure has been caused by such party's material breach of its obligations under this Agreement;

        (d) by any of ISN, Parent or the Company, if this Agreement shall fail to receive the Required Stockholder Approval at the Stockholders' Meeting or any adjournment thereof.

        (e) by ISN and Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to ISN or Parent or shall have resolved to do any of the foregoing or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Alternate Transaction, or failed to recommend opposition to any such Alternate Transaction, or shall have resolved to do any of the foregoing; PROVIDED that a termination by ISN and Parent pursuant to this
    Section 7.1(e) shall not affect the right of ISN to receive payments from the Company under Section 8.3;

        (f) by the Company, if the Board of Directors of the Company shall, following advice of outside counsel (who may be the Company's regularly engaged independent legal counsel), determine that failure to so terminate would cause the Board of Directors of the Company to breach its fiduciary duties under California Law and, on or prior to such date, the Company has executed a definitive agreement with respect to a Qualified Alternate Transaction Proposal; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 6.1(f) until five Business Days have elapsed following delivery to ISN and Parent of written notice of such determination of the Company (which written notice will inform ISN and Parent of the material terms and conditions of the Qualified Alternate Transaction Proposal) and the Company has offered ISN and Parent the opportunity during such period to alter the terms and conditions of the Transactions to prevent the Qualified Alternate Transaction Proposal from qualifying as such; PROVIDED, FURTHER, that such termination under this
    Section 7.1(f) shall not be effective until the Company has made payment to ISN of the amounts required to be paid pursuant to Section 8.3; or

        (g) by ISN, Parent or the Company if a court or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Mergers or any other Transaction and such Order or other action shall have become final and nonappealable.

    Section 7.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in this
Section 7.2 and Article 8 shall survive; PROVIDED that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful or knowing failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including damages relating thereto, shall also survive such termination unimpaired.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    Section 8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

        (i) If to the Company, to:
           Styleclick.com Inc.
           3861 Sepulveda Blvd.
           Culver City, CA 90230
           Attention: Maurizio Vecchione
           Facsimile: (310) 751-2122
    with a copy to:
    Coudert Brothers
           950 17th St., 18th Fl.
           Denver, CO 80202
           Attention: John A. St. Clair
           Facsimile: (303) 607-1080

        (ii) If to ISN, to:
           Internet Shopping Network LLC
           500 Macara Avenue
           Sunnyvale, CA 94086
           Attention: Bill Lane
           Facsimile: (408) 617-7415

    with a copy to:
           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, New York 10019-6064
           Attention: Robert B. Schumer
           Facsimile: (212) 757-3990

        (c) If to Parent, to:
           USANi Sub LLC
           Carnegie Hall Tower
           152 West 57th Street, 42nd Floor
           New York, NY 10019
           Attention: Tom Kuhn
           Facsimile: 212-314-7329
           with a copy to:
           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, New York 10019-6064
           Attention: Robert B. Schumer
           Facsimile: (212) 757-3990

    Section 8.2 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

    Section 8.3  EXPENSES AND OTHER PAYMENTS.

        (a) The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective costs expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Transactions, including, without limitation, all fees and expenses of their respective Agents.

        (b) The Company agrees that if this Agreement shall be terminated pursuant to:

           (i) Section 7.1(d) and either (A) an Alternate Transaction was publicly announced prior to such termination or (B) an Alternate Transaction is consummated, or a definitive agreement with respect thereto is executed, by the Company or any of its Affiliates following such termination and on or prior to the 12 month anniversary of such termination; or

           (ii) Section 7.1(e) or 7.1(f);

    then the Company shall pay to ISN $5,545,809 (the "TERMINATION FEE") and shall reimburse each of ISN, Parent and its Affiliates for all of their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, including all fees and expenses of each of their respective Agents.

        (c) Any payment required to be made pursuant to Section 8.3(b) shall be made concurrently with the termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by ISN, except that any payment to be made solely as the result of
    Section 8.3(b)(i)(B) shall be made upon the earlier to occur of the consummation of the Alternate Transaction or the execution of the definitive agreement providing for the Alternate Transaction. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, ISN and Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.3 and, in order to obtain such payment, ISN or Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 8.3, the Company shall pay to ISN and Parent their respective costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus four percent (4%).

    Section 8.4 NEWCO COMMON STOCK. If the Nasdaq Stock Market, Inc. ("NSMI") does not approve the listing of Newco Class A Common Stock, or if the NSMI or SEC commence or threaten to commence an action seeking to delist the Company Common Stock, in each case, as a result of the dual class structure of Newco Common Stock contemplated hereby, all reference to Newco Class A Common Stock, Newco Class B Common Stock and Newco Common Stock contained herein and terms of similar meaning contained in the Transaction Documents or in any Exhibit hereto, including without limitation Exhibit D, shall automatically be deemed to mean one class of common stock, par value $.01 per share, of Newco. In such event,
(x) the parties shall negotiate expeditiously and agree in good faith to such changes to this Agreement and the Transaction Documents and Exhibits hereto to enable the parties to achieve the benefits of the dual class structure contemplated hereby, without any material harm to the other benefits intended to be provided hereunder to the parties hereto and (y) if alternative arrangements satisfactory to Parent are not effected prior to or at the Closing, the parties shall amend Exhibit D to provide that if Newco issues any shares of Newco Common Stock or securities convertible into shares of Newco Common Stock (an "ISSUANCE"), Newco shall concurrently offer Parent the right to purchase an amount of Newco Common Stock at its then fair market value to enable Parent to maintain an equity ownership position in Newco equal to the equity ownership position prior to the completion of such issuance (taking into account such issuance and any exercise by Parent of its rights under this clause (y)); PROVIDED, that the right contained in this clause (y) will not be made available to Parent upon the issuance of employee stock options approved by the Board of Directors of Newco or any committee thereof or the issuance of Newco Common Stock upon exercise of such employee stock options.

    Section 8.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, that, from and after the Effective Time, Parent shall be permitted to assign its rights under
Section 1.8 or 2.4 to USA or any of its controlled Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

    Section 8.6 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive Closing.

    Section 8.7 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

    Section 8.8  INTERPRETATION.  The parties acknowledge and agree that:
(a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

    Section 8.9 SEVERABILITY OF PROVISIONS. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, 1. a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and 2. the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

    Section 8.10 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement, dated October 4, 1999 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT") (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) other than Sections 1.8, 2.4(b), 2.4(d), 4.2(d), 4.2(e) and 5.2 of this Agreement, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The Confidentiality Agreement shall survive execution of this Agreement and shall terminate upon the earlier of expiration of such agreement by its terms and the Effective Time.

    Section 8.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

    Section 8.12 SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties hereto hereby irrevocably and unconditionally:

        (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

        (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in accordance with
    Section 8.1; and

        (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

    SECTION 8.13 WAIVERS OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

    Section 8.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Company, ISN, and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                          STYLECLICK.COM INC.

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                          INTERNET SHOPPING NETWORK LLC

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          USANI SUB LLC

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                         ANNEX B

January 24, 2000
Confidential

Board of Directors
Styleclick.com, Inc.
3861 Sepulveda Blvd.
Culver City, CA 90230

Ladies and Gentlemen:

    Styleclick.com, Inc. (the "Company") and USA Networks Interactive Sub LLC (the "Purchaser"), an affiliate of USA Networks, Inc. (the "Acquiring Company"), propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which a wholly-owned subsidiary ("Merger Sub") of a newly formed company ("Newco") will merge with and into the Company (the "Merger"). In connection with the Merger, the Purchaser will contribute to Newco all of the outstanding limited liability company interests of Internet Shopping Network LLC ("ISN") and $40 million in cash in exchange for Class B Common Stock of Newco. Upon the consummation of the Merger, each share of the Company's Common Stock will be converted into the right to receive one share of Newco Class A Common Stock (the "Proposed Consideration") such that the Acquiring Company and its affiliates will own approximately 75% of Newco's issued and outstanding Class A Common Stock and Class B Common Stock (collectively "Newco Common Stock") and the Company's former stockholders will own approximately 25% of Newco Common Stock immediately after the Merger. Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to fifteen votes per share. Additionally, (i) concurrent with the execution of the Agreement, an affiliate of the Acquiring Company will provide a collateralized term loan facility in the principal amount of $10 million to the Company in exchange for a warrant to purchase shares of the Company's Common Stock in accordance with the terms set forth in the credit agreement, the collateral agreement and the bridge loan warrant agreement between the Company and the Acquiring Company (collectively the "Credit Agreements"), (ii) at or prior to the closing of the Merger, the Acquiring Company will enter into a definitive media commitment agreement with ISN pursuant to which the Acquiring Company will commit to provide $10 million of media promotion over a period of three years from the closing and, in exchange, Newco will grant the Acquiring Company certain warrants to purchase Class B Common Stock of Newco, in accordance with the terms set forth in the media warrant agreement (the "Media Warrant Agreement").

    Simultaneous with the execution of the Agreement, (i) Newco, the Purchaser, the Acquiring Company, the Company and certain stockholders of the Company will enter into a stockholders agreement (the "Stockholders Agreement") providing for, among other things, certain transfer restrictions on the common stock of Newco received by the parties as a result of the transaction contemplated by the Agreement, (ii) the Purchaser and certain holders of equity securities of the Company holding in the aggregate approximately 37% of the Company's Common Stock will enter into one or more voting and first offer agreements (collectively the "Voting Agreements") pursuant to which such holders agree, among other things, to vote their shares of Company Common Stock in favor of the Merger and to waive certain contractual and other rights in connection with the transaction contemplated by the Agreement, (iii) the Purchaser and certain holders of warrants of the Company, including PaineWebber

Incorporated, will enter into waiver agreements (the "Waiver Agreements") pursuant to which each such warrant holder agrees to waive certain contractual and other rights in connection with the transactions contemplated by the Agreement, and (iv) the Company and the Purchaser will enter into an option agreement (the "Option Agreement") pursuant to which the Company will grant the Acquiring Company an option to acquire shares of Company Common Stock, which, if issued, would represent approximately 19.9% of the Company's total outstanding shares.

    You have asked us whether or not, in our opinion, the Proposed Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) reviewed the Company's Annual Reports, Forms 10-K and the related financial information for the two fiscal years ended December 31, 1998, and the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1999;

    (2) reviewed certain information, including financial forecasts and historical financial statements, relating to the business and prospects of the Company and ISN, furnished to us by the Company and ISN;

    (3) conducted discussions with members of senior management of the Company and ISN concerning their respective businesses and prospects;

    (4) reviewed the historical market prices and trading activity for the Common Stock of the Company and compared them with that of certain publicly traded companies which we deemed to be relevant;

    (5) compared the financial position and results of operations of the Company and ISN with that of certain companies which we deemed relevant;

    (6) compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) reviewed a draft of the Agreement dated January 24, 2000;

    (8) reviewed a draft of the Stockholders Agreement dated January 21, 2000;

    (9) reviewed drafts of the Voting Agreements dated January 22, 2000;

    (10) reviewed drafts of the Waiver Agreements dated January 24, 2000;

    (11) reviewed a draft of the Credit Agreement dated January 21, 2000;

    (12) reviewed a draft of the Option Agreement dated January 19, 2000;

    (13) reviewed a draft of the Media Warrant Agreement dated January 21, 2000; and

    (14) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, and all information supplied or otherwise communicated or made available to us by the Company and ISN, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and ISN, respectively, as to the future performance of the Company and ISN, respectively. We have also relied upon assurances of the management of the Company and ISN, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not been engaged to make, and have not made, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or ISN nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger and the contribution of the LLC interests of ISN to Newco will be tax-free transactions and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and ISN are as set forth in the consolidated financial statements of the Company and ISN, respectively. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the stockholders of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

    In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Acquiring Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    PaineWebber Incorporated will be receiving a fee in connection with the rendering of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services. PaineWebber Incorporated currently holds 7,768 warrants to purchase Common Stock of the Company and, as noted above, will enter into the Waiver Agreement in connection with the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the Proposed Consideration to be received by the stockholders of the Company pursuant to the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

    This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.

                                          Very truly yours,
                                          PAINEWEBBER INCORPORATED

                                          March 21, 2000

Board of Directors
Styleclick.com Inc.
3861 Sepulveda Blvd.
Culver City, CA 90230

Ladies and Gentlemen:

    We understand that Styleclick.com Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby a wholly-owned subsidiary of a newly-formed company ("Newco") organized by USA Networks, Inc. ("USA Networks") will merge with and into the Company, and another wholly-owned subsidiary of Newco will merge with and into Internet Shopping Network LLC ("ISN"), an indirect wholly-owned subsidiary of USA Networks (the "Merger Transaction"). ISN will have $40 million in cash and no material liabilities upon consummation of the Merger Transaction. Upon the consummation of the Merger Transaction each share of the Company's common stock will be converted into the right to receive one share of Newco common stock, and the Company's former shareholders (including option holders and warrant holders) and USA Networks and its affiliates will own 24.8% and 75.2%, respectively, of Newco's common stock on a fully-diluted basis including the Media Warrants and Bridge Warrants, each as defined below. We understand that Newco will include the businesses of the Company and ISN, including FirstAuction.com and FirstJewelry.com, plus $40 million in cash contributed by Parent. In addition, we understand that (i) concurrent with the execution and delivery of the Merger Agreement, USA Networks or an affiliate will make a $10 million loan available to the Company in accordance with the terms set forth in the Credit Agreement (the "Credit Agreement") for which it will receive certain warrants to purchase additional common stock of Newco (the "Bridge Warrants"), (ii) prior to closing, USA Networks will enter in a definitive agreement with ISN pursuant to which USA Networks will commit to provide $10 million of advertising time on the media properties of USA Networks at fair market rates over a period ending three years from closing, and (iii) USA Networks will receive certain warrants (the "Media Warrants") to purchase additional common stock of Newco (these transactions, including the Merger Transaction, are collectively referred to herein as the "Proposed Transactions").

    You have asked us to render our opinion as to whether the consideration to be received by the holders of the Common Stock of the Company in the Proposed Transactions is fair, from a financial point of view, to such holders. We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transactions and will receive a customary fee for our services. We have also performed other investment banking services for the Company in the past 12 months for which we received customary fees. In addition, in the ordinary course of our business, we may trade or otherwise effect transactions in the securities of the Company for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

        (i) the Merger Agreement, including the exhibits thereto, and the Credit Agreement, including the exhibits thereto (both dated January 24, 2000) and certain other documents relating to the Proposed Transactions;

        (ii) the Company's Annual Reports on Form 10-K for each of the fiscal years in the two year period ended December 31, 1998, the Company's Quarterly Reports on Form 10-Q for the

Board of Directors
Styleclick.com Inc.
Page 2

    quarters ended March 31, June 30 and September 30, 1998 and 1999, and the Company's Form 8-K's dated March 26, 1999, April 9, 1999, April 14, 1999, April 20, 1999, July 2, 1999, and July 19, 1999;

        (iii) certain other publicly available information concerning the Company and the trading market for the Common Stock;

        (iv) certain internal information and other data relating to the Company, its business and prospects, including financial forecasts and projections, provided to us by management of the Company;

        (v) certain non-public information and other data relating to the business and prospects of ISN, including certain historical financial statements and financial projections, provided to us by management of ISN;

        (vi) certain publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to the Company, to the businesses of ISN, and to the combined company on a pro-forma basis giving effect to the Proposed Transactions; and

        (vii) the financial terms of certain recent business combinations involving companies which we believe to be relevant.

    We have also met with certain officers and employees of the Company and ISN concerning their businesses and operations, assets, present conditions and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. With respect to the projected financial results provided to us, we have assumed that they have been reasonably prepared based on the best current estimates and judgment of the senior management of the Company and ISN as to the expected future financial condition and results of operations of the Company and ISN. We also assume that the business plan of Newco, as presented to us by the management of the Company and ISN, is viable. We have visited but have not conducted a physical inspection of the properties and facilities of the Company or ISN, nor have we made or obtained any independent evaluation or appraisal of such properties, facilities or liabilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in the valuation of securities and businesses in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transactions or constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Proposed Transactions. Furthermore, we recognize that the market prices for Internet related companies such as the Company (and, on a pro forma basis, Newco) have been the subject of significant speculation and movement in recent months and this opinion is not intended to predict or

Board of Directors
Styleclick.com Inc.
Page 3

otherwise guarantee the trading price of the Company or Newco following the announcement or consummation of the Proposed Transactions. We were requested to prepare this opinion in connection with the Proposed Transactions and were directed not to, and did not, seek or pursue alternative transactions to the Proposed Transactions, including the possible sale of the Company as a whole. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transactions sent to the Company's shareholders.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that as of January 24, 2000, the date which we completed our review, the consideration to be received by the holders of the Common Stock of the Company in the Proposed Transactions is fair, from a financial point of view, to such holders. This letter replaces and supercedes our prior letter dated January 24, 2000.

                                          Very truly yours,

                                          ING BARINGS LLC

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The registrant's Certificate of Incorporation and Bylaws require the registrant to indemnify its officers and directors to the full extent permitted by Delaware law.

    Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i)breaches of the duty of loyalty, (ii)acts or omissions not in bad faith that involve intentional misconduct or knowing violations of law, (iii)unlawful payments of dividends, stock purchases or redemptions, or (iv)transactions from which a director derives an improper personal benefit. The registrant's Certificate of Incorporation contains provisions limiting the liability of the directors to the registrant and to its stockholders to the full extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. The registrant's Certificate of Incorporation and Bylaws provide that the registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the registrant against any liability that may be asserted against him or her and the registrant currently maintains such insurance. The registrant will obtain liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The Exhibit Index is hereby incorporated by reference.

    (b) The financial statement schedules are included as Exhibits 99.3 and 99.4 and are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 24, 2000.

                                STYLECLICK, INC.

                                By:  /s/ DEIRDRE STANLEY
                                     -----------------------------------------
                                     Name: Deirdre Stanley
                                     Title:  Vice President

                               POWER OF ATTORNEY

    Each individual whose signature appears below constitutes and appoints Thomas J. Kuhn and Deirdre Stanley, or either of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule462(b) under the Securities Act together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith,
(iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
          ---------                       -----                    ----
        /s/ BILL LANE           President, Vice Chairman
------------------------------    (Principal Executive        March 24, 2000
          Bill Lane               Officer)

                                Executive Vice President,
      /s/ EDWARD ZINSER           Chief Operating Officer
------------------------------    (Principal Financial        March 24, 2000
        Edward Zinser             Officer, Principal
                                  Accounting Officer)

    /s/ DARA KHOSROWSHAHI
------------------------------  Director                      March 24, 2000
      Dara Khosrowshahi

                                 EXHIBIT INDEX

      EXHIBITS          DESCRIPTION
---------------------   -----------
        2.1**           Amended and Restated Agreement and Plan of Merger (attached as Annex A to this proxy statement/prospectus and
                          incorporated herein by reference)
        2.2**           Form of Agreement of Merger of Merger Sub and Styleclick.com
                          Inc.
        2.3**           Form of Certificate of Merger Merging ISN Merger Sub LLC
                          Into Internet Shopping Network LLC
        3.1**           Certificate of Incorporation of Styleclick, Inc.
        3.2**           Form of Bylaws of Styleclick, Inc.
        4.1*            Specimen class A common stock certificate
        4.2**           Form of Stockholders Agreement among Styleclick, Inc., USANI
                          Sub LLC, USA Networks, Inc., Styleclick.com Inc. and the
                          stockholders named therein
        4.3**           Form of Registration Rights Agreement among USANI Sub LLC
                          and Styleclick, Inc.
        5.1**           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
        8.1**           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
        8.2**           Opinion of Coudert Brothers
        9.1**           Voting and First Offer Agreement between Maurizio Vecchione and USANi Sub LLC
        9.2**           Voting and First Offer Agreement between Intel Corporation and USANi Sub LLC
       10.1**           Form of Media Warrant Agreement between Styleclick, Inc. and
                          USA Networks, Inc.
       10.2**           Form of License Agreement by and among Styleclick, Inc.,
                          Styleclick.com, Inc., Internet Shopping Network LLC and
                          USA Networks, Inc.
       10.3**           Option Agreement by and between USANI Sub LLC and
                          Styleclick.com Inc.
       10.4**           Waiver Agreements between Castle Creek Technology Partners,
                          LLC, Styleclick.com Inc. and USANi Sub LLC
       10.5**           Credit Agreement between Styleclick.com Inc. and USA
                          Networks, Inc.
       10.6**           Bridge Loan Warrant Agreement between Styleclick.com Inc.
                          and USA Networks, Inc.
       10.7**           Warrant to purchase 328,084 Shares of common stock of
                          Styleclick.com Inc. issued to USA Networks, Inc.
       10.8**           Collateral Agreement between Styleclick.com Inc. and USA
                          Networks, Inc.
       10.9**           Promissory Note in a principal amount not to exceed
                          $10 million Issued by Styleclick.com Inc. to USA Networks,
                          Inc.
       21.1**           Subsidiaries of registrant
       23.1**           Consent of Ernst & Young LLP
       23.2**           Consent of Singer Lewak Greenbaum and Goldstein LLP
       23.3**           Consent of Ernst & Young LLP
       23.4**           Consent of Coudert Brothers
       23.5**           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                          (included in Exhibit 5.1)
       24.1**           Powers of Attorney (contained on signature page)
       27.1**           Financial Data Schedule--Internet Shopping Network LLC (for
                          SEC use only)
       27.2**           Financial Data Schedule--Styleclick.com Inc. (for SEC use
                          only)
       99.1**           Fairness Opinion of PaineWebber Incorporated (attached as
                          Annex B to this proxy statement/prospectus and
                          incorporated herein by reference)
       99.2**           Fairness Opinion of ING Barings LLC (attached as Annex B to this proxy statement/ prospectus and incorporated herein
                          by reference)
       99.3**           Valuation and qualifying accounts schedules
       99.4**           Valuation and qualifying accounts schedules

------------------------

*   To be filed by amendment.

**  Filed herewith.